-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             UNITED RENTALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
        DELAWARE                     7353                    06-1493538
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR        CLASSIFICATION NUMBER)
      ORGANIZATION)

           (FOR CO-REGISTRANTS, PLEASE SEE "TABLE OF CO-REGISTRANTS"
                            ON THE FOLLOWING PAGE)

                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               BRADLEY S. JACOBS
                             UNITED RENTALS, INC.
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
 A COPY OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

        JOSEPH EHRENREICH, ESQ.                STEPHEN M. BESEN, ESQ.
 EHRENREICH EILENBERG KRAUSE & ZIVIAN        WEIL, GOTSHAL & MANGES LLP
                  LLP                             767 FIFTH AVENUE
          11 EAST 44TH STREET                 NEW YORK, NEW YORK 10153
       NEW YORK, NEW YORK 10017                    (212) 310-8000
            (212) 986-9700
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement and satisfaction of all other conditions to the exchange offer described in the prospectus included herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED     PER UNIT      PRICE(1)       FEE
-------------------------------------------------------------------------------
9 1/2% Senior
 Subordinated Notes Due
 2008, Series B.........  $200,000,000      100%      $200,000,000   $59,000
-------------------------------------------------------------------------------
Guarantees of the 9 1/2%
 Senior Subordinated
 Notes Due 2008,
 Series B(2)............       NA            NA            NA           NA

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The registration fee has been calculated pursuant to Rule 457(a) and Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Act"). The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2) Represents the guarantees of the 9 1/2% Senior Subordinated Notes due
    2008, Series B, to be issued by the Co-Registrants. Pursuant to Rule
    457(n) under the Act, no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            TABLE OF CO-REGISTRANTS

                                                (PRIMARY
                            (STATE OR OTHER     STANDARD
    EXACT NAME OF CO-       JURISDICTION OF    INDUSTRIAL
      REGISTRANT AS         INCORPORATION OR CLASSIFICATION  (I.R.S. EMPLOYER
 SPECIFIED IN ITS CHARTER    ORGANIZATION)      NUMBER)     IDENTIFICATION NO.)
-------------------------------------------------------------------------------
Mercer Equipment Company     North Carolina       7353           56-1686482
-------------------------------------------------------------------------------
ASC Equipment Co., Inc.      North Carolina       7353           56-1171483
-------------------------------------------------------------------------------
A&A Tool Rentals and
 Sales, Inc.                 California           7353           94-1729580
-------------------------------------------------------------------------------
Coran Enterprises
 Incorporated                California           7353           94-2292438
-------------------------------------------------------------------------------
Mission Valley Rentals,
 Inc.                        California           7353           94-2367404
-------------------------------------------------------------------------------
United Rentals of Southern
 California, Inc.            California           7353           95-2592018
-------------------------------------------------------------------------------
San Leandro Equipment
 Rental Service              California           7353           94-1539117
-------------------------------------------------------------------------------
United Rents Et. Al., Inc.   California           7353           06-1507810
-------------------------------------------------------------------------------
Adco Equipment, Inc.         California           7353           95-3448693
-------------------------------------------------------------------------------
Adco Equipment Supply,
 Inc.                        California           7353           95-4299564
-------------------------------------------------------------------------------
United Rentals of Southern
 California, Inc.            California           7353           95-2592018
-------------------------------------------------------------------------------
Carson Tahoe Rents           Nevada               7353           94-1621808
-------------------------------------------------------------------------------
Nevada High Reach
 Equipment, Inc.             Nevada               7353           88-0208294
-------------------------------------------------------------------------------
Yankee Equipment
 Corporation                 Connecticut          7353           06-0955659
-------------------------------------------------------------------------------
United Rentals of New        Connecticut          7353           06-1164236
 England, Inc.
 (formerly Manchester
 Equipment Rental & Sales,
 Inc)
-------------------------------------------------------------------------------
J&J Rental Services, Inc.    Texas                7353           76-0551618
-------------------------------------------------------------------------------
River City Machinery Co.,
 Inc.                        Texas                7353           74-2799778
-------------------------------------------------------------------------------
Gaedcke Equipment Company    Texas                7353           74-1492000
-------------------------------------------------------------------------------
Access Rentals, Inc.         New York             7353           16-1056415
-------------------------------------------------------------------------------
BNR Equipment, Inc.          New York             7353           16-1487245
-------------------------------------------------------------------------------
United Rentals of New
 York, Inc.                  New York             7353           06-1512550
-------------------------------------------------------------------------------
United Rentals of Utah,
 Inc.                        Utah                 7353          06-150-6299
-------------------------------------------------------------------------------
Bronco Hi-Lift Inc.          Colorado             7353           84-0888507
-------------------------------------------------------------------------------
Sante Fe Supply & Rental,
 Inc.                        Colorado             7353           84-1092722
-------------------------------------------------------------------------------
Equipment Capital
 Corporation                 Colorado             7353           84-1130121
-------------------------------------------------------------------------------
Valley Rentals, Inc.         Washington           7353           91-0856154
-------------------------------------------------------------------------------
Rentals Unlimited,
 Incorporated                Rhode Island         7353           05-0373691
-------------------------------------------------------------------------------
High Reach, Inc.             Oregon               7353           93-0257120
-------------------------------------------------------------------------------
West Main Rentals and
 Sales, Inc.                 Oregon               7353           93-0820057
-------------------------------------------------------------------------------

                                                (PRIMARY
                            (STATE OR OTHER     STANDARD
    EXACT NAME OF CO-       JURISDICTION OF    INDUSTRIAL
      REGISTRANT AS         INCORPORATION OR CLASSIFICATION  (I.R.S. EMPLOYER
 SPECIFIED IN ITS CHARTER    ORGANIZATION)      NUMBER)     IDENTIFICATION NO.)
-------------------------------------------------------------------------------
Power Rental Co., Inc.        Oregon              7353           93-0841562
-------------------------------------------------------------------------------
Misco Rents, Inc.             Indiana             7353           35-1804651
-------------------------------------------------------------------------------
Industrial Lift, Inc.         New Jersey          7353           22-2470136
-------------------------------------------------------------------------------
Dealers Service Co.           New Jersey          7353           22-1944238
-------------------------------------------------------------------------------
Palmer Equipment Company      Michigan            7353           38-2216420
-------------------------------------------------------------------------------
Grand Valley Equipment Co.    Michigan            7353           38-2279574
-------------------------------------------------------------------------------
Kubota of Grand Rapids,
 Inc.                         Michigan            7353           38-2700834
-------------------------------------------------------------------------------
Madison Equipment Sales
 and Rental, Inc.             Alabama             7353           63-0972387
-------------------------------------------------------------------------------
UR Acquisition Corporation    Delaware            7353          Applied for
-------------------------------------------------------------------------------
Rylan, Inc.                   Delaware            7353           51-0374193
-------------------------------------------------------------------------------
Bear Associates, Inc.         Delaware            7353           22-2709819
-------------------------------------------------------------------------------
United Rentals of New
 Jersey, Inc.                 Delaware            7353           06-1520087
-------------------------------------------------------------------------------
High Reach Co., Inc.          Pennsylvania        7353           23-1737104
-------------------------------------------------------------------------------
Paul E. Carlson, Inc.         Minnesota           7353           41-1346079
-------------------------------------------------------------------------------
Space Maker Systems of
 Va., Inc.                    Virginia            7353           54-1696593
-------------------------------------------------------------------------------
United Rentals of
 Kentucky, Inc.               Kentucky            7353           06-1522041
-------------------------------------------------------------------------------
Contractor Supply &
 Equipment                    Kentucky            7353           61-1181351
-------------------------------------------------------------------------------
Lift Systems, Inc.            Illinois            7353           36-3521018
-------------------------------------------------------------------------------

  The Address, Including Zip Code, and Telephone Number, Including Area Code, of each of the Co-Registrant's Principal Executive Offices is c/o United Rentals, Inc, Four Greenwich Office Park, Greenwich, Connecticut 06830, (203) 622-3131.

  The Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service for each of the Co-Registrants is Michael J. Nolan, c/o United Rentals, Inc, Four Greenwich Office Park, Greenwich, Connecticut 06830, (203) 622-3131.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE +
+SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE.          +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE + +SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE + +TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT + +CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL +
+THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,       +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION DATED JULY 24, 1998

PROSPECTUS

                              UNITED RENTALS, INC.

                               OFFER TO EXCHANGE

 UP TO $200,000,000 OF 9 1/2% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B FOR
   ANY AND ALL OF THE OUTSTANDING 9 1/2% SENIOR SUBORDINATED NOTES DUE 2008,
                                    SERIES A

                                  -----------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
               NEW YORK CITY TIME, ON    , 1998, UNLESS EXTENDED.

                                  -----------

  United Rentals, Inc. (the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its outstanding 9 1/2% Senior Subordinated Notes due 2008, Series A (the "Original Notes"), of which an aggregate of $200,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 9 1/2% Senior Subordinated Notes due 2008, Series B (the "Exchange Notes"). The Original Notes were issued on May 22, 1998 (the "Offering") by the Company. The form and terms of the Exchange Notes will be the same in all material respects as the form and terms of the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting the transfer thereof; and (ii) certain of the registration rights under the Registration Rights Agreement (as defined herein) relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require the Company to pay additional interest will be different for the Exchange Notes and the Original Notes. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of an indenture dated as of May 22, 1998, governing the Original Notes and the Exchange Notes (the "Indenture"). The Indenture provides for the issuance of both the Exchange Notes and the Original Notes. The Exchange Notes and the Original Notes are sometimes referred to herein collectively as the "Notes".

  Interest on the Exchange Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1998. The Exchange Notes will mature on June 1, 2008. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. In addition, on or prior to June 1, 2001, the Company may redeem Exchange Notes at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined herein), provided that after giving effect to such redemption the aggregate principal amount of the Notes outstanding must equal at least $130 million. See "Description of the Notes--Optional Redemption." Upon a Change of Control (as defined herein), each holder of Exchange Notes (a "Holder") will have the right to require the Company to purchase all or a portion of such Holder's Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. See "Description of the Notes--Change of Control."

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF ORIGINAL NOTES AND PROSPECTIVE PURCHASERS OF EXCHANGE NOTES SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

                                             (cover page continued on next page)

                   The date of this Prospectus is     , 1998

  The Exchange Notes will be unsecured senior subordinated obligations of the Company and, as such, will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, including borrowings under the Company's Credit Facility (as defined herein). The Exchange Notes will rank pari passu in right of payment with any future senior subordinated indebtedness of the Company, and senior in right of payment to any future subordinated indebtedness of the Company. The Exchange Notes will be unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by the Company's current and future United States subsidiaries (each, a "Guarantor" and collectively, the "Guarantors"). The Guarantees will be unsecured senior subordinated obligations of the Guarantors and, as such, will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined herein). The Exchange Notes will also be effectively subordinated to all obligations of any subsidiary of the Company that is not a Guarantor. At March 31, 1998, on a pro forma basis (after giving effect to all acquisitions completed by the Company subsequent to such date and the financing thereof), there was outstanding (i) $447.1 million of Senior Indebtedness, (ii) $9.3 million of Guarantor Senior Indebtedness (other than guarantees of the Company's Senior Indebtedness) and (iii) $20.2 million of obligations of subsidiaries that are not Guarantors (other than obligations to the Company). The Indenture permits the Company and its subsidiaries to incur additional debt, subject to certain limitations. See "Description of the Notes."

  There is no established trading market for the Original Notes or the Exchange Notes and the Company does not intend to apply for listing of the Original Notes or the Exchange Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Although the Original Notes are currently eligible for trading through PORTAL (as defined herein), the Exchange Notes will not be eligible for trading through PORTAL. If a market for the Exchange Notes develops, the Exchange Notes could trade at a discount from their principal amount.

  The Company will accept for exchange any and all Original Notes validly
tendered on or prior to 5:00 p.m., New York City time, on       , 1998 (if and
as extended, the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange. The Original Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and does not accept for exchange any Original Notes, the Company will promptly return all previously tendered Original Notes to the Holders thereof.

  The Original Notes were originally issued and sold on May 22, 1998 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof and were offered for sale by the initial purchasers of the Original Notes pursuant to Rule 144A and Regulation S of the Securities Act. In general, the Original Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Following the Exchange Offer, any Holders of Original Notes will continue to be subject to the existing restrictions on transfer and, subject to limited exceptions, the Company will not have any further obligation to such Holders to provide for registration under the Securities Act of transfers of the Original Notes held by them. See "Registration Rights Agreement."

  Each Holder that wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Company, (ii) it is not a broker-dealer that purchased such Original Notes directly from the Company, (iii) any Exchange Notes that it acquires in the Exchange Offer will be acquired by it in the ordinary course of its business and (iv) it has no arrangement with any person to participate in the distribution of the Exchange Notes; provided, however, that if the Holder is a broker-dealer that wishes to exchange Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, it may represent, in lieu of the representation set forth in clause (iv), that it has no arrangement or understanding with the Company, or any affiliate of the Company, to participate in the distribution of the Exchange Notes. See "The Exchange Offer--Required Representations."

  Based on interpretations by the Staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any Holder thereof (other than an affiliate of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act (subject to the representations set forth in the preceding paragraph being made and being accurate); provided, however, that in the case of a broker-dealer that receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. The Company has agreed in the Registration Rights Agreement that, for a period of 30 days following consummation of the Exchange Offer (subject to extension under certain circumstances), it will make this Prospectus available to any broker-dealer for use in connection with any such resale (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances). Each broker-dealer that participates in the Exchange Offer will be required to confirm that it will comply with the prospectus delivery requirements described above. See "The Exchange Offer--Resale of Exchange Notes" and "Registration Rights Agreement--Certain Provisions Relating to Broker-Dealers."

  Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered, or tendered but unaccepted, Original Notes could be adversely affected.

  The Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of a single permanent Exchange Global Security (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Exchange Global Security representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. See "Description of the Exchange Notes--Book-Entry, Delivery and Form."

  The Company will not receive any proceeds from, and has agreed to bear the expense of, this Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FOR EXCHANGE FROM, HOLDERS OF THE ORIGINAL NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at the principal office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional office of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, at prescribed rates.

  The Company is subject to the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at the principal office of the Commission in Washington, D.C., and at the Commission's regional offices at the addresses stated above. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at the address stated above. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE"), and the Registration Statement and such reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

            CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

  Certain statements contained in this Prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. Prospective purchasers of Exchange Notes are cautioned that the Company's business and operations are subject to a variety of risks and uncertainties and, consequently, the Company's actual results may materially differ from those projected by the forward-looking statements contained in this Prospectus. Certain of such risks and uncertainties are
discussed under "Risk Factors," beginning on page   of this Prospectus, and
prospective purchasers of Exchange Notes are urged to carefully consider such factors.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, (i) the terms "United Rentals" and "the Company" refer collectively to United Rentals, Inc. and its subsidiaries, (ii) the term the "Issuer" refers to United Rentals, Inc. and not its subsidiaries and (iii) the term the "Acquired Companies" refers collectively to the 59 companies acquired by the Company since its formation in September 1997. All financial and operating data for the Company contained herein with respect to the year ended December 31, 1997 is on a pro forma basis after giving effect to the acquisition of the Acquired Companies and the financing thereof as of January 1, 1997.

                                  THE COMPANY

  United Rentals is a large, geographically diversified equipment rental company with 210 rental locations in 28 states and Canada. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also sells used rental equipment, acts as a distributor for certain new equipment, and sells related merchandise and parts. The Company commenced equipment rental operations in October 1997 by acquiring six established companies and acquired 53 additional companies in the first seven months of 1998. During the year ended December 31, 1997, the Company rented equipment to approximately 360,000 customers (with the top ten customers representing approximately 1% of total revenues) and had pro forma revenues and EBITDA (as defined herein) of $605.5 million and $181.6 million, respectively.

  The types of rental equipment offered by the Company include a broad range of light to heavy construction and industrial equipment (such as backhoes, forklifts, aerial lifts, skid-steer loaders, compressors, pumps and generators), general tools and equipment (such as hand tools and garden and landscaping equipment) and, to a lesser extent, special event equipment (such as tents, tables and chairs). The equipment mix varies at each of the Company's locations, with some locations offering a general mix and some specializing in specific equipment categories. As of July 10, 1998, the Company's rental equipment included approximately 105,000 units (not including special event equipment), had an original purchase price of approximately $606 million and had a weighted average age (based on original purchase price) of approximately 32 months.

                                 PENDING MERGER

GENERAL

  On June 15, 1998, the Company entered into an Agreement and Plan of Merger, as amended on July , 1998 (the "Merger Agreement"), with U.S. Rentals, Inc., a Delaware corporation ("U.S. Rentals"). The Merger Agreement provides, subject to the terms and conditions set forth therein, for a subsidiary of the Company to be merged with and into U.S. Rentals (the "Merger") as a result of which U.S. Rentals will become a wholly owned subsidiary of URI. At the effective time of the Merger, (i) each outstanding share of U.S. Rentals common stock will be converted into 0.9625 shares of Common Stock of United Rentals (the "Exchange Ratio") and (ii) all outstanding options to purchase shares of U.S. Rentals common stock will be assumed by United Rentals and converted into options to purchase Common Stock of United Rentals, subject to adjustment for the Exchange Ratio. The Merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes. See "Certain Information Concerning Pending Merger."

  U.S. Rentals is the second largest equipment rental company in the United States and the largest in the Western United States based on 1997 rental revenues. U.S. Rentals currently operates 127 equipment rental locations in 22 states and Mexico and generates an average of approximately 145,000 rental contracts per month from a diverse base of customers including commercial and residential construction, industrial and homeowner customers. U.S. Rentals management estimates that more than 280,000 customers did business with U.S. Rentals in 1997. U.S. Rentals owns more than 100,000 pieces of rental equipment comprised of approximately 600 equipment categories, including aerial work platforms, forklifts, paving and concrete equipment, compaction equipment, air compressors, hand tools, plumbing, landscaping and gardening equipment. U.S. Rentals management believes that U.S. Rentals' fleet, which had a weighted average age of approximately 23 months and an original equipment cost of approximately $725 million at June 30, 1998, is one of the most comprehensive and well-maintained equipment rental fleets in the industry. U.S. Rentals also sells new equipment manufactured by nationally known companies, used equipment from its rental fleet and rental-related merchandise, parts and supplies.

COMBINED OPERATIONS OF UNITED RENTALS AND U.S. RENTALS

  United Rentals and U.S. Rentals on a combined basis (the "Combined Company") currently operates 337 rental locations (301 in the United States, 35 in Canada and one in Mexico). During the year ended December 31, 1997, the Combined Company rented equipment to over 640,000 customers, of which the top 10 customers represented less than 2.0% of total revenues, and had revenues and EBITDA of $1,030.2 million and $325.9 million, respectively, on a pro forma basis (giving effect to the Merger and the acquisitions of the Acquired Companies). As of July 10, 1998, the Combined Company's rental equipment included approximately 205,000 units (excluding special event equipment) and had an original purchase price of approximately $1,331.4 million and a weighted average age (based on original purchase price) of approximately 27 months.

                                  THE INDUSTRY

  The Company estimates that the U.S. equipment rental industry (including used and new equipment sales by rental companies) generates annual revenues in excess of $20 billion. The combined equipment rental revenues of the 100 largest equipment rental companies have increased at an estimated compound annual rate of approximately 23% from 1992 through 1997 (based upon 1992 revenues and 1997 pro forma revenues, giving effect to certain acquisitions completed after the beginning of 1997, reported by the Rental Equipment Register, an industry trade publication). The Company believes that growth in the equipment rental industry primarily reflects increasing recognition by customers of the many advantages that equipment rental may offer compared with ownership, including the ability to: (i) avoid the large capital investment required for equipment purchases, (ii) reduce storage and maintenance costs,
(iii) supplement owned equipment, thereby increasing the range and number of jobs that can be worked on, (iv) access a broad selection of equipment and select the equipment best suited for each particular job, (v) obtain equipment as needed and minimize the costs associated with idle equipment, and (vi) access the latest technology without investing in new equipment.

  The equipment rental industry is highly fragmented and consists of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets. Based upon rental revenues reported by the Rental Equipment Register for 1997: (i) there were only 10 equipment rental companies that had 1997 equipment rental revenues in excess of $100 million (with the largest company having had 1997 equipment rental revenues of approximately $460 million), (ii) the largest 100 equipment rental companies combined had less than a 22% share of the market based on 1997 equipment rental revenues and the Company's estimate of the size of the market (with the largest company having had a market share of less than 3%), and (iii) there were approximately 100 equipment rental companies that had 1997 equipment rental revenues between $5 million and $100 million. In addition, the Company estimates that there are more than 20,000 companies with annual equipment rental revenues of less than $5 million. The Company believes that the fragmented nature of the industry presents substantial consolidation and growth opportunities for companies with access to capital and the ability to implement a disciplined acquisition program and effectively integrate and operate acquired companies.

                                GROWTH STRATEGY

  The Company's growth strategy is to continue to expand through a disciplined acquisition program, the opening of new rental locations and internal growth, and to further diversify its equipment categories and customer markets. The Company believes that it has competitive advantages relative to many smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and with newer and better maintained equipment, greater flexibility to transfer equipment among locations in response to customer demand, and greater ability to efficiently dispose of used equipment through direct sales to customers.

  The Company is seeking to make acquisitions of varying size, including acquisitions of smaller companies to complement existing or anticipated locations and combinations with relatively large companies that have an established presence in one or more regions. In evaluating potential acquisition targets, the Company considers a number of factors, including the quality of the target's rental equipment and management, the opportunities to improve operating margins and increase internal growth at the target, the economic prospects of the region in which the target is located, the potential for additional acquisitions in the region, and the competitive landscape in the target's markets. The Company will continue to seek expansion opportunities in the United States and Canada and to pursue acquisition candidates with varying types of equipment and customer specializations. The Company believes that geographic and customer diversification will allow the Company to participate in the overall growth of the equipment rental industry and reduce the Company's sensitivity to fluctuations in regional economic conditions, adverse weather impacting a particular region or changes that affect particular market segments.

  The Company focuses substantial efforts on improving operating margins and increasing internal growth at acquired companies. The Company seeks to improve operating margins by efficiently integrating new and existing operations, eliminating duplicative costs, reducing overhead, centralizing functions such as purchasing and information technology, and applying best practices. The Company seeks to increase internal growth by investing in additional and more modern equipment, using advanced information technology systems to improve asset utilization and tracking, increasing sales and marketing efforts, cross-marketing between locations that offer different equipment categories, expanding the customer segments and geographic areas served, and opening complementary locations. The Company believes that the potential to increase growth through capital investment is particularly significant at many acquired companies because a lack of capital has constrained many small and mid-sized equipment rental companies from adequately expanding and modernizing their equipment.

                                   BACKGROUND

  The Company was founded by eight of the Company's officers. Each of the founders was formerly a senior executive of United Waste Systems, Inc. ("United Waste"), a solid waste management company that was sold in August 1997, or a senior member of United Waste's acquisition team. United Waste executed a growth strategy that combined a disciplined acquisition program (including over 200 acquisitions completed from January 1995 through August 1997), the integration and optimization of acquired facilities, and internal growth. Since the founding of the Company, the Company has recruited additional operating, acquisition, finance and other personnel from the equipment rental industry and other industries, including regional managers, store managers and acquisition professionals with extensive experience in the equipment rental industry.

  United Rentals, Inc. was incorporated under the laws of the State of Delaware in August 1997, initially capitalized in September 1997 and commenced rental operations in October 1997. The executive offices of the Company are located at Four Greenwich Office Park, Greenwich, Connecticut 06830, and its telephone number is (203) 622-3131.

                              RECENT DEVELOPMENTS

  The Company is currently a party to 20 non-binding letters of intent relating to the possible acquisition by the Company of 20 additional companies having an aggregate of 68 rental locations (32 of which are attributable to the three largest companies under letter of intent). Based upon information provided to the Company in connection with its preliminary investigation of these companies, the Company estimates that the aggregate 1997 revenues of these companies were approximately $255.9 million ($159.9 million of which are attributable to the three largest companies under letter of intent). However, in view of the preliminary nature of this estimate, there can be no assurance that actual revenues will not differ.

  Based upon the terms contained in the letters of intent, the Company estimates that the aggregate purchase price for the 20 companies under letter of intent would be approximately $367.3 million plus the assumption of approximately $81.2 million of indebtedness. A portion of the purchase price for certain of these potential acquisitions may be paid in the form of Common Stock.

  In view of the fact that the letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect to the companies under letter of intent, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

  The Company is continuously involved in discussions relating to potential acquisitions of varying size and in due diligence investigations of potential acquisition candidates. In addition to the potential acquisitions that are currently under letter of intent, there are additional potential acquisitions with respect to which the Company is currently engaged in discussions or due diligence investigations. These potential acquisitions include the acquisition of smaller companies to complement existing or anticipated locations and combinations with large companies that have an established presence in one or more regions. The Company will require additional financing for future acquisitions and, consequently, the Company's indebtedness may increase as the Company implements its growth strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--General Cash Requirements Related to Operations."

       CERTAIN INFORMATION CONCERNING THE ISSUANCE OF THE ORIGINAL NOTES

  The Original Notes were originally issued and sold on May 22, 1998 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. The initial purchasers (the "Initial Purchasers") of the Original Notes were: Merrill Lynch, Pierce, Fenner & Smith Incorporated; Donaldson, Lufkin & Jenrette Securities Corporation; Goldman, Sachs & Co.; and Salomon Brothers Inc. The Initial Purchasers subsequently offered and resold the Original Notes pursuant to Rule 144A and Regulation S under the Securities Act. In connection with the issuance of the Original Notes, the Company entered into a Registration Rights Agreement with the Initial Purchasers (the "Registration Rights Agreement") which provides the Holders of the Notes with certain registration and exchange rights. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. See "Registration Rights Agreement."

  The Original Notes are represented by two, permanent global notes which are registered in the name of a nominee of DTC. Pursuant to procedures established by DTC, interests in the global notes are held in book-entry form by participants in the DTC system who have accounts with DTC ("DTC Participants"). Accordingly, ownership of beneficial interests in such Notes is limited to DTC Participants or persons who hold such interests through DTC Participants.

  The term "Book-Entry Holder" with respect to any Notes means the DTC Participant that is listed as the holder of such Notes in the records maintained by DTC.

                               THE EXCHANGE OFFER

The Exchange Offer..........  The Company is offering to exchange up to $200 million aggregate principal amount of Exchange Notes for a like principal amount of Original Notes. The Exchange Notes may be exchanged only in multiples of $1,000 principal amount. The Company will issue the Exchange Notes on or promptly after the Expiration Date. See "The Exchange Offer."

Required Representations....  In connection with any tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder of such Original Notes will be required to make certain representations in the Letter of Transmittal, including that (i) it is not an affiliate of the Company, (ii) it is not a broker-dealer that purchased such Original Notes directly from the Company, (iii) any Exchange Notes that it acquires in the Exchange Offer will be acquired by it in the ordinary course of its business and (iv) it has no arrangement with any person to participate in the distribution of the Exchange Notes; provided, however, that if the Book-Entry Holder is a broker-dealer that wishes to tender Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, it may represent, in lieu of the representation set forth in clause (iv) above, that it has no arrangement or understanding with the Company, or any affiliate of the Company, to participate in the distribution of the Exchange Notes. In addition, any Book-Entry Holder that holds any Original Notes as nominee, will be required to confirm that the beneficial owner for which it is holding such Notes has made the representations provided for in the preceding sentence.

Resale of the Exchange        Based on interpretations by the Staff of the
 Notes......................  Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange
                              Offer may be offered for resale, resold or otherwise transferred by any Holder thereof
                              (other than an affiliate of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act
                              (subject to the representations set forth in the preceding paragraph being made and being accurate); provided, however, that in the case of a broker-dealer that receives Exchange Note in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. The Company has agreed in the Registration Rights Agreement that, for a period of 30 days following consummation of the Exchange Offer (subject to extension under certain circumstances), it will make this Prospectus available to any broker-dealer for use in connection with any such resale (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances). Each broker-dealer that participates in the Exchange Offer will be required to confirm that it will comply with the prospectus delivery requirements described above.
                              See "Registration Rights Agreement" and "Plan of
                              Distribution."

                              The conclusions set forth in the preceding paragraph are based on interpretations by the Staff of the Commission set forth in no-action letters issued to third parties. The Company does not intend to seek its own no-action letter with respect to the Exchange Offer and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such no-action letters to third parties.

Accrued Interest on the
 Original Notes.............
                              The Exchange Notes will bear interest at the rate of 9 1/2% per annum from and including the last interest payment date on the Original Notes (or, if none has yet occurred, the date of issuance of such Original Notes). Accordingly, Holders of Original Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Original Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such Original Notes on the first interest payment date after the Expiration Date.

Procedures for Tendering
 Original Notes.............
                              To tender any Original Notes pursuant to the Exchange Offer, the Book-Entry Holder of such Original Notes must make book-entry delivery of such Original Notes by causing DTC to transfer such Original Notes to the account of the Exchange Agent (as defined herein) at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP"). In addition, either (i) DTC must deliver an Agent's Message (as defined below) prior to 5:00 p.m., New York City time, on the Expiration Date, indicating that DTC has received from such Book-Entry Holder an express acknowledgment that such Book-Entry Holder has received and agrees to be bound by the terms of the accompanying Letter of Transmittal (the "Letter of Transmittal") or (ii) such Book-Entry Holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, in accordance with the instructions contained herein and therein, and deliver such Letter of Transmittal, or such facsimile, and any other required documentation to the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming part of the book-entry confirmation relating to a book-entry transfer of Original Notes through ATOP, which states that DTC has received an express acknowledgment from the DTC Participant that is tendering the Original Notes which are the subject of such book entry confirmation, that such DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal. See "The Exchange Offer--Procedures for Tendering."

Expiration Date.............  5:00 p.m., New York City time, on    , 1998,
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration
                              Date; Extensions; Amendments."

Exchange Date...............  The date of acceptance for exchange of the
                              Original Notes tendered for exchange will be when, as and if the Company gives oral or written notice thereof to the Exchange Agent.

Withdrawal Rights...........  Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by (i) furnishing a written or facsimile notice of withdrawal to the Exchange Agent containing the information set forth under "The Exchange Offer--Withdrawal of Tenders" or
                              (ii) complying with the appropriate procedures of DTC's ATOP system.

Acceptance of Original
 Notes and Delivery of
 Exchange Notes.............
                              Subject to satisfaction or waiver of all the conditions referred to below, the Company will accept for exchange any and all Original Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Conditions to the Exchange    The Exchange Offer is not conditioned upon any
 Offer......................  minimum aggregate principal amount of Original
                              Notes being tendered for exchange. The Exchange
                              Offer is subject to certain customary conditions concerning, among other things, changes to existing law and governmental approvals, which may be waived by the Company. See "The Exchange
                              Offer--Conditions."

Federal Income Tax            The exchange of Original Notes for Exchange Notes
 Consequences...............  pursuant to the terms set forth in this
                              Prospectus should not result in any material federal income tax consequences to Holders exchanging Original Notes for Exchange Notes. See
                              "The Exchange Offer--Certain Federal Income Tax
                              Considerations."

Use of Proceeds.............  There will be no cash proceeds to the Company from the exchange of Original Notes pursuant to the Exchange Offer. The net proceeds to the Company from the sale of the Original Notes was approximately $193.1 million. The Company (i) used $102.8 million of the net proceeds from the sale of the Original Notes to repay outstanding indebtedness under the Credit Facility and (ii) used the balance of such net proceeds for acquisitions.

Exchange Agent..............  State Street Bank and Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The address and telephone number of the Exchange Agent is set forth under "The Exchange Offer--Exchange Agent." State Street Bank and Trust Company also serves as Trustee under the Indenture.

Effect on the Holders of
 Original Notes.............
                              Upon consummation of the Exchange Offer, the Holders of Original Notes will not have any further registration rights under the Registration Rights Agreement (subject to limited exceptions as described under "Registration Rights Agreement--Shelf Registration Statement"). Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and will be subject to all the limitations applicable thereto under the Indenture. All Original Notes that remain outstanding upon consummation of the Exchange Offer will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. In general, the Original Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. To the extent that the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

  The Exchange Offer applies to $200 million aggregate principal amount of the Original Notes. The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require the Company to pay additional interest will be different for the Exchange Notes and the Original Notes. The Exchange Notes will evidence the same debt as the Original Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities.

Issuer......................  United Rentals, Inc.

Maturity....................  June 1, 2008.

Interest Payment Dates......  June 1 and December 1 of each year, commencing
                              December 1, 1998.

Optional Redemption.........  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption.

                              In addition, on or prior to June 1, 2001, the Company may redeem Exchange Notes at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined herein), provided that not less than $130 million of principal amount of the Notes is outstanding immediately after giving effect to such redemption. See "Description of the Notes-- Optional Redemption."

Guarantees..................  The Exchange Notes will be unconditionally guaranteed on a senior subordinated basis by the Company's current and future United States subsidiaries.

Ranking.....................  The Exchange Notes will be unsecured senior subordinated obligations of the Issuer and, as such, will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Issuer, including borrowings under the Company's $300 million revolving credit facility (the "Credit Facility"). The Exchange Notes will rank pari passu in right of payment with any future senior subordinated indebtedness of the Issuer, and senior in right of payment to any future subordinated indebtedness of the Issuer. The Guarantees will be unsecured senior subordinated obligations of the Guarantors and, as such, will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined herein). The Guarantees will rank pari passu with any future senior subordinated Indebtedness of the Guarantors, and senior in right of payment to any future subordinated indebtedness of the Guarantors. The Company's Canadian subsidiaries will not be Guarantors and, as a result, the Exchange Notes will be effectively subordinated to all obligations of such subsidiaries, including trade payables of such subsidiaries. At March 31, 1998, on a pro forma basis (after giving effect to all acquisitions completed by the Company subsequent to such date and the financing thereof), there was outstanding (i) $447.1 million of Senior Indebtedness, (ii) $9.3 million of Guarantor Senior Indebtedness (other than guarantees of the Company's Senior Indebtedness) and (iii) $20.2 million of obligations of subsidiaries that are not Guarantors (other than obligations to the Company). The Indenture permits the Company and its subsidiaries to incur additional debt, subject to certain limitations. See "Description of the Exchange Notes--Subordination" and "-- Certain Covenants--Limitation on Indebtedness."

Change of Control...........  Following the occurrence of a Change of Control
                              (as defined herein), each Holder of Exchange
                              Notes will have the right to require the Company to purchase all or a portion of such Holder's Exchange Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. See "Description of the Exchange Notes--Change of Control."

Certain Covenants...........  The Indenture contains certain covenants, including (i) limitations on additional
                              indebtedness, (ii) limitations on restricted payments, (iii) limitations on liens, (iv) limitations on dividends and other payment restrictions affecting Restricted Subsidiaries (as defined herein), (v) limitations on preferred stock of Restricted Subsidiaries, (vi) limitations on transactions with affiliates,
                              (vii) limitations on the disposition of proceeds of asset sales and (viii) limitations on designations of Unrestricted Subsidiaries (as defined herein). In addition, the Indenture limits the ability of the Company to consolidate, merge or sell all or substantially all of its assets. These covenants are subject to important exceptions and qualifications. See "Description of the Exchange Notes--Certain Covenants."

Registration Rights.........  A broker-dealer (a "Participating Broker-Dealer")
                              that receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. The Company has agreed in the Registration Rights Agreement that it will use its best efforts to make this Prospectus available to any such broker-dealer for use in connection with any resales of such Exchange Notes

                              (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances). The obligation of the Company to make this Prospectus available as aforesaid will commence on the day that the Exchange Offer is consummated and continue in effect for a 30-day period (the "Broker Prospectus Period"); provided, however, that, if for any day during such period the Company restricts the use of such prospectus, the Broker Prospectus Period shall be extended on a day-for-day basis.

                              The Company has agreed in the Registration Rights Agreement that, if at the end of the Broker Prospectus Period any Participating Broker-Dealer continues to hold any Exchange Notes that it received in the Exchange Offer, the Company will (within the time period specified under "Registration Rights Agreement"), if any such broker-dealer so requests within 60 days after the end of the Broker Prospectus Period, file with the Commission a shelf registration statement (a "Broker Shelf Registration Statement") to cover the resale of such Exchange Notes by such broker-dealers and use its best efforts to have such registration statement declared effective by the Commission; provided, however, that (i) the Company may in lieu of filing such registration statement extend the Broker Prospectus Period by 60 days and (ii) the Company will not be required to file such registration statement until such time as the Company becomes eligible to use a Form S-3 for such registration statement. The interest rate on the Exchange Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement relating to the Broker Shelf Registration Statement. See "Registration Rights Agreement."

Absence of Public Market
 for Exchange Notes.........
                              The Exchange Notes are new securities for which there is currently no established trading market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market. Although the Original Notes are currently eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc., the Exchange Notes will not be eligible for trading through PORTAL. If a market for the Exchange Notes develops, the Exchange Notes could trade at a discount from their principal amount.

                                  RISK FACTORS

  See "Risk Factors" beginning on page 15 for a discussion of certain factors applicable to an investment in the Notes.

      SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The Company commenced equipment rental operations in October 1997 by acquiring six established rental companies and acquired 53 additional companies in the first seven months of 1998. On June 15, 1998, the Company entered into the Merger Agreement with U.S. Rentals which, subject to the terms and conditions set forth therein, provides for the Merger of a subsidiary of the Company into U.S. Rentals as a result of which U.S. Rentals will become a wholly owned subsidiary of URI. See "Certain Information Concerning Pending Merger."

  The following unaudited pro forma income statement data and other financial data with respect to each period presented gives effect to each acquisition completed by the Company after the beginning of the period and the financing thereof, as if all such transactions had occurred at the beginning of the period. The following unaudited combined pro forma income statement data and other financial data with respect to each period presented gives effect to the foregoing and to completion of the Merger with U.S. Rentals using the "pooling of interests" method of accounting, as if all such transactions had occurred at the beginning of the period.

  The following unaudited pro forma balance sheet data as of March 31, 1998 gives effect to each acquisition completed by the Company subsequent to such date and the financing thereof as if all such transactions had occurred on such date. The following unaudited combined pro forma balance sheet data as of March 31, 1998, gives effect to the foregoing and to completion of the Merger with U.S. Rentals using the "pooling of interests" method of accounting, as if all such transactions had occurred on such date.

  The following data should be read in conjunction with (i) the information set forth under "Use of Proceeds," "Capitalization," "Selected Historical and Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," (ii) the Consolidated Financial Statements and the related notes thereto and Pro Forma Consolidated Financial Statements and the related notes thereto of the Company included elsewhere in this Prospectus and (iii) the financial statements of certain of the Acquired Companies and of U.S. Rentals included elsewhere in this Prospectus. The pro forma data set forth below is provided for informational purposes only and does not purport to be indicative of the results that would have actually been obtained had the acquisition of each of the Acquired Companies and the Merger been completed at the beginning of the periods presented or of the results that may be expected to occur in the future.

                          PERIOD FROM AUGUST
                         14, 1997 (INCEPTION)  THREE MONTHS
                               THROUGH            ENDED           YEAR ENDED      THREE MONTHS ENDED
                          DECEMBER 31, 1997   MARCH 31, 1998  DECEMBER 31, 1997     MARCH 31, 1998
                         -------------------- -------------- -------------------- -------------------
                                                                        COMBINED            COMBINED
                              HISTORICAL        HISTORICAL   PRO FORMA PRO FORMA  PRO FORMA PRO FORMA
                         -------------------- -------------- --------- ---------- --------- ---------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues..........       $10,633           $39,190     $605,461  $1,030,154 $132,906  $253,424
Gross profit............         3,811            14,153      232,343     350,043   46,415    72,972
Operating income........           238             5,260       89,081     132,672   12,117    23,448
Interest expense........           454             1,173       50,985      58,355   11,629    15,315
Net income..............            34             2,638       25,901      32,242      824     5,396
Basic earnings per
 share..................       $  0.00           $  0.10     $   0.75  $     0.51 $   0.02  $   0.08
Diluted earnings per
 share..................       $  0.00           $  0.09     $   0.71  $     0.50 $   0.02  $   0.08
Supplemental basic
 earnings per share(1)..                                               $     0.94
Supplemental diluted
 earnings per share(1)..                                               $     0.91

                          PERIOD FROM AUGUST
                         14, 1997 (INCEPTION)
                               THROUGH        THREE MONTHS ENDED     YEAR ENDED        THREE MONTHS ENDED
                          DECEMBER 31, 1997     MARCH 31, 1998    DECEMBER 31, 1997      MARCH 31, 1998
                         -------------------- ------------------ --------------------  -------------------
                                                                            COMBINED             COMBINED
                              HISTORICAL          HISTORICAL     PRO FORMA  PRO FORMA  PRO FORMA PRO FORMA
                         -------------------- ------------------ ---------  ---------  --------- ---------
                                                     (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(2)...............        $1,539             $10,930       $181,559   $325,893    $34,631   $71,207
EBITDA margin(3)........          14.5%               27.9%          30.0%      31.6%      26.1%     28.1%
Interest expense(4).....        $  454             $ 1,173       $ 50,985   $ 58,355    $11,629   $15,315
Depreciation and
 amortization...........         1,301               5,670         92,478    172,931     22,514    47,759
Ratio of EBITDA to
 interest expense.......          3.4x                9.3x           3.6x       5.6x       3.0x      4.6x

                                                     AS OF MARCH 31, 1998
                                               --------------------------------
                                                                      COMBINED
                                               HISTORICAL PRO FORMA  PRO FORMA
                                               ---------- ---------- ----------
                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....................  $ 54,785  $    4,000 $   10,344
Rental equipment, net.........................   140,744     424,673    865,875
Total assets..................................   450,127   1,176,421  1,826,343
Total debt....................................    26,494     655,022    935,222
Stockholders' equity..........................   384,633     421,727    631,936

--------
(1) In connection with the initial public offering of U.S. Rentals (the "U.S. Rentals IPO") and a related recapitalization, U.S. Rentals in 1997 incurred a $20.3 million non-recurring charge (the "U.S. Rentals Non-Recurring Charge") arising from the termination of deferred compensation agreements with certain executives. See Note 1 of the Financial Statements of U.S. Rentals included elsewhere herein. Supplemental basic and diluted earnings per share gives effect to the U.S. Rentals IPO as if it had occurred during 1996 and (i) eliminates the U.S. Rentals Non-Recurring Charge, (ii) eliminates the interest expense of debt that was repaid from the proceeds of the U.S. Rentals IPO and (iii) reflects a provision for income taxes as if U.S. Rentals were liable for federal and state income taxes as a taxable corporate entity for all of 1997.

(2) EBITDA is defined as net income (calculated excluding non-operating income and expense and excluding the $20.3 million Non-Recurring U.S. Rentals Charge) plus interest expense, income taxes and depreciation and amortization. EBITDA is presented to provide additional information concerning the Company's ability to meet its future debt service obligations and capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to either net income as an indicator of the Company's operating performance or cash flows as an indicator of the Company's liquidity.

(3) EBITDA margin is defined as EBITDA as a percentage of revenues.

(4) Interest expense excludes the amortization of deferred financing fees.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, Holders of Original Notes should carefully consider the following factors before deciding to tender Original Notes in the Exchange Offer. Except as otherwise indicated, the risk factors set forth below are generally applicable to both the Original Notes and the Exchange Notes.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS IS DEPENDENT ON FUTURE PERFORMANCE

  The Company incurred substantial indebtedness in connection with its acquisition of the Acquired Companies. As of March 31, 1998, the Company had total debt of $655.0 million on a pro forma basis after giving effect to the acquisitions completed by the Company subsequent to such date and the financing thereof. The Company expects to obtain additional financing in connection with the pending Merger with U.S. Rentals as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, the Company will require substantial capital to finance its growth and expects that it will incur substantial additional indebtedness from time to time (including borrowings under the Credit Facility) for a variety of purposes, including completing additional acquisitions, establishing new rental locations and purchasing equipment. The Indenture and the other agreements governing the Company's existing indebtedness permit the Company and its subsidiaries to incur additional debt, subject to certain limitations. See "--Dependence on Additional Capital to Finance Growth," "Capitalization," "Selected Historical and Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Notes--Certain Covenants-- Limitation on Indebtedness."

  The degree to which the Company is leveraged could have important consequences to holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's consolidated cash flow from operations will be dedicated to the payment of the principal of and interest on its debt and will not be available for other purposes, (ii) the Company's ability to obtain additional financing in the future for acquisitions, new rental locations, capital expenditures, general corporate purposes or other purposes may be impaired, (iii) the Company is more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage, (iv) a high degree of leverage may make the Company more vulnerable to a downturn in its business or in the economy generally and
(v) certain of the Company's borrowings, including all borrowings under the Credit Facility and the Term Loan (as defined herein) are, or in the future may be, at variable rates which may make the Company vulnerable to increases in interest rates.

  The Company's ability to make scheduled payments of principal of, or to pay interest on or to refinance its debt (including the Notes) depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that the Company will have sufficient cash from operations or other sources to service its debt (including the Notes).

SUBORDINATION OF THE NOTES AND GUARANTEES; UNSECURED STATUS

  The Notes are general unsecured obligations of the Issuer and are subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Issuer, including all amounts owing under the Credit Facility and the Term Loan. The Guarantees are general unsecured obligations of the Guarantors and are subordinated in right of payment to all existing and future Guarantor Senior Indebtedness. The Company's Canadian subsidiaries are not Guarantors and, as a result, the Notes are effectively subordinated to all obligations of such subsidiaries, including trade payables of such subsidiaries. At March 31, 1998, on a pro forma basis (after giving effect to all acquisitions completed by the Company subsequent to such date and the financing thereof), there was outstanding (i) $447.1 million of Senior Indebtedness, (ii) $9.3 million of Guarantor Senior Indebtedness (other than guarantees of the Company's Senior Indebtedness) and
(iii) $20.2 million of obligations of subsidiaries that are not Guarantors (other than obligations to the Company). The Indenture permits the Company and its subsidiaries to incur additional debt, subject to certain limitations.

  The effect of such subordination provisions is that, (i) in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Issuer, the assets of the Issuer will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full and (ii) in the event of any such occurrence with respect to a Guarantor, the assets of such Guarantor will be available to pay obligations on the Guarantee of such Guarantor only after all Guarantor Senior Indebtedness of such Guarantor has been paid in full. In addition, no cash payments may be made with respect to the Notes during the continuance of a payment default with respect to Senior Indebtedness. Furthermore, under certain circumstances, no cash payments with respect to the Notes may be made for a period of up to 179 days (during each period of 360 days) if a non-payment default exists with respect to Senior Indebtedness. There can be no assurance that, after the payment of all Senior Indebtedness and Guarantor Senior Indebtedness, there will be sufficient assets remaining to pay amounts due on all or any of the Notes.

  The Indenture permits the Company to incur certain secured indebtedness. The Credit Facility and the Term Loan are secured by a lien on substantially all the assets of the Company and the Guarantors. If an event of default occurs under the Credit Facility or the Term Loan, the lenders thereunder will have the right to exercise the remedies (such as foreclosure) available to a secured lender under applicable law and the agreement governing the Credit Facility. Since the Notes are unsecured, the effect of such security interest is to give the lenders under the Credit Facility and the Term Loan a prior claim on the assets of the Company and the Guarantors, in addition to the priority that they have by virtue of the subordination provisions described above.

RISKS ASSOCIATED WITH HOLDING COMPANY STRUCTURE

  The Company derives all its operating income from its subsidiaries and, as of March 31, 1998, approximately 82% of the Company's consolidated assets were held by its subsidiaries. Consequently, the Company's ability to meet its financial obligations, including its obligations under the Notes, is dependent upon the earnings of such subsidiaries and the distribution or other payment of such earnings to the Company. The ability of the Company's subsidiaries to make distributions or other payments to the Company is limited by applicable law generally governing the payment of dividends and other distributions by corporations. Furthermore, although at present there are no contractual restrictions that limit the ability of the Company's subsidiaries to make distributions or other payments to the Company, certain of the Company's subsidiaries may in the future become subject to loan or other agreements that contain such restrictions.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company is required under certain circumstances to offer to repurchase the Notes for cash at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. There can be no assurance, however, that the Company would have sufficient cash to make such required repurchase. Furthermore, the agreements governing the Credit Facility and Term Loan prohibit the Company from purchasing the Notes and future agreements that the Company may enter into relating to Senior Indebtedness may contain a similar prohibition. In the event that a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase Notes that are tendered following a Change of Control would constitute an event of default under the Indenture which would, in turn, constitute a default under the Credit Facility and Term Loan and could constitute a default under other Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes.

RESTRICTIVE COVENANTS

  The Indenture and the agreements governing the Credit Facility and Term Loan contain, and future agreements governing the Company's long-term debt may also contain, certain restrictive financial and operating covenants which affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, make investments, create liens, make acquisitions, sell assets and engage in mergers and consolidations. These covenants may significantly limit the operating and financial flexibility of the Company and may limit its ability to respond to changes in its business or competitive activities. The failure by the Company to comply with such covenants could result in an event of default under the applicable instrument, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. See "Description of the Notes--Certain Covenants" and "Description of the Notes--Events of Default."

FRAUDULENT TRANSFER CONSIDERATIONS

  Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Guarantors' issuance of the Guarantees. To the extent that a court were to find that (x) a Guarantee was incurred by a Guarantor with actual intent to hinder, delay or defraud any present or future creditor or
(y) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid such Guarantee or subordinate such Guarantee in favor of the Guarantor's creditors. To the extent that the Guarantee of a Guarantor were avoided as a fraudulent conveyance or held unenforceable for any other reason, claims of Holders of the Notes against such Guarantor would be adversely affected, Holders of the Notes would be solely creditors of the Issuer and the other Guarantors and the Notes would be effectively subordinated to all obligations of such Guarantor. To the extent that the claims of the Holders of the Notes against any Guarantor were subordinated in favor of other creditors of such Guarantor, such other creditors would be entitled to be paid in full before any payment could be made on the Notes. In the event that one or more of the Guarantees is avoided or subordinated, there can be no assurance that after providing for all prior claims there would be sufficient assets remaining to satisfy the claims of Holders of the Notes.

  Based upon financial and other information, the Company believes that the Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Guarantor is solvent and will continue to be solvent after issuing the Notes or its Guarantee, as the case may be, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the foregoing. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

  All Original Notes that remain outstanding upon consummation of the Exchange Offer will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. In general, the Original Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Upon consummation of the Exchange Offer, the Holders of Original Notes will not have any further registration rights under the Registration Rights Agreement (subject to limited exceptions as described under "Registration Right Agreement--Shelf Registration Statement"). To the extent that the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes for Original Notes pursuant to the Exchange Offer will be made only after timely tender of the Original Notes in the manner described under "The Exchange Offer--Procedure for Tendering." Therefore, Holders desiring to tender their Original Notes pursuant to the Exchange Offer should allow sufficient time to ensure timely tender of the Original Notes. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange.

PROSPECTUS DELIVERY REQUIREMENTS APPLICABLE TO PARTICIPATING BROKER-DEALERS

  A broker-dealer that receives Exchange Note in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. In order for a broker-dealer to participate in the Exchange Offer, it must acknowledge that it will comply with such prospectus delivery requirements. The Company's obligation to make this Prospectus available to broker-dealers for use by them in connection with resales of the Exchange Notes is limited (as described under "Registration Rights Agreement--Certain Provisions Relating to Broker-Dealers") Accordingly, there can be no assurance that a prospectus meeting the requirements of the Securities Act will be available for use by broker-dealers in connection with any proposed resale of Exchange Notes.

NEED TO MAKE REPRESENTATIONS IN ORDER TO PARTICIPATE IN EXCHANGE OFFER

  In connection with any tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder of such Original Notes will be required to make certain representations in the Letter of Transmittal, including that (i) it is not an affiliate of the Company, (ii) it is not a broker-dealer that purchased such Original Notes directly from the Company, (iii) any Exchange Notes that it acquires in the Exchange Offer will be acquired by it in the ordinary course of its business and (iv) it has no arrangement with any person to participate in the distribution of the Exchange Notes; provided, however, that if the Book-Entry Holder is a broker-dealer that wishes to exchange Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, it may represent, in lieu of the representation set forth in clause (iv) above, that it has no arrangement or understanding with the Company, or any affiliate of the Company, to participate in the distribution of the Exchange Notes. In addition, any Book-Entry Holder that holds any Original Notes as nominee, will be required to confirm that the beneficial owner for which it is holding such Notes has made the representations provided for in the preceding sentence. In the event that any of the required representations is not true with respect to a Holder that receives Exchange Notes pursuant to the Exchange Offer, the Exchange Notes received by such Holder may be deemed to be restricted securities and, if so, such Exchange Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

  The Exchange Notes are a new issue of securities for which there is currently no trading market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development of any market for the Exchange Notes, the liquidity of any such market that may develop, the ability of the Holders of the Exchange Notes to sell their Exchange Notes or the price at which such Holders would be able to sell their Exchange Notes. If a market were to exist, the Exchange Notes could trade at prices that may be lower than the initial offering price of the Original Notes for which they were exchanged, depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and the financial condition and performance of, and prospects for, the Company.

SENSITIVITY TO GENERAL ECONOMIC AND WEATHER CONDITIONS

  The Company believes that the equipment rental business is sensitive to changes in general economic conditions and may be temporarily disrupted by adverse weather conditions. There can be no assurance that the Company's business and financial condition will not be adversely affected by (i) changes in general economic conditions, including changes in construction and industrial activity, or increases in prevailing interest rates, or (ii) adverse weather conditions that may temporarily decrease construction and industrial activity in any one particular geographic area.

PENDING MERGER WITH U.S. RENTALS IS SUBJECT TO CERTAIN CONDITIONS

  The Merger is subject to the satisfaction or waiver of certain conditions. See "Certain Information Concerning Pending Merger." Consequently, although the Company expects that the Merger will be completed, there can be no assurance of this.

ACQUIRED COMPANIES NOT HISTORICALLY OPERATED AS A COMBINED BUSINESS

  The Acquired Companies have been in existence an average of 21 years and some have been in existence for more than 50 years. However, the businesses of these companies have not historically been operated on a combined basis and there can be no assurance that the Company will be able to integrate successfully the businesses of the Acquired Companies (or the businesses of any companies acquired in the future), to operate them profitably on a combined basis, or to manage effectively the combined business. Failure by the Company to integrate successfully or manage effectively the Acquired Companies could have a material adverse effect on the Company's results of operations and financial condition.

LIMITED OPERATING HISTORY

  The Company was incorporated in August 1997 and commenced equipment rental and related operations in October 1997 by acquiring six established rental companies. The Company acquired 53 additional companies in the first seven months of 1998. Due to the recent commencement of the Company's operations, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. Furthermore, the Company's historical financial statements included herein do not fully reflect its current operations in view of the fact that (i) acquisitions completed after the commencement of a period are reflected in the Company's results for only a portion of the period and (ii) acquisitions completed subsequent to the end of a period are not reflected in the Company's results for such period.

RISKS RELATING TO GROWTH STRATEGY

  The Company's growth strategy includes continued expansion through its ongoing acquisition program, the start-up of new locations, and internal growth. However, there can be no assurance that the Company will successfully implement its growth strategy or that this strategy will result in continued profitability. In addition, under the terms of the Indenture and the agreements governing the Credit Facility and the Term Loan, the Company may not make acquisitions unless certain financial conditions are satisfied or the consent of the lenders is obtained. Furthermore, there can be no assurance that the Company's growth rate will be comparable to the past or future growth rate of the overall equipment rental industry or any segment thereof. The Company's growth strategy involves a number of risks and uncertainties, including:

 AVAILABILITY OF ACQUISITION TARGETS AND SITES FOR START-UP LOCATIONS

  The Company may encounter substantial competition in its efforts to identify and acquire appropriate acquisition candidates and sites for start-up locations. Competition for acquisitions could have the effect of increasing prices required to be paid for such acquisitions. There can be no assurance that the Company will succeed in identifying appropriate acquisition candidates or sites for start-up locations or that the Company will be able to acquire any acquisition candidate or site that it does identify on terms that are acceptable to the Company.

 NEED TO INTEGRATE NEW OPERATIONS

  Realization of the anticipated benefits of completed and future acquisitions (including the pending Merger with U.S. Rentals) will depend, in part, upon the efficient, effective and timely integration of acquired operations. Accordingly, the Company intends to continue to focus substantial efforts on the efficient integration of new operations, the elimination of duplicative costs and the reduction of overhead. There can be no assurance, however, that the Company will be successful in these efforts or that these efforts may not in certain circumstances adversely affect existing operations.

 CERTAIN RISKS RELATED TO START-UP LOCATIONS

  The Company expects that start-up locations may initially have a negative impact on results of operations and margins due to several factors, including:
(i) the Company will incur significant start-up expenses in connection with establishing each start-up location and (ii) it will generally take some time following the commencement of operations for a start-up location to become profitable. Although start-ups can generate long-term growth, there can be no assurance that any start-up location will become profitable within any specific time period, if at all.

DEPENDENCE ON ADDITIONAL CAPITAL TO FINANCE GROWTH

  The Company's growth strategy will require substantial capital investment. Capital will be required by the Company for, among other purposes, completing acquisitions, establishing new rental locations, integrating completed acquisitions, acquiring rental equipment and maintaining the condition of its rental equipment. The Company intends to pay for future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. To the extent that cash generated internally and cash available under the Company's borrowing facilities is not sufficient to fund the Company's capital requirements, the Company will require additional debt and/or equity financing. There can be no assurance, however, that such financing will be available or, if available, will be available on terms satisfactory to the Company. Failure by the Company to obtain sufficient additional capital in the future could limit the Company's ability to implement its business strategy. Future debt financings, if available, may result in increased interest and amortization expense, increased leverage and decreased income available to fund further acquisitions and expansion, and may limit the Company's ability to withstand competitive pressures and render the Company more vulnerable to economic downturns. Future equity financings may dilute the equity interest of existing stockholders of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POSSIBLE UNDISCOVERED LIABILITIES OF ACQUIRED COMPANIES

  Although the Company performs a due diligence investigation of each business that it acquires, there may nevertheless be liabilities of the Acquired Companies or future acquired companies that the Company fails or is unable to discover during its due diligence investigation and for which the Company, as a successor owner, may be responsible. In connection with acquisitions, the Company seeks to minimize the impact of these liabilities by obtaining indemnities and warranties from the sellers which may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

DEPENDENCE ON MANAGEMENT

  The Company is highly dependent upon its senior management team. The loss of the services of any member of senior management may have a material adverse effect on the Company. The agreements governing the Credit Facility and Term Loan provide that the failure of certain members of the Company's current senior management to continue to hold executive positions with the Company for a period of 30 consecutive days constitutes an event of default under the Credit Facility unless replacement officers satisfactory to the lenders are appointed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company does not presently maintain "key man" life insurance with respect to members of senior management.

  The Company's rental locations are managed by local managers who have extensive experience in the equipment rental industry and substantial knowledge of the local markets served. These managers are generally former owners or employees of the businesses acquired by the Company. The loss of one or more of these managers may have a material adverse effect on the Company in the event that the Company is unable to find a suitable replacement in a timely manner.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include public companies or divisions of public companies; regional competitors which operate in one or more states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants or that equipment manufacturers will not commence, or increase their efforts, to rent or sell equipment directly to the Company's customers. In addition, to the extent that competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby affecting operating results. See "Business--Competition."

QUARTERLY FLUCTUATIONS OF OPERATING RESULTS

  The Company expects that its revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including: seasonal rental patterns of the Company's customers (with rental activity tending to be lower in the winter); changes in general economic conditions in the Company's markets; the timing of acquisitions and the opening of start-up locations (which generally will require a period of time to become profitable) and related costs; the effect of the integration of acquired businesses and start-up locations; the timing of expenditures for new equipment and the disposition of used equipment; and price changes in response to competitive factors. These factors, among others, may result in the Company's results of operations in some future period not meeting expectations, which could have a material adverse impact on the price of the Notes.

LIABILITY AND INSURANCE

  The Company is subject to various possible claims, including claims for personal injury or death caused by equipment rented or sold by the Company or motor vehicle accidents involving the Company's delivery and service personnel and compensation and other employment related claims. The Company carries a broad range of insurance for the protection of its assets and operations. However, such coverage is subject to a deductible of $250,000 and limited to a maximum of $25 million per occurrence. In addition, the Company does not maintain insurance coverage for environmental liability, since the Company believes that the cost for such coverage is high relative to the benefit that it provides. Furthermore, certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by the Company's insurance. There can be no assurance that insurance will continue to be available to the Company on economically reasonable terms, if at all, that existing or future claims will not exceed the level of the Company's insurance or relate to matters not covered by the Company's insurance (such as environmental liability), or that the Company will have sufficient capital available to pay any uninsured claims.

ENVIRONMENTAL REGULATION

  The Company uses hazardous materials, such as solvents, to clean and maintain its rental equipment and generates and disposes of wastes such as used motor oil, radiator fluid, solvents and batteries. In addition, the Company currently dispenses, or may in the future dispense, petroleum products from underground and above-ground storage tanks located at certain rental locations. These and other activities of the Company are subject to various federal, state and local laws and regulations governing the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for, among other things, (i) the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage and substantial penalties for violations of such laws, and (ii) environmental contamination at facilities where its waste is or has been disposed. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. Although the Company investigates each business or property that it acquires or leases and believes there are no existing material liabilities relating to non-compliance with environmental laws and regulations, there can be no assurance that there are no undiscovered potential liabilities relating to non-compliance with environmental laws and regulations, that historic or current operations have not resulted in undiscovered conditions that will require investigation and/or remediation under environmental laws, or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. Furthermore, there can be no assurance that changes in environmental regulations in the future will not require the Company to make significant capital expenditures to change methods of disposal of hazardous materials or otherwise alter aspects of its operations.

CONCENTRATED CONTROL

  The executive officers and directors of the Company own in the aggregate shares of Common Stock which represent approximately 46.6% of the Company's outstanding Common Stock on a pro forma basis giving effect to the exercise of all currently exercisable options and warrants owned by such executive officers and directors (49.6% giving effect to the exercise of all options and warrants, including options that are not currently exercisable). Such share ownership may effectively give such persons the ability to elect the entire Board of Directors of the Company and to control the Company's management and affairs.

RESTRICTIVE COVENANTS

  The Indenture and the other agreements governing the Company's existing long-term indebtedness contain, and future agreements governing the Company's long-term indebtedness may also contain, certain restrictive financial and operating covenants which affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, make investments, create liens, make acquisitions, sell assets and engage in mergers and consolidations. These covenants may significantly limit the operating and financial flexibility of the Company and may limit its ability to respond to changes in its business or competitive activities. The failure by the Company to comply with such covenants could result in an event of default under the applicable instrument, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and By-laws, as well as applicable Delaware law, may have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company. These provisions provide, among other things, that (i) the Board of Directors shall be divided into three classes, with directors of each class serving for a staggered three-year period, (ii) directors may be removed only for cause and only upon the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote, (iii) stockholders may not act by written consent,
(iv) stockholder nominations and proposals may only be made if specified advance notice requirements are complied with, (v) stockholders are precluded from calling a special meeting of stockholders and (vi) the Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. Moreover, under certain conditions, Section 203 of the Delaware General Corporation Law may prevent the Company from engaging in a "business combination" with an "interested stockholder." See "Certain Charter and By-law Provisions."

RISKS RELATED TO INTERNATIONAL OPERATIONS

  The Company's operations outside the United States are subject to risks normally associated with international operations, including currency conversion risks and complying with foreign laws.

                              THE EXCHANGE OFFER

  The following summary of certain terms of the Exchange Offer is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, including the Letter of Transmittal and the Registration Rights Agreement, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

  Participation in the Exchange Offer is voluntary, and Holders should carefully consider whether to accept. Holders are urged to consult their financial and tax advisors in making their decision on what action to take.

PURPOSE OF THE EXCHANGE OFFER; EFFECT ON HOLDERS OF ORIGINAL NOTES

  The Exchange Offer is being made in order to satisfy certain of the Company's obligations under the Registration Rights Agreement. See "Registration Rights Agreement."

  Upon consummation of the Exchange Offer, the Holders of Original Notes will not have any further registration rights under the Registration Rights Agreement (subject to limited exceptions as described under "Registration Right Agreement--Shelf Registration Statement"). Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and will be subject to all the limitations applicable thereto under the Indenture. All Original Notes that remain outstanding upon consummation of the Exchange Offer will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. In general, the Original Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. To the extent that the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.

REQUIRED REPRESENTATIONS

  In connection with any tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder of such Original Notes will be required to make certain representations in the Letter of Transmittal, including that (i) it is not an affiliate of the Company, (ii) it is not a broker-dealer that purchased such Original Notes directly from the Company, (iii) any Exchange Notes that it acquires in the Exchange Offer will be acquired by it in the ordinary course of its business and (iv) it has no arrangement with any person to participate in the distribution of the Exchange Notes; provided, however, that if the Book-Entry Holder is a broker-dealer that wishes to tender Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, it may represent, in lieu of the representation set forth in clause (iv), that it has no arrangement or understanding with the Company, or any affiliate of the Company, to participate in the distribution of the Exchange Notes. In addition, a Book-Entry Holder that holds any Original Notes as nominee, will be required to confirm that the beneficial owner for which it is holding such Notes has made the representations provided for in the preceding sentence.

RESALE OF EXCHANGE NOTES

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that (except as provided in the following two paragraphs) the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any Holder thereof (other than an affiliate of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act (subject to the representations set forth under "--Required Representations" being made and being accurate).

  Any broker-dealer that receives Exchange Note in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes.

This Prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. The Company has agreed in the Registration Rights Agreement that, for a period of 30 days following consummation of the Exchange Offer (subject to extension under certain circumstances described under "Registration Rights Agreement"), it will make this Prospectus available to any broker-dealer for use in connection with any such resale (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances). Each broker-dealer that participates in the Exchange Offer will be required to confirm that it will comply with the prospectus delivery requirements described above. A broker-dealer that delivers a prospectus in connection with the resale of any Exchange Notes will be subject to certain of the civil liability provisions under the Securities Act. See "Registration Right Agreement" and "Plan of Distribution."

  In the event that any of the required representations set forth under "-- Required Representations" is not true with respect to a Holder that receives Exchange Notes pursuant to the Exchange Offer, the Exchange Notes received by such Holder may be deemed to be restricted securities and, if so, such Exchange Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

  The conclusions set forth in the preceding three paragraphs are based on interpretations by the Staff of the Commission set forth in no-action letters issued to third parties. The Company does not intend to seek its own no-action letter with respect to the Exchange Offer and there is no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such no-action letters to third parties.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept for exchange all Original Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered.

  The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require the Company to pay additional interest will be different for the Exchange Notes and the Original Notes. See "Registration Rights Agreement--Certain Provisions Relating to Additional Interest." The Exchange Notes will evidence the same debt as the Original Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities.

  In connection with the issuance of the Original Notes, the Company arranged for the Original Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC. See "Description of the Notes--Book Entry; Delivery and Form."

  The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Original Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such Holders. The Company's obligation to accept Original Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under "-- Conditions."

  If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, such unaccepted Original Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders of Original Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders; Fees and Expenses."

  Holders do not have appraisal or dissenters' rights under the Delaware General Corporation Law or under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The Exchange Offer will remain open for acceptance for a period of not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders of the Original Notes (or longer if required by applicable law). The
Expiration Date will be 5:00 p.m., New York City time, on        , 1998,
unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Original Notes previously tendered and not withdrawn as herein provided will remain subject to the Exchange Offer and may be accepted for exchange by the Company.

INTEREST ON THE EXCHANGE NOTES

  Interest on the Notes is payable semi-annually on June 1 and December 1 of each year at the rate of 9 1/2% per annum. The Exchange Notes will bear interest from and including the last interest payment date on the Original Notes (or, if none has yet occurred, the date of issuance of such Original Notes). Accordingly, Holders of Original Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Original Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such Original Notes on the first interest payment date after the Expiration Date.

PROCEDURES FOR TENDERING

  Only a Book-Entry Holder of Original Notes may tender such Original Notes pursuant to the Exchange Offer. To tender any Original Notes pursuant to the Exchange Offer, the Book-Entry Holder of such Original Notes must make book-entry delivery of such Original Notes by causing DTC to transfer such Original Notes to the account of the Exchange Agent at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP") prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) DTC must deliver an Agent's Message (as defined below) prior to 5:00 p.m., New York City time, on the Expiration Date, indicating that DTC has received from such Book-Entry Holder an express acknowledgment that such Book-Entry Holder has received and agrees to be bound by the terms of the Letter of Transmittal or (ii) such Book-Entry Holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, in accordance with the instructions contained herein and therein and deliver such Letter of Transmittal, or such facsimile, and any other required documentation to the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming part of the book-entry confirmation relating to a book-entry transfer of Original Notes through ATOP, which states that DTC has received an express acknowledgment from the DTC Participant that is tendering the Original Notes which are the subject of such book entry confirmation, that such DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal.

  The tender by a Holder of Original Notes and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Notes and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered or the tender of which is otherwise rejected by the Company and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) as soon as practicable following the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder that tendered such Original Notes must, prior to 5:00 p.m., New York City time, on the Expiration Date, either (i) withdraw such tender in accordance with the appropriate procedures of the ATOP system or (ii) deliver to the Exchange Agent a written or facsimile transmission notice of withdrawal at the address set forth herein. Any such notice of withdrawal must contain the name and number of the Book-Entry Holder, the amount of Original Notes to which such withdrawal relates, the account at DTC to be credited with the withdrawn Original Notes and the signature of the Book-Entry Holder. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company in its sole discretion, whose determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are withdrawn will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) as soon as practicable after withdrawal. Properly withdrawn Original Notes may be retendered at any time prior to the Expiration Date by following the procedures described under "--Procedures for Tendering."

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Original Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer; or

  (b) any law, statute, rule, regulation or interpretation by the Staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer; or

  (c) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

  (d) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

  If the Company determines in its reasonable judgment that any of the conditions set forth above are not satisfied, the Company may (i) terminate the Exchange Offer and refuse to accept any Original Notes and return all tendered Original Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of Holders to withdraw such Original Notes (see "--Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to Holders of the Original Notes.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If a waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each Book-Entry Holder, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the Book-Entry Holders, if the Exchange Offer would otherwise expire during such period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

  In addition, the Company will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus is a part or the Indenture is not qualified under the Trust Indenture Act of 1939, as amended. The Company is required to use every reasonable effort to obtain the withdrawal of any such stop order at the earliest possible time.

  The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange.

EXCHANGE AGENT

  State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties to the Holders of the Notes and will be acting solely on the basis of directions of the Company. All executed Letters of Transmittal must be directed to the Exchange Agent at the applicable address set forth below. Questions and requests for assistance and requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

        By Mail:                 By Facsimile           By Overnight or Hand
                                 Transmission:                Delivery:

(registered or certified         (for Eligible
      recommended)            Institutions only)

  State Street Bank and         (617) 664-5290          State Street Bank and
      Trust Company        Attention: Kellie Mullen         Trust Company
     Corporate Trust         Confirm by Telephone:         Corporate Trust
       Department               (617) 664-5587               Department
      P.O. Box 778                                     Two International Plaza
  Boston, MA 02102-0078                                 Boston, MA 02110-0078
Attention: Kellie Mullen                                    Fourth Floor
                                                      Attention: Kellie Mullen

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, facsimile, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith and pay other expenses of the Exchange Offer, including fees and expenses of the Trustee, filing fees, blue sky fees, accounting and legal fees and printing and distribution expenses. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the Book-Entry Holder of the Original Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the Book-Entry Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Original Notes for which they are exchanged, which is the aggregate principal amount of the Original Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

OTHER

  The Company may in the future seek to acquire untendered Original Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Original Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain U.S. federal income tax consequences of the Exchange Offer. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. This discussion is generally limited to the tax consequences to Holders of the Notes that hold the Notes as capital assets (within the meaning of Section 1221 of the Code). There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States may be subject to special rules not discussed below.

  For U.S. federal income tax purposes, the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as a taxable transaction for federal income tax purposes. As a result, there should be no federal income tax consequences to Holders exchanging Original Notes for Exchange Notes pursuant to the Exchange Offer. A Holder should have the same adjusted basis and holding period in an Exchange Note as it had in an Original
Note immediately prior to the exchange.

  THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, TREASURY REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT HOLDERS EXCHANGING NOTES. EACH HOLDER OF NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

                         REGISTRATION RIGHTS AGREEMENT

  In connection with the issuance of the Original Notes, the Company entered into a Registration Rights Agreement with the Initial Purchasers (the "Registration Rights Agreement"). Set forth below is a summary of certain provisions of the Registration Rights Agreement. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

EXCHANGE OFFER

  The Company is obligated to (unless applicable law or Commission policy does not permit) (i) on or prior to 90 days after the date (the "Issue Date") the Original Notes were originally issued, file a registration statement (the "Exchange Registration Statement") with the Commission with respect to an offer to exchange the Original Notes for Exchange Notes, (ii) use its best efforts to cause the Exchange Registration Statement to become effective under the Securities Act on or prior to 150 days after the Issue Date, (iii) commence the exchange offer contemplated by the Exchange Registration Statement promptly after the registration statement is declared effective by the Commission and keep such exchange offer open for acceptance for a period (the "Exchange Period") of 20 business days after the date notice of the exchange offer is mailed to the Holders (or for such longer period as may be required by law), (iv) use its best efforts to issue, promptly after the end of the Exchange Period, Exchange Notes in exchange for all Original Notes that have been properly tendered for exchange during the Exchange Period and (v) use its best efforts to maintain the effectiveness of the Exchange Registration Statement during the Exchange Period and thereafter until such time as the Company has issued Exchange Notes in exchange for all Original Notes that have been properly tendered for exchange during the Exchange Period. The exchange offer contemplated by the Registration Rights Agreement will be deemed consummated, for purposes of the Registration Rights Agreement, if the Company makes such offer, such offer remains open for Exchange Period, and the Company issues Exchange Notes in respect of all Original Notes that are properly tendered during the Exchange Period.

  The Exchange Offer being made hereby is intended to satisfy the Company's obligations under the Registration Rights Agreement described in the preceding paragraph.

SHELF REGISTRATION STATEMENT

  If (i) the Company is not permitted to file the Exchange Registration Statement or to consummate the exchange offer contemplated by the Registration Rights Agreement because such offer is not permitted by applicable law or Commission policy; (ii) for any other reason, the exchange offer contemplated by the Registration Rights Agreement is not consummated within 180 days after the Issue Date of the Original Notes; (iii) any Holder of Notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) due to a change in law or policy such Holder is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy such Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Registration Statement is not appropriate or available for such resales by such Holder or (c) such Holder is a broker-dealer and owns Original Notes acquired directly from the Company or an affiliate of the Company; or
(iv) the Holders of a majority in aggregate principal amount of the Original Notes are not eligible to participate in the Exchange Offer and to receive Exchange Notes that they may resell to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, then the Company is required to file with the Commission a shelf registration statement ("Shelf Registration Statement") to cover resales of the Transfer Restricted Notes (as defined below) by the Holders thereof.

  If the Company is required to file the Shelf Registration Statement as described in the preceding paragraph, the Company is obligated (i) to use its best efforts to file the Shelf Registration Statement on or prior to the 90th day after such filing obligation arises (except that, if the obligation to file the Shelf Registration Statement arises because the exchange offer contemplated by the Registration Rights Agreement has not been consummated within 180 days after the Issue Date, then the Company will use its best efforts to file the Shelf Registration

Statement on or prior to the 30th day after such filing obligation arises),
(ii) following the filing of the Shelf Registration Statement, to use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the 150th day after such filing obligation arises and (iii) after the Shelf Registration Statement is declared effective by the Commission, to use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended (including through a post-effective amendment on Form S-3 when the Company becomes eligible to file such Form) until the second anniversary of the effective date of the Shelf Registration Statement or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto.

  The term "Transfer Restricted Notes" means (i) each Original Note and (ii) each Exchange Note that is issued to a broker-dealer in exchange for Original Notes that were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities; provided, however, that a Note shall cease to be a Transfer Restricted Note when (a) such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or Broker Shelf Registration Statement (as defined herein), or (b) such Note is eligible for distribution to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act), or (c) such Note shall have been otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force, or (d) such Note ceases to be outstanding or (e) in the case of an Exchange Note that is a Transfer Restricted Note, such Exchange
Note is sold to a purchaser who receives from the seller on or prior to the date of such sale a copy of the prospectus contained in the Exchange Registration Statement, as amended or supplemented

CERTAIN PROVISIONS RELATING TO BROKER-DEALERS

  A broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. The Company has agreed in the Registration Rights Agreement that it will use its best efforts to make this Prospectus available to any such broker-dealer for use in connection with any resales of such Exchange Notes (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances specified in the Registration Rights Agreement). The obligation of the Company to make this Prospectus available as aforesaid will commence on the day that the Exchange Offer is consummated and continue in effect for a 30-day period (the "Broker Prospectus Period"); provided, however, that, if for any day during such period the Company restricts the use of such prospectus, the Broker Prospectus Period shall be extended on a day-for-day basis.

  If at the end of the Broker Prospectus Period any Participating Broker-Dealer continues to hold any Exchange Notes that it received in the Exchange Offer, the Company is required (within the time period specified below), if any such broker-dealer so requests within 60 days after the end of the Broker Prospectus Period, to file with the Commission a shelf registration statement (a "Broker Shelf Registration Statement") to cover the resale of such Exchange Notes by such broker-dealers and use its best efforts to have such registration statement declared effective by the Commission; provided, however, that (i) the Company may in lieu of filing such registration statement extend the Broker Prospectus Period by 60 days and (ii) the Company will not be required to file such registration statement until such time as the Company becomes eligible to use a Form S-3 for such registration statement.

  If the Company is required to file the Broker Shelf Registration Statement as described in the preceding paragraph, the Company is obligated to (i) file the Broker Shelf Registration Statement within 30 days following the date on which the Company first becomes eligible to use a Form S-3 for such registration statement (or, if later, within 30 days of the date the request for such registration statement is first made in accordance with the

Registration Rights Agreement) and (ii) use its best efforts to have the Broker Shelf Registration Statement declared effective by the Commission on or prior to the 90th day following the date on which the Company first becomes eligible to use a Form S-3 for such registration statement (or, if later, the 90th day following the date the request for such registration statement is first made in accordance with the Registration Rights Agreement). The Company will be required to use its best efforts to keep the Broker Shelf Registration Statement continuously effective, supplemented and amended for a 60-day period; provided, however, that, if for any day during such period such registration statement is not usable in connection with the resale of the Exchange Notes covered thereby, such period shall be extended on a day-for-day basis.

CERTAIN PROVISIONS RELATING TO ADDITIONAL INTEREST

  If a Registration Default (as defined herein) exists, the interest rate on the Specified Notes (as defined below) will increase, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default,
 .25% per annum, such interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of additional interest of 1.00% per annum. Following the cure of all Registration Defaults the accrual of additional interest on the Specified Notes will cease and the interest rate will revert to the original rate. The Indenture will provide that additional interest as aforesaid will constitute liquidated damages and will be the exclusive monetary remedy available to Holders of the Notes in respect of any Registration Default. The Specified Notes mean the Original Notes (and not the Exchange Notes); provided, however, that the Specified Notes means the Exchange Notes (and not the Original Notes) with respect to (a) any Registration Default that arises pursuant to clause (i) or (ii) of the definition of such term and relates solely to the Broker Shelf Registration Statement and (b) any Registration Default that arises solely pursuant to clause (v) or (vi) of the definition of such term.

  A "Registration Default" will exist (subject to the following sentence) if
(i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing, (ii) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, (iii) an exchange offer is required to be consummated under the Registration Rights Agreement and is not consummated within 180 days after the Issue Date, (iv) the Shelf Registration Statement is declared effective but thereafter, during the period for which the Company is required to maintain the effectiveness of such registration statement, it ceases to be effective or usable in connection with the resale of the Notes covered by such registration statement for a period of 60 days, whether or not consecutive, (v) the Exchange Offer Registration Statement is declared effective but thereafter, during the Broker Prospectus Period, it ceases to be effective (or the Company restricts the use of the prospectus included therein) for a period of 60 days, whether or not consecutive, or (vi) the Broker Shelf Registration Statement is declared effective but thereafter, during the period for which the Company is required to maintain the effectiveness of such registration statement, it ceases to be effective or usable in connection with the resale of the Exchange Notes covered by such registration statement for a period of 60 days, whether or not consecutive. Notwithstanding the foregoing, (a) any Registration Default specified in clause (i), (ii) or (iii) of the preceding sentence that relates to the Exchange Offer Registration Statement or the Exchange Offer shall be deemed cured at such time as the Shelf Registration Statement is declared effective by the Commission and (b) any Registration Default specified in clause (v) of the preceding sentence shall be deemed cured at such time as the Broker Shelf Registration Statement is declared effective by the Commission.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Original Notes in like principal amount, which will be cancelled and as such will not result in any increase in indebtedness of the Company.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                 PERIOD FROM
                               AUGUST 14, 1997    THREE MONTHS  PRO FORMA THREE
                             (INCEPTION) THROUGH     ENDED       MONTHS ENDED
                              DECEMBER 31, 1997  MARCH 31, 1998 MARCH 31, 1998
                             ------------------- -------------- ---------------
Ratio of earnings to fixed
 charges (1)................        1.1x              3.1x           2.3x

--------
(1)For purposes of computing such ratio, (i) earnings consist of income before provision for income taxes plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs and the estimated portion of rental expense attributable to interest.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998, on an historical and pro forma basis.

  The following unaudited pro forma data as of March 31, 1998 gives effect to the 34 acquisitions completed by the Company subsequent to such date and the financing of each such acquisition, as if all such transactions had occurred on such date. The following unaudited combined pro forma data as of March 31, 1998 gives effect to (i) the 34 acquisitions completed by the Company subsequent to such date and the financing of each such acquisition, (ii) the completion of the pending Merger with U.S. Rentals using the "pooling of interests" method of accounting and (iii) an increase in the size of the Credit Facility required in order to repay certain indebtedness of U.S. Rentals (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Cash Requirements Relating to the Merger"), as if all such transactions had occurred on such date.

                                                      AS OF MARCH 31, 1998
                                                 ------------------------------
                                                                      COMBINED
                                                  ACTUAL  PRO FORMA  PRO FORMA
                                                 -------- ---------- ----------
                                                     (DOLLARS IN THOUSANDS)
Cash and cash equivalents....................... $ 54,785 $    4,000 $   10,344
                                                 ======== ========== ==========
Debt (including current portion):
  Credit Facility(1)............................ $ 16,901 $  195,429 $  454,429
  Term Loan ....................................      --     250,000    250,000
  9 1/2% Senior Subordinated Notes..............      --     200,000    200,000
  Other Debt....................................    9,593      9,593     30,793
                                                 -------- ---------- ----------
    Total debt..................................   26,494    655,022    935,222
Stockholders' equity............................  384,633    421,727    631,936
                                                 -------- ---------- ----------
Total capitalization............................ $411,127 $1,076,749 $1,567,158
                                                 ======== ========== ==========

--------
(1) As of July 17, 1998, the outstanding indebtedness under the Credit Facility was $287.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                       SELECTED HISTORICAL AND PRO FORMA
                      CONSOLIDATED FINANCIAL INFORMATION

  The Company commenced rental operations in October 1997 by acquiring six established rental companies (the "Initial Acquired Companies") and acquired 53 additional companies in the first seven months of 1998. On June 15, 1998, the Company entered into the Merger Agreement with U.S. Rentals which, subject to the terms and conditions set forth therein, provides for the Merger of a subsidiary of the Company into U.S. Rentals as a result of which U.S. Rentals will become a wholly owned subsidiary of the Company. The following tables present (i) selected unaudited historical income statement and balance sheet data for the Initial Acquired Companies on a combined basis and (ii) selected historical and pro forma income statement, balance sheet and other financial data for the Company. The historical income statement data for the Company for the period from August 14, 1997 (inception) to December 31, 1997 are derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The historical income statement data for the three months ended March 31, 1998 and the balance sheet data as of March 31, 1998 for the Company are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus.

  The following data should be read in conjunction with (i) the information set forth under "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
(ii) the Consolidated Financial Statements and the related notes thereto and Pro Forma Consolidated Financial Statements and the related notes thereto of the Company included elsewhere in this Prospectus and (iii) the financial statements of certain of the Acquired Companies and U.S. Rentals included elsewhere in this Prospectus. The pro forma data set forth below is provided for informational purposes only and does not purport to be indicative of the results that would have actually been obtained had the acquisition of each of the Acquired Companies and the Merger been completed at the beginning of the period presented or of the results that may be expected to occur in the future.

INITIAL ACQUIRED COMPANIES

                                             HISTORICAL
                         -------------------------------------------------------
                                 COMBINED INITIAL ACQUIRED COMPANIES
                         -------------------------------------------------------
                                                                 PERIOD FROM
                             YEAR ENDED DECEMBER 31,             JANUARY 1,
                         ----------------------------------     1997 THROUGH
                          1993     1994     1995     1996    ACQUISITION DATE(1)
                         -------  -------  -------  -------  -------------------
                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues.......... $32,549  $38,179  $44,159  $51,889        $49,200
Total cost of
 operations.............  22,961   24,829   28,563   34,737         32,677
                         -------  -------  -------  -------        -------
Gross profit............   9,588   13,350   15,596   17,152         16,523
Selling, general and
 administrative
 expense................   7,772    9,898   11,537   12,435         12,021
Non-rental depreciation
 and amortization.......     300      427      502      527            472
                         -------  -------  -------  -------        -------
Operating income........   1,516    3,025    3,557    4,190          4,030
Interest expense........     770      846    1,416    2,123          2,288
Other (income) expense,
 net....................    (336)    (412)    (306)    (412)          (382)
                         -------  -------  -------  -------        -------
Income before income
 taxes..................   1,082    2,591    2,447    2,479          2,124
Pro forma income
 taxes(2)...............     433    1,036      979      992            850
                         -------  -------  -------  -------        -------
Pro forma net
 income(2).............. $   649  $ 1,555  $ 1,468  $ 1,487        $ 1,274
                         =======  =======  =======  =======        =======

                                                          HISTORICAL
                                                -------------------------------
                                                   COMBINED INITIAL ACQUIRED
                                                           COMPANIES
                                                -------------------------------
                                                      AS OF DECEMBER 31,
                                                -------------------------------
                                                 1993    1994    1995    1996
                                                ------- ------- ------- -------
                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................... $ 2,374 $ 2,349 $ 4,193 $ 3,227
Rental equipment, net..........................  10,730  14,270  20,244  27,145
Total assets...................................  20,380  25,254  37,022  43,681
Total debt.....................................  10,104  12,608  21,267  25,959
Stockholders' equity...........................   9,003   9,638  10,941  12,308

THE COMPANY

  The following unaudited pro forma income statement data and other financial data with respect to each period presented gives effect to each acquisition completed by the Company after the beginning of the period and the financing thereof, as if all such transactions had occurred at the beginning of the period. The following unaudited combined pro forma income statement data and other financial data with respect to each period presented gives effect to the foregoing and to completion of the Merger with U.S. Rentals using the "pooling of interests" method of accounting, as if all such transactions had occurred at the beginning of the period.

  The following unaudited pro forma balance sheet data as of March 31, 1998 gives effect to each acquisition completed by the Company subsequent to such date and the financing thereof, as if all such transactions had occurred on such date. The following unaudited combined pro forma balance sheet data as of March 31, 1998, gives effect to the foregoing and to the completion of the Merger with U.S. Rentals using the "pooling of interests" method of accounting, as if all such transactions had occurred on such date.

                                                 PERIOD FROM
                                               AUGUST 14, 1997
                                                 (INCEPTION)     THREE MONTHS
                                                   THROUGH          ENDED           YEAR ENDED        THREE MONTHS ENDED
                                              DECEMBER 31, 1997 MARCH 31, 1998  DECEMBER 31, 1997       MARCH 31, 1998
                                              ----------------- -------------- ---------------------  --------------------
                                                                                           COMBINED              COMBINED
                                                 HISTORICAL       HISTORICAL   PRO FORMA  PRO FORMA   PRO FORMA  PRO FORMA
                                              ----------------- -------------- ---------  ----------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues..............................       $10,633         $39,190     $605,461   $1,030,154  $132,906   $253,424
Total cost of operations....................         6,822          25,037      373,118      680,111    86,491    180,452
                                                   -------         -------     --------   ----------  --------   --------
Gross profit................................         3,811          14,153      232,343      350,043    46,415     72,972
Selling, general and administrative expense.         3,311           7,807      123,592      166,189    29,596     41,022
Non-rental depreciation and amortization....           262           1,086       19,670       30,892     4,702      8,502
Termination cost of deferred compensation
 agreements.................................                                                  20,290
                                                   -------         -------     --------   ----------  --------   --------
Operating income............................           238           5,260       89,081      132,672    12,117     23,448
Interest expense............................           454           1,173       50,985       58,355    11,629     15,315
Other (income) expense, net.................          (270)           (381)      (5,804)      (5,331)     (910)      (910)
                                                   -------         -------     --------   ----------  --------   --------
Income before income taxes..................            54           4,468       43,900       79,648     1,398      9,043
Income taxes................................            20           1,830       17,999       47,406       574      3,647
                                                   -------         -------     --------   ----------  --------   --------
Net income..................................       $    34         $ 2,638     $ 25,901   $   32,242  $    824   $  5,396
                                                   =======         =======     ========   ==========  ========   ========
Basic earnings per share....................       $  0.00         $  0.10     $   0.75   $     0.51  $   0.02   $   0.08
                                                   =======         =======     ========   ==========  ========   ========
Diluted earnings per share..................       $  0.00         $  0.09     $   0.71   $     0.50  $   0.02   $   0.08
                                                   =======         =======     ========   ==========  ========   ========
Supplemental basic earnings per share(3)....                                              $     0.94
                                                                                          ==========
Supplemental diluted earnings per share(3)..                                              $     0.91
                                                                                          ==========

                          PERIOD FROM AUGUST
                         14, 1997 (INCEPTION)  THREE MONTHS
                               THROUGH            ENDED          YEAR ENDED        THREE MONTHS ENDED
                          DECEMBER 31, 1997   MARCH 31, 1998  DECEMBER 31, 1997      MARCH 31, 1998
                         -------------------- -------------- --------------------  -------------------
                                                                        COMBINED             COMBINED
                              HISTORICAL        HISTORICAL   PRO FORMA  PRO FORMA  PRO FORMA PRO FORMA
                         -------------------- -------------- ---------  ---------  --------- ---------
                                                   (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(4)...............        $1,539           $10,930     $181,559   $325,893    $34,631   $71,207
EBITDA margin(5)........          14.5%             27.9%        30.0%      31.6%      26.1%     28.1%
Interest expense(6).....        $  454           $ 1,173     $ 50,985   $ 58,355    $11,629   $15,315
Depreciation and
 amortization...........         1,301             5,670       92,478    172,931     22,514    47,759
Ratio of EBITDA to
 interest expense.......          3.4x              9.3x         3.6x       5.6x       3.0x      4.6x

                                  AS OF MARCH 31, 1998
                            --------------------------------
                                                   COMBINED
                            HISTORICAL PRO FORMA  PRO FORMA
                            ---------- ---------- ----------
                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.   $54,785   $    4,000 $   10,344
Rental equipment, net.....   140,744      424,673    865,875
Total assets..............   450,127    1,176,421  1,826,343
Total debt................    26,494      655,022    935,222
Stockholders' equity......   384,633      421,727    631,936

--------
(1) Acquisition Date represents with respect to each Initial Acquired Company the date in October 1997 on which such Initial Acquired Company was acquired by the Company.
(2) Certain of the Acquired Companies had elected to be treated as Subchapter S Corporations prior to being acquired by the Company. In general, the income or loss of a Subchapter S Corporation is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma net income or loss for the Initial Acquired Companies reflects a provision for income taxes as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.
(3) In connection with the initial public offering of U.S. Rentals (the "U.S. Rentals IPO") and a related recapitalization, U.S. Rentals in 1997 incurred a $20.3 million non-recurring charge (the "U.S. Rentals Non-Recurring Charge") arising from the termination of deferred compensation agreements with certain executives. See Note 1 of the Financial Statements of U.S. Rentals included elsewhere herein. Supplemental basic and diluted earnings per share gives effect to the U.S. Rentals IPO as if it had occurred during 1996 and (i) eliminates the U.S. Rentals Non-Recurring Charge, (ii) eliminates the interest expense of debt that was repaid from the proceeds of the U.S. Rentals IPO and (iii) reflects a provision for income taxes as if U.S. Rentals were liable for federal and state income taxes as a taxable corporate entity for all of 1997.
(4) EBITDA is defined as net income (calculated excluding non-operating income and expense and excluding the $20.3 million Non-Recurring U.S. Rentals Charge) plus interest expense, income taxes and depreciation and amortization. EBITDA is presented to provide additional information concerning the Company's ability to meet its future debt service obligations and capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to either net income as an indicator of the Company's operating performance or cash flows as an indicator of the Company's liquidity.
(5) EBITDA margin is defined as EBITDA as a percentage of revenues.
(6) Interest expense excludes the amortization of deferred financing fees.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto, the unaudited Pro Forma Consolidated Financial Statements and related notes thereto and the "Selected Historical and Pro Forma Consolidated Financial Information" of the Company included elsewhere in this Prospectus.

GENERAL

  The Company was organized in August 1997 and commenced equipment rental operations in October 1997 by acquiring six established rental companies. The Company acquired 53 additional companies in the first seven months of 1998. Each of the acquisitions completed by the Company to date has been accounted for as a purchase.

  The Company primarily derives revenues from the following sources: (i) equipment rental (including additional fees that may be charged for equipment delivery, fuel, repair of rental equipment, and damage waivers), (ii) the sale of used rental equipment, (iii) the sale of new equipment and (iv) the sale of related merchandise and parts.

  Cost of operations consists primarily of depreciation costs associated with rental equipment, the cost of repairing and maintaining rental equipment, the cost of used and new equipment sold, personnel costs, occupancy costs, supplies, and expenses related to information systems. The Company records rental equipment expenditures at cost and depreciates equipment using the straight-line method over the estimated useful life (which ranges from two to 10 years), after giving effect to an estimated salvage value of 0% to 10% of cost.

  Selling, general and administrative expense includes advertising and marketing expenses, management salaries, and clerical and administrative overhead.

  Non-rental depreciation and amortization includes (i) depreciation expense associated with equipment that is not offered for rent (such as vehicles, computers and office equipment) and depreciation expense associated with leasehold improvements and (ii) the amortization of intangible assets. The Company's intangible assets include goodwill, which represents the excess of the purchase price of acquired companies over the estimated fair market value of the assets acquired.

  The Company's acquisition of the Acquired Companies changed the cost structures of these companies due to changes relating to depreciation and amortization, interest expense, compensation to former owners and lease expense for real estate. In view of these changes, the Company believes that the pre-acquisition historical results of the Acquired Companies are not indicative of future results. Therefore, the discussion below focuses on the historical and pro forma results of the Company rather than on pre-acquisition historical results of the Acquired Companies.

CONSIDERATION PAID FOR THE ACQUIRED COMPANIES

  The aggregate consideration paid by the Company for the Acquired Companies was $708.9 million and consisted of approximately $647.3 million in cash, 2,286,445 shares of Common Stock, a convertible note in the principal amount of $0.3 million, and warrants to purchase an aggregate of 30,000 shares of Common Stock. In addition, the Company repaid or assumed outstanding indebtedness of the Acquired Companies in the aggregate amount of $385.2 million. The Company also agreed in connection with nine of the acquisitions to pay additional amounts to the former owners based upon specified future revenues (such amounts being limited to (i) $10.0 million, $2.8 million, $2.0 million $0.8 million, $0.5 million, $0.5 million, $0.4 million and Cdn$4.0 million, respectively, with respect to eight of such acquisitions and (ii) an amount based on the revenues of a single store with respect to the other acquisition).

HISTORICAL RESULTS OF OPERATIONS

  The Company believes that its historical results for each of the periods discussed below do not fully reflect its current operations in view of the fact that (i) acquisitions completed after the commencement of the period are reflected in the Company's results for only a portion of the period and (ii) acquisitions completed subsequent to the end of the period are not reflected in the Company's results for such period.

 THREE MONTHS ENDED MARCH 31, 1998

  Revenues. Total revenues were $39.2 million for the three months ended March 31, 1998. Equipment rental revenues accounted for 68.3% of such revenues.

  Gross Profit. For the three months ended March 31, 1998, the gross profit margin was (i) 41.0% from equipment rentals, (ii) 45.0% from sales of rental equipment and (iii) 19.5% from sales of new equipment, merchandise and other revenues.

  Selling, General and Administrative Expense. For the three months ended March 31, 1998, selling, general and administrative expense ("SG&A") was $7.8 million or 19.9% of total revenues.

  Non-rental Depreciation and Amortization. For the three months ended March 31, 1998, non-rental depreciation and amortization was $1.1 million or 2.8% of total revenues.

  Interest Expense. For the three months ended March 31, 1998, interest expense was $1.2 million. Interest expense principally related to borrowings made under the Credit Facility in order to fund a portion of the purchase price of the acquisitions completed in the first quarter of 1998.

  Income Taxes. For the three months ended March 31, 1998, the Company's effective income tax rate was 41.0%.

  Net Income. For the three months ended March 31, 1998, net income was $2.6 million.

 PERIOD FROM AUGUST 14, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997

  Revenues. Total revenues were $10.6 million for the period from August 14, 1997 through December 31, 1997. Equipment rental revenues accounted for 66.0% of such revenues.

  Gross Profit. For the period from August 14, 1997 through December 31, 1997, the gross profit margin was (i) 39.6% from equipment rentals, (ii) 47.8% from sales of rental equipment and (iii) 21.2% from sales of new equipment, merchandise and other revenues.

  Selling, General and Administrative Expense. For the period from August 14, 1997 through December 31, 1997, SG&A was $3.3 million or 31.1% of total revenues.

  Non-rental Depreciation and Amortization. For the period from August 14, 1997 through December 31, 1997, non-rental depreciation and amortization was $262,000 or 2.5% of total revenues.

  Interest Expense. For the period from August 14, 1997 through December 31, 1997, interest expense was $454,000. Interest expense principally related to borrowings made under the Credit Facility in order to fund a portion of the purchase price of the six acquisitions completed in 1997.

  Income Taxes. For the period from August 14, 1997 through December 31, 1997, the Company's effective income tax rate was 37.9%.

  Net Income. For the period from August 14, 1997 through December 31, 1997, net income was $34,000.

PRO FORMA RESULTS OF OPERATIONS

  The pro forma income statement data with respect to each period discussed below gives effect to each acquisition completed by the Company after the beginning of such period and the financing of each such acquisition, as if all such transactions had occurred at the beginning of the period. Such pro forma income statement data, however, does not reflect (i) potential cost savings, synergies and efficiencies that may be achieved through the integration of the businesses and operations of the Acquired Companies, (ii) the expenses that the Company may incur as it seeks to increase internal growth at the Acquired Companies, including expenditures required in order to expand and modernize rental equipment, increase sales and marketing efforts and expand and diversify the customer segments served and (iii) the costs incurred subsequent to the end of the period in connection with installing the Company's integrated information technology system. In addition, the pro forma income statement data for 1997 does not reflect the additional compensation expense relating to the Company's senior management which would have been incurred had such compensation accrued commencing at the beginning of the year (rather than in September 1997). The pro forma income statement data discussed below does not purport to be indicative of the results that would have actually been obtained had the acquisition of each of the Acquired Companies and the financing of each such acquisition been completed at the beginning of the period discussed or of the results that may be expected to occur in the future.

 THREE MONTHS ENDED MARCH 31, 1998

  Revenues. Total revenues were $132.9 million for the three months ended March 31, 1998. Equipment rental revenues accounted for 64.0% of such revenues.

  Gross Profit. For the three months ended March 31, 1998, the gross profit margin was (i) 36.7% from equipment rentals and (ii) 31.8% from sales of equipment and merchandise and other revenues.

  Selling, General and Administrative Expense. For the three months ended March 31, 1998, SG&A was $29.6 million or 22.3% of total revenues.

  Non-rental Depreciation and Amortization. For the three months ended March 31, 1998, non-rental depreciation and amortization was $4.7 million or 3.5% of total revenues.

  Interest Expense. For the three months ended March 31, 1998, interest expense was $11.6 million. Interest expense principally related to borrowings made under the Credit Facility in order to fund a portion of the purchase price for the Acquired Companies.

  Income Taxes. For the three months ended March 31, 1998, the Company's effective income tax rate was 41.0%.

  Net Income. For the three months ended March 31, 1998, net income was $824,000.

 YEAR ENDED DECEMBER 31, 1997

  Revenues. Total revenues were $605.5 million for the year ended December 31, 1997. Equipment rental revenues accounted for 64.9% of such revenues.

  Gross Profit. For the year ended December 31, 1997, the gross profit margin was (i) 45.4% from equipment rentals and (ii) 25.4% from sales of equipment and merchandise and other revenues.

  Selling, General and Administrative Expense. For the year ended December 31, 1997, SG&A was $123.6 million or 20.4% of total revenues.

  Non-rental Depreciation and Amortization. For the year ended December 31, 1997, non-rental depreciation and amortization was $19.7 million or 3.2% of total revenues.

  Interest Expense. Interest expense was $51.0 million for the year ended December 31, 1997. Interest expense principally related to borrowings made under the Credit Facility in order to fund a portion of the purchase price of the Acquired Companies.

  Income Taxes. For the year ended December 31, 1997, pro forma income taxes was computed using an estimated rate of 41.0%.

  Net Income. For the year ended December 31, 1997, net income was $25.9 million.

LIQUIDITY AND CAPITAL RESOURCES

 GENERAL

  The Company has funded its cash requirements to date from (i) the sale of Common Stock and warrants in private placements to the officers and directors of the Company for aggregate consideration of $46.8 million, (ii) other sales of Common Stock in private placements for aggregate consideration of $7.9 million, (iii) the sale of Common Stock in the Company's initial public offering in December 1997 and in an additional public offering in March 1998 for aggregate consideration of $309.5 million (after deducting the underwriting discounts), (iv) the sale of $200 million of Notes in May 1998 for aggregate consideration of $194.5 million (after deducting the initial purchasers' discount), (v) borrowings under the Company's $300 million revolving Credit Facility, (vi) the proceeds of a $250 million Term Loan that the Company received in July 1998 and (vii) cash generated from operations and from the sale of equipment. The Company generated cash from operations of $1.1 million and $7.6 million during the period from August 14, 1997 (inception) through December 31, 1997, and the first three months of 1998, respectively.

  The Company's principal existing sources of cash are (i) borrowings available under the $300 million Credit Facility and (ii) cash generated from operations. The Company estimates that it will require additional financing, in the range of $500 million to $600 million, in order to fund the cash outlays that will be required in connection with the Merger (as described below) and to support the Company's operations following the Merger. Accordingly, the Company will seek to obtain a new revolving credit facility that will provide the requisite additional financing. In addition, the Company may pursue other financing alternatives.

 CASH REQUIREMENTS RELATING TO THE MERGER

  The principal cash outlays that the Company expects will be required in connection with the Merger are discussed below.

  Repayment of U.S. Rentals' Credit Facility. Upon completion of the Merger, U.S. Rentals' $300 million credit facility will terminate and U.S. Rentals will be required to immediately repay all outstanding indebtedness thereunder. As of July 10, 1998, there was approximately $95 million of indebtedness outstanding under such credit facility.

  Prepayment of U.S. Rentals' Senior Notes. There is currently outstanding $252 million of senior unsecured notes that were issued by U.S. Rentals. Pursuant to the terms of such notes, U.S. Rentals may not consummate the Merger unless it first offers to prepay such notes and, to the extent that such offer is accepted, prepays such notes concurrently with the closing of the Merger. The Company and U.S. Rentals are seeking to obtain waivers which would relieve U.S. Rentals of its obligation to make such prepayment offer and enable the Company to assume such notes. There can be no assurance, however, that such waivers will be obtained.

  Other Cash Expenditures. The Company estimates that other cash expenditures in connection with the Merger will be in the range of $50 million to $70 million (excluding non-cash charges of $10 million to $20 million). These include expenditures for (i) accelerated deferred compensation for certain employees of U.S. Rentals, (ii) severance for certain employees of U.S. Rentals, and (iii) professional fees and investment banking fees.

 GENERAL CASH REQUIREMENTS RELATED TO OPERATIONS

  The Company is seeking to obtain a new credit facility (as described above) that will provide the additional financing that the Company will require as a result of the Merger. Assuming that the Company obtains this new credit facility, the Company estimates that borrowings under such credit facility and cash generated from operations will be sufficient to fund the cash required for the Company's existing operations (including the existing U.S. Rentals operations to be acquired in the Merger) for at least 12 months following completion of the Exchange Offer. However, new acquisitions and start-up locations that are not currently under development may require additional financing as discussed below.

  The Company expects that its principal needs for cash relating to its operations will be to fund (i) operating activities and working capital, (ii) the purchase of rental equipment on an ongoing basis to maintain the quality and competitiveness of its existing rental equipment, (iii) the purchase of equipment required to expand and modernize the rental equipment at certain locations and (iv) the purchase of equipment and other items required to maintain sufficient inventory of the new equipment and related merchandise and parts that the Company offers for sale.

  The Company estimates that equipment expenditures for its existing locations (including the existing U.S. Rentals locations to be acquired in the Merger) will be in the range of $350 million to $400 million over the next 12 months. In addition, the Company expects that it will be required to make equipment expenditures in connection with new acquisitions. The Company cannot quantify at this time the amount of equipment expenditures that will be required in connection with new acquisitions.

  Principal elements of the Company's strategy include continued expansion through a disciplined acquisition program and the opening of new rental locations. The Company expects to pay for future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. The Company expects that it will require additional financing for future acquisitions and, consequently, the Company's indebtedness may increase as the Company implements its growth strategy. The Company is pursuing various alternatives in order to obtain the additional financing required to support future acquisitions. There can be no assurance, however, that any additional financing will be available or, if available, will be on terms satisfactory to the Company.

  The Company is in the process of developing four start-up locations. See "Business--Start-up Locations." In addition, U.S. Rentals is in the process of developing two start-up locations. The Company estimates that the aggregate costs associated with such start-up locations will be in the range of $5 million to $9 million (including expenditures of approximately $0.5 million incurred to date).

  The Company has recently installed a new integrated information technology system as described under "Business--Information Technology System." The cost of installing such system was approximately $7.4 million. The Company estimates that the cost of extending the system to U.S. Rentals' locations will be approximately $4.0 million. The Company's software vendors have advised the Company that the system is year 2000 compliant.

  Based upon the terms of the Company's currently outstanding indebtedness (including currently outstanding indebtedness of U.S. Rentals that will be assumed in the Merger), the Company is scheduled to repay approximately $1.2 million of indebtedness during the balance of 1998 and $3.7 million during 1999. (Such amounts are in addition to the amounts that the Company will be required to repay in connection with the Merger as described above under "-- Cash Requirements Relating to Merger"). In addition, the Company may be required at any time to repay a $21 million demand note that the Company will assume in connection with the Merger.

 DESCRIPTION OF CREDIT FACILITY AND CERTAIN INDEBTEDNESS

  Set forth below is certain information concerning the Credit Facility and certain other indebtedness of the Company. The agreements governing the Credit Facility and such other indebtedness contain various covenants (which vary from agreement to agreement) that restrict the Company's ability to, among other things, (i) incur additional indebtedness, (ii) permit liens to attach to its assets, (iii) pay dividends or make other restricted payments on its common stock and certain other securities and (iv) make acquisitions unless certain financial conditions are satisfied (such covenant being provided for only in the agreement governing the Credit Facility). In addition, the agreement governing the Credit Facility and the agreement governing the Term Loan described below
(a) require the Company to maintain certain financial ratios and (b) provide that failure by any two of Messrs. Jacobs, Milne, Nolan and Miner to continue to hold executive positions with the Company for a period of 30 consecutive days constitutes an event of default unless replacement officers satisfactory to the lenders are appointed.

  Existing Credit Facility. The Company's credit facility (the "Credit Facility") is with a group of financial institutions, for which Bank of America National Trust and Savings Association acts as U.S. agent and Bank of America Canada acts as Canadian agent. Set forth below is certain information concerning the terms of the Credit Facility. As described above, the Company is seeking to obtain a new credit facility that will increase the Company's borrowing capacity. The terms of such new credit facility may be different than the terms of the existing Credit Facility.

  The Credit Facility enables the Company to borrow up to $300 million on a revolving basis and permits the Canadian Subsidiary to directly borrow up to $40 million under the Credit Facility (provided that the aggregate borrowings of the Company and the Canadian Subsidiary do not exceed $300 million). Up to $10 million of the Credit Facility is available in the form of letters of credit. The Credit Facility terminates on March 30, 2001, at which time all outstanding indebtedness is due. As of July 17, 1998, there was approximately $287.0 million of outstanding indebtedness under the Credit Facility (not including undrawn outstanding letters of credit in the amount of $1.4 million).

  Borrowings by the Company under the Credit Facility accrue interest, at the Company's option, at either (a) the Base Rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% and (ii) Bank of America's reference rate) or (b) the Eurodollar Rate (which for borrowings by the Company is equal to Bank of America's reserve adjusted eurodollar rate) plus a margin ranging from 0.950% to 1.625% per annum. Borrowings by the Canadian Subsidiary under the Credit Facility accrue interest, at such subsidiary's option, at either
(x) the Prime Rate (which is equal to Bank of America Canada's prime rate),
(y) the BA Rate (which is equal to Bank of America Canada's BA Rate) plus a margin ranging from 0.950% to 1.625% per annum or (z) the Eurodollar Rate (which for borrowing by the Canadian Subsidiary is equal to Bank of America Canada's reserve adjusted eurodollar rate) plus a margin ranging from 0.950% to 1.625% per annum. If at any time an event of default (as defined in the agreement governing the Credit Facility) exists, the interest rate applicable to each loan will increase by 2% per annum. The Company is also required to pay the banks an annual facility fee equal to 0.375% of the banks' $300 million aggregate lending commitment under the Credit Facility (which fee may be reduced to 0.300% for periods during which the Company maintains a specified funded debt to cash flow ratio).

  The obligations of the Company under the Credit Facility are secured by substantially all of its assets, the stock of its United States subsidiaries and a portion of the stock of a Canadian subsidiary. The obligations of the Canadian Subsidiary under the Credit Facility are guaranteed by the Company and secured by substantially all of the assets of the Canadian Subsidiary and the stock of the subsidiaries of the Canadian Subsidiary.

  Term Loan. In July 1998, the Company obtained a $250 million term loan from a group of financial institutions (the "Term Loan"). The Term Loan matures on June 30, 2005. Prior to maturity, quarterly installments of principal in the amount of $625,000 are due on the last day of each calendar quarter, commencing September 30, 1999. The amount due at maturity is $235,625,000. The Term Loan accrues interest, at the Company's option, at either (a) the Base Rate (as defined above with respect to the Credit Facility) plus a margin ranging from 0% to 0.5% per annum, or (b) the Eurodollar Rate (as defined above with respect to the Credit Facility for borrowings by the Company) plus a margin ranging from 1.875% to 2.375% per annum. The Term Loan is secured pari passu with the Credit Facility. The agreement governing the Term Loan contains restrictive covenants substantially similar to those provided by the Credit Facility.

  9 1/2% Senior Subordinated Notes. For information concerning the Notes, see "Description of the Notes."

FLUCTUATIONS IN OPERATING RESULTS

  The Company expects that its revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including: seasonal rental patterns of the Company's customers (with rental activity tending to be lower in the winter); changes in general economic conditions in the Company's markets; the timing of acquisitions and the opening of start-up locations and related costs; the effect of the integration of acquired businesses and start-up locations; the timing of expenditures for new equipment and the disposition of used equipment; and price changes in response to competitive factors.

  The Company is continually involved in the investigation and evaluation of potential acquisitions. In accordance with generally accepted accounting principles, the Company capitalizes certain direct out-of-pocket expenditures (such as legal and accounting fees) relating to potential or pending acquisitions. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any capitalized expenditures relating to any potential or pending acquisition that the Company determines will not be consummated. There can be no assurance that the Company in future periods will not be required to incur a charge against earnings in accordance with such policy, which charge, depending upon the magnitude thereof, could adversely affect the Company's results of operations.

  The Company will be required to incur significant start-up expenses in connection with establishing each start-up location. Such expenses may include, among others, pre-opening expenses related to setting up the facility, training employees, installing information systems and marketing. The Company expects that in general start-up locations will initially operate at a loss or at less than normalized profit levels. Consequently, the opening of a start-up location may negatively impact the Company's margins until the location achieves normalized profitability.

  There may be a lag between the time that the Company purchases new equipment and begins to incur the related depreciation and interest expenses and the time that the equipment begins to generate revenues at normalized rates. As a result, the purchase of new equipment, particularly equipment purchased in connection with expanding and diversifying the Company's rental equipment, may periodically reduce margins.

GENERAL ECONOMIC CONDITIONS AND INFLATION

   The Company's operating results may be adversely affected by (i) changes in general economic conditions, including changes in construction and industrial activity, or increases in interest rates, or (ii) adverse weather conditions that may temporarily decrease construction and industrial activity in a particular geographic area. Although the Company cannot accurately anticipate the effect of inflation on its operations, the Company believes that inflation has not had, and is not likely in the foreseeable future to have, a material impact on its results of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company adopted SFAS No. 130 during the period ended March 31, 1998. The adoption of SFAS No. 130 did not have a material effect on the consolidated financial position, results of operations or cash flows of the Company. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments. The Company is required to adopt SFAS No. 131 by December 31, 1998.

                                   BUSINESS

  United Rentals is a large, geographically diversified equipment rental company with 210 rental locations in 28 states and Canada. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also sells used rental equipment, acts as a distributor for certain new equipment, and sells related merchandise and parts. The Company commenced equipment rental operations in October 1997 by acquiring six established companies and acquired 53 additional companies in the first seven months of 1998. During the year ended December 31, 1997, the Company rented equipment to approximately 360,000 customers (with the top ten customers representing approximately 1% of total revenues) and had pro forma revenues and EBITDA of $605.5 million and $181.6 million, respectively.

  The types of rental equipment offered by the Company include a broad range of light to heavy construction and industrial equipment (such as backhoes, forklifts, aerial lifts, skid-steer loaders, compressors, pumps and generators), general tools and equipment (such as hand tools and garden and landscaping equipment) and, to a lesser extent, special event equipment (such as tents, tables and chairs). The equipment mix varies at each of the Company's locations, with some locations offering a general mix and some specializing in specific equipment categories. As of July 10, 1998, the Company's rental equipment included approximately 105,000 units (not including special event equipment), had an original purchase price of approximately $606 million and had a weighted average age (based on original purchase price) of approximately 32 months.

INDUSTRY OVERVIEW

  The Company estimates that the U.S. equipment rental industry (including used and new equipment sales by rental companies) generates annual revenues in excess of $20 billion. The combined equipment rental revenues of the 100 largest equipment rental companies have increased at an estimated compound annual rate of approximately 23% from 1992 through 1997 (based upon 1992 revenues and 1997 pro forma revenues, giving effect to certain acquisitions completed after the beginning of 1997, reported by the Rental Equipment Register, an industry trade publication). The Company believes growth in the equipment rental industry primarily reflects the following trends:

  Recognition of Advantages of Renting. There is increasing recognition of the many advantages that equipment rental may offer compared with ownership, including the ability to: (i) avoid the large capital investment required for equipment purchases, (ii) reduce storage and maintenance costs, (iii) supplement owned equipment thereby increasing the range and number of jobs that can be worked on, (iv) access a broad selection of equipment and select the equipment best suited for each particular job, (v) obtain equipment as needed and minimize the costs associated with idle equipment, and (vi) access the latest technology without investing in new equipment.

  Increase in Contractor Rentals. There has been a fundamental shift in the way contractors meet their equipment needs. While contractors have historically used rental equipment on a temporary basis--to provide for peak period capacity, meet specific job requirements or replace broken equipment-- many contractors are now also using rental equipment on an ongoing basis to meet their long-term equipment requirements.

  Outsourcing Trend. The general trend toward the corporate outsourcing of non-core competencies is leading large industrial companies increasingly to rent, rather than purchase, equipment that they require for repairing, maintaining and upgrading their facilities.

  The equipment rental industry is highly fragmented, consisting of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets. Based upon rental revenues reported by the Rental Equipment Register for 1997: (i) there were only 10 equipment rental companies that had 1997 equipment rental revenues in excess of $100 million (with the largest company having had 1997 equipment rental revenues of approximately $460 million), (ii) the largest 100 equipment rental companies combined had less than a 22% share of the market based on 1997 equipment rental revenues and the Company's estimate of the size of the market (with the largest company having had a market share of less than 3%), and (iii) there were approximately 100 equipment rental companies that had 1997 equipment rental revenues between $5 million and $100 million. In addition, the Company estimates that there are more than 20,000 companies with annual equipment rental revenues of less than $5 million. The Company believes that the fragmented nature of the industry presents substantial consolidation and growth opportunities for companies with access to capital and the ability to implement a disciplined acquisition program. The Company also believes that the extensive experience of its management team in acquiring and effectively integrating acquisition targets should enable the Company to capitalize on these opportunities.

STRATEGY

  The Company's objective is to continue to expand its operations in North America. The Company believes that it has competitive advantages relative to many smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and with newer and better maintained equipment, greater flexibility to transfer equipment among locations in response to customer demand, and greater ability to efficiently dispose of used equipment through direct sales to customers. The Company's plan for achieving this objective includes the following key elements:

  Execute Disciplined Acquisition Program. The Company intends to continue to expand through a disciplined acquisition program. The Company is seeking to make acquisitions of varying size, including acquisitions of smaller companies to complement existing or anticipated locations and combinations with relatively large companies that have an established presence in one or more regions. In evaluating potential acquisition targets, the Company considers a number of factors, including the quality of the target's rental equipment and management, the opportunities to improve operating margins and increase internal growth at the target, the economic prospects of the region in which the target is located, the potential for additional acquisitions in the region, and the competitive landscape in the target's markets.

  Improve Operating Margins. The Company focuses significant efforts on improving operating margins at acquired companies through the efficient integration of new and existing operations, the elimination of duplicative costs, reduction in overhead, and centralization of functions such as purchasing and information technology.

  Increase Internal Growth. The Company believes that a lack of capital has constrained expansion and modernization at many small and mid-sized equipment rental companies and that as a result there is significant potential to increase internal growth at many acquired companies through capital investment. The Company seeks to increase internal growth by investing in additional and more modern equipment, using advanced information technology systems to improve asset utilization and tracking, increasing sales and marketing efforts, cross-marketing between locations that offer different equipment categories, expanding and diversifying the customer segments served, expanding the geographic areas served, and opening complementary locations.

  Open New Rental Locations. The Company also intends to grow by selectively opening new rental locations in attractive markets where there are no suitable acquisition targets available or where the cost of a start-up location would be less than the cost of acquiring an existing business.

  Diversify Locations, Equipment Categories and Customers. The Company plans to continue to diversify geographically and to focus on a broad range of equipment categories and customer markets within the equipment rental industry. The Company believes that this will allow it to participate in the overall growth of the equipment rental industry and reduce the Company's sensitivity to fluctuations in regional economic conditions, adverse weather impacting a particular region or changes that affect particular market segments. In order to achieve this diversification, the Company will continue to seek expansion opportunities in North America and will pursue acquisition candidates with varying equipment mixes and customer specializations.

ACQUISITIONS

  The Company believes that there will continue to be a large number of attractive acquisition opportunities in the equipment rental industry due to the highly fragmented nature of the industry, the inability of many small and mid-sized equipment rental companies to expand and modernize due to capital constraints, and the desire of many long-time owners for liquidity. The Company has an experienced acquisition team, comprised of senior level executives with extensive acquisition, operating and financial experience, that is engaged in identifying and evaluating acquisition candidates and executing the Company's acquisition program.

 COMPLETED ACQUISITIONS

  The table below provides certain information concerning the 59 acquisitions completed by the Company to date:

                                                          NUMBER OF   YEARS IN         1997
COMPANY                             LOCATIONS            RENTAL SITES BUSINESS       REVENUES
-------                   ------------------------------ ------------ -------- ---------------------
1997 ACQUISITIONS:                                                             (DOLLARS IN MILLIONS)
Mercer Equipment Company  North Carolina                       3          9            $18.5
A&A Tool Rentals and
 Sales, Inc.              California                           2         35             13.8
Coran Enterprises, Inc.   California                           4         33              9.5
 (dba A-1 Rents) and
 affiliate


J&J Rental Services,
 Inc.                     Texas                                1         19              8.7
Bronco Hi-Lift, Inc.      Colorado                             1         16              6.5
Rent-It Center, Inc.      Utah                                 1         45              2.9
1998 ACQUISITIONS:
Equipment Supply          Alabama; Delaware;                  22         21            101.1
 Company, Inc. and        Georgia; Indiana;
 affiliates               Maryland; Michigan;
                          New Jersey; North Carolina;
                          Pennsylvania; Virginia;
                          Kentucky; Ohio
Access Rentals, Inc. and
 affiliates               Connecticut; Florida;               19         23             52.3
                          Indiana; Minnesota;
                          New Jersey; New
                          York; Pennsylvania;
                          South Carolina;
                          Tennessee; Washington;
                          Ontario, Canada
Power Rental Co., Inc.    Idaho; Oregon; Washington           18         28             40.5
BNR Equipment Limited
 and affiliates           New York; Ontario, Canada            8         23             24.0
ADCO Equipment, Inc. and
 affiliate                California                           2         43             23.3
Industrial Lift, Inc.     Maryland; New Jersey; Virginia       4         15             21.5
Grand Valley Equipment
 and affiliate            Michigan                             2         24             19.5
Rental Equipment, Inc.
 and affiliates           California                           6         38             19.3
Valley Rentals, Inc.      Washington                           3         37             15.6
Gaedcke Equipment
 Company                  Texas                                4         38             14.1
Perco Limited             Quebec, Canada                      10         61             13.6
Bear Associates, Inc.     Delaware; Maryland                   4         13             13.2

                                                       NUMBER OF   YEARS IN         1997
COMPANY                            LOCATIONS          RENTAL SITES BUSINESS       REVENUES
-------                   --------------------------- ------------ -------- ---------------------
                                                                            (DOLLARS IN MILLIONS)
Reitzel Rentals Ltd.      Ontario, Canada                  10         52            12.4
High Reach, Inc. and
 affiliate                Oregon; Washington                3         16            11.0
Channel Equipment
 Holding, Inc. and
 affiliates               Texas                             4(a)      20            10.8
Paul E. Carlson, Inc.
 (dba Carlson Equipment)  Minnesota                         3         42            10.7
West Main Rentals &
 Sales, Inc.              California; Oregon                6         18             9.8
Select Equipment Ltd.     Ontario, Canada                   2         20             9.3
Mission Valley Rentals,
 Inc.                     California                        4         22             8.6
Western Rental & Sales,   Utah                              4         21             7.6
 Inc. and affiliate
Dealers Service Company   New Jersey                        2         27             7.2
Yankee Equipment Corpo-
 ration                   Connecticut                       2(a)      22             6.9
Ace Rental & Sales Com-
 pany, Inc.               Kentucky                          3         18             6.3
Pro Rentals, Inc.         Washington                        6         12             5.9
ASC Equipment Company,
 Inc.                     North Carolina                    3         21             5.5
B&H Equipment, Inc.       Texas                             2          6             5.5
Equipment Rental and
 Sales of Monroe, Inc.    North Carolina                    1         24             5.2
Sky-King Holdings
 Equipment Ltd.           Ontario, Canada                   3         13             5.0
Equipment Capital
 Corporation (dba Owens
 Equipment Company)       Colorado                          1         10             4.6
Nevada High Reach
 Equipment, Inc. and
 affiliate                Nevada                            3         13             4.5
Windham Construction
 Corp. (dba Windham
 Equipment Company)       New York                          2         13             4.3
C.T.R. Rental Center,
 Inc.                     Texas                             3         27             4.3
Palmer Equipment
 Company, Inc.            Michigan                          1         21             3.7
Gene's Village Rental &
 Sales, Inc.              South Carolina                    2         24             3.6
Manchester Equipment
 Rental & Sales, Inc.     Connecticut                       1         11             3.3
San Leandro Equipment
 Rental Service, Inc.     California                        1         36             3.2
Quarry & Drill Supply,    Connecticut; Massachusetts;
 Inc. (dba Premier Tool)  New York                          3          8             3.2
Madison Equipment
 Rentals and Sales, Inc.  Alabama                           3         11             3.2
MISCO Rents, Inc.         Indiana                           2          8             3.1
Santa Fe Supply &
 Rental, Inc.             Colorado                          1         11             2.3
Archer Construction
 Equipment, Inc. (dba
 Ace Equipment)           North Carolina                    1         30             2.2
Dirt & Rock Rentals &
 Equipment LLC            Kentucky                          2         15             2.1
Rentals Unlimited, Inc.   Rhode Island                      2         30             1.7
Darien Rental Services
 Company                  Connecticut                       1         31             1.7
Pearson Equipment
 Rentals, Limited         Ontario, Canada                   1         33             1.4
Rents Et. Al., Inc.       California                        1         10             1.4
Salisbury Rental Center,
 Inc.                     North Carolina                    1         10             1.3
Carson Tahoe Rents, Inc.  California; Nevada                3         33             1.1
CC Rentals, Inc.          Nevada                            1          2             1.1
Anchor Rental, Inc.       Connecticut                       1         15             1.0
Georgian Sales and
 Construction             Ontario, Canada                   1         30             0.7
A-1 Rents of Galveston,
 Inc.                     Texas                             1         16             0.6
M&S Sales, Inc.           Rhode Island                      1(b)      12             0.3

--------
(a) One of these locations was shut down and the operations formerly conducted at such location were consolidated with another location.
(b) This location was shut down and the operations formerly conducted at this location were consolidated with another location.

  The aggregate consideration paid by the Company for the Acquired Companies was $708.9 million and consisted of approximately $647.3 million in cash, 2,286,445 shares of Common Stock, a convertible note in the principal amount of $0.3 million, and warrants to purchase an aggregate of 30,000 shares of Common Stock. In addition, the Company repaid or assumed outstanding indebtedness of the Acquired Companies in the aggregate amount of approximately $385.2 million. The Company agreed in connection with nine acquisitions to pay former owners additional amounts based upon specified future revenues and/or new store openings (such amounts being limited to (i) $10.0 million, $2.8 million, $2.0 million, $0.8 million, $0.5 million, $0.5 million, $0.4 million, and Cdn$4.0 million, respectively, with respect to eight of such acquisitions and (ii) an amount based on a single store with respect to one acquisition).

 POTENTIAL ACQUISITIONS

  The Company is currently a party to 20 non-binding letters of intent relating to the possible acquisition by the Company of 20 additional companies having an aggregate of 68 rental locations. Based upon information provided to the Company in connection with its preliminary investigation of these companies, the Company estimates that the aggregate 1997 revenues of these companies were approximately $255.9 million. However, in view of the preliminary nature of this estimate, there can be no assurance that actual revenues did not differ.

  Based upon the terms contained in the letters of intent, the Company estimates that the aggregate purchase price for the 20 companies under letter of intent would be approximately $367.3 million plus the assumption of approximately $81.2 million of indebtedness. A portion of the purchase price may be paid in the form of Common Stock.

  In view of the fact that the letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect to the companies under letter of intent, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

  The Company is continuously involved in discussions relating to potential acquisitions of varying size and in due diligence investigations of potential acquisition candidates. In addition to the potential acquisitions that are currently under letter of intent, there are additional potential acquisitions with respect to which the Company is currently engaged in discussions or due diligence investigations. These potential acquisitions include the acquisition of smaller companies to complement existing or anticipated locations and combinations with large companies that have an established presence in one or more regions.

START-UP LOCATIONS

  The Company has to date developed one start-up location (located in Florida) and is in the process of developing four additional start-up locations (two located in Texas, one in Washington and one in Quebec). These projects were commenced by certain of the Acquired Companies, prior to their having been acquired by the Company, and are being continued by the Company. The Company expects that three of these locations will open in the third quarter of 1998 and one in the fourth quarter of 1998.

OPERATIONS

  The Company currently operates 210 rental locations in 28 states and Canada. The Company offers for rent a broad array of equipment including light to heavy construction and industrial equipment, general tools and equipment and, to a lesser extent, special event equipment. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment, and selling related merchandise and parts. The Company's customer base is diverse and includes construction industry participants, industrial companies, and homeowners and other individuals.

 EQUIPMENT RENTAL

  The Company offers for rent a broad array of equipment on a daily, weekly, monthly and multi-month basis. The following are examples of the types of equipment that the Company offers for rent:

    Construction and Industrial: aerial lifts (such as boom and scissor lifts), air compressors, backhoes, ditching equipment, forklifts, generators, pumps and skid-steer loaders.

    General Tools and Equipment: garden and landscaping equipment, hand tools, high-pressure washers, paint sprayers, power tools and roto tillers.

    Special Event: lighting, staging and dance floors, tables and chairs, tents and canopies.

  As of July 10, 1998, the Company's rental equipment included approximately 105,000 units (excluding special event equipment) and had an original purchase price of approximately $606 million and a weighted average age (based on original purchase price) of approximately 32 months. The Company estimates that (based on original purchase price) construction and industrial equipment represents approximately 93% of the Company's rental equipment, general tools and equipment represents approximately 6%, and special event equipment represents approximately 1%. The Company also estimates that aerial lift equipment represents approximately 53% of the Company's rental equipment and accounted for approximately 35% of the Company's pro forma revenues in 1997.

  The equipment mix varies at each of the Company's locations, with some locations offering a general mix and some specializing in specific equipment categories. The Company expects that as it integrates the Acquired Companies it will further expand and modernize its rental equipment and expand and diversify the customer markets served by certain locations.

 RELATED OPERATIONS

  In addition to renting equipment, the Company is engaged in a variety of related or complementary activities.

  Sales of Used Equipment. The Company routinely sells used rental equipment to adjust the age and composition of its rental fleet. The Company sells such equipment through a variety of means including sales to the Company's existing rental customers and local customer base, sales to used equipment dealers, and sales through public auctions. The Company also participates in trade-in programs in connection with purchasing new equipment.

  Sales of New Equipment. The Company, at most locations, is a distributor for various tool and equipment manufacturers, including American Honda Motor Co. Inc. (generators and pumps), Edco Manufacturing (surfacing equipment), Genie Industries, Inc. (aerial lifts), Grove Worldwide (aerial platforms), Kubota (earthmoving equipment), Multiquip, Inc. (compaction equipment and compressors), Milwaukee Electric Tool Corporation (power tools), Trak International (loaders and forklifts), Stihl, Inc. (surface preparation equipment) and Wacker (compaction equipment). In general, such manufacturers may terminate the Company's distribution rights at any time.

  Sales of Related Merchandise and Parts. The Company, at most locations, sells a variety of merchandise that may be used in conjunction with rental equipment (such as saw blades, fasteners, drill bits, hard hats, gloves and other safety equipment) and also sells parts.

  Other. The Company at certain locations offers equipment maintenance services to customers for equipment that is owned by the customer. This service is primarily provided with respect to equipment purchased from the Company.

 CUSTOMERS AND SALES AND MARKETING

  The Company on a pro forma basis rented equipment to approximately 360,000 customers in 1997. No single customer accounted for more than 0.5% of the Company's pro forma revenues in 1997, and the Company's top 10 customers accounted for approximately 1% of the Company's pro forma revenues in 1997.

  The composition of the Company's customer base varies widely by location and is determined by several factors, including the equipment mix and marketing focus of the particular location and the business composition of the local economy. The Company's customer base consists of the following general categories: (i) construction industry participants (such as construction companies, contractors and subcontractors), (ii) industrial companies (such as manufacturers, chemical companies, paper mills and utilities), and (iii) homeowners and other individuals. The Company estimates that in 1997 (a) revenues attributable to construction industry participants accounted for approximately 69% of the Company's pro forma revenues, (b) revenues attributable to industrial companies accounted for approximately 23% of the Company's pro forma revenues, and (c) revenues attributable to homeowners and others accounted for approximately 8% of the Company's pro forma revenues.

  The Company markets its products and services through a sales force which, as of July 10, 1998, consisted of approximately 377 store-based salespeople and 344 field-based salespeople. The Company supplements the activities of its sales force through participation in industry trade shows and conferences, direct mailings, and advertising in local industry publications and the yellow pages in the markets it serves.

 PURCHASING

  The Company is in the process of centralizing the purchasing of certain equipment items, particularly large items with a significant cost and items that are purchased in volume. The Company believes that such centralization will give it greater purchasing power with its suppliers and enable it to obtain discounts.

 INFORMATION TECHNOLOGY SYSTEM

  The Company has recently installed a new integrated information technology system. The Company believes that this system should enable the Company to more effectively monitor and manage operations, improve equipment utilization, and facilitate the redeployment of under-utilized equipment to other locations. The new system replaces the separate systems heretofore used by the Acquired Companies.

  The Company's information technology system is currently operational at all of the Company's locations, except for certain locations that were acquired in the past 45 days. In general, it takes the Company three to five weeks to install the system at newly acquired locations. However, in view of the significant number of new locations that will be acquired in the Merger with U.S. Rentals, the Company estimates that it will take two to four months to install the system at all of such locations.

  Each of the Company's locations at which the system is operational is equipped with a workstation that is electronically linked to each of the Company's other locations and to the Company's centralized databases. All rental transactions are entered at these workstations and processed on a real-time basis through a centralized AS400 system located at corporate headquarters. Authorized personnel at each location are able to access the system 24 hours a day in order to determine equipment availability, monitor business activity on a real-time basis, and obtain a wide range of operating and financial data. The data available through the system includes: (i) inventory reports, (ii) accounts receivable information, (iii) customer and vendor information, (iv) price and sales trends by store, region, salesperson, equipment category, or customer, (v) fleet utilization by individual asset or asset class and (vi) financial results by store or region. The system also allows an employee at any location to locate a specific item of equipment throughout a region, determine when it will be available for rental, reserve it for a specific customer, and schedule delivery to the customer's job site or one of the Company's locations.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: public companies or divisions of public companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., Rental Service Corporation and, prior to the Merger, U.S. Rentals); regional competitors which operate in one or more states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. The Company believes that, in general, large companies enjoy significant competitive advantages compared to smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and with newer and better maintained equipment, and greater flexibility to transfer equipment among locations in response to customer demand.

PROPERTIES

  The Company currently operates 210 rental locations (175 in the United States and 35 in Canada). The rental locations in the United States are in the following 28 states: Alabama (4), California (22), Colorado (3), Connecticut
(6), Delaware (4), Florida (3), Georgia (1), Idaho (1), Indiana (5), Kentucky
(7), Maryland (5), Massachusetts (1), Michigan (4), Minnesota (5), Nevada (7), New Jersey (6), New York (10), North Carolina (11), Ohio (1), Oregon (19), Pennsylvania (5), Rhode Island (2), South Carolina (3), Tennessee (2), Texas
(14), Utah (5), Virginia (4) and Washington (15). The rental locations in Canada are in Ontario (25) and Quebec (10). The Company's rental locations generally include facilities for displaying equipment and, depending on the location, may include separate equipment service areas and storage areas.

  The Company owns 13 of its rental locations and leases the other locations. The leases for the Company's rental locations provide for various terms, including (i) 93 leases that provide for a remaining term of more than five years (of which 24 provide for a renewal option), (ii) 59 leases that provide for a remaining term of between one and five years (of which 21 provide for a renewal option), (iii) 33 leases that provide for a remaining term of less than one year (four of which provide for a renewal option) and (iv) 12 leases that are on a month-to-month basis. The Company is currently negotiating renewals for those leases that provide for a remaining term of less than one year and do not provide for renewal options. These leases were entered into (or assumed) in connection with the acquisitions of the Acquired Companies and most of the lessors are the former owners of these companies. The Company believes that its leases generally reflect market terms.

  The Company maintains a fleet of vehicles that is used for delivery, maintenance and sales functions. A portion of this fleet is owned and a portion leased and, as of July 10, 1998, this fleet included approximately 8,654 vehicles.

  The Company's corporate headquarters are located in Greenwich, Connecticut, where it leases approximately 15,000 square feet under a lease that extends until 2001 (subject to extension rights).

ENVIRONMENTAL REGULATION

  The Company uses hazardous materials, such as solvents, to clean and maintain its rental equipment and generates and disposes of wastes such as used motor oil, radiator fluid, solvents and batteries. In addition, the Company currently dispenses, or may in the future dispense, petroleum products from underground and above-ground storage tanks located at certain rental locations. These and other activities of the Company are subject to various federal, state and local laws and regulations governing the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for, among other things, (i) the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage and substantial penalties for violations of such laws, and (ii) environmental contamination at facilities where its waste is or has been disposed. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. Although the Company investigates each business or property that it acquires or leases and believes there are no existing material liabilities relating to non-compliance with environmental laws and regulations, there can be no assurance that there are no undiscovered potential liabilities relating to non-compliance with environmental laws and regulations, that historic or current operations have not resulted in undiscovered conditions that will require investigation and/or remediation under environmental laws, or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. Furthermore, there can be no assurance that changes in environmental regulations in the future will not require the Company to make significant capital expenditures to change methods of disposal of hazardous materials or otherwise alter aspects of its operations.

EMPLOYEES

  At July 10, 1998, the Company employed 3,554 persons, including 51 corporate and regional management employees, 2,782 operational employees and 721 sales people. Of these employees, 1,003 are salaried personnel and 2,551 are hourly personnel. Collective bargaining agreements relating to 17 separate locations cover approximately 200 of the Company's employees. The Company considers its labor relations to be good.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are parties to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business or financial condition of the Company.

                 CERTAIN INFORMATION CONCERNING PENDING MERGER

GENERAL

  On June 15, 1998, the Company entered into the Merger Agreement which provides, subject to the terms and conditions set forth therein, for a subsidiary of the Company to be merged with and into U.S. Rentals as a result of which U.S. Rentals will become a wholly owned subsidiary of URI. At the effective time of the Merger, (i) each outstanding share of U.S. Rentals common stock would be converted into 0.9625 shares of Common Stock of United Rentals and (ii) all outstanding options to purchase shares of U.S. Rentals common stock will be assumed by United Rentals and converted into options to purchase Common Stock of United Rentals, subject to adjustment for the Exchange Ratio.

  U.S. Rentals is the second largest equipment rental company in the United States and the largest in the Western United States based on 1997 rental revenues. U.S. Rentals currently operates 127 equipment rental locations in 22 states and Mexico and generates an average of approximately 145,000 rental contracts per month from a diverse base of customers including commercial and residential construction, industrial and homeowner customers. U.S. Rentals management estimates that more than 280,000 customers did business with U.S. Rentals in 1997. U.S. Rentals owns more than 100,000 pieces of rental equipment comprised of approximately 600 equipment categories including aerial work platforms, forklifts, paving and concrete equipment, compaction equipment, air compressors, hand tools, plumbing, landscaping and gardening equipment. U.S. Rentals management believes that U.S. Rentals' fleet, which had a weighted average age of approximately 23 months and an original equipment cost of approximately $725 million at June 30, 1998, is one of the most comprehensive and well-maintained equipment rental fleets in the industry. U.S. Rentals also sells new equipment manufactured by nationally known companies, used equipment from its rental fleet and rental-related merchandise, parts and supplies.

CERTAIN ADDITIONAL INFORMATION CONCERNING THE MERGER

  Set forth below is certain additional information concerning the terms of the Merger. Such information does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Merger Agreement.

 SHARES TO BE ISSUED IN THE MERGER

  Based upon the number of shares of U.S. Rentals common stock outstanding as of June 15, 1998, United Rentals will issue approximately 29.6 million shares of its common stock to U.S. Rentals stockholders in the Merger and such shares will constitute approximately 46.2% of the outstanding shares of United Rentals common stock after the Merger.

 CONDITIONS TO THE MERGER

  The Merger is subject to the satisfaction or waiver of a number of conditions. These include, but are not limited to, (i) the adoption of the Merger Agreement by the stockholders of U.S. Rentals; (ii) the approval by the stockholders of United Rentals of (a) the issuance of Common Stock of United Rentals contemplated by the Merger Agreement and (b) an amendment to United Rental's certificate of incorporation to increase the authorized shares of United Rental's common stock to 250,000,000 shares; (iii) the absence of any law, regulation or order making the Merger illegal or prohibiting the Merger;
(iv) termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (v) the receipt of letters from the companies' independent accountants regarding such accountants' concurrence with the conclusions of management of the respective companies as to the appropriateness of "pooling of interests" accounting for the Merger if consummated in accordance with the Merger Agreement.

 GOVERNMENTAL APPROVALS

  On June 26, 1998, the Company and U.S. Rentals each filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, a premerger notification with the Department of Justice and the Federal

Trade Commission in respect of the Merger. On July 9, 1998, the Company and U.S. Rentals were advised that early termination of the waiting period under such Act had been granted.

 TERMINATION

  The Company and U.S. Rentals mutually can agree to terminate the Merger Agreement at any time, whether before or after the receipt of stockholder approval, without completing the Merger. In addition, either company can terminate the Merger Agreement if: (i) the Merger is not completed before December 31, 1998; (ii) a governmental authority prohibits the Merger; (iii) the stockholders of U.S. Rentals do not adopt the Merger Agreement; (iv) the stockholders of United Rentals do not approve the matters required as a condition to the Merger as described above; (v) the other party materially breaches or fails to comply with any of its representations, warranties, covenants or agreements set forth in the Merger Agreement; (vi) after October 14, 1998 and before a special meeting of its stockholders is held relating to the Merger, under certain circumstances, the Board of Directors of either party withdraws or modifies its recommendations to its stockholders in accordance with the Merger Agreement or accepts a superior offer from a third party.

 TERMINATION FEES

  The Merger Agreement requires the Company or U.S. Rentals to pay the other certain fees if the Merger Agreement is terminated under the following circumstances: (i) $15 million if the Merger Agreement is terminated because of a non-willful breach of the Merger Agreement; (ii) $30 million if the Merger Agreement is terminated because of a willful breach of the Merger Agreement; or (iii) $30 million if the Merger Agreement is terminated upon the occurrence of certain other events specified in the Merger Agreement.

CERTAIN INFORMATION CONCERNING THE COMBINED OPERATIONS OF THE COMPANY AND U.S. RENTALS

  Set forth below is certain information concerning the operations of United Rentals and U.S. Rentals on a combined basis (the "Combined Company"). All financial and operating data set forth below with respect to the year ended December 31, 1997 is on a pro forma basis giving effect to the Merger and all acquisitions completed by either company subsequent to January 1, 1997.

 LOCATIONS

  The Combined Company currently operates 337 rental locations (301 in the United States, 35 in Canada and one in Mexico). The number of locations in each state (or province) is shown below:

    United States. Alabama (9), Arizona (2), Arkansas (3), California (72), Colorado (3), Connecticut (6), Delaware (4), Florida (19), Georgia (2), Idaho (2), Indiana (5), Kansas (2), Kentucky (7), Louisiana (3), Maryland
  (5), Massachusetts (1), Michigan (5), Minnesota (5), Missouri (2), Nebraska
  (1), Nevada (12), New Jersey (6), New Mexico (2), New York (10), North Carolina (12), Ohio (1), Oklahoma (2), Oregon (21), Pennsylvania (5), Rhode Island (2), South Carolina (8), Tennessee (2), Texas (30), Utah (6), Virginia (8) and Washington (16).

    Canada: Ontario (25), Quebec (10)

    Mexico: Nuevo Leon (1)

 EQUIPMENT

  As of July 10, 1998, the Combined Company's rental equipment included approximately 205,000 units (excluding special event equipment) and had an original purchase price of approximately $1,331.4 million and a weighted average age (based on original purchase price) of approximately 27 months.

 CUSTOMERS AND SALES AND MARKETING

  The Combined Company rented equipment to over 640,000 customers in 1997. No single customer accounted for more than 0.4% of the Combined Company's revenues in 1997, and the Combined Company's top 10 customers accounted for less than 2% of the Combined Company's revenues in 1997. The Company estimates that in 1997 (a) revenues attributable to construction industry participants accounted for approximately
63% of the Combined Company's revenues, (b) revenues attributable to industrial companies accounted for approximately 25% of the Combined Company's revenues, and (c) revenues attributable to homeowners and others accounted for approximately 12% of the Combined Company's revenues.

  The Combined Company markets its products and services through a sales force which, as of July 10, 1998, consisted of approximately 705 store-based salespeople and 728 field-based salespeople.

 EMPLOYEES

  At July 10, 1998, the Combined Company employed 6,733 persons, including 70 corporate and regional management employees, 5,230 operational employees and 1,433 sales people. Of these employees, 1,620 are salaried personnel and 5,113 are hourly personnel. Collective bargaining agreements relating to 18 separate locations cover approximately 208 of the Combined Company's employees.

                                  MANAGEMENT

BACKGROUND

  The Company was founded in September 1997 by the following officers of the
Company: Bradley Jacobs, John Milne, Michael Nolan, Robert Miner, Sandra Welwood, Joseph Kondrup, Jr., Kai Nyby and Richard Volonino. Each of these officers was formerly a senior executive of United Waste Systems, Inc. ("United Waste") or a senior member of United Waste's acquisition team. United Waste, a solid waste management company, was formed in 1989 and sold in August 1997 to USA Waste Services, Inc. for stock consideration valued at over $2.2 billion. United Waste executed a growth strategy that combined a disciplined acquisition program (including over 200 acquisitions completed from January 1995 through August 1997), the integration and optimization of acquired facilities, and internal growth. At the time it was sold, United Waste was the sixth largest provider of integrated, non-hazardous solid waste management services in the United States, as measured by 1996 revenues.

CURRENT OFFICERS AND DIRECTORS

  The table below identifies, and provides certain information concerning, the current officers and directors of the Company. Upon completion of the pending Merger which U.S. Rentals, certain changes relating to the Company's Board of Directors and officers will be made as described under "--Changes to Officers and Directors Upon Completion Of Pending Merger."

    NAME                 AGE                    POSITIONS(1)
    ----                 ---                    ------------
Bradley S. Jacobs.......  41 Chairman, Chief Executive Officer and Director(2)
Wayland R. Hicks........  55 President, Chief Operating Officer and Director(3)
John N. Milne...........  39 Vice Chairman, Chief Acquisition Officer,
                              Secretary and Director(2)
Michael J. Nolan........  37 Chief Financial Officer(2)
Robert P. Miner.........  48 Vice President, Strategic Planning(4)
Sandra E. Welwood.......  42 Vice President, Corporate Controller(2)
Kurtis T. Barker........  37 Regional Vice President, Operations(5)
Daniel E. Imig..........  52 Regional Vice President, Operations(5)
Robert P. Krause........  37 Regional Vice President, Operations(6)
Joseph J. Kondrup,
 Jr. ...................  39 Vice President, Acquisitions(2)
Kai E. Nyby.............  45 Vice President, Acquisitions(2)
Richard A. Volonino.....  55 Vice President, Acquisitions(2)
Ronald M. DeFeo.........  46 Director(5)
Richard J. Heckmann.....  54 Director(5)
Gerald Tsai, Jr. .......  69 Director(7)

--------
(1) For information concerning the term served by directors, see "-- Classification of Board of Directors."
(2) The indicated person has held such position(s) since September 1997.
(3) Mr. Hicks has served as President and Chief Operating Officer since November 1997 and as a director since June 1998.
(4) Mr. Miner was appointed Vice President, Strategic Planning in July 1998. From September 1997 until July 1998, he served as Vice President, Finance.
(5) The indicated person has held such position since October 1997.
(6) Mr. Krause has served as Regional Vice President, Operations since May
    1998.
(7) Mr. Tsai has served as a director since December 1997.

  Bradley S. Jacobs founded United Waste Systems, Inc. in 1989 and served as its Chairman and Chief Executive Officer from inception until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

  Wayland R. Hicks served in various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-
1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-1993) and Executive Vice President, Engineering and Manufacturing--Xerox Business Products and Systems Group (1987-1989). Mr. Hicks served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

  John N. Milne was Vice Chairman and Chief Acquisition Officer of United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at United Waste from 1990 until 1993. Mr. Milne had primary responsibility for implementing United Waste's acquisition program. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

  Michael J. Nolan served as the Chief Financial Officer of United Waste Systems, Inc. from February 1994 until August 1997. He served in other finance positions at United Waste from November 1991 until February 1994, including Vice President, Finance, from October 1992 to February 1994. From 1985 until November 1991, Mr. Nolan held various positions at the accounting firm of Ernst & Young, including senior audit manager, and is a Certified Public Accountant.

  Robert P. Miner was an executive officer of United Waste Systems, Inc. from November 1994 until August 1997, serving first as Vice President, Finance and then Vice President, Acquisitions. Prior to joining United Waste, he was a research analyst with PaineWebber Incorporated (November 1988 to October 1994) and Needham & Co. (January 1987 to October 1988) and held various executive positions at General Electric Environmental Services, Inc., Stauffer Chemical Company, and OHM Corporation.

  Sandra E. Welwood served as Vice President, Controller of United Waste Systems, Inc. from March 1996 until August 1997. From October 1994 to February 1996, she was Assistant Controller of OSi Specialty, Inc., and from October 1993 to September 1994, was Director of Internal Audit of the Gartner Group, Inc. Prior to this, Ms. Welwood was a senior audit manager at Ernst & Young from September 1987 to September 1993, and held various positions (including senior audit manager) at KPMG Peat Marwick from January 1980 to August 1987, and is a Certified Public Accountant.

  Kurtis T. Barker served as Vice President-Operations-Great Lakes Region of United Waste Systems, Inc. from 1993 until August 1997. From 1991 to 1993, he was an operations manager at Chambers Development Company, Inc. From 1990 to 1991, Mr. Barker was a project engineer at South Dakota Disposal Systems. From 1986 to 1990, he was a project engineer and then a general manager at Silver King Mines, Inc.

  Daniel E. Imig served as President-Mid-Central Region of Waste Management, Inc. from 1996 to August 1997. From 1978 to 1996, Mr. Imig served in a number of operating positions at Waste Management, Inc., including District Manager and Division President.

  Robert P. Krause held various management positions with Hertz Equipment Rental Corporation prior to joining the Company in 1998, including Regional Operations Manager of Hertz's Western Region from 1995 until 1998 and Branch Manager from 1990 until 1995.

  Joseph J. Kondrup, Jr. was a senior member of United Waste's acquisition team from March 1996 until August 1997, with responsibility for the company's entry into and subsequent development of its Rocky

Mountain Region. From July 1987 until March 1996, he was Division President of a subsidiary of Waste Management, Inc.

  Kai E. Nyby was a senior member of United Waste's acquisition team from 1995 until August 1997, with responsibility for acquisitions and business development in the company's Midwest Region. From 1981 to 1995, Mr. Nyby was the Regional Manager, Midwest Group for Waste Management, Inc. From 1973 to 1980, Mr. Nyby was General Manager, Operations for a subsidiary of Waste Management, Inc.

  Richard A. Volonino was a senior executive officer of United Waste from November 1991 until August 1997, serving as Chief Operating Officer from 1991 to 1992 and thereafter as Executive Vice President--Acquisitions. From May 1988 to October 1991, Mr. Volonino held various positions, including Vice President, Operations, with Chambers Development Company, Inc., and from 1986 to December 1987, was District Manager at Laidlaw, Inc.

  Ronald M. DeFeo is the Chief Executive Officer, President, Chief Operating Officer and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the Terex heavy equipment group and was appointed President and Chief Operating Officer in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including Senior Vice President and Managing Director.

  Richard J. Heckmann has served since 1990 as Chairman, President and Chief Executive Officer of United States Filter Corporation, a leading global provider of industrial and commercial water and wastewater treatment systems and services. Mr. Heckmann is also a director of USA Waste Services, Inc. and K2 Inc.

  Gerald Tsai, Jr. served as Chairman, Chief Executive Officer and President of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as Chief Executive Officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of Meditrust Corporation, Proffitt's, Inc., Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc. and Zenith National Insurance Corp. He also serves as a trustee of Boston University and New York University Medical Center.

CHANGES TO OFFICERS AND DIRECTORS UPON COMPLETION OF PENDING MERGER

  Pursuant to the Merger Agreement, it is expected that the changes described below relating to the Company's Board of Directors and officers will be made upon consummation of the Merger.

  The Board of Directors will consist of the six current members plus four new members. Two of the new members are expected to be Richard D. Colburn (who will become Chairman Emeritus of the Company and will be a member of the class of directors whose term expires in 2001) and William F. Berry (who will be a member of the class of directors whose term expires in 2000). The other new members have not yet been identified.

  The officers of the Company will change as follows: (i) Wayland R. Hicks will become Vice Chairman of the Company while continuing as Chief Operating Officer of the Company, (ii) William F. Berry, President and Chief Executive Officer of U.S. Rentals, will become President of the Company, and (iii) John
S. McKinney, Chief Financial Officer of U.S. Rentals, will become Vice President, Finance of the Company.

  Set forth below is certain information concerning the persons named above that are expected to become officers and/or directors upon completion of the Merger.

  Richard D. Colburn, 86, purchased U.S. Rentals (under its previous name of Leasing Enterprises, Inc.) on December 31, 1975, and has been Chairman of the Board of U.S. Rentals since that date. Mr. Colburn is a private investor.

  William F. Berry, 45, has been an employee of U.S. Rentals and one of its predecessors since 1966, became U.S. Rentals' President and Chief Executive Officer in January 1987 and became a director in 1996. In his more than 30 years with U.S. Rentals and its predecessor, Mr. Berry has held numerous operational and managerial positions, including Profit Center Manager, Division Manager and Regional Vice President.

  John S. McKinney, 43, has been the Vice President-Finance and Chief Financial Officer of U.S. Rentals since 1990 and became a director of U.S. Rentals in 1996. Mr. McKinney joined U.S. Rentals in 1988 as Controller, and held that position until being promoted to his current positions. Prior to joining U.S. Rentals, Mr. McKinney served as the controller of an electrical wholesale company, held various financial positions at Iomega Corporation, including Assistant Controller, and held various positions at the accounting firm of Arthur Andersen & Co.

CAPITAL CONTRIBUTIONS BY OFFICERS AND DIRECTORS

  The officers and directors of the Company listed below have made capital contributions to the Company in the aggregate amount of $46.8 million (excluding amounts paid by certain officers and directors in respect of shares of Common Stock purchased by them in the Company's initial public offering in December 1997). Such capital contributions were made in connection with the sale to such officers and directors in private placements of an aggregate of 13,150,714 shares of Common Stock and 6,342,858 warrants ("Warrants"). Each such Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $10.00 per share at any time prior to September 12, 2007. Such shares and Warrants were sold at a price of $3.50 per unit consisting of one share of Common Stock and one-half of a Warrant (except that Messrs. Barker and Tsai purchased only Common Stock at a price of $3.50 per share and Messrs. Hicks, Imig and Heckmann purchased only Common Stock at a price of $10.00 per share). The table below indicates (i) the number of shares of Common Stock and the number of Warrants purchased by such officers and directors (excluding shares purchased in the Company's initial public offering) and (ii) the aggregate amount paid by such officers and directors for such securities:

                                           SECURITIES PURCHASED(1)
                                           -------------------------
                                              COMMON
             NAME                             STOCK      WARRANTS   PURCHASE PRICE
             ----                          ------------ --------------------------
      Bradley S. Jacobs..................    10,000,000   5,000,000  $35,000,000
      Wayland R. Hicks...................       100,000         --     1,000,000
      John N. Milne......................     1,428,571     714,286    5,000,000
      Michael J. Nolan...................       571,429     285,715    2,000,000
      Robert P. Miner....................       285,714     142,857    1,000,000
      Sandra E. Welwood..................       100,000      50,000      350,000
      Kurtis T. Barker...................       100,000         --       350,000
      Daniel E. Imig.....................         5,000         --        50,000
      Joseph J. Kondrup, Jr. ............       100,000      50,000      350,000
      Kai E. Nyby........................       100,000      50,000      350,000
      Richard A. Volonino................       100,000      50,000      350,000
      Richard J. Heckmann................        20,000         --       200,000
      Gerald Tsai, Jr. ..................       240,000         --       840,000

--------
(1) In certain cases includes securities owned by one or more entities controlled by the named holder.

CLASSIFICATION OF BOARD OF DIRECTORS

  The Board of Directors is divided into three classes. The term of office of the first class (currently comprised of Mr. Hicks and Mr. Tsai) will expire at the annual meeting of stockholders following January 1, 1998, the term of office of the second class (currently comprised of Mr. DeFeo and Mr. Heckmann) will expire at the second annual meeting of stockholders following January 1, 1998, and the term of office of the third class (currently comprised of Mr. Jacobs and Mr. Milne) will expire at the third annual meeting of stockholders following January 1, 1998. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

COMMITTEES OF THE BOARD

  The Board of Directors has three standing committees: the Audit Committee, the Compensation/Stock Option Committee, and the Special Stock Option Committee.

  The responsibilities of the Audit Committee include selecting the firm of independent accountants to be appointed to audit the Company's financial statements and reviewing the scope and results of the audit with the independent accountants. The members of this committee are Messrs. DeFeo, Heckmann and Tsai.

  The responsibilities of the Compensation/Stock Option Committee include making recommendations with respect to the compensation to be paid to officers and directors, administering the Company's Stock Option Plan, and approving the grant of options. The members of this committee are Messrs. DeFeo, Heckmann and Tsai.

  The responsibilities of the Special Stock Option Committee include approving the grant of options to persons other than officers and directors of the Company. The authority of this committee to approve the grant of options to such persons is concurrent with the authority of the Compensation/Stock Option Committee to approve such grants. The members of this committee are Messrs. Jacobs and Milne.

COMPENSATION OF DIRECTORS

  Each director of the Company is paid up to $2,500 per day for each Board of Directors' meeting such director attends, together with an expense reimbursement. During 1997, Messrs. DeFeo, Heckmann and Tsai were each granted options to purchase an aggregate of 20,000 shares of Common Stock at an exercise price of $15.00 per share.

COMPENSATION OF CERTAIN OFFICERS

  The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and each of the other executive officers of the Company during the period August 14, 1997 (inception) through December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                                                     SECURITIES
                                                                     UNDERLYING
NAME AND PRINCIPAL POSITION                             SALARY($)    OPTIONS(#)
---------------------------                             ---------   ------------
Bradley S. Jacobs......................................  $97,039          --
Chief Executive Officer
Wayland R. Hicks.......................................   47,692(1)   450,000
President and Chief Operating Officer
John N. Milne..........................................   63,577          --
Chief Acquisition Officer
Michael J. Nolan.......................................   58,558          --
Chief Financial Officer
Robert P. Miner........................................   50,192          --
Vice President, Finance

--------
(1)Mr. Hicks's employment with the Company commenced on November 14, 1997.

  The following tables summarize the options granted in 1997 to Mr. Hicks, the potential value of these options at the end of the option term (assuming certain levels of appreciation of the Company's Common Stock), and the total number of options held by such executive officer as of December 31, 1997. None of the other executive officers of the Company named in the Summary Compensation Table above were granted options in 1997.

                             OPTION GRANTS IN 1997

                                                   INDIVIDUAL GRANTS
                         -----------------------------------------------------------------------
                                                                     POTENTIAL REALIZABLE VALUE
                         NUMBER OF    % OF TOTAL                      AT ASSUMED RATE OF STOCK
                         SECURITIES    OPTIONS   EXERCISE              APPRECIATION FOR OPTION
                         UNDERLYING   GRANTED TO  PRICE                        TERM(1)
                          OPTIONS     EMPLOYEES    PER    EXPIRATION ---------------------------
NAME                      GRANTED      IN 1997    SHARE      DATE         5%            10%
----                     ----------   ---------- -------- ---------- ------------- -------------
Wayland R. Hicks........  350,000(2)     38.7%    $10.00   11/13/07  $   2,201,131 $   5,578,099
                           50,000(2)      5.5%    $15.00   11/13/07         64,447       546,871
                           50,000(2)      5.5%    $20.00   11/13/07            --        296,871

--------
(1) These amounts are based on calculations at hypothetical 5% and 10% compound annual appreciation rates prescribed by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.
(2) These options are not currently vested. These options will vest one-third in November 1998, one-third in November 1999 and one-third in November 2000. These options were granted pursuant to the Company's 1997 Stock Option Plan.

                     VALUE OF OPTIONS AT DECEMBER 31, 1997

                         NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
NAME                            DECEMBER 31, 1997                   DECEMBER 31, 1997
----                     -------------------------------        -------------------------
                          EXERCISABLE       UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
                         --------------    -----------------    ----------- -------------
Wayland R. Hicks........               --               450,000     --       $3,475,000

EMPLOYMENT AGREEMENTS

 AGREEMENTS CURRENTLY IN EFFECT

  The Company has entered into employment agreements with each of the executive officers of the Company. Certain information with regard to these agreements is set forth below.

  The agreements provide for base salary to be paid at a rate per annum as follows: Mr. Jacobs ($290,000), Mr. Hicks ($400,000), Mr. Milne ($190,000),
Mr. Nolan ($175,000), and Mr. Miner ($150,000). The base salary payable to Mr. Hicks is payable 50% in cash and 50% in Common Stock (valued at the average closing sales price of the Common Stock during all trading days in the calendar quarter preceding the quarter in which the payment is made). Shares of Common Stock issued to Mr. Hicks are subject to certain restrictions on transfer as described under "Principal Stockholders--Certain Agreements Relating to Securities Held by Officers." The base salary payable to Messrs. Jacobs and Milne is subject to possible upward annual adjustments based upon changes in a designated cost of living index. The agreements do not provide for mandatory bonuses. However, the agreements provide that in addition to the compensation specifically provided for, the Company may pay such salary increases, bonuses or incentive compensation as may be authorized by the Board of Directors. The agreements with Messrs. Jacobs and Milne provide for each such executive to receive an automobile allowance of at least $700 per month. The agreement with Mr. Hicks provides for the Company to reimburse him for certain relocation expenses up to a maximum of $100,000.

  The employment agreements with the following executives provide that the term shall automatically renew so that at all times the balance of the terms will not be less than the period hereinafter specified with respect to such executive: Mr. Jacobs (five years), Mr. Milne (five years), Mr. Nolan (three years) and Mr. Miner (three years). The employment agreement with Mr. Hicks provides for a term extending until November 2000. Under each of the agreements, the Company or the employee may at any time terminate the agreement, with or without cause, provided that if the Company terminates the agreement, the Company is required to make severance payments to the extent described in the following paragraph.

  The employment agreements with Messrs. Jacobs and Milne provide that the executive is entitled to severance benefits in the event that (i) his employment agreement is terminated by the Company without Cause (as defined in the employment agreement), (ii) the executive terminates his employment agreement for Good Reason (as defined in the employment agreement) or because of a breach by the Company of its obligations thereunder, (iii) his employment is terminated as a result of death or (iv) the Company or the executive terminates the employment agreement due to the disability of the executive. The severance benefits include (i) a lump sum payment equal to five times the sum of the executive's annual base salary at the time of termination plus the highest annual bonus paid to the executive in the preceding three years and
(ii) the continuation of the executive's benefits for such specified period. The employment agreement with Mr. Hicks provides that the executive is entitled to a severance payment in the amount of $1 million in the event that his employment agreement is terminated by the Company without Cause (as defined in the employment agreement) or he terminates his employment for Good Reason (as defined in the employment agreement). The employment agreements with the other officers provide that the executive is entitled to severance benefits of up to three months' base salary in the event that the executive's employment agreement is terminated without Cause (as defined in the employment agreement). The employment agreements with Messrs. Jacobs and Milne provide that if any portion of the required severance payment to the executive constitutes an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the executive is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by the executive pursuant to Section 4999 of the Code. Any payment constituting an "excess parachute payment" would not be deductible by the Company.

  Each of the agreements provides that all options at any time to be granted to the executive will automatically vest upon a change of control of the Company (as defined in the agreement).

  Pursuant to the employment agreement with Mr. Hicks, Mr. Hicks has been granted options to purchase an aggregate of 450,000 shares of Common Stock. For information concerning these options, see "--Compensation of Certain Officers."

  The agreement with Mr. Hicks provides that, after Mr. Hicks becomes a director, at each annual meeting of the stockholders of the Company which occurs during the term of the agreement and at which Mr. Hicks' term as director would be scheduled to expire, the Company will nominate Mr. Hicks for re-election as a director.

 AGREEMENTS TO BE ENTERED INTO UPON CLOSING OF PENDING MERGER

  Pursuant to the Merger Agreement, the Company will enter into employment agreements with each of Messrs. Berry and McKinney. Such agreements will be entered into concurrently with the closing of the Merger. Certain information with regard to these agreements is set forth below.

  The agreements provide for Mr. Berry to serve as President and Mr. McKinney to serve as Vice President-Finance of the Company. The agreements provide for an annual base salary of $225,000 for Mr. Berry and $175,000 for Mr. McKinney, subject to possible annual upward adjustments based upon changes in a designated cost of living index. The agreements do not provide for mandatory bonuses. However, the agreements provide that, in addition to the compensation specifically provided for, the Company may pay such salary increases, bonuses or incentive compensation as may be authorized by the Board of Directors. The agreement with Mr. Berry provides for the Company to reimburse him for certain relocation expenses up to a maximum of $100,000.

  The term of each agreement will commence upon the closing of the Merger and continue for three years (unless terminated earlier as provided therein), provided that the term thereunder will automatically renew so that at no time will the balance of the term of the agreement be less than two years. Under each of the agreements, the Company or the employee may at any time terminate the agreement, with or without cause, provided that if the Company terminates the agreement without cause (as defined in the agreement), the employee will be entitled to receive from the Company his then current monthly base salary and benefits over the remaining term of the employment agreement.

  The agreements provide for the grant (i) to Mr. Berry of options to purchase 200,000 shares and Mr. McKinney of options to purchase 100,000 shares of Common Stock, in each case, at a price per share equal to the closing price per share of Common Stock as reported on the NYSE on the closing date of the Merger (the "Specified Price") and (ii) to Mr. Berry of options to purchase 75,000 shares and Mr. McKinney of options to purchase 37,500 shares of Common Stock, in each case, at a price per share equal to the greater of (x) 125% of the Specified Price and (y) $45. All of such options shall vest over a three year term. The agreements provide that all stock options at any time granted to the employee will automatically vest upon a change of control of the Company (as defined in the agreement) or if the employee is terminated without good cause or resigns for good reason (as defined in the agreement).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At the time the employment agreements with Messrs. Jacobs and Milne were approved by the Board of Directors, the sole members of the Board were Messrs. Jacobs and Milne. No compensation committee interlocks with other companies have existed.

STOCK OPTION PLAN

  The Board of Directors has adopted the Company's 1997 Stock Option Plan (the "Stock Option Plan") which provides for the granting of options to purchase not more than an aggregate of 5,000,000 shares of Common Stock. The Company expects that, prior to completion of the Merger, the Stock Option Plan will be amended to increase the number of options that may be granted to 15,000,000. Some or all of the options issued under the Stock Option Plan may be "incentive stock options" within the meaning of the Code. All officers, directors and employees of the Company and other persons who perform services on behalf of the Company are eligible to participate in the Stock Option Plan. Each option granted pursuant to the Stock Option Plan must provide for an exercise price per share that is at least equal to the fair market value per share of Common Stock on the date of grant. No options may be granted under the Stock Option Plan after August 31, 2007. As of July 10, 1998, the Company had granted under the Stock Option Plan options to purchase an aggregate of 4,429,775 shares of Common Stock. These options have a weighted average exercise price of $20.65 per share.

  The Stock Option Plan provides that it is to be administered by the Board of Directors (or by a committee appointed by the Board). The Board of Directors (or any such committee) has full power and authority to interpret the provisions, and supervise the administration, of the Stock Option Plan. The Board of Directors (or any such committee) determines, subject to the provisions of the Stock Option Plan, to whom options shall be granted, the number of shares of Common Stock subject to an option, whether an option shall be incentive or non-qualified, the exercise price of each option (which may not be less than the fair market value on the date of grant), the period during which each option may be exercised and the other terms and conditions of each option.

                             CERTAIN TRANSACTIONS

  The Company has from time to time purchased equipment from Terex Corporation ("Terex") and may do so in the future. Ronald M. DeFeo, a director of the Company, is the chief executive officer, and a director, of Terex. During 1997, the Company purchased approximately $1.1 million of equipment from Terex.

                            PRINCIPAL STOCKHOLDERS

GENERAL

  The table below and the notes thereto set forth as of the date of this Prospectus certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Common Stock of the Company by
(i) each director and executive officer of the Company and (ii) all executive officers and directors of the Company as a group. Except as indicated in the table, the Company does not know of any stockholder that is the beneficial owner of more than 5% of the outstanding Common Stock of the Company. For purposes of the table, each executive officer is deemed to be the beneficial owner of all shares of Common Stock that may be acquired upon the exercise of the Warrants held by such officer. The Warrants are currently exercisable at an exercise price of $10.00 per share (representing an aggregate exercise price of $61.4 million, assuming the exercise of all Warrants held by executive officers).

                                        NUMBER OF SHARES OF
                                            COMMON STOCK       PERCENT OF COMMON
NAME                                  BENEFICIALLY OWNED(1)(2)  STOCK OWNED(2)
----                                  ------------------------ -----------------
Bradley S. Jacobs...................         15,000,100(3)(4)        38.0%
Wayland R. Hicks....................            103,591(5)             *
John N. Milne.......................          2,142,857(6)            6.1%
Michael J. Nolan....................            857,244(7)            2.5%
Robert P. Miner.....................            428,571(8)            1.2%
Ronald M. DeFeo.....................             63,000(9)             *
Richard J. Heckmann.................             80,000(10)            *
Gerald Tsai, Jr.....................            360,000(11)           1.0%
All executive officers and directors
 as a group
 (8 persons)........................         19,035,363(12)          46.6%

--------
 *Less than 1%.
 (1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (2) In certain cases, includes securities owned by one or more entities controlled by the named holder.
 (3) Consists of 10,000,100 outstanding shares and 5,000,000 shares issuable upon the exercise of currently exercisable Warrants. Does not include 1,200,000 shares issuable upon exercise of options which are not currently exercisable.
 (4) Mr. Jacobs has certain rights relating to the disposition of the shares and Warrants owned by certain of the other officers of the Company. By virtue of such rights, Mr. Jacobs is deemed to share beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the shares owned by such other officers of the Company as described under "--Certain Agreements Relating to Securities Held by Officers." The shares that the table indicates are owned by Mr. Jacobs do not include the shares with respect to which Mr. Jacobs is deemed to share beneficial ownership as aforesaid. Including such shares, Mr. Jacobs is deemed the beneficial owner of an aggregate of 19,133,672 shares of Common Stock (comprised of 12,790,814 outstanding shares and 6,342,858 shares issuable upon the exercise of outstanding Warrants.)
 (5) Consists of 103,591 outstanding shares. Does not include unissued shares that the Company is required to pay Mr. Hicks as part of his base salary as described under "Management--Employment Agreements." Does not include 675,000 shares issuable upon exercise of options which are not currently exercisable.
 (6) Consists of 1,428,571 outstanding shares and 714,286 shares issuable upon the exercise of currently exercisable Warrants. Does not include 300,000 shares issuable upon exercise of options which are not currently exercisable.

 (7) Consists of 571,529 outstanding shares and 285,715 shares issuable upon the exercise of currently exercisable Warrants. Does not include 225,000 shares issuable upon exercise of options which are not currently exercisable.
 (8) Consists of 285,714 outstanding shares and 142,857 shares issuable upon the exercise of currently exercisable Warrants. Does not include 40,000 shares issuable upon exercise of options which are not currently exercisable.
 (9) Consists of 3,000 outstanding shares and 60,000 shares issuable upon the exercise of currently exercisable options.
(10) Consists of 20,000 outstanding shares and 60,000 shares issuable upon exercise of currently exercisable options.
(11) Consists of 300,000 outstanding shares and 60,000 shares issuable upon exercise of currently exercisable options.
(12) Consists of 12,712,505 outstanding shares, 6,142,858 shares issuable upon the exercise of currently exercisable Warrants and 180,000 shares issuable upon the exercise of currently exercisable options. Does not include 2,440,000 shares issuable upon exercise of options which are not currently exercisable.

CERTAIN AGREEMENTS RELATING TO SECURITIES HELD BY OFFICERS

  Prior to the Company's initial public offering, the officers of the Company purchased Common Stock (and in certain cases Warrants) from the Company in private placements, as described under "Management--Capital Contributions by Officers of Directors." All shares of Common Stock and Warrants purchased by the officers of the Company prior to the Company's initial public offering (and any shares of Common Stock acquired upon exercise of such Warrants) are referred to as the "Private Placement Securities."

  Each officer of the Company (other than Mr. Jacobs and Mr. Hicks) has entered into an agreement with the Company and Mr. Jacobs that provides that
(i) if Mr. Jacobs sells any Private Placement Securities that he beneficially owns in a commercial, non-charitable transaction, then Mr. Jacobs is required to use his best efforts to sell (and has the right to sell subject to certain exceptions) on behalf of such officer a pro rata portion of such officer's Private Placement Securities at then prevailing prices, and (ii) except for sales that may be required to be made as aforesaid, the officer shall not (without the prior written consent of the Company) sell or otherwise dispose of the Private Placement Securities owned by such officer (subject to certain exceptions for charitable gifts). The foregoing provisions of the agreements terminate in September or October 2002.

  Each officer of the Company (other than Mr. Jacobs and Mr. Hicks) has also agreed pursuant to such agreements that the Company, in its sole discretion, may (i) prior to September 1, 2005, repurchase the Private Placement Securities owned by such officer in the event that such officer breaches any agreement with the Company or acts adversely to the interest of the Company and (ii) repurchase such Private Placement Securities without any cause (provided that such repurchase right without cause will lapse with respect to one-third of the securities on the first, second and third anniversaries of the date of such agreements). The amount to be paid by the Company in the event of a repurchase will be equal to (i) in the case of Messrs. Milne, Nolan and Miner, $9.125 per share of Common Stock and $0.625 per Warrant plus an amount representing a 4% annual return on such amounts from the date on which such securities were purchased and (ii) in the case of the other officers, the amount originally paid by such officer for such securities plus an amount representing a 10% annual return on such amount. See "Management--Capital Contributions by Officers and Directors" for information concerning the amounts paid by the officers of the Company for the Private Placement Securities owned by them.

  Mr. Hicks has agreed that (i) he will not transfer any Private Placement Securities purchased by him until November 1998 and (ii) he will not transfer any shares of Common Stock that are hereafter issued to him as compensation pursuant to his employment agreement for a one-year period following the date of issuance. See "Management--Employment Agreements."

                           DESCRIPTION OF THE NOTES

  The Exchange Notes offered hereby will be issued, and the Original Notes were issued, under an Indenture dated as of May 22, 1998 (the "Indenture"), among the Company, the Guarantors and State Street Bank & Trust Company, as trustee (the "Trustee"). References to the Notes include both the Original Notes and the Exchange Notes. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

  The following summary of the material provisions of the Indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture and the Notes, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definition of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." All references to the Company in the following summary refer exclusively to the Issuer, and not to any of its subsidiaries.

ORIGINAL NOTES AND EXCHANGE NOTES WILL REPRESENT SAME DEBT

  The Exchange Notes will be issued solely in exchange for an equal principal amount of Original Notes pursuant to the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require the Company to pay additional interest will be different for the Exchange Notes and the Original Notes. See "Registration Rights Agreement--Certain Provisions Relating to Additional Interest" and "--Additional Interest."

  If the Exchange Offer is consummated, holders of Original Notes who do not exchange their Original Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Original Notes and the Exchange Notes then outstanding.

GENERAL

  The Notes are unsecured senior subordinated obligations of the Company limited to $200 million aggregate principal amount, and are guaranteed by each of the Guarantors on a senior subordinated basis as described below. The Notes may be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes is payable, and the Notes are transferable, at the corporate trust office or agency of the Trustee in the City of New York maintained for such purposes. In addition, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

  The Notes will mature on June 1, 2008. Interest on the Notes accrue at the rate of 9 1/2% per annum and is payable semi-annually in arrears on each June 1 and December 1, commencing December 1, 1998, to the holders of record of Notes at the close of business on the May 15 and November 15, respectively, immediately preceding such interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Exchange Notes or, if no interest has been paid on the Exchange Notes, from the most recent date on which interest was paid on the Original Notes (or, if no interest has been paid on the Original Notes, from the Issue Date of the Original Notes). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

ADDITIONAL INTEREST

  As discussed under "Registration Rights Agreement," the interest rate on the Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Registration Rights Agreement."

OPTIONAL REDEMPTION

  Optional Redemption. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning June 1 of the years indicated below:

                                                   REDEMPTION
           YEAR                                      PRICE
           ----                                    ----------
           2003...................................  104.750%
           2004...................................  103.167%
           2005...................................  101.583%
           2006 and thereafter....................  100.000%

  In addition, at any time, or from time to time, on or prior to June 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem Notes, at a redemption price equal to 109.5% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the redemption date; provided that not less than $130 million principal amount of Notes remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering the Company shall send a redemption notice to the Trustee not later than 90 days after the consummation of any such Public Equity Offering.

  As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Common Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

  Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (subject to the rules of DTC); provided, however, that Notes shall only be redeemable in principal amounts of $1,000 or an integral multiple of $1,000. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, unless the Company defaults in the payment of the redemption price.

SINKING FUND

  The Notes are entitled to the benefit of any mandatory sinking fund.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer"), on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes tendered at a purchase price in cash (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the Change of Control Purchase Date. The Company shall be required to purchase all Notes tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days.

  In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. In addition, there can be no assurance that the Company's debt instruments will permit such offer to be made. The Credit Facility does not permit the Company to make a Change of Control Offer and, in order to make such offer, the Company would be required to pay off the Credit Facility in full or seek a waiver from the lenders under the Credit Facility to allow the Company to make the Change of Control Offer. The occurrence of a Change of Control is also an event of default under the agreement governing the Credit Facility and would entitle the lenders thereunder to accelerate all amounts owing under the Credit Facility. Failure to make a Change of Control Offer, even if prohibited by the Company's debt instruments, would constitute a default under the Indenture. See "Risk Factors--Possible Inability to Repurchase Notes upon Change of Control." The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of "Change of Control" excludes certain transactions by Permitted Holders, including a direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to Permitted Holders. The provisions of the Indenture may not afford Noteholders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company if such transaction is not a transaction defined as a "Change of Control."

  The use of the term "all or substantially all" in provisions of the Indenture such as clause (b) of the definition of "Change of Control" and under "--Consolidation, Merger, Sale of Assets, Etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of "all or substantially all" of the assets of a person.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above.

SUBORDINATION

  The indebtedness evidenced by the Notes is subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness. The Notes are senior subordinated indebtedness of the Company ranking senior to all existing and future Subordinated Indebtedness of the Company.

  The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness (including, in the case of Designated Senior Indebtedness, any interest accruing subsequent to the filing of a petition for bankruptcy regardless of whether such interest is an allowed claim in the bankruptcy proceeding) must be paid in full in cash before any payment is made on account of the principal of, premium, if any, or interest on the Notes.

  During the continuance of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness, when the same becomes due, and after receipt by the Trustee and the Company from representatives of holders of such Senior Indebtedness of written notice of such default, no direct or indirect payment (other than payments from trusts previously created pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") by or on behalf of the Company of any kind of character (excluding certain permitted equity or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

  In addition, during the continuance of any other default with respect to any Designated Senior Indebtedness that permits, or would permit with the passage of time or the giving of notice or both, the maturity thereof to be accelerated (a "Non-payment Default") and upon the earlier to occur of (a) receipt by the Trustee and the Company from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default or (b) if such Non-payment Default results from the acceleration of the maturity of the Notes, the date of such acceleration, no payment (other than payments from trusts previously created pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption, or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

  The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee and the Company from the representatives of holders of Designated Senior Indebtedness or the date of the acceleration referred to in clause (b) of the preceding paragraph, as the case may be, and shall end on the earliest to occur of the following events: (i) 179 days have elapsed since the receipt of such notice or the date of the acceleration referred to in clause (b) of the preceding paragraph (provided the maturity of such Designated Senior Indebtedness shall not theretofore have been accelerated), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash, or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice or the date of the acceleration initiating such Payment Blockage Period and there must be a 180 consecutive day period in any 360 day period during which no Payment Blockage Period is in effect.

  If the Company fails to make any payment on the Notes when due on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

  By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

  At March 31, 1998, on a pro forma basis (after giving effect to all acquisitions completed by the Company subsequent to such date and the financing thereof), there was outstanding $447.1 million of Senior Indebtedness. The Indenture limits, but not prohibit, the incurrence by the Company of additional Indebtedness which is senior to the Notes and prohibits the incurrence by the Company of Indebtedness which is subordinated in right of payment to any other Indebtedness of the Company and senior in right of payment to the Notes. The Company at July 17, 1998, had $11.6 million of borrowing capacity available under the Credit Facility.

  "Designated Senior Indebtedness" means (i) all Indebtedness under the Credit Facility and (ii) any other issue of Senior Indebtedness which (a) at the time of the determination is equal to or greater than $25 million in aggregate principal amount and (b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, (x) "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of the Company from time to time owed to the lenders under the Credit Facility, including, without limitation, principal of and interest on, and all fees, indemnities and expenses payable under the Credit Facility, and (y) in the case of Designated Senior Indebtedness, "Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (vii) or (viii) under "--Events of Default" relating to the Company, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (d) Indebtedness which is represented by Redeemable Capital Stock, (e) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Facility, or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (e)), (f) Indebtedness of or amounts owed by the Company for compensation to employees or for services rendered to the Company,
(g) any liability for federal, state, local or other taxes owed or owing by the Company, (h) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries,
(i) that portion of any Indebtedness which is incurred by the Company in violation of the Indenture and (j) amounts owing under leases.

GUARANTEES

  Each Guarantor has fully and unconditionally guaranteed, on a senior subordinated basis, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees are subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness.

  The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors--Fraudulent Transfer Considerations."

  Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

  Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other persons upon the terms and conditions set forth in the Indenture. See "--Consolidation, Merger, Sale of Assets, Etc." In the event all or substantially all of the assets or the capital stock of a Guarantor is sold and the sale complies with the provisions set forth in "--Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be automatically discharged and released.

  "Guarantor Senior Indebtedness" of a Guarantor means the principal of, premium, if any, and interest on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or such Guarantor's Guarantee. Without limiting the generality of the foregoing, (x) "Guarantor Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of such Guarantor from time to time owed to the lenders under the Credit Facility, including, without limitation, principal of and interest on, and all fees, indemnities and expenses payable under the Credit Facility, and (y) in the case of amounts owing under the Credit Facility and guarantees of Designated Senior Indebtedness, "Guarantor Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (vii) or (viii) under "--Events of Default" relating to such Guarantor, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes or the Guarantees, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of such Guarantor, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor, (d) Indebtedness which is represented by Redeemable Capital Stock, (e) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Facility, or the current portion of any long-term Indebtedness which would constitute Guarantor Senior Indebtedness but for the operation of this clause
(e)), (f) Indebtedness of or amounts owed by such Guarantor for compensation to employees or for services rendered to such Guarantor, (g) any liability for federal, state, local or other taxes owed or owing by such Guarantor,
(h) Indebtedness of such Guarantor to the Company or a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (i) that portion of any Indebtedness which is incurred by such Guarantor in violation of the Indenture and (j) amounts owing under leases.

CERTAIN COVENANTS

  The Indenture contains the following covenants, among others:

  Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to "incur"), for the payment of any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; provided, however, that (i) the Company and any Guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness), and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if in each case, after giving pro forma effect to (1) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the four full fiscal quarters immediately preceding such incurrence, taken as one period; (2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and (3) any Asset Sale or Asset Acquisition occurring since the first day of such four-quarter period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such four-quarter period, the Consolidated Fixed Charge Coverage Ratio of the Company is at least 2:1.

  Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any of its Restricted Subsidiaries or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary),

    (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any of its Restricted Subsidiaries or any options, warrants, or other rights to purchase any such Capital Stock (other than any such securities owned by the Company or a Restricted Subsidiary),

    (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any such Subordinated Indebtedness owned by the Company or a Restricted Subsidiary), or

    (d) make any Investment (other than any Permitted Investment) in any person

  (such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default or Event of Default shall have occurred and be continuing, (B) immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness) and (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of:

    (1) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the Issue Date and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

    (2) the aggregate net cash proceeds received by the Company as capital contributions to the Company after the Issue Date and which constitute shareholders' equity of the Company in accordance with GAAP;

    (3) the aggregate net cash proceeds received by the Company from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock) of the Company to any person (other than to a Subsidiary of the Company) after the Issue Date;

    (4) the aggregate net cash proceeds received by the Company from any person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company after the Issue Date;

    (5) the aggregate net cash proceeds received after the Issue Date by the Company from any person (other than a Subsidiary of the Company) for debt securities that have been converted or exchanged into or for Capital Stock of the Company (other than Redeemable Capital Stock) (to the extent such debt securities were originally sold for cash) plus the aggregate amount of cash received by the Company (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

    (6) in the case of the disposition or repayment of any Investment constituting a Restricted Payment after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; and

    (7) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of the Company's interest in such Subsidiary, provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus:

  the Designation Amount (measured as of the date of Designation) with respect to any Restricted Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "--Limitations on Designations of Unrestricted Subsidiaries" below.

  For purposes of the preceding clause (C)(4), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such options, warrants or rights plus the incremental amount received by the Company upon the exercise thereof.

  None of the foregoing provisions will prohibit, so long, in the case of clauses (ii), (iii), (v) and (vi) below, as there is no Default or Event of Default continuing, (i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this covenant; (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock of the Company (other than Redeemable Capital Stock) to any person (other than to a Subsidiary of the Company); provided, however, that such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; (iii) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of the Company to any person (other than to a Subsidiary of the Company); provided, however, that any such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; or (2) Indebtedness of the Company so long as such Indebtedness is Subordinated Indebtedness which (w) has no scheduled principal payment prior to the 91st day after the Maturity Date, (x) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and (y) is subordinated to the Notes in the same manner and to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired; (iv) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with the Indenture; (v) payments to purchase Capital Stock of the Company from officers of the Company, pursuant to agreements in effect as of the Issue Date, in an amount not to exceed $15 million in the aggregate, (vi) payments (other than those covered by clause (v)) to purchase Capital Stock of the Company from management or employees of the Company or any of its Subsidiaries, or their authorized representatives, upon the death, disability or termination of employment of such employees, in aggregate amounts under this clause (vi) not to exceed $1 million in any fiscal year of the Company, and (vii) the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis. Any payments made pursuant to clauses
(i), (v) or (vi) of this paragraph shall be taken into account in calculating the amount of Restricted Payments made from and after the Issue Date.

  Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless the Notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to Liens securing the Notes to the same extent such Subordinated Indebtedness is subordinate to the Notes), except for (a) Liens securing Senior Indebtedness;
(b) Liens securing the Notes; (c) Liens in favor of the Company on assets of any Subsidiary of the Company; (d) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (e) Permitted Liens.

  Disposition of Proceeds of Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) of the Company or such Restricted Subsidiary that are assumed by the transferee of such assets and any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 30 days into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for the purposes of this provision; provided further, that the 75% limitation referred to in clause (b) will not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. To the extent that the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, the Credit Facility, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 360 days of such Asset Sale, to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that are used or useful in the business of the Company and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, the Credit Facility nor invested in Replacement Assets within such 360-day period constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $10 million, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, an aggregate principal amount of Notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (the "Asset Sale Offer Price"). To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. The Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

  Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to the Company or a Wholly-Owned Restricted Subsidiary. The Company will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary of the Company or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to the Company or a Wholly-Owned Restricted Subsidiary. Notwithstanding the foregoing, nothing in such covenant will prohibit Preferred Stock (other than Redeemable Capital Stock) issued by a person prior to the time (A) such person becomes a Restricted Subsidiary of the Company, (B) such person merges with or into a Restricted Subsidiary of the Company or (C) a Restricted

Subsidiary of the Company merges with or into such person; provided that such Preferred Stock was not issued or incurred by such person in anticipation of a transaction contemplated by subclause (A), (B), or (C) above.

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates (other than Restricted Subsidiaries), except (a) on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company, (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $2 million, the Company shall have delivered an officer's certificate to the Trustee certifying that such transaction or transactions comply with the preceding clause (a), and (c) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $5 million, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Restricted Subsidiaries, (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business,
(iii) any dividends made in compliance with "--Limitation on Restricted Payments" above, (iv) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, (v) the incurrence of intercompany Indebtedness which constitutes Permitted Indebtedness, (vi) transactions pursuant to agreements in effect on the Issue Date, and (vii) the purchase of equipment for its Fair Market Value from Terex Corporation or its Affiliates in the ordinary course of business of each of Terex Corporation and the Company.

  Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (c) make loans or advances to the Company or any other Restricted Subsidiary of the Company, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law or any applicable rule, regulation or order, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company, (iii) customary restrictions on transfers of property subject to a Lien permitted under the Indenture, (iv) the Credit Facility as in effect on the Issue Date, (v) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, (vi) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold), (vii) any agreement in effect on the Issue Date, (viii) the Indenture and the Guarantees, and (ix) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses, provided that the terms and conditions of any such agreement are not materially less favorable to the holders of the Notes with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

  Limitation on Designations of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Restricted Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) the Company would be permitted to make an Investment (other than a Permitted Investment, except a Permitted Investment covered by clause (x) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date calculated in accordance with GAAP; and

    (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

  The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

  The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  In the event the Company or a Restricted Subsidiary makes any Investment in any person which was not previously a Subsidiary and such person thereby becomes a Subsidiary, such person shall automatically be an Unrestricted Subsidiary and the Company may designate such Subsidiary as a Restricted Subsidiary only if it meets the foregoing requirements.

  All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

  Limitation on the Issuance of Subordinated Indebtedness. The Company will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company and senior in right of payment to the Notes.

  Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries acquires, creates or designates another domestic Restricted Subsidiary, then such newly acquired, created or designated Restricted Subsidiary shall, within 30 days after the date of its acquisition, creation or designation, whichever is later, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture.

  Reporting Requirements. For so long as the Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission (if permitted by Commission practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days after each Required Filing Date (whether or not permitted or required to be filed with the Commission) (i) transmit (or cause to be transmitted) by mail to all holders of Notes, as their names and addresses appear in the Note register, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company would be required to file with the Commission if the Notes were then registered under the Exchange Act. In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions upon the request of any such holder.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto (a) either (i) if the transaction or transactions is a merger or consolidation, the Company or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation, or (ii) the person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement, and in each case, the Indenture shall remain in full force and effect; (b) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and (c) except in the case of any merger of the Company with any wholly-owned Subsidiary of the Company or any merger of Guarantors (and, in each case, no other persons), the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness).

  In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

  Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and asset of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company or a Restricted Subsidiary, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Notes, the Indenture and/or the Registration Rights Agreement, as the case may be, with the same effect as if such successor had been named as the Company in the Notes, the Indenture and/or in the Registration Rights Agreement, as the case may be and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

  The Indenture will provide that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described in "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Restricted Payments," and "--Limitation on Liens"), Subsidiaries of any surviving person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

  The following will be "Events of Default" under the Indenture:

    (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at Stated Maturity, upon optional redemption, required purchase or otherwise); or

    (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, for 30 days; or

    (iii) (a) default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; or

    (iv) (a) there shall be a default in the performance or breach of the provisions of "--Consolidation, Merger and Sale of Assets, Etc."; (b) the Company shall have failed to make or consummate an Offer in accordance with the provisions of the Indenture described under "--Certain Covenants-- Dispositions of Proceeds of Asset Sales"; or (c) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the Indenture described under "--Change of Control"; or

    (v) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $15 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (vi) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $15 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

    (vii) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law or (B) adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

    (viii) the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

    (ix) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

  If an Event of Default (other than those covered by clause (vii) or (viii) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company and the representative of the banks under the Credit Facility, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, the Company and the representative of the banks under the Credit Facility, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes due and payable immediately, upon which declaration, all amounts payable in respect of the Notes shall be due and payable as of the date which is five business days after the giving of such notice to the representative of the banks under the Credit Facility. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

  The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Noteholders.

  The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

NO LIABILITY FOR CERTAIN PERSONS

  No director, officer, employee or stockholder of the Company, nor any director, officer or employee of any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture based on or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Notes ("defeasance") to the extent set forth below. Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity (except lost, stolen or destroyed Notes which have been replaced or paid); (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of hindering, delaying or defrauding creditors of the Company or others; (viii) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (ix) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or repaid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the

Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

  From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of Notes. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes,
(ii) change the currency in which any Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto, (vii) reduce or change the rate or time for payment of interest on the Notes or (viii) to modify or change any provision of the Indenture affecting the ranking of the Notes in a manner adverse to the holders of the Notes.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a person (a) assumed in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Subsidiary of any other person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such person becoming a Subsidiary.

  "Affiliate" means, with respect to any specified person, (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, (ii) any other person that owns, directly or indirectly, 10% or more of such specified person's Capital Stock, or (iii) any officer or director of (A) any such specified person, (B) any Subsidiary of such specified person or (C) any person described in clauses
(i) or (ii) above.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary of the Company to any person other than the Company or a Restricted Subsidiary of the Company, of
(a) any Capital Stock of any Restricted Subsidiary of the Company; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary of the Company; or (c) any other properties or assets of the Company or any Restricted Subsidiary of the Company, other than (i) sales of obsolete, damaged or used equipment or other equipment or inventory sales in the ordinary course of business, (ii) sales of assets in one or a series of related transactions for an aggregate consideration of less than $1 million, (iii) sales of Permitted Investments, and (iv) sales of accounts receivable for financing purposes. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "--Consolidation, Merger, Sale of Assets, Etc."

  "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

  "Board of Directors" means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million, (d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) investments in short term asset management accounts managed by any bank party to the Credit Facility which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from Standard & Poor's Ratings Group or by Moody's Investors Service, Inc. or investments of the types described in clauses (a) through (d) above, and (f) investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; provided, however, that a "Change of Control" shall not be deemed to have occurred under this subclause (a) unless the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange
Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation; provided, however, that a transaction effected to create a holding company of the Company, pursuant to which the Company becomes a wholly-owned Subsidiary of such holding company, and as a result of which the holders of Voting Stock of such holding company upon consummation of such transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to such transaction, shall not be deemed to involve a "Change of Control."

  "Common Stock" means the common stock of the Company, par value $.01 per share.

  "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period, (i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense,
(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses), (e) one-third of Consolidated Rental Payments and (f) if any Asset Sale or Asset

Acquisition shall have occurred since the first day of any four quarter period for which "Consolidated Cash Flow Available for Fixed Charges" is being calculated (including to the date of calculation) (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the entity involved in any such Asset Acquisition, to the extent such amounts under clauses (A) and (B) would be permitted to be eliminated in a pro forma income statement prepared in accordance with Rule 11-02 of Regulation S-X, less (ii)(x) non-cash items increasing Consolidated Net Income and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in the most recent Four Quarter Period.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period. If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

  "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense, (ii) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis and (iii) one-third of Consolidated Rental Payments.

  "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), (ii) the portion of net income of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries, (iii) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis, (v) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders and (vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles.

  "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

  "Consolidated Rental Payments" of any person means, for any period, the aggregate rental obligations of such person and its Restricted Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in accordance with GAAP, payable in respect of such period (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such person and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any event, (i) that portion of Consolidated Interest Expense of such person representing payments by such person or any of its Restricted Subsidiaries in respect of Capitalized Lease Obligations (net of payments to such person or any of its Restricted Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense) and (ii) the aggregate amount of amortization of obligations of such person and its Restricted Subsidiaries in respect of such Capitalized Lease Obligations for such period (net of payments to such person or any of its Restricted Subsidiaries and subleases qualifying as capitalized lease subleases to the extent that such payments could be deducted in determining such amortization amount).

  "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Credit Facility" means the Third Amended and Restated Credit Agreement dated as of May 12, 1998 among the Company, United Rentals of Canada, Inc., various financial institutions, BankBoston, N.A., Comerica Bank, Credit Lyonnais New York Branch, Deutsche Bank AG and Fleet Bank N.A., as Co-Agents, Bank of America Canada, as Canadian Agent, and Bank of America National Trust and Savings Association, as U.S. Agent, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agents, lender or group of lenders.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disinterested Member of the Board of Directors of the Company" means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any person (other than the Company) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

  "Event of Default" has the meaning set forth under "--Events of Default" herein.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's- length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company in good faith.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable at the date of the Indenture.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

  "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of Interest Rate Protection Obligations of such person, and (i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above; provided, however, that Indebtedness shall not include (i) any holdback or escrow of the purchase price of property, services, businesses or assets or (ii) any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be approved in good faith by the board of directors of the issuer of such Redeemable Capital Stock. In the case of Indebtedness of other persons, the payment of which is secured by a Lien on property owned by a person as referred to in clause (e) above, the amount of the Indebtedness of such person attributable to such Lien at any date shall be the lesser of the Fair Market Value at such date of any asset subject to such Lien and the amount of the Indebtedness secured.

  "Interest Rate Protection Agreement" means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Interest Rate Protection Obligations" means the obligations of any person pursuant to any Interest Rate Protection Agreements.

  "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Maturity Date" means June 1, 2008.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers' fees) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale,
(iii) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale (iv) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

  "Permitted Holder" means Bradley S. Jacobs, John N. Milne, Michael J. Nolan and their respective Affiliates, and trusts established for the benefit of a Permitted Holder or members of his immediate family.

  "Permitted Indebtedness" means, without duplication:

    (a) Indebtedness of the Company and the Guarantors evidenced by up to $200 million principal amount of the Notes and the Guarantees;

    (b) Indebtedness of the Company and Restricted Subsidiaries under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $450 million or (ii) 100% of Tangible Assets, less, in either case, any amounts permanently repaid in accordance with the covenant described under "--Certain Covenants-- Disposition of Proceeds of Asset Sales";

    (c) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date;

    (d) Indebtedness of the Company or any Restricted Subsidiary of the Company incurred in respect of performance bonds, bankers' acceptances and letters of credit in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business consistent with past practice to support the insurance or self-insurance obligations of the Company or any of its Restricted Subsidiaries (including to secure workers' compensation and other similar insurance coverages), in the aggregate amount not to exceed $10 million at any time; but excluding letters of credit issued in respect of or to secure money borrowed;

    (e) (i) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company and (ii) Interest Rate Protection Obligations of any Restricted Subsidiary covering Permitted Indebtedness of such Restricted Subsidiary provided that, in the case of either clause (i) or
  (ii), (x) any Indebtedness to which any such Interest Rate Protection Obligations correspond bears interest at fluctuating interest rates and is otherwise permitted to be incurred under the "Limitation on Indebtedness" covenant and (y) the notional principal amount of any such Interest Rate Protection Obligations that exceeds the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate shall not constitute Permitted Indebtedness;

    (f) Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that (i) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) and (ii) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture;

    (g) Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the obligations of the Company under the Indenture and the Notes, except that (i) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to another Restricted Subsidiary) and (ii) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company (other than to the Company or a Restricted Subsidiary) of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of the Company shall, in each case, be an incurrence of Indebtedness by the Company, subject to the other provisions of the Indenture;

    (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

    (i) Indebtedness of the Company or any Restricted Subsidiary under equipment purchase or lines of credit or for Capitalized Lease Obligations not to exceed $25 million in aggregate principal amount outstanding at any time;

    (j) Indebtedness of the Company or any Restricted Subsidiary, in addition to that described in clauses (a) through (i) of this definition, in an aggregate principal amount outstanding at any time not to exceed $15 million;

    (k) (i) Indebtedness of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company or any of its Restricted Subsidiaries and (ii) Indebtedness of any Restricted Subsidiary of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, provided, however, that (x) the principal amount of Indebtedness incurred pursuant to this clause (k) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith, and (y) in the case of Indebtedness incurred by the Company pursuant to this clause (k) to refinance Subordinated Indebtedness, such Indebtedness (A) has no scheduled principal payment prior to the 91st day after the Maturity Date, (B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and (C) is subordinated to the Notes in the same manner and to the same extent that the Subordinated Indebtedness being refinanced is subordinated to the Notes;

    (l) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

    (m) Guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred under the Indenture.

  "Permitted Investments" means any of the following: (i) Investments in the Company or in a Restricted Subsidiary; (ii) Investments in another person, if as a result of such Investment (A) such other person becomes a Restricted Subsidiary or (B) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to the Company or a Restricted Subsidiary; (iii) Investments representing Capital Stock or obligations issued to the Company or any of its Restricted Subsidiaries in settlement of claims against any other person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Restricted Subsidiary; (iv) Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Restricted Subsidiaries to hedge against fluctuations in interest rates on its outstanding Indebtedness;
(v) Investments in the Notes; (vi) Investments in Cash Equivalents; (vii) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "--Certain Covenants--Disposition of Proceeds of Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant; (viii) advances to employees or officers of the Company in the ordinary course of business; (ix) any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company and (x) other Investments not to exceed $5 million at any time outstanding.

  "Permitted Liens" means the following types of Liens:

    (a) any Lien existing as of the date of the Indenture;

    (b) Liens securing Indebtedness under the Credit Facility in accordance with the provisions thereof in effect on the date of the Indenture;

    (c) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence;

    (d) Liens in favor of the Company or a Restricted Subsidiary;

    (e) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

    (f) Liens for taxes, assessments or governmental charges or claims either
  (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (i) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (j) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

    (k) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

    (l) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (n) Liens securing refinancing Indebtedness permitted under clause (k) of the definition of "Permitted Indebtedness," provided such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness;

    (o) Liens incurred in the ordinary course of business by the Company or any Restricted Subsidiary with respect to obligations that do not exceed $5 million at any time outstanding;

    (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off; and

    (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture.

  "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock," as applied to any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

  "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Significant Subsidiary" of any person, as of any date of determination, means a Restricted Subsidiary of such person which would be a significant subsidiary of such person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the Commission and as in effect on the date of the Indenture.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

  "Subordinated Indebtedness" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (ii) any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

  "Tangible Assets" means all assets of the Company and its Subsidiaries, excluding all Intangible Assets. For purposes of the foregoing, "Intangible Assets" means goodwill, patents, trade names, trade marks, copyrights, franchises, organization expenses and any other assets properly classified as intangible assets in accordance with GAAP.

  "Unrestricted Subsidiary" means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly-Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

  The Original Notes are represented by two permanent, global notes (the "Original Global Securities"), in definitive, fully registered book-entry form, and the Exchange Notes will be represented by a single, permanent global note (the "Exchange Global Security"), in definitive, fully registered book-entry form. The Original Global Securities are, and the Exchange Global Security will be, registered in the name of a nominee of DTC. Pursuant to procedures established by DTC, interests in the Original Global Securities and the Exchange Global Security (collectively, the "Global Securities") will be shown on, and the transfer of such interest will be effected only through, records maintained by DTC or its nominee (with respect to interest of Participants) and the records of Participants (with respect to interests of persons other than Participants).

  So long as DTC or its nominee is the registered owner or holder of the Global Securities, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Securities for all purposes under the Indenture and under the Notes represented thereby. No beneficial owner of an interest in the Global Securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants (as defined herein), the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Payments of the principal of, premium, if any, and interest on the Notes represented by the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the Notes represented by the Global Securities, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Securities as shown in the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Securities held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

  DTC has advised the Company that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Securities among Participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Interests in the Global Securities will be exchanged for certificated securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Securities, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate certificated securities to be delivered.

                             PLAN OF DISTRIBUTION

  Any broker-dealer (a "Participating Broker-Dealer") that, pursuant to the Exchange Offer, receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. Each Participating Broker-Dealer will be required to acknowledge in the Letter of Transmittal that it will comply with such prospectus delivery requirement in connection with any resale of Exchange Notes. The Letter of Transmittal states that by making such acknowledgment a Participating Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  Based on interpretations by the Staff of the Commission set forth in no-action letters issued to third parties, the Company believes that this Prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by Participating Broker-Dealers in order to satisfy the prospectus delivery requirements applicable to Participating Broker-Dealers in connection with the resale of Exchange Notes as described above. The Company has agreed in the Registration Rights Agreement that it will use its best efforts to make this Prospectus available to each Participating Broker-Dealer for use in connection with any resales of such Exchange Notes (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances specified in the Registration Rights Agreement). The obligation of the Company to make this Prospectus available as aforesaid will commence on the day that the Exchange Offer is consummated and continue in effect for a 30-day period (the "Broker Prospectus Period"); provided, however, that, if for any day during such period the Company restricts the use of such prospectus, the Broker Prospectus Period shall be extended on a day-for-day basis. See "Description of Registration Rights Agreement."

  Any sale of Exchange Notes by Participating Broker-Dealers will be for their own account, and the Company will not receive any proceeds of such sales.

  Participating Broker-Dealers may from time to time sell Exchange Notes that were received by them in the Exchange Offer in one or more transactions in the over-the-counter market, in privately negotiated transactions, through the writing of options on the Exchange Notes or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. Such sales of Exchange Notes may be made directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Participating Broker-Dealers or purchasers of the Exchange Notes (which compensation may be in excess of customary commissions). Any agents, brokers or dealers that participate in the distribution of the Exchange Notes may be deemed to be underwriters and any commissions received by them and any profit on the resale of such Exchange Notes sold by them might be deemed to be underwriting discounts and commissions under the Securities Act.

  During the Broker Prospectus Period, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances specified in the Registration Rights Agreement). Any such requests should be directed to United Rentals, Inc., Attention:
Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone: (203) 622-3131.

  The Company has agreed in the Registration Rights Agreement to indemnify each Participating Broker-Dealer that resells Exchange Notes pursuant to this Prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of the Exchange Notes, including liabilities under the Securities Act, or to contribute to payments that such Participating Broker-Dealers may be required to make in respect thereof.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issue and sale of the Exchange Notes will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg Krause & Zivian LLP, New York, New York.

                                    EXPERTS

  The financial statements of United Rentals, Inc. at December 31, 1997 and for the period from August 14, 1997 (Inception) to December 31, 1997, the financial statements of J&J Rental Services, Inc. at December 31, 1996 and October 22, 1997 and for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997, the financial statements of Bronco Hi-Lift, Inc. at December 31, 1996 and October 24, 1997 and for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to October 24, 1997, the financial statements of Mission Valley Rentals, Inc. at June 30, 1996 and 1997 and for the years then ended, the financial statements of Power Rental Co., Inc. at July 31, 1997 and for the year then ended, the combined financial statements of Valley Rentals, Inc. at December 31, 1997 and for the year then ended, the financial statements of Pro Rentals, Inc. at December 31, 1997 and for the year then ended, the combined financial statements of Able Equipment Rental, Inc. at December 31, 1997 and for the year then ended, the combined financial statements of Channel Equipment Holding, Inc. at December 31, 1997 and for the year then ended, and the financial statements of ASC Equipment Company at December 31, 1997 and for the year then ended, appearing in this Registration Statement and Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 19, 1997 and October 31, 1996, and for the period from November 1, 1996 to October 19, 1997 and for the years ended October 31, 1996 and 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of MERCER Equipment Company appearing in this Prospectus have been audited by Webster Duke & Co., independent auditors, as set forth in their reports thereon included elsewhere herein and in the Registration Statement of which this Prospectus is a part, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Coran Enterprises, Inc. (dba A-1 Rents) and Monterey Bay Equipment Rental, Inc., appearing in this Prospectus and Registration Statement, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of BNR Group of Companies as of March 31, 1996 and 1997 and for the years ended March 31, 1996 and 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The audited financial statements of Access Rentals, Inc. and Subsidiary and Affiliate included in this Registration Statement have been included herein in reliance on the report of Battaglia, Andrews & Moag, P.C., independent certified public accountants, 210 East Main Street, Batavia, New York 14020, for the periods indicated, given on the authority of that firm as experts in auditing and accounting.

  The financial statements of West Main Rentals & Sales, Incorporated as of December 31, 1997, and the year then ended have been audited by Moss Adams LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of U.S. Rentals, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included herein have been so included upon reliance on the report of Price Waterhouse LLP, independent accountants given on the authority of said firm as experts in accounting and auditing.

  The combined financial statements of Equipment Supply Co., Inc. and Affiliates included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
 I. Pro Forma Consolidated Financial Statements of United Rentals, Inc.
     Introduction.........................................................   F-6
     Pro Forma Consolidated Balance Sheets--March 31, 1998 (unaudited)....   F-7
     Pro Forma Consolidated Statements of Operations for the Three Months
      Ended March 31, 1998 (unaudited)....................................   F-8
     Pro Forma Consolidated Statements of Operations for the Year Ended
      December 31, 1997 (unaudited).......................................   F-9
     Pro Forma Consolidated Statements of Operations for the Year Ended
      December 31, 1996 (unaudited).......................................  F-10
     Pro Forma Consolidated Statements of Operations for the Year Ended
      December 31, 1995 (unaudited).......................................  F-11
     Notes to Pro Forma Consolidated Financial Statements.................  F-12
 II. Consolidated Financial Statements of United Rentals, Inc.
     Report of Independent Auditors.......................................  F-15
     Consolidated Balance Sheet--December 31, 1997........................  F-16
     Consolidated Statement of Operations for the period from August 14,
      1997 (Inception) to December 31, 1997...............................  F-17
     Consolidated Statement of Stockholders' Equity for the period from
      August 14, 1997 (Inception) to December 31, 1997....................  F-18
     Consolidated Statement of Cash Flows for the period from August 14,
      1997 (Inception) to December 31, 1997...............................  F-19
     Notes to Consolidated Financial Statements...........................  F-20
 III. Unaudited Consolidated Financial Statements of United Rentals, Inc.
     Consolidated Balance Sheet--March 31, 1998 (unaudited) and December
      31, 1997............................................................  F-28
     Consolidated Statement of Operations for the Three Months Ended March
      31, 1998 (unaudited)................................................  F-29
     Consolidated Statement of Stockholders' Equity for the Three Months
      Ended March 31, 1998 (unaudited)....................................  F-30
     Consolidated Statement of Cash Flows for the Three Months Ended March
      31, 1998 (unaudited)................................................  F-31
     Notes to Unaudited Consolidated Financial Statements.................  F-33
 IV. Financial Statements of U.S. Rentals, Inc.
     Report of Independent Accountants....................................  F-36
     Balance Sheets--December 31, 1996 and 1997...........................  F-37
     Statements of Operations for the Years Ended December 31, 1995, 1996
      and 1997............................................................  F-38
     Statements of Stockholders' Equity for the Years Ended December 31,
      1995, 1996 and 1997.................................................  F-39
     Statements of Cash Flows for the Years Ended December 31, 1995, 1996
      and 1997............................................................  F-40
     Notes to Financial Statements........................................  F-41
 V. Unaudited Financial Statements of U.S. Rentals, Inc.
     Balance Sheets--March 31, 1998 (unaudited) and December 31, 1997.....  F-51
     Statements of Operations for the Three Months Ended March 31, 1998
      and 1997 (unaudited)................................................  F-52
     Statements of Cash Flows for the Three Months Ended March 31, 1998
      and 1997 (unaudited)................................................  F-53
     Statement of Changes in Stockholders' Equity for the Three Months
      Ended March 31, 1998 (unaudited)....................................  F-54
     Notes to Financial Statements........................................  F-55

VI. Combined Financial Statements of Equipment Supply Co., Inc. and Af-
 filiates
    Report of Independent Certified Public Accountants...................  F-57
    Combined Balance Sheets--December 31, 1997 and 1996 and March 31,
     1998 (unaudited)....................................................  F-58
    Combined Statements of Income for the Years Ended December 31, 1997,
     1996 and 1995 and for the Three Months Ended March 31, 1998 and 1997
     (unaudited).........................................................  F-59
    Combined Statements of Stockholders' Equity for the Years Ended
     December 31, 1995, 1996 and 1997 and for the Three Months Ended
     March 31, 1998 (unaudited)..........................................  F-60
    Combined Statements of Cash Flows for the Years Ended December 31,
     1997, 1996 and 1995 and for the Three Months Ended March 31, 1998
     and 1997 (unaudited)................................................  F-61
    Notes to Combined Financial Statements...............................  F-62
VII. Consolidated and Combined Financial Statements of Access Rentals,
      Inc. and subsidiary and affiliate
    Report of Independent Accountants....................................  F-74
    Consolidated and Combined Balance Sheets--March 31, 1996 and 1997 and
     December 31, 1997 (unaudited).......................................  F-75
    Consolidated and Combined Statements of Income for the Years Ended
     September 30, 1994 and 1995, for the Six Months Ended March 31,
     1996, for the Year Ended March 31, 1997 and for the Nine Months
     Ended December 31, 1996 and 1997 (unaudited)........................  F-76
    Consolidated and Combined Statement of Stockholders' Equity for the
     Years Ended September 30, 1994 and 1995, for the Six Months Ended
     March 31, 1996, for the Year Ended March 31, 1997 and for the Nine
     Months Ended December 31, 1997 (unaudited)..........................  F-77
    Consolidated and Combined Statements of Cash Flows for the Years
     Ended September 30, 1994 and 1995, for the Six Months Ended March
     31, 1996, for the Year Ended March 31, 1997 and for the Nine Months
     Ended December 31, 1996 and 1997 (unaudited)........................  F-78
    Notes to Financial Statements........................................  F-79
VIII. Financial Statements of Power Rental Co., Inc.
    Report of Independent Auditors.......................................  F-89
    Balance Sheets--July 31, 1997 and April 30, 1998 (unaudited).........  F-90
    Statements of Operations for the Year Ended July 31, 1997 and for the
     Nine Months Ended April 30, 1997 and 1998 (unaudited)...............  F-91
    Statements of Stockholders' Equity for the Year Ended July 31, 1997
     and for the Nine Months Ended April 30, 1998 (unaudited)............  F-92
    Statements of Cash Flows for the Year Ended July 31, 1997 and for the
     Nine Months Ended April 30, 1997 and 1998 (unaudited)...............  F-93
    Notes to Financial Statements........................................  F-94
IX. Combined Financial Statements of BNR Group of Companies
    Report of Independent Auditors....................................... F-100
    Combined Balance Sheets--March 31, 1996 and 1997 and December 31,
     1997 (unaudited).................................................... F-101
    Combined Statements of Earnings for the Years Ended March 31, 1996
     and 1997 and for the Nine Months Ended December 31, 1996 and 1997
     (unaudited)......................................................... F-102
    Combined Statements of Stockholders' Equity for the Years Ended March
     31, 1996 and 1997 and for the Nine Months Ended December 31, 1997
     (unaudited)......................................................... F-103
    Combined Statements of Cash Flows for the Years Ended March 31, 1996
     and 1997 and for the Nine Months Ended December 31, 1996 and 1997
     (unaudited)......................................................... F-104
    Notes to Combined Financial Statements............................... F-105

X. Financial Statements of Industrial Lift, Inc.
    Report of Independent Auditors....................................... F-114
    Balance Sheets--December 31, 1996 and 1997 and as of March 31, 1998
     (unaudited)......................................................... F-115
    Statements of Income and Retained Earnings for the Years Ended
     December 31, 1996 and 1997 and for the Three Months Ended March 31,
     1997 and 1998 (unaudited)........................................... F-116
    Statements of Cash Flows for the Years Ended December 31, 1996 and
     1997 and for the Three Months Ended March 31, 1997 and 1998
     (unaudited)......................................................... F-117
    Notes to Financial Statements........................................ F-118
XI. Combined Financial Statements of Able Equipment Rental, Inc.
    Report of Independent Auditors....................................... F-123
    Combined Balance Sheets--December 31, 1997 and February 28, 1998
     (unaudited)......................................................... F-124
    Combined Statements of Income for the Year Ended December 31, 1997
     and for the Two Months Ended February 28, 1997 and 1998
     (unaudited)......................................................... F-125
    Combined Statements of Stockholders' Equity and Partners' Capital for
     the Year Ended December 31, 1997 and for the Two Months Ended
     February 28, 1998 (unaudited)....................................... F-126
    Combined Statements of Cash Flows for the Year Ended December 31,
     1997 and for the Two Months Ended February 28, 1997 and 1998
     (unaudited)......................................................... F-127
    Notes to Combined Financial Statements............................... F-128
XII. Combined Financial Statements of Valley Rentals, Inc.
    Report of Independent Auditors....................................... F-133
    Combined Balance Sheets--December 31, 1997 and March 31, 1998
     (unaudited)......................................................... F-134
    Combined Statements of Income for the Year Ended December 31, 1997
     and for the Three Months Ended March 31, 1997 and 1998 (unaudited).. F-135
    Combined Statements of Stockholders' Equity and Partners' Capital for
     the Year Ended December 31, 1997 and for the Three Months Ended
     March 31, 1998 (unaudited).......................................... F-136
    Combined Statements of Cash Flows for the Year Ended December 31,
     1997 and for the Three Months Ended March 31, 1997 and 1998
     (unaudited)......................................................... F-137
    Notes to Combined Financial Statements............................... F-138
XIII. Combined Financial Statements of Channel Equipment Holding, Inc.
    Report of Independent Auditors....................................... F-142
    Combined Balance Sheet--December 31, 1997............................ F-143
    Combined Statement of Operations for the Year Ended December 31,
     1997................................................................ F-144
    Combined Statement of Stockholders' Equity (Deficit) for the Year
     Ended December 31, 1997............................................. F-145
    Combined Statements of Cash Flows for the Year Ended December 31,
     1997................................................................ F-146
    Notes to Combined Financial Statements............................... F-147
XIV. Financial Statements of West Main Rentals and Sales, Incorporated
    Independent Auditor's Report......................................... F-151
    Balance Sheet--December 31, 1997 and March 31, 1998 (unaudited)...... F-152
    Statement of Income for the Year Ended December 31, 1997 and for the
     Three Months Ended March 31, 1998 and 1997 (unaudited).............. F-153
    Statement of Stockholders' Equity for the Year Ended December 31,
     1997 and for the Three Months Ended March 31, 1998 (unaudited)...... F-154
    Statement of Cash Flows for the Year Ended December 31, 1997 and for
     the Three Months Ended March 31, 1998 and 1997 (unaudited).......... F-155
    Notes to Financial Statements........................................ F-156

XV. Financial Statements of Mission Valley Rentals, Inc.
    Report of Independent Auditors....................................... F-162
    Balance Sheets--June 30, 1996 and 1997 and December 31, 1997
     (unaudited)......................................................... F-163
    Statements of Operations for the Years Ended June 30, 1996 and 1997
     and for the Six Months Ended December 31, 1996 and 1997
     (unaudited)......................................................... F-164
    Statements of Stockholders' Equity for the Years Ended June 30, 1996
     and 1997 and for the Six Months Ended December 31, 1997
     (unaudited)......................................................... F-165
    Statements of Cash Flows for the Years Ended June 30, 1996 and 1997
     and the Six Months Ended December 31, 1996 and 1997 (unaudited)..... F-166
    Notes to Financial Statements........................................ F-167
XVI. Financial Statements of Pro Rentals, Inc.
    Report of Independent Auditors....................................... F-173
    Balance Sheet--December 31, 1997..................................... F-174
    Statement of Income for the Year Ended December 31, 1997............. F-175
    Statement of Stockholders' Equity for the Year Ended December 31,
     1997................................................................ F-176
    Statement of Cash Flows for the Year Ended December 31, 1997......... F-177
    Notes to Financial Statements........................................ F-178
XVII. Financial Statements of ASC Equipment Company
    Report of Independent Auditors....................................... F-182
    Balance Sheet--December 31, 1997..................................... F-183
    Statement of Income for the Year Ended December 31, 1997............. F-184
    Statement of Stockholders' Equity for the Year Ended December 31,
     1997................................................................ F-185
    Statement of Cash Flows for the Year Ended December 31, 1997......... F-186
    Notes to Financial Statements........................................ F-187
XVIII. Financial Statements of MERCER Equipment Company
    Independent Auditor's Report......................................... F-190
    Balance Sheets--December 31, 1996 and October 24, 1997............... F-191
    Statements of Income and Retained Earnings for the Years Ended
     December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997................................................. F-192
    Statements of Cash Flows for the Years Ended December 31, 1995 and
     1996 and for the period from January 1, 1997 to October 24, 1997.... F-193
    Notes to Financial Statements........................................ F-194
XIX. Consolidated Financial Statements of A&A Tool Rentals & Sales, Inc.
 and subsidiary
    Report of Independent Auditors....................................... F-199
    Consolidated Balance Sheets--October 31, 1996 and October 19, 1997
     and July 31, 1997 (unaudited)....................................... F-200
    Consolidated Statements of Operations for the Years Ended October 31,
     1995 and 1996 and for the period from November 1, 1996 to October
     19, 1997 and for the Nine Months Ended July 31, 1996 and 1997
     (unaudited)......................................................... F-201
    Consolidated Statements of Stockholders' Equity for the Years Ended
     October 31, 1995 and 1996 and for the period from November 1, 1996 to October 19, 1997 ................................................ F-202
    Consolidated Statements of Cash Flows for the Years Ended October 31,
     1995 and 1996 and for the period from November 1, 1996 to October
     19, 1997 and for the Nine Months Ended July 31, 1996 and 1997
     (unaudited)......................................................... F-203
    Notes to Consolidated Financial Statements........................... F-204

XX. Financial Statements of J&J Rental Services, Inc.
    Report of Independent Auditors....................................... F-211
    Balance Sheets--December 31, 1996 and October 22, 1997 .............. F-212
    Statements of Income for the Years Ended December 31, 1995 and 1996,
     for the Six Months Ended June 30, 1997 and for the period from July
     1, 1997 to October 22, 1997......................................... F-213
    Statements of Stockholders' Equity and Partners' Capital for the
     Years Ended December 31, 1995 and 1996 and for the Six Months Ended
     June 30, 1997 and for the period from July 1, 1997 to October 22,
     1997................................................................ F-214
    Statements of Cash Flows for the Years Ended December 31, 1995 and
     1996, for the Six Months Ended June 30, 1997 and for the period from
     July 1, 1997 to October 22, 1997.................................... F-215
    Notes to Financial Statements........................................ F-216
XXI. Combined Financial Statements of Coran Enterprises, Inc. dba A-1
      Rents and
      Monterey Bay Equipment Rental, Inc.
    Report of Independent Certified Public Accountants................... F-223
    Combined Statements of Earnings for the Years Ended December 31, 1995
     and 1996 and for the period from January 1, 1997 to October 24, 1997
     .................................................................... F-224
    Combined Statements of Stockholders' Equity for the Years Ended De-
     cember 31, 1995 and 1996 and for the period from January 1, 1997 to
     October 24, 1997 ................................................... F-225
    Combined Statements of Cash Flows for the Years Ended December 31,
     1995 and 1996 and for the period from January 1, 1997 to October 24,
     1997 ............................................................... F-226
    Notes to Combined Financial Statements............................... F-227
XXII. Financial Statements of Bronco Hi-Lift, Inc.
    Report of Independent Auditors....................................... F-229
    Balance Sheets--December 31, 1996 and October 24, 1997 .............. F-230
    Statements of Income for the Years Ended December 31, 1995 and 1996
     and for the period from January 1, 1997 to October 24, 1997......... F-231
    Statements of Stockholders' Equity for the Years Ended December 31,
     1995 and 1996 and for the period from January 1, 1997 to October 24,
     1997................................................................ F-232
    Statements of Cash Flows for the Years Ended December 31, 1995 and
     1996 and for the period from January 1, 1997 to October 24, 1997.... F-233
    Notes to Financial Statements........................................ F-234

                             UNITED RENTALS, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The data set forth under the column heading "Pro Forma United Rentals, Inc." in the accompanying unaudited pro forma consolidated balance sheets of the Company give effect to the 34 acquisitions completed by the Company subsequent to March 31, 1998 and the financing thereof, as if all such transactions had occurred on March 31, 1998. The data contained under the column heading "Combined Pro Forma" in such balance sheets gives effect to the foregoing and to completion of the Merger with U.S. Rentals using the "pooling of interests" method of accounting (as described in the notes to the Pro Forma Consolidated Financial Statements).

  The data set forth under the column heading "Pro Forma United Rentals, Inc." with respect to the three months ended March 31, 1998 and the year ended December 31, 1997, in the accompanying unaudited pro forma consolidated statements of operations of the Company, gives effect to each acquisition completed by the Company after the beginning of the period and the financing thereof, as if all such transactions had occurred at the beginning of the period. The data with respect to such periods set forth under the column heading "Combined Pro Forma" in the accompanying unaudited pro forma consolidated statements of operations of the Company give effect to the foregoing and to completion of the Merger with U.S. Rentals using the "pooling of interests" method of accounting (as described in the notes to the Pro Forma Consolidated Financial Statements).

  The data set forth under the column heading "Combined Pro Forma" with respect to the year ended December 31, 1996 and the year ended December 31, 1995, in the accompanying unaudited pro forma consolidated statements of operations of the Company, gives effect to completion of the Merger with U.S. Rentals using the "pooling of interests" method of accounting (as described in the notes to the Pro Forma Consolidated Financial Statements). The Company was not in existence during these periods and, accordingly, no historical data of the Company is presented for these periods.

  The pro forma consolidated financial statements are based upon certain assumptions and estimates which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

  The pro forma consolidated financial statements should be read in conjunction with (i) the Company's historical Consolidated Financial Statements and related Notes included elsewhere in this Offering Circular and
(ii) U.S. Rentals' Consolidated Financial Statements and related Notes included elsewhere in this Offering Circular.

                              UNITED RENTALS, INC.

                     PRO FORMA CONSOLIDATED BALANCE SHEETS

                                 MARCH 31, 1998
                                  (UNAUDITED)

                                                                      PRO FORMA
                             UNITED                   PRO FORMA        UNITED         U.S.       COMBINING     COMBINED
                          RENTALS, INC. ACQUISITIONS ADJUSTMENTS    RENTALS, INC. RENTALS, INC. ADJUSTMENTS   PRO FORMA
                          ------------- ------------ -----------    ------------- ------------- -----------   ----------
                                                               (IN THOUSANDS)
ASSETS
Cash and cash equiva-
 lents..................    $ 54,785      $  8,334    $ (59,119)(a)  $    4,000     $  6,344                  $   10,344
Accounts receivable,
 net....................      31,443        52,061                       83,504       61,533                     145,037
Inventory...............      14,934        31,674                       46,608       17,234                      63,842
Rental equipment, net...     140,744       269,135       14,794 (b)     424,673      441,202                     865,875
Property and equipment,
 net....................      11,901        28,660       (1,495)(c)      39,066       83,575                     122,641
Intangible assets, net..     186,314         4,803      362,991 (d)     554,108       25,378                     579,486
Prepaid expenses and
 other assets...........      10,006        14,456                       24,462       14,656                      39,118
                            --------      --------    ---------      ----------     --------      -------     ----------
   Total assets.........    $450,127      $409,123    $ 317,171      $1,176,421     $649,922                  $1,826,343
                            ========      ========    =========      ==========     ========      =======     ==========
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Liabilities
 Accounts payable,
  accrued expenses and
  other current
  liabilities...........    $ 38,455      $ 60,672                   $   99,127     $ 74,744      $60,000 (i) $  233,871
 Debt...................      26,494       240,678    $(240,678)(e)     655,022      280,200                     935,222
                                                        628,528 (f)
 Deferred taxes.........         545                                        545       24,769                      25,314
                            --------      --------    ---------      ----------     --------      -------     ----------
   Total liabilities....      65,494       301,350      387,850         754,694      379,713       60,000      1,194,407
                            --------      --------    ---------      ----------     --------      -------     ----------
Stockholders' equity
 Common stock...........         333         2,973       (2,973)(g)         345          308          (12)(j)        641
                                                             12 (h)
 Additional paid-in
  capital...............     381,630         3,001       (3,001)(g)     418,712      244,461           12 (j)    663,185
                                                         37,082 (h)
 Retained earnings
  (deficit).............       2,670       101,799     (101,799)(g)       2,670       25,440      (60,000)(i)    (31,890)
                            --------      --------    ---------      ----------     --------      -------     ----------
   Total stockholders'
    equity..............     384,633       107,773      (70,679)        421,727      270,209      (60,000)       631,936
                            --------      --------    ---------      ----------     --------      -------     ----------
   Total liabilities and
    stockholders'
    equity..............    $450,127      $409,123    $ 317,171      $1,176,421     $649,922      $   --      $1,826,343
                            ========      ========    =========      ==========     ========      =======     ==========

The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              UNITED RENTALS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

                                                                    PRO FORMA
                            UNITED                   PRO FORMA       UNITED         U.S.      COMBINED
                         RENTALS, INC. ACQUISITIONS ADJUSTMENTS   RENTALS, INC. RENTALS, INC. PRO FORMA
                         ------------- ------------ -----------   ------------- ------------- ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
 Equipment rentals......    $26,780      $58,256                     $85,036       $92,641    $177,677
 Sales of equipment and
  merchandise and other
  revenue...............     12,410       35,460                      47,870        27,877      75,747
                            -------      -------      -------        -------       -------    --------
   Total revenues.......     39,190       93,716                     132,906       120,518     253,424
Cost of revenues
 Cost of equipment
  rentals, excluding
  depreciation..........     11,222       24,787                      36,009        55,377      91,386
 Rental equipment
  depreciation..........      4,584       17,113      $(3,885)(a)     17,812        21,445      39,257
 Cost of sales and
  other operating
  expenses..............      9,231       23,439                      32,670        17,139      49,809
                            -------      -------      -------        -------       -------    --------
   Total cost of
    revenues............     25,037       65,339       (3,885)        86,491        93,961     180,452
                            -------      -------      -------        -------       -------    --------
Gross profit............     14,153       28,377        3,885         46,415        26,557      72,972
Selling, general and
 administrative
 expenses...............      7,807       27,151       (5,159)(c)     29,596        11,426      41,022
                                                         (203)(d)
Non-rental depreciation
 and amortization.......      1,086        1,275        2,341 (e)      4,702         3,800       8,502
                            -------      -------      -------        -------       -------    --------
Operating income........      5,260          (49)       6,906         12,117        11,331      23,448
Interest expense........      1,173        5,090       (5,090)(f)     11,629         3,686      15,315
                                                       10,456 (g)
Other (income) expense,
 net....................       (381)        (529)                       (910)                    (910)
                            -------      -------      -------        -------       -------    --------
Income (loss) before
 provision for income
 taxes..................      4,468       (4,610)       1,540          1,398         7,645       9,043
Provision for income
 taxes..................      1,830       (2,718)       1,462 (h)        574         3,073       3,647
                            -------      -------      -------        -------       -------    --------
Net income (loss).......    $ 2,638      $(1,892)     $    78        $   824       $ 4,572    $  5,396
                            =======      =======      =======        =======       =======    ========
Basic earnings per
 share..................    $  0.10                                  $  0.02                  $   0.08
                            =======                                  =======                  ========
Diluted earnings per
 share..................    $  0.09                                  $  0.02                  $   0.08
                            =======                                  =======                  ========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              UNITED RENTALS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                                  PRO FORMA
                            UNITED         1997         1998      PRO FORMA        UNITED         U.S.      COMBINED
                         RENTALS, INC. ACQUISITIONS ACQUISITIONS ADJUSTMENTS    RENTALS, INC. RENTALS, INC. PRO FORMA
                         ------------- ------------ ------------ -----------    ------------- ------------- ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
 Equipment rentals......    $ 7,019      $32,353      $353,585                    $392,957      $340,507    $ 733,464
 Sales of equipment and
  merchandise and other
  revenue...............      3,614       16,846       192,044                     212,504        84,186      296,690
                            -------      -------      --------    --------        --------      --------    ---------
  Total revenues........     10,633       49,199       545,629                     605,461       424,693    1,030,154
Cost of revenues
 Cost of equipment
  rentals, excluding
  depreciation..........      3,203       12,892       125,633                     141,728       185,277      327,005
 Rental equipment
  depreciation..........      1,039        6,871        80,676    $(15,778)(a)      72,808        69,231      142,039
 Cost of sales and other
  operating expenses....      2,580       12,913       143,161         (72)(b)     158,582        52,485      211,067
                            -------      -------      --------    --------        --------      --------    ---------
  Total cost of
   revenues.............      6,822       32,676       349,470     (15,850)        373,118       306,993      680,111
                            -------      -------      --------    --------        --------      --------    ---------
Gross profit............      3,811       16,523       196,159      15,850         232,343       117,700      350,043
Selling, general and
 administrative
 expenses...............      3,311       12,021       126,550     (18,056)(c)     123,592        42,597      166,189
                                                                      (234)(d)
Non-rental depreciation
 and amortization.......        262          472         7,192      11,744 (e)      19,670        11,222       30,892
Termination cost of
 deferred compensation
 agreements.............                                                                          20,290       20,290
                            -------      -------      --------    --------        --------      --------    ---------
Operating income........        238        4,030        62,417      22,396          89,081        43,591      132,672
Interest expense........        454        2,287        28,961     (30,697)(f)      50,985         7,370       58,355
                                                                    49,980 (g)
Other (income) expense,
 net....................       (270)        (382)       (5,152)                    (5,804)           473       (5,331)
                            -------      -------      --------    --------        --------      --------    ---------
Income before provision
 for income taxes.......         54        2,125        38,608       3,113          43,900        35,748       79,648
Provision for income
 taxes..................         20          390         6,637      10,952 (h)      17,999        29,407       47,406
                            -------      -------      --------    --------        --------      --------    ---------
Net income..............    $    34      $ 1,735      $ 31,971    $ (7,839)       $ 25,901      $  6,341    $  32,242
                            =======      =======      ========    ========        ========      ========    =========
Basic earnings per
 share..................    $  0.00                                               $   0.75                  $    0.51
                            =======                                               ========                  =========
Diluted earnings per
 share..................    $  0.00                                               $   0.71                  $    0.50
                            =======                                               ========                  =========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              UNITED RENTALS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                   COMBINED
                                          UNITED         U.S.        PRO
                                       RENTALS, INC. RENTALS, INC.  FORMA
                                       ------------- ------------- --------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Equipment rentals...................                 $257,486    $257,486
  Sales of equipment and merchandise
   and other revenue..................                   48,351      48,351
                                         --------      --------    --------
    Total revenues....................                  305,837     305,837
Cost of revenues
  Cost of equipment rentals, excluding
   depreciation.......................                  136,584     136,584
  Rental equipment depreciation.......                   56,105      56,105
  Cost of sales and other operating
   expenses...........................                   27,532      27,532
                                         --------      --------    --------
    Total cost of revenues............                  220,221     220,221
                                         --------      --------    --------
Gross profit..........................                   85,616      85,616
Selling, general and administrative
 expenses.............................                   35,934      35,934

Non-rental depreciation and
 amortization.........................                    7,528       7,528
                                         --------      --------    --------
Operating income......................                   42,154      42,154
Interest expense......................                    8,373       8,373
Other (income) expense, net...........                      323         323
                                         --------      --------    --------
Income before provision for income
 taxes................................                   33,458      33,458
Provision for income taxes............                      374         374
                                         --------      --------    --------
Net income............................                 $ 33,084    $ 33,084
                                         ========      ========    ========
Basic earnings per share..............                             $   1.66
                                                                   ========
Diluted earnings per share............                             $   1.66
                                                                   ========


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              UNITED RENTALS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                   COMBINED
                           UNITED RENTALS, INC. U.S. RENTALS, INC. PRO FORMA
                           -------------------- ------------------ ---------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Equipment rentals......                            $214,849      $214,849
  Sales of equipment and
   merchandise and other
   revenue...............                              27,998        27,998
                                 -------             --------      --------
    Total revenues.......                             242,847       242,847
Cost of revenues
  Cost of equipment
   rentals, excluding
   depreciation..........                             107,876       107,876
  Rental equipment
   depreciation..........                              43,885        43,885
  Cost of sales and other
   operating expenses....                              16,111        16,111
                                 -------             --------      --------
    Total cost of
     revenues............                             167,872       167,872
                                 -------             --------      --------
Gross profit.............                              74,975        74,975
Selling, general and
 administrative
 expenses................                              31,440        31,440

Non-rental depreciation
 and amortization........                               5,513         5,513
                                 -------             --------      --------
Operating income.........                              38,022        38,022
Interest expense.........                               5,310         5,310
Other (income) expense,
 net.....................                               1,620         1,620
                                 -------             --------      --------
Income before provision
 for income taxes........                              31,092        31,092
Provision for income
 taxes...................                                 468           468
                                 -------             --------      --------
Net income (loss)........                            $ 30,624      $ 30,624
                                 =======             ========      ========
Basic earnings per share.                                          $   1.53
                                                                   ========
Diluted earnings per                                               $   1.53
 share...................                                          ========


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                             UNITED RENTALS, INC.

         NOTES TO COMBINED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND

  United Rentals, Inc. was formed in September 1997 for the purpose of creating a large geographically diversified equipment rental company in the United States and Canada. The Company commenced equipment rental operations in October 1997 by acquiring six established companies and acquired 53 additional companies in the first seven months of 1998. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment, and selling related merchandise and parts.

2. HISTORICAL FINANCIAL STATEMENTS

  The financial data for United Rentals, Inc. and U.S. Rentals, Inc. is derived from the respective historical financial statements of each company. The financial data for each of the acquisitions is derived from the respective historical financial statements of such companies. The results of operations for each acquisition acquired during a period presented includes the results of operations from the beginning of such period through the date of acquisition.

3. ACQUISITIONS

  Since its formation, the Company has completed a total of 59 acquisitions. These include the acquisition of the six Initial Acquired Companies in October 1997 and the acquisition of 53 additional companies in the elapsed portion of 1998.

  Based upon management's preliminary estimates, it is estimated that the carrying value of the assets and liabilities of the 34 companies acquired by the Company subsequent to March 31, 1998 approximates fair value, with the exception of rental equipment and other property and equipment, which required adjustments to reflect fair market value. The following table presents the allocation of purchase price of each of the 34 companies acquired by the Company subsequent to March 31, 1998:

       Purchase price............................................. $484,062,069
       Net assets acquired........................................  107,772,950
       Fair value adjustments:
         Rental equipment.........................................   14,794,218
         Property and equipment...................................   (1,495,876)
                                                                   ------------
       Intangible assets recorded................................. $362,990,777
                                                                   ============

4. PRO FORMA ADJUSTMENTS
  Balance sheet adjustments:
  a. Records the portion of the acquisition consideration and debt repayment paid from available cash on hand.
  b. Adjusts the carrying value of rental equipment to fair market value.
  c. Adjusts the carrying value of property and equipment to fair market value.
  d. Records the excess of the acquisition consideration over the estimated fair value of net assets acquired.

  e. Records the repayment of indebtedness of the acquired companies.
  f. Records the portion of the acquisition consideration and debt repayment funded by borrowing under the Company's credit facility, senior subordinated debt and term loan-B.
  g. Records the elimination of the stockholders' equity of the acquired companies.
  h. Records the portion of the acquisition consideration paid in the form of Common Stock.
  i. Records a charge to stockholders' equity and an increase in accrued liabilities for the estimated U.S. Rentals merger costs of $60 million.
  j. Adjusts the U.S. Rentals stockholders' equity accounts for the merger exchange ratio of 0.9625.
  Statement of operations adjustments:
  a. Adjusts the depreciation of rental equipment and other property and equipment based upon adjusted carrying values utilizing the following lives (subject to a salvage value ranging from 0 to 10%):

       Rental equipment.............................................. 2-10 years
       Other property and equipment.................................. 2-15 years

  b. Adjusts the method of accounting for inventory at one of the acquired companies from the LIFO method to the FIFO method.
  c. Adjusts the compensation to former owners and executives of the acquired companies to current levels of compensation.
  d. Adjusts the lease expense for real estate utilized by the acquired companies to current lease agreements.
  e. Records the amortization of the excess of cost over net assets acquired attributable to the acquisitions of the acquired companies using an estimated life of 40 years.
  f. Eliminates interest expense related to the outstanding indebtedness of the acquired companies which was repaid by the Company.
  g. Records interest expense relating to the portion of the acquisitions funded through borrowing under the Company's credit facility using a rate per annum of 7%, senior subordinated notes using a rate per annum of 9 1/2% and term loan-B using a rate per annum of 7.6%.
  h. Records a provision for income taxes at an estimated rate of 41%.

5. EARNINGS PER SHARE
  Pro forma earnings per share is calculated by dividing the net income by the weighted average shares outstanding during the period. The weighted average outstanding shares during the period is calculated as follows:

UNITED RENTALS, INC. PRO FORMA:

                                                 THREE MONTHS
                                                    ENDED         YEAR ENDED
                                                MARCH 31, 1998 DECEMBER 31, 1997
                                                -------------- -----------------
Basic:
Shares outstanding at March 31, 1998..........    33,313,708      33,313,708
Shares issued for acquisitions subsequent to
 March 31, 1998...............................     1,191,257       1,191,257
                                                  ----------      ----------
                                                  34,504,965      34,504,965
                                                  ==========      ==========
Diluted:
Shares outstanding at March 31, 1998..........    33,313,708      33,313,708
Shares issued for acquisitions subsequent to
 March 31, 1998...............................     1,191,257       1,191,257
Common stock equivalents (based on the initial
 public offering
 price of $13.50 per share for 1997)..........     4,165,446       1,792,942
                                                  ----------      ----------
                                                  38,670,411      36,297,907
                                                  ==========      ==========

COMBINED PRO FORMA:

                              THREE MONTHS      YEARS ENDED DECEMBER 31,
                                 ENDED      ----------------------------------
                             MARCH 31, 1998    1997        1996        1995
                             -------------- ----------  ----------  ----------
Basic:
United Rentals Pro Forma....   34,504,965   34,504,965
U.S. Rentals weighted
 average shares.............   30,751,868   29,351,715  20,748,975  20,748,975
Reduction of U.S. Rentals
 shares for exchange ratio..   (1,153,195)  (1,100,689)   (778,087)   (778,087)
                               ----------   ----------  ----------  ----------
                               64,103,638   62,755,991  19,970,888  19,970,888
                               ==========   ==========  ==========  ==========
Diluted:
United Rentals Pro Forma....   38,670,411   36,297,907
U.S. Rentals weighted
 average equivalent shares..   31,526,109   29,843,752  20,748,975  20,748,975
Reduction of U.S. Rentals
 shares for exchange ratio..   (1,182,229)  (1,119,141)   (778,087)   (778,087)
                               ----------   ----------  ----------  ----------
                               69,014,291   65,022,518  19,970,888  19,970,888
                               ==========   ==========  ==========  ==========

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
United Rentals, Inc.

  We have audited the accompanying consolidated balance sheet of United Rentals, Inc. as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows from August 14, 1997 (Inception) to December 31, 1997. These financial statements are the responsibility of the management of United Rentals, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Rentals, Inc. at December 31, 1997, and the results of its operations and its cash flows from August 14, 1997 (Inception) to December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 30, 1998, except for
 Note 11, as to which the
 date is July 20, 1998

                              UNITED RENTALS, INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                              ASSETS
Cash and cash equivalents......................................... $ 68,607,528
Accounts receivable, net of allowance for doubtful accounts of
 $1,161,000.......................................................    7,494,636
Inventory.........................................................    3,827,446
Prepaid expenses and other assets.................................    2,966,822
Rental equipment, net.............................................   33,407,561
Property and equipment, net.......................................    2,272,683
Intangible assets, net of accumulated amortization of $241,000....   50,533,736
                                                                   ------------
                                                                   $169,110,412
                                                                   ============
               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable................................................ $  5,697,830
  Debt............................................................    1,074,474
  Deferred taxes..................................................      198,249
  Accrued expenses and other liabilities..........................    4,409,828
                                                                   ------------
    Total liabilities.............................................   11,380,381
Commitments and contingencies
Stockholders' equity:
  Preferred stock--$.01 par value, 5,000,000 shares authorized, no
   shares issued and outstanding..................................          --
  Common stock--$.01 par value, 75,000,000 shares authorized,
   23,899,119 shares issued and outstanding.......................      238,991
  Additional paid-in capital......................................  157,457,418
  Retained earnings...............................................       33,622
                                                                   ------------
    Total stockholders' equity....................................  157,730,031
                                                                   ------------
                                                                   $169,110,412
                                                                   ============


                            See accompanying notes.

                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31, 1997

Revenues:
  Equipment rentals............................................... $ 7,018,564
  Sales of rental equipment.......................................   1,011,071
  Sales of new equipment, merchandise and other revenues..........   2,603,763
                                                                   -----------
Total revenues....................................................  10,633,398
Cost of revenues:
  Cost of equipment rentals, excluding depreciation...............   3,203,209
  Depreciation of rental equipment................................   1,038,747
  Cost of rental equipment sales..................................     527,523
  Cost of new equipment and merchandise sales and other operating
   costs..........................................................   2,052,639
                                                                   -----------
Total cost of revenues............................................   6,822,118
                                                                   -----------
Gross profit......................................................   3,811,280
Selling, general and administrative expenses......................   3,311,669
Non-rental depreciation and amortization..........................     262,102
                                                                   -----------
Operating income..................................................     237,509
Interest expense..................................................     454,072
Other (income) expense............................................    (270,701)
                                                                   -----------
Income before provision for income taxes..........................      54,138
Provision for income taxes........................................      20,516
                                                                   -----------
Net income........................................................ $    33,622
                                                                   ===========
Basic earnings per share.......................................... $      0.00
                                                                   ===========
Diluted earnings per share........................................ $      0.00
                                                                   ===========


                            See accompanying notes.

                              UNITED RENTALS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31 , 1997

                                         COMMON STOCK
                                      -------------------  ADDITIONAL
                                        NUMBER              PAID-IN    RETAINED
                                      OF SHARES   AMOUNT    CAPITAL    EARNINGS
                                      ---------- -------- ------------ --------
Balance, August 14, 1997 (Incep-
 tion)...............................        --  $    --  $        --  $   --
  Issuance of common stock and war-
   rants............................. 23,899,119  238,991  157,457,418
  Net income.........................                                   33,622
                                      ---------- -------- ------------ -------
Balance, December 31, 1997........... 23,899,119 $238,991 $157,457,418 $33,622
                                      ========== ======== ============ =======



                            See accompanying notes.

                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................................  $     33,622
Adjustments to reconcile net income to net cash provided by oper-
 ating activities:
  Depreciation and amortization..................................     1,300,849
  Gain on sale of rental equipment...............................      (483,548)
  Deferred taxes.................................................        (2,204)
  Changes in operating assets and liabilities:
    Accounts receivable..........................................       609,529
    Inventory....................................................       631,484
    Prepaid expenses and other assets............................      (755,545)
    Accounts payable.............................................       281,056
    Accrued expenses and other liabilities.......................      (512,507)
                                                                   ------------
      Net cash provided by operating activities..................     1,102,736
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of rental equipment....................................    (1,886,533)
Purchases of property and equipment..............................      (819,557)
Proceeds from sales of rental equipment..........................     1,011,071
In-process acquisition costs.....................................      (128,523)
Purchase of other companies......................................   (51,451,634)
                                                                   ------------
      Net cash used in investing activities......................   (53,275,176)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants, net of
 issuance costs..................................................   154,788,110
Proceeds from debt...............................................    35,000,000
Repayment of debt................................................   (68,222,252)
Payment of debt financing costs..................................      (785,890)
                                                                   ------------
      Net cash provided by financing activities..................   120,779,968
                                                                   ------------
Net increase in cash and cash equivalents........................    68,607,528
Cash and cash equivalents at beginning of period.................           --
                                                                   ------------
      Cash and cash equivalents at end of period.................  $ 68,607,528
                                                                   ============
Supplemental disclosure of cash flow information:
  Cash paid for interest.........................................  $    446,559
                                                                   ============
Supplemental schedule of non cash investing and financing
 activities:
  The Company acquired the net assets and assumed certain
   liabilities of other companies as follows:
    Assets, net of cash acquired.................................  $ 98,876,932
    Liabilities assumed..........................................   (43,300,749)
    Less:
      Amounts paid in common stock...............................    (3,824,549)
      Amount paid through issuance of convertible note...........      (300,000)
                                                                   ------------
  Net cash paid..................................................  $ 51,451,634
                                                                   ============

                            See accompanying notes.

                             UNITED RENTALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

  United Rentals, Inc. (together with its subsidiaries the "Company") was incorporated in August 1997 for the purpose of creating a large, geographically diversified equipment rental company in the United States and Canada. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheet is presented on an unclassified basis.

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

 Inventory

  Inventory consists of equipment, tools, parts, fuel and related supply items. Inventory is stated at the lower of average weighted cost or market.

 Rental Equipment

  Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is two to ten years. Rental equipment is depreciated to a salvage value of zero to ten percent of cost. Rental equipment having a cost of $500 or less is expensed at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

 Revenue Recognition

  Revenue related to the sale of equipment is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management for property and equipment is two to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

                             UNITED RENTALS, INC.

 Intangible Assets

  Intangible assets consist of the excess of cost over the value of identifiable net assets of businesses acquired and are being amortized on a straight line basis over their estimated useful lives of forty years.

 Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes payable is determined using current interest rates for similar instruments as of December 31, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 Advertising Expense

  The Company expenses the cost of advertising as incurred. The Company incurred $146,000 in advertising costs for the period August 14, 1997 (Inception) to December 31, 1997.

 Income Taxes

  The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

 Stock-Based Compensation

  The Company accounts for its stock based compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Since stock options will be granted by the Company with exercise prices at or greater than the fair value of the shares at the date of grant, no compensation expense will be recognized.

                             UNITED RENTALS, INC.

 Computation of Earnings Per Share

  Earnings per share is calculated under the provisions of recently issued Statement 128, Earnings Per Share. Common Stock issued for consideration below the initial public offering price ("IPO price") of $13.50 per share at which shares were sold in the Company's initial public offering (the "IPO"), and stock options and warrants granted with exercise prices below the IPO price per share during the twelve months preceding the date of the initial filing of the registration statement for the IPO are included in the calculation of common equivalent shares at the IPO price per share.

 Impact of Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the provisions of these Statements in fiscal year 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company is currently evaluating the reporting formats recommended under this Statement. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments.

3. ACQUISITIONS

  During October 1997, the Company purchased all of the outstanding stock of the following six equipment rental companies for the indicated consideration:

      COMPANY                                                      CONSIDERATION
      -------                                                      -------------
      A & A Tool Rentals and Sales, Inc...........................  $ 8,593,520
      Bronco High-Lift, Inc.......................................    7,949,568
      Coran Enterprises, Inc......................................   15,264,337
      J & J Rental Services, Inc..................................    3,824,549
      Mercer Equipment Company....................................   14,933,242
      Rent-It Center, Inc.........................................    6,400,000

  All of the consideration paid for the acquisitions was in cash, with the exception of Rent-It Center, Inc. which included a $300,000 convertible note and J & J Rental Services, Inc. where all of the consideration was paid through the issuance of 318,712 shares of the Company's Common Stock. These shares are subject to adjustment so that their value will equal $3.8 million based upon the average daily closing price of the Company's Common Stock during the 60 day period beginning December 18, 1997. Contingent consideration is due on the J & J Rental Services, Inc. acquisition based upon a percentage of revenues up to a maximum of $2.8 million.

  These acquisitions have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their respective fair values at their respective acquisition dates. Contingent purchase price is capitalized when earned and amortized over the remaining life of the related asset.

  The Company has not completed its valuation of the 1997 purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

                             UNITED RENTALS, INC.

  The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 1997 and 1996 as though each acquisition described above was made on January 1, for each of the periods.

                                                           1997        1996
                                                        ----------- -----------
   Revenues............................................ $59,832,952 $51,889,258
   Net income..........................................   2,607,127   3,462,371
   Basic earnings per share............................ $      0.16 $      0.22
   Diluted earnings per share.......................... $      0.14 $      0.20

  The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

4. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

   Rental equipment............................................... $34,444,129
   Less accumulated depreciation..................................  (1,036,568)
                                                                   -----------
   Rental equipment, net.......................................... $33,407,561
                                                                   ===========

5. PROPERTY AND EQUIPMENT

  A summary of property and equipment is as follows:

   Furniture, fixtures and office equipment....................... $ 2,294,277
   Less accumulated depreciation..................................     (21,594)
                                                                   -----------
   Property and equipment, net.................................... $ 2,272,683
                                                                   ===========

6. DEBT

  Debt consists of the following:

   Subordinated convertible notes................................. $   500,000
   Equipment notes, interest at 7.0% to 10.6%, payable in various
    monthly installments through 2001, secured by equipment.......     574,474
                                                                   -----------
   Total debt..................................................... $ 1,074,474
                                                                   ===========

  The Company's credit facility with a group of financial institutions, for which Bank of America National Trust and Savings Association acts as agent, enables the Company to borrow up to $155 million on a revolving basis (the "Credit Facility"). The facility terminates on October 8, 2000, at which time all outstanding indebtedness is due. Up to $10 million of the Credit Facility is available in the form of letters of credit. Borrowings under the Credit Facility accrue interest, at the Company's option, at either (a) the Floating Rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% and (ii) Bank of America's reference rate, in each case, plus a margin ranging from 0% to 0.25% per annum) or (b) the Eurodollar Rate (which is equal to Bank of America's reserve adjusted eurodollar rate plus a margin ranging from 1.5% to 2.5% per annum). As of December 31, 1997, there was no outstanding indebtedness under the Credit Facility. The Credit Facility contains certain covenants that

                             UNITED RENTALS, INC.

require the Company to, among other things, satisfy certain financial tests relating to: (a) maintenance of minimum net worth, (b) the ratio of debt to net worth, (c) interest coverage ratio, (d) the ratio of funded debt to cash flow, and (e) the ratio of senior debt to tangible assets. The Credit Facility also contains certain covenants that restrict the Company's ability to, among other things, (i) incur additional indebtedness, (ii) permit liens to attach to its assets, (iii) enter into operating leases requiring payments in excess of specified amounts, (iv) declare or pay dividends or make other restricted payments with respect to its equity securities (including the Common Stock) or subordinated debt, (v) sell assets, (vi) make acquisitions unless certain financial conditions are satisfied, and (vii) engage in any line of business other than the equipment rental industry. The Credit Facility provides that the failure by any two of certain of the Company's executive officers to continue to hold executive positions with the Company for a period of 30 consecutive days constitutes an event of default under the Credit Facility unless replacement officers satisfactory to the lenders are appointed. The Credit Facility is also subject to other customary events of default. The Credit Facility is secured by substantially all of the assets of United Rentals, Inc. and by the stock and assets of its subsidiaries.

  The subordinated convertible notes consists of two notes; $300,000 in principal bearing interest at 7% per annum and $200,000 in principal bearing interest at 7 1/2% per annum. The $200,000 note was converted into 14,814 shares of Common Stock during January 1998. The $300,000 note is repayable in equal quarterly installments of principal and interest through October, 2002, is convertible into the Company's Common Stock at a conversion rate of $16.20 per share and is subordinated to the Company's Credit Facility.

  Maturities of the Company's debt for each of the next five years at December 31, 1997 are as follows:

   1998.............................................................. $  244,260
   1999..............................................................    340,916
   2000..............................................................    239,020
   2001..............................................................    181,676
   2002..............................................................     68,602
                                                                      ----------
                                                                      $1,074,474
                                                                      ==========

7. INCOME TAXES

  The provision for federal and state income taxes is as follows:

   Current State....................................................... $22,720
   Deferred State......................................................   3,041
   Deferred Federal....................................................  (5,245)
                                                                        -------
                                                                        $20,516
                                                                        =======

  A reconciliation of the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before provision for income taxes is as follows:

   Computed tax benefit at statutory tax rate.......................... $18,407
   Increase in tax benefit:
     Tax-exempt interest income........................................ (91,971)
     Non-deductible expense............................................  77,078
     State income taxes, net of Federal benefit........................  17,002
                                                                        -------
                                                                        $20,516
                                                                        =======

                             UNITED RENTALS, INC.

  The components of deferred income tax assets are as follows:

   Accrual liabilities.............................................. $  957,619
   Net operating loss carryforward..................................    313,719
   Property & equipment.............................................     43,908
                                                                     ----------
                                                                     $1,315,246
                                                                     ==========

  The components of deferred income tax liabilities are as follows:

   Intangibles and other.............................................. $633,132
                                                                       ========

  The Company has net short-term deferred tax assets in the amount of $880,363, which are reported in the balance sheet in prepaid expenses and other assets.

  The Company has net operating loss carryforwards ("NOLs") of $845,681 for income tax purposes that expire in 2012.

8. CAPITAL STOCK

  Preferred Stock: The Company's board of directors has the authority to designate 5,000,000 shares of $.01 par value preferred stock in series, to establish as to each series the designation and number of shares to be issued and the rights, preferences, privileges and restrictions of the shares of each series, and to determine the voting powers, if any, of such shares. At December 31, 1997, the Company's Board of Directors had not designated any shares.

  As of December 31, 1997 there are outstanding warrants to purchase an aggregate of 6,344,058 shares of Common Stock. Each warrant provides for an exercise price of $10.00 per share and may be exercised at any time until September 12, 2007.

  The Board of Directors has adopted the Company's 1997 Stock Option Plan (the "Stock Option Plan") which provides for the granting of options to purchase not more than an aggregate of 5,000,000 shares of Common Stock. All officers, employees and others who render services to the Company are eligible to participate in the Stock Option Plan. Each option granted pursuant to the Stock Option Plan must provide for an exercise price per share that is at least equal to the fair market value per share of Common Stock on the date of grant. No options may be granted under the Stock Option Plan after August 21, 2007. The exercise price of each option, the period during which each option may be exercised and the other terms and conditions of each option are determined by the Board of Directors (or by a committee appointed by the Board).

  During 1997, 904,583 options to purchase shares of the Company's Common Stock were granted and remain outstanding at December 31, 1997. The weighted average exercise price per share of such options was $12.76. Such options had exercise prices ranging from $10 to $30 per share. Of such options, 818,583 provided for an exercise price per share in the range of $10.00 to $19.99 (the weighted average exercise price and weighted average remaining life of the options in this range being $11.84 and 9.9 years, respectively) and 86,000 provided for an exercise price per share in the range of $20.01 to $30.00 (the weighted average exercise price and weighted average remaining life of the options in this range being $21.51 and 9.9 years, respectively).

                             UNITED RENTALS, INC.

  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's stock option plans been determined pursuant to Financial Accounting Standards Board Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have differed. The Black-Scholes option pricing model estimates fair value of options using subjective assumptions which can materially affect fair value estimates and, therefore, do not necessarily provide a single measure of fair value of options. Using the Black-Scholes option pricing model and a risk-free interest rate of 5.8%, a volatility factor for the market price of the Company's Common Stock of .315 and a weighted-average expected life of options of approximately three years, the Company's net loss, basic earnings per share and diluted earnings per share would have been $(43,731), $0.00 and $0.00, respectively. For purposes of these pro forma disclosures, the estimated fair value of options is amortized over the options' vesting period. Since the number of options granted and their fair value may vary significantly from year to year, the pro forma compensation expense in future years may be materially different.

  At December 31, 1997 there are 6,344,058 shares of Common Stock reserved for the exercise of warrants, 5,000,000 shares of Common Stock reserved for issuance pursuant to options granted, and that may be granted in the future, under the Company's 1997 Stock Option Plan and 33,332 shares of Common Stock reserved for the future conversion of convertible debt.

9. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

Numerator:
  Net income....................................................... $    33,622
                                                                    ===========
Denominator:
  Denominator for basic earnings per share--weighted-average shares..........................................................  16,319,193
  Effect of dilutive securities:
   Employee stock options..........................................     116,061
   Warrants........................................................   1,736,899
                                                                    -----------
  Dilutive potential common shares
   Denominator for diluted earnings per share--adjusted weighted-
    average shares.................................................  18,172,153
                                                                    ===========
Basic earnings per share........................................... $      0.00
                                                                    ===========
Diluted earnings per share......................................... $      0.00
                                                                    ===========

10. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases rental equipment, real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and

                             UNITED RENTALS, INC.

in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

   1998.............................................................. $2,676,494
   1999..............................................................  1,860,615
   2000..............................................................  1,213,003
   2001..............................................................  1,155,995
   2002..............................................................    816,400
   Thereafter........................................................  1,929,430
                                                                      ----------
                                                                      $9,651,937
                                                                      ==========

  Rent expense under non-cancellable operating leases for the period August 14, 1997 (Inception) to December 31, 1997 was $524,752.

11. SUBSEQUENT EVENTS

  Subsequent to December 31, 1997, the Company completed the acquisition of 53 equipment rental companies (the "Acquisitions") and the aggregate consideration paid by the Company for the Acquisitions was $651.2 million and consisted of approximately $593.7 million in cash, 1,967,733 shares of Common Stock and warrants to purchase 30,000 shares of Common Stock. The Company funded a portion of the cash consideration for these acquisitions with cash on hand and the balance with borrowings under the Credit Facility and proceeds from the public offering noted below.

  On March 11, 1998, the Company completed a public offering of 8,625,000 shares of its Common Stock. Net proceeds of the offering were approximately $207.4 million.

  The purchase agreement relating to one of the 1997 acquisitions provides that the stock consideration paid by the Company in connection with such acquisition is subject to adjustment based upon the trading price of the Common Stock during the 60-day period commencing December 18, 1997. In accordance with such provision, the Company expects that 137,600 shares of Common Stock issued by the Company in connection with such acquisition will be cancelled.

  On May 19, 1998, the Company completed an offering of $200,000,000 of 9 1/2% Senior Subordinated Notes due 2008. Net proceeds of the offering were approximately $193.0 million.

  On June 15, 1998, the Company entered into an Agreement and Plan of Merger with U.S. Rentals, Inc. The Agreement calls for an exchange ratio of 0.9625 shares of the Company's Common Stock for each share of U.S. Rentals Common Stock. The pending Merger is subject to the satisfaction or waiver of a number of conditions, including, but not limited to, the adoption of the Merger Agreement by the stockholders of U.S. Rentals, Inc. and the Company's stockholders. The Company expects the Merger to be completed in the third quarter of 1998.

                              UNITED RENTALS, INC.

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                      MARCH 31    DECEMBER 31
                                                        1998          1997
                                                    ------------  ------------
                      ASSETS
Cash and cash equivalents.......................... $ 54,785,007  $ 68,607,528
Accounts receivable, net of allowance for doubtful
 accounts of $3,813,000 in 1998 and $1,161,000 in
 1997..............................................   31,443,000     7,494,636
Inventory..........................................   14,933,813     3,827,446
Prepaid expenses and other assets..................   10,006,519     2,966,822
Rental equipment, net..............................  140,743,703    33,407,561
Property and equipment, net........................   11,900,686     2,272,683
Intangible assets, net of accumulated amortization
 of $1,235,000 in 1998 and $241,000 in 1997........  186,314,455    50,533,736
                                                    ------------  ------------
                                                    $450,127,183  $169,110,412
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable................................. $ 28,149,318  $  5,697,830
  Debt.............................................   26,494,068     1,074,474
  Deferred income taxes............................      544,820       198,249
  Accrued expenses and other liabilities...........   10,305,699     4,409,828
                                                    ------------  ------------
    Total liabilities..............................   65,493,905    11,380,381
Commitments and contingencies
Stockholders' equity:
  Preferred stock--$.01 par value, 5,000,000 shares
   authorized, no shares issued and outstanding....          --            --
  Common stock--$.01 par value, 75,000,000 shares
   authorized in 1998 and 1997, 33,313,708 in 1998
   and 23,899,119 in 1997 shares issued and
   outstanding.....................................      333,137       238,991
  Additional paid-in capital.......................  381,629,839   157,457,418
  Retained earnings................................    2,671,973        33,622
  Accumulated translation adjustments..............       (1,671)          --
                                                    ------------  ------------
    Total stockholders' equity.....................  384,633,278   157,730,031
                                                    ------------  ------------
                                                    $450,127,183  $169,110,412
                                                    ============  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

Revenues:
  Equipment rentals............................................... $26,779,850
  Sales of rental equipment.......................................   2,983,191
  Sales of new equipment, merchandise and other revenues..........   9,427,125
                                                                   -----------
    Total revenues................................................  39,190,166
Cost of revenues:
  Cost of equipment rentals, excluding depreciation...............  11,221,504
  Depreciation of rental equipment................................   4,583,832
  Cost of rental equipment sales..................................   1,639,431
  Cost of new equipment and merchandise sales and other operating
   costs..........................................................   7,591,891
                                                                   -----------
    Total cost of revenues........................................  25,036,658
                                                                   -----------
Gross profit......................................................  14,153,508
Selling, general and administrative expenses......................   7,806,931
Non-rental depreciation and amortization..........................   1,086,424
                                                                   -----------
Operating income..................................................   5,260,153
Interest expense..................................................   1,172,718
Other (income) expense............................................    (380,703)
                                                                   -----------
Income before provision for income taxes..........................   4,468,138
Provision for income taxes........................................   1,829,787
                                                                   -----------
Net income........................................................ $ 2,638,351
                                                                   ===========
Basic earnings per share.......................................... $      0.10
                                                                   ===========
Diluted earnings per share........................................ $      0.09
                                                                   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED RENTALS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                            COMMON STOCK
                         --------------------
                           NUMBER               ADDITIONAL             ACCUMULATED
                             OF                  PAID-IN     RETAINED  TRANSLATION
                           SHARES     AMOUNT     CAPITAL     EARNINGS  ADJUSTMENTS
                         ----------  --------  ------------ ---------- -----------
Balance, December 31,
 1997................... 23,899,119  $238,991  $157,457,418 $   33,622       --
Issuance of common
 stock..................  9,537,375    95,374   223,971,193
Translation
 adjustments............                                                 $(1,671)
Conversion of
 convertible note.......     14,814       148       199,852
Cancellation of common
 stock..................   (137,600)   (1,376)        1,376
Net income..............                                     2,638,351
                         ----------  --------  ------------ ----------   -------
Balance, March 31,
 1998................... 33,313,708  $333,137  $381,629,839 $2,671,973   $(1,671)
                         ==========  ========  ============ ==========   =======



  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.....................................................  $   2,638,351
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization................................      5,670,256
  Gain on sale of rental equipment.............................     (1,343,760)
  Deferred taxes...............................................      1,422,898
Changes in operating assets and liabilities:
  Accounts receivable..........................................       (474,469)
  Inventory....................................................     (2,918,253)
  Prepaid expenses and other assets............................     (4,917,023)
  Accounts payable.............................................      9,560,512
  Accrued expenses and other liabilities.......................     (2,064,894)
                                                                 -------------
    Net cash provided by operating activities..................      7,573,618
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of rental equipment..................................    (12,860,888)
Purchases of property and equipment............................     (5,315,132)
Proceeds from sales of rental equipment........................      2,983,191
In-process acquisition costs...................................       (758,771)
Purchases of other companies...................................   (138,170,090)
                                                                 -------------
    Net cash used in investing activities......................   (154,121,690)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of issuance costs..    206,456,306
Proceeds from debt.............................................    149,576,408
Repayments of debt.............................................   (222,652,100)
Payment of debt financing costs................................       (655,063)
                                                                 -------------
    Net cash provided by financing activities..................    132,725,551
                                                                 -------------
Net decrease in cash and cash equivalents......................    (13,822,521)
Cash and cash equivalents at beginning of period...............     68,607,528
                                                                 -------------
    Cash and cash equivalents at end of period.................  $  54,785,007
                                                                 =============

  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED RENTALS, INC.

                  CONSOLIDATED STATEMENTS OF CASH FLOWS--CON'T

                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

Supplemental disclosure of cash flow information:
  Cash paid during the period:
    Interest................................................... $   1,111,819
                                                                =============
    Income taxes............................................... $     106,500
                                                                =============
Supplemental disclosure of non cash investing and financing
 activities:
During the period ended March 31, 1998 a convertible note in the principal amount of $200,000 was converted into 14,814
 shares of common stock.
The Company acquired the net assets and assumed certain
 liabilities of other companies as follows:
  Assets, net of cash acquired.................................   279,808,752
  Liabilities assumed..........................................  (123,821,390)
  Less:
    Amounts paid in common stock and warrants..................   (17,817,272)
                                                                -------------
      Net cash paid............................................ $ 138,170,090
                                                                =============


  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITED RENTALS, INC.

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1998

1. BASIS OF PRESENTATION

  The Consolidated Financial Statements of United Rentals, Inc. and its subsidiaries (the "Company") included herein are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to a fair statement of the results of the interim period presented. Interim financial statements do not require all disclosures normally presented in year-end financial statements, and, accordingly, certain disclosures have been omitted. Results of operations for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The Consolidated Financial Statments included herein should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company adopted SFAS No. 130 during the period ended March 31, 1998. The adoption of SFAS No. 130 did not have a material effect on the consolidated financial position, results of operations or cash flows of the Company. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments. The Company is required to adopt SFAS No. 131 by December 31, 1998.

2. COMMON STOCK

  On March 11, 1998, the Company completed a public offering of 8,625,000 shares of Common Stock (the "Offering"). The net proceeds to the Company from the Offering were approximately $207.4 million (after deducting the underwriting discount and estimated offering expenses). The Company used $132.7 million of the net proceeds from the Offering to repay all outstanding indebtedness under the Company's credit facility and used the balance of such net proceeds for acquisitions.

  The purchase agreement relating to the acquisition of one company acquired provides that the stock consideration paid by the Company in connection with such acquisition is subject to adjustment based upon the trading prices of the common stock during the 60-day period which commenced December 18, 1997. In accordance with such provisions, the Company canceled 137,600 shares of common stock issued by the Company in connection with such acquisition.

3. ACQUISITIONS

  During the three months ended March 31, 1998, the Company completed the acquisition of 19 equipment rental companies having an aggregate of 66 rental locations in 16 states and Ontario, Canada.

  The aggregate consideration paid by the Company for the acquisitions completed during the three months ended March 31, 1998 was $165.0 million and consisted of approximately $147.2 million in

                             UNITED RENTALS, INC.

cash, 912,375 shares of Common Stock and warrants to purchase an aggregate of 30,000 shares of Common Stock. In addition, the Company repaid or assumed outstanding indebtedness of the companies acquired during the three months ended March 31, 1998 in the aggregate amount of $98.5 million. The Company also agreed in connection with two of the acquisitions to pay the former owners additional amounts based upon specified future revenues (such amounts being limited to (i) Cdn$4.0 million with respect to one acquisition and (ii) an amount based on the results of a single store with respect to the other acquisition).

  These acquisitions have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their respective fair values at their respective acquisition dates.

  The Company has not completed its valuation on all of its purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

  The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the three months ended March 31, 1998 as though each acquisition described above was made on January 1, 1998.

                                                              THREE MONTHS ENDED
                                                                MARCH 31, 1998
                                                              ------------------
   Revenues..................................................    $46,616,686
   Net income................................................      2,279,657
   Basic earnings per share..................................           0.09
   Diluted earnings per share................................           0.07

  The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

4. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

   Numerator:
     Net income....................................................  $ 2,638,351
                                                                     ===========
   Denominator:
     Denominator for basic earnings per share--weighted-average
      shares.......................................................   26,278,462
     Effect of dilutive securities:
       Employee stock options......................................      434,402
       Warrants....................................................    3,731,044
                                                                     -----------
   Dilutive potential common shares
     Denominator for diluted earnings per share--adjusted weighted-
      average shares...............................................   30,443,908
                                                                     ===========
   Basic earnings per share........................................  $      0.10
                                                                     ===========
   Diluted earnings per share......................................  $      0.09
                                                                     ===========

                             UNITED RENTALS, INC.

5. SUBSEQUENT EVENTS

  Subsequent to March 31, 1998, the Company completed the acquisition of 14 equipment rental companies consisting of 35 rental sites. The aggregate consideration paid by the Company for these acquisitions was $92.5 million and consisted of approximately $85.9 million in cash, and 307,906 shares of Common Stock. The Company also agreed in connection with one of the acquisitions to pay the former owner additional amounts based upon specified future revenues not to exceed $500,000. The Company funded a portion of the cash consideration for these acquisitions with cash on hand and the balance with borrowings under the Company's revolving credit facility.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF U.S. RENTALS, INC.

  In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of U.S. Rentals, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management of U.S. Rentals, Inc.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Sacramento, California
January 28, 1998

                               U.S. RENTALS, INC.

                                 BALANCE SHEETS

                                                        DECEMBER 31,
                                              ---------------------------------
                                                    1996             1997
                                              ---------------- ----------------
                                              (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Cash and cash equivalents.................... $          2,906 $          3,104
Accounts receivable, net.....................           35,653           60,906
Notes receivable from affiliate..............           25,365               --
Notes receivable, other......................              563              501
Inventories..................................            5,841           17,379
Rental equipment, net........................          205,982          390,598
Property and equipment, net..................           42,345           78,014
Goodwill, net................................            1,035           23,114
Prepaid expenses and other assets............            4,758           12,195
                                              ---------------- ----------------
    Total assets.............................         $324,448         $585,811
                                              ================ ================
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other liabilities.......         $ 57,008         $ 75,048
Notes payable to related parties.............           23,943           17,000
Notes payable, other.........................          162,767          203,300
Deferred taxes...............................              --            25,077
                                              ---------------- ----------------
    Total liabilities........................          243,718          320,425
                                              ---------------- ----------------
Commitments and contingencies (Note 8)
Stockholders' equity:
  Common stock, $.01 par value; 100,000,000
   shares authorized, 30,748,975 shares is-
   sued and outstanding......................              --               307
  Common stock at stated value; 2,500 shares
   authorized, 900 shares issued and out-
   standing..................................              699              --
  Paid-in capital............................           13,186          244,211
  Retained earnings..........................           66,845           20,868
                                              ---------------- ----------------
    Total stockholders' equity...............           80,730          265,386
                                              ---------------- ----------------
    Total liabilities and stockholders' equi-
     ty......................................         $324,448         $585,811
                                              ================ ================

             Please see accompanying notes to financial statements.

                               U.S. RENTALS, INC.

                            STATEMENTS OF OPERATIONS

                                              YEARS ENDED DECEMBER 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER
                                                   SHARE AMOUNTS)
REVENUES:
Rental revenue.........................  $   214,849  $   257,486  $   340,507
Rental equipment sales.................       10,832       24,629       38,839
Merchandise and new equipment sales....       17,166       23,722       45,347
                                         -----------  -----------  -----------
 Total revenues........................      242,847      305,837      424,693
                                         -----------  -----------  -----------
COST OF REVENUES:
Rental equipment expense...............       51,370       65,102       87,209
Rental equipment depreciation..........       43,885       56,105       69,231
Cost of rental equipment sales.........        4,693       10,109       19,065
Cost of merchandise and new equipment
 sales.................................       11,418       17,423       33,420
Direct operating expense...............       56,506       71,482       98,068
                                         -----------  -----------  -----------
 Total cost of revenues................      167,872      220,221      306,993
                                         -----------  -----------  -----------
 Gross profit..........................       74,975       85,616      117,700
Selling, general and administrative
 expense...............................       31,440       35,934       42,597
Non-rental depreciation and
 amortization..........................        5,513        7,528       11,222
Termination cost of deferred
 compensation agreements...............           --           --       20,290
                                         -----------  -----------  -----------
Operating income.......................       38,022       42,154       43,591
Interest expense.......................       (4,575)      (8,373)      (6,680)
Related party interest (expense)
 income, net...........................         (735)         342         (690)
Other expense, net.....................       (1,620)        (665)        (473)
                                         -----------  -----------  -----------
Income before income taxes and
 extraordinary item....................       31,092       33,458       35,748
Income tax expense.....................          468          374       29,407
                                         -----------  -----------  -----------
Net income before extraordinary item...       30,624       33,084        6,341
Extraordinary item, net of tax benefit
 of $995...............................           --           --        1,511
                                         -----------  -----------  -----------
Net income.............................  $    30,624  $    33,084  $     4,830
                                         ===========  ===========  ===========
Basic net income before extraordinary
 item per share........................  $      1.48  $      1.59  $       .22
                                         ===========  ===========  ===========
Diluted net income before extraordinary
 item per share........................  $      1.48  $      1.59  $       .21
                                         ===========  ===========  ===========
Basic net income per share.............  $      1.48  $      1.59  $       .17
                                         ===========  ===========  ===========
Diluted net income per share...........  $      1.48  $      1.59  $       .16
                                         ===========  ===========  ===========
Basic weighted average shares
 outstanding...........................   20,748,975   20,748,975   29,351,715
                                         ===========  ===========  ===========
Diluted weighted average shares
 outstanding...........................   20,748,975   20,748,975   29,843,752
                                         ===========  ===========  ===========

UNAUDITED PRO FORMA DATA (NOTE 7):
Historical income before income taxes
 and extraordinary item................  $    31,092  $    33,458  $    35,748
Pro forma income tax expense...........       12,780       13,456       14,371
                                         -----------  -----------  -----------
Pro forma net income before
 extraordinary item....................       18,312       20,002       21,377
Extraordinary item, net of benefit of
 $995..................................           --           --        1,511
                                         -----------  -----------  -----------
Pro forma net income...................  $    18,312  $    20,002  $    19,866
                                         ===========  ===========  ===========
Pro forma basic net income before
 extraordinary item per share..........  $       .88  $       .96  $       .73
                                         ===========  ===========  ===========
Pro forma diluted net income before
 extraordinary item per share..........  $       .88  $       .96  $       .72
                                         ===========  ===========  ===========
Pro forma basic net income per share...  $       .88  $       .96  $       .68
                                         ===========  ===========  ===========
Pro forma diluted net income per share.  $       .88  $       .96  $       .67
                                         ===========  ===========  ===========

             Please see accompanying notes to financial statements.

                               U.S. RENTALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          TOTAL
                                      STATED/PAR  PAID-IN   RETAINED  STOCKHOLDERS'
                            SHARES      VALUE     CAPITAL   EARNINGS     EQUITY
                          ----------  ---------- ---------  --------  -------------
                                    (IN THOUSANDS, EXCEPT SHARE DATA)
                          ---------------------------------------------------------
Balance at December 31,
 1994...................         900    $ 699    $  13,186  $ 44,066    $  57,951
  Net income............         --       --           --     30,624       30,624
  Dividends.............         --       --           --     (5,498)      (5,498)
                          ----------    -----    ---------  --------    ---------
Balance at December 31,
 1995...................         900      699       13,186    69,192       83,077
  Net income............         --       --           --     33,084       33,084
  Dividends.............         --       --           --    (35,431)     (35,431)
                          ----------    -----    ---------  --------    ---------
Balance at December 31,
 1996...................         900      699       13,186    66,845       80,730
  Net income............         --       --           --      4,830        4,830
  Recapitalization......        (900)    (699)         699       --           --
Distribution of non-op-
 erating assets, net....         --       --        (4,219)      --        (4,219)
Dividends paid prior to
 initial public
 offering...............         --       --           --     (1,905)      (1,905)
Contribution of earnings
 to paid-in capital.....         --       --        48,902   (48,902)         --
Recapitalization due to
 initial public
 offering...............  20,748,975      207         (207)      --           --
Initial public offering
 proceeds, net of
 issuance cost of
 $1,550.................  10,000,000      100      185,850       --       185,950
                          ----------    -----    ---------  --------    ---------
Balance at December 31,
 1997...................  30,748,975    $ 307    $ 244,211  $ 20,868    $ 265,386
                          ==========    =====    =========  ========    =========


             Please see accompanying notes to financial statements.

                               U.S. RENTALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income......................................  $ 30,624  $ 33,084  $  4,830
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization.................    49,398    63,633    80,453
  Gain on sale of equipment.....................    (6,342)  (14,955)  (20,692)
  Principal adjustment on notes receivable......      (220)     (572)     (146)
  Provision for doubtful accounts...............     3,441     4,075     7,773
  Deferred income taxes.........................       --        --     25,077
  Interest income not collected.................       --        --       (294)
  Interest expense not paid.....................       --        --        495
  Loss on early extinguishment of debt..........       --        --      2,506
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Accounts receivable.............................   (10,526)   (9,799)  (26,505)
Inventories.....................................    (1,413)   (1,665)   (4,989)
Prepaid expenses and other assets...............    (1,515)   (1,466)   (8,247)
Accounts payable and other liabilities..........    11,588       597    19,518
                                                  --------  --------  --------
Net cash provided by operating activities.......    75,035    72,932    79,779
                                                  --------  --------  --------
INVESTING ACTIVITIES:
Acquisitions of rental operations...............       --    (15,033)  (64,076)
Purchases of rental equipment...................   (88,861) (106,501) (246,631)
Proceeds from sale of rental equipment..........    10,832    24,629    38,839
Purchases of property and equipment, net........   (10,764)  (23,068)  (45,971)
(Funding) collection of notes receivable, net...    (1,061)    2,537       122
                                                  --------  --------  --------
Net cash used in investing activities...........   (89,854) (117,436) (317,717)
                                                  --------  --------  --------
FINANCING ACTIVITIES:
(Payments on) proceeds from line of credit, net.   (28,200)   39,553   130,733
Proceeds from (payments on) senior notes........    50,000    40,000   (92,506)
Payments on other obligations, net..............      (718)     (191)     (138)
Proceeds from related party note payable........       --        --     17,000
Proceeds from issuance of common stock, net of
 issuance costs.................................       --        --    185,950
Cash retained by the Predecessor in connection
 with Recapitalization..........................       --        --       (998)
Dividends paid..................................    (5,498)  (35,431)   (1,905)
                                                  --------  --------  --------
Net cash provided by financing activities.......    15,584    43,931   238,136
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................       765      (573)      198
Cash and cash equivalents at beginning of year..     2,714     3,479     2,906
                                                  --------  --------  --------
Cash and cash equivalents at end of year........  $  3,479  $  2,906  $  3,104
                                                  ========  ========  ========
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
Net assets retained by the Predecessor in
 connection with Recapitalization...............                      $  3,221
                                                                      ========

             Please see accompanying notes to financial statements.

                              U.S. RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  U.S. Rentals, Inc. (the "Company") is a Delaware corporation primarily involved in the short-term rental of general purpose construction equipment, and to a lesser extent, selling complementary parts, merchandise, new and used equipment to commercial and residential construction, industrial and homeowner customers. At December 31, 1997, the Company operated 123 equipment rental yards located in 21 states across the United States.

 Initial public offering

  The Company's initial public offering ("IPO") was declared effective on February 20, 1997. Prior to the IPO, the equipment rental business was operated by Ayr, Inc. (formerly known as USR Holdings, Inc.), a California corporation (the "Predecessor"). The Company did not have any operations prior to the IPO. Prior to closing of the IPO, the Predecessor transferred substantially all of its operating assets and associated liabilities to the Company for 20,748,975 shares of common stock of the Company, representing all of the outstanding capital stock prior to the IPO. The Predecessor retained only non-operating assets and liabilities, including approximately $25.7 million of notes receivable from an affiliate and $24.4 million of notes payable to related parties. These transactions are referred to as the "Recapitalization" in these financial statements. In conjunction with the Recapitalization, the Predecessor entered into an agreement to terminate deferred compensation agreements with certain executives. The Predecessor borrowed approximately $20.3 million under its bank line of credit to fund the cost of termination. The Company assumed the liability for the indebtedness under the bank line of credit as part of the Recapitalization. The non-recurring cost of the termination was expensed in 1997. Unless otherwise indicated, the Company also refers to the Predecessor prior to the IPO.

 Related party transactions

  As disclosed in these financial statements, the Company has participated in certain transactions with related parties during the current and previous years. In the opinion of management, all transactions with related parties have been conducted on terms which are fair and equitable; however, the transactions are not necessarily on the same terms as those which would have been made between wholly unrelated parties.

 Financial statement presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Rental revenue

  Rental revenue is recognized upon the earliest occurrence of either the return of the equipment or the end of one month's rental term.

 Rental equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired prior to January 1, 1996, is computed using the straight-line method over an estimated five-year useful life with no

                              U.S. RENTALS, INC.

salvage value. Rental equipment acquired subsequent to January 1, 1996, is depreciated using the straight-line method over an estimated seven-year useful life, after giving effect to an estimated salvage value of 10%. Included in purchases of rental equipment are the costs of minor equipment which are fully depreciated in the month of acquisition. Accumulated depreciation on rental equipment was $161,765,000 and $190,213,000 at December 31, 1996 and 1997,
respectively.

  Ordinary maintenance and repair costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of rental equipment sales in the statement of operations.

 Property and equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 10 to 39 years for buildings; 1 to 8 years for vehicles, delivery and yard equipment; and 5 to 10 years for fixtures and leasehold improvements.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 Inventories

  The Company's inventories primarily consist of items such as hand tools and accessories held for resale. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 Self-insurance

  The Company is self-insured for general liability, workers' compensation, and group medical claims up to specified per claim and aggregate amounts. Self-insurance costs are accrued based upon the aggregate liability for reported claims incurred and an estimated liability for claims incurred but not reported. These liabilities are not discounted.

 Earnings per share

  Historical earnings per share is presented based on the weighted average number of outstanding common shares, after giving effect to the Recapitalization retroactively for all periods. Pro forma earnings per share is based on the weighted average number of outstanding common shares, after giving effect to the Recapitalization and the pro forma income tax expense as if the Company were a C corporation for all periods presented. Diluted weighted average shares outstanding were calculated using the treasury stock method and exceed basic weighted average shares outstanding by 492,037 due to 3,907,887 dilutive options outstanding at December 31, 1997. Basic and diluted earnings per share attributable to the extraordinary item totaled $.05 for the year ended December 31, 1997.

                              U.S. RENTALS, INC.

 Cash and cash equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Fair value of financial instruments

  The carrying amounts reported in the balance sheets for cash and cash equivalents, trade accounts receivable, and accounts payable and other liabilities approximated fair value due to the immediate short-term maturity of these financial instruments. The fair value of notes receivable and notes payable is determined using current interest rates for similar instruments as of December 31, 1997, and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 Concentrations of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and the Company's geographic dispersion. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectability. The allowance for doubtful accounts was $6,991,000 and $9,495,000 at December 31, 1996 and 1997, respectively.

 Advertising costs

  The Company advertises primarily through trade journals and the media. Advertising costs are expensed as incurred and totaled $3,094,000, $4,200,000, and $6,453,000 for each of the three years in the period ended December 31, 1997.

 Goodwill

  Amortization of goodwill is provided on a straight-line basis over forty years. Goodwill is presented net of accumulated amortization of $207,000 and $371,000 at December 31, 1996 and 1997.

 Long-lived assets

  Long-lived assets are recorded at the lower of amortized cost or fair value. As part of an ongoing review of the valuation of long-lived assets, management assesses the carrying value of such assets if facts and circumstances suggest they may be impaired. If this review indicates that the carrying value of these assets may not be recoverable, as determined by a nondiscounted cash flow analysis over the remaining useful life, the carrying value would be reduced to its estimated fair value. There have been no material impairments recognized in these financial statements.

 Income taxes

  Subsequent to the IPO and Recapitalization, the Company is assessed corporate income taxes for federal and state purposes. Income taxes are recorded under the liability approach; a current or deferred liability or asset is recognized for the current or deferred income tax consequences of all events that have been recorded in the financial statements.

                              U.S. RENTALS, INC.

  Prior to the IPO, the Predecessor had elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election (and similar elections in California and certain other states), the Predecessor's income, deductions, and credits are reported on the income tax return of the Predecessor's stockholder for federal purposes and, accordingly, no provision for federal income taxes has been made.

  California assesses a corporate level income tax on S corporations, and certain states in which the Predecessor does business do not recognize S corporation status. Therefore, the Predecessor remains subject to, and has made provision for, taxes in those states.

  Because of the Recapitalization, historical results of operations, including income taxes, are not, in all cases, indicative of future results. The unaudited pro forma income tax provision is computed using the liability approach as if the Company had been a C corporation for all periods presented. Pro forma income tax expense is lower than actual income tax expense in 1997 due to the recognition of a $7,520,000 deferred tax liability upon the Recapitalization and the pro forma benefit from the inclusion in pro forma taxable income of the net loss from January 1, 1997, to the closing date of the IPO attributable to the nonrecurring cost to terminate deferred compensation agreements.

 Stock Options

  The Company accounts for its stock option plan in accordance with the intrinsic value method, under which no compensation expense is recognized in the financial statements except where the fair market value of the stock exceeds the exercise price of the options granted on the date of grant. The Company has presented the pro forma disclosures of the compensation expense under the fair value method of Statement of Financial Accounting Standards Number 123 ("SFAS 123") in Note 9.

 Adoption of new accounting pronouncements

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 128, Earnings per Share ("SFAS 128"), which changed the basis upon which earnings (or loss) per share is calculated. As required by this statement, the Company adopted the provisions of SFAS 128 for the year ended December 31, 1997, and retroactively for each of the preceding years presented in the financial statements.

 Reclassifications

  Certain prior year balances have been reclassified to conform to the 1997 presentation.

2. ACQUISITIONS

During 1997, the Company acquired the assets of 9 businesses operating 33 rental locations throughout the United States. The acquisitions were financed through borrowings under the Company's line of credit and have been recorded using the purchase method of accounting. The results of operations for each location acquired have been included in the Company's results of operations from their respective acquisition dates. A summary of the purchase price and assets acquired is as follows (in thousands):

       Rental equipment................................................. $26,877
       Inventories......................................................   6,549
       Accounts receivable..............................................   6,521
       Other assets.....................................................   2,704
       Goodwill.........................................................  21,425
                                                                         -------
                                                                         $64,076
                                                                         =======

                                     F-4_4

                              U.S. RENTALS, INC.

  The following unaudited pro forma data (in thousands) summarizes the results of operations of the periods indicated as if the acquisitions had been completed on January 1, 1996. The pro forma data gives effect to the actual operating results prior to acquisition and adjustments to goodwill. The pro forma results do not purport to be indicative of the results that would have actually been achieved if the acquisitions had occurred on January 1, 1996, or that may be achieved in the future.

                                                                 1996     1997
                                                               -------- --------
                                                                  (UNAUDITED)
       Total revenues......................................... $363,848 $459,649
       Net income............................................. $ 22,288 $ 23,073

3. NOTES RECEIVABLE FROM AFFILIATE

  Prior to the Recapitalization, the Predecessor had notes receivable from an affiliate. As discussed in Note l, these notes were retained by the Predecessor. The Company earned interest income from the affiliate of $3,343,000, $3,420,000, and $555,000 for each of the three years in the period ended December 31, 1997, respectively. The notes provide for positive or negative annual adjustments of principal based on the change in the Consumer Price Index, limited to certain percentages of the affiliated entity's cumulative net income from December 31, 1984. The accompanying financial statements include principal adjustments in notes receivable and other income in the amounts of $220,000, $572,000, and $146,000 for each of the three years in the period ended December 31, 1997, respectively.

4. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (in thousands):

                                                              DECEMBER 31,
                                                           ---------------------
                                                            1996     1997
                                                           -------  -------
       Land............................................... $14,099  $21,543
       Buildings..........................................  12,806   21,600
       Vehicles and delivery equipment....................  28,000   45,234
       Yard equipment.....................................   3,000    3,674
       Furniture and fixtures.............................   4,626    7,227
       Leaseholds.........................................   8,942   15,666
                                                           -------  -------
                                                            71,473  114,944
       Less accumulated depreciation...................... (29,128) (36,930)
                                                           -------  -------
                                                           $42,345  $78,014
                                                           =======  =======

5. ACCOUNTS PAYABLE AND OTHER LIABILITIES

  Accounts payable and other liabilities consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
       Trade payables and other accruals....................... $34,264 $50,716
       Profit sharing accrual..................................   8,742  12,667
       Self-insurance reserve..................................  14,002  11,665
                                                                ------- -------
                                                                $57,008 $75,048
                                                                ======= =======

                              U.S. RENTALS, INC.

6. NOTES PAYABLE

  Notes payable consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1996     1997
                                                               -------- --------
   Notes payable to related parties:
     Subordinated note payable to The Colburn School of
      Performing Arts, interest payable quarterly at prime
      rate plus 5%...........................................  $ 20,000 $    --
     Demand notes payable to related parties, interest at
      various rates tied to the Predecessor's average bank
      borrowing rate.........................................     3,943      --
     Demand note to majority stockholder, interest payable
      monthly at a rate tied to the Company's revolving line
      of credit (5.90% at December 31, 1997).................       --    17,000
                                                               -------- --------
                                                                 23,943   17,000
                                                               -------- --------
   Notes payable, other:
     Senior notes payable to various parties, interest
      payable semiannually ranging from 6.82% to 7.76%.......    90,000       --
     Revolving line of credit, interest payable monthly at
      reference rate plus .125% (8.25% at December 31, 1996).    26,300       --
     Revolving line of credit, interest payable monthly at
      money market rate (ranging from 6.03% to 6.34% at
      December 31, 1997).....................................    43,000  203,000
     Notes payable to a bank, interest and principal payable
      monthly at rates ranging from 5.74% to 9.51%...........     2,967       --
     Notes payable related to the purchase of certain
      businesses, imputed interest averaging 7%, due through
      1999...................................................       500      300
                                                               -------- --------
                                                                162,767  203,300
                                                               -------- --------
                                                               $186,710 $220,300
                                                               ======== ========

  The Company's agreement with the banks provides for an unsecured line of credit of $300,000,000 maturing no later than 2002. The revolving line of credit is unsecured and includes restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of the Company. The Company is in compliance with covenants in all agreements. The Company pays a commitment fee ranging from .175% to .25% on the unused portion of the outstanding line of credit balance less outstanding letters of credit calculated quarterly based on the average daily balance. The senior and bank note agreements existing at December 31, 1996, were paid down with the proceeds from the IPO.

  Cash paid for interest was $7,545,000, $11,185,000, and $9,608,000 for each of the three years in the period ended December 31, 1997, respectively.

  Maturities of notes payable are as follows at December 31, 1997 (in thousands):

           1998..................................... $220,000
           1999.....................................      300
                                                     --------
                                                     $220,300
                                                     ========

                              U.S. RENTALS, INC.

7. INCOME TAXES

  As discussed in Note 1, the Company was taxed as an S corporation prior to the Recapitalization. As such, the income tax provision was comprised of current state income tax expense of $468,000 and $374,000 for 1995 and 1996, respectively. Deferred taxes for such periods were immaterial. Cash payments for state income taxes made by the Company were $597,000 and $353,000 for 1995 and 1996, respectively. Cash payments for federal and state income taxes made by the Company were $11,407,000 in 1997.

  The following provision for income taxes for 1997 includes all state taxes recognized by the Predecessor as an S corporation prior to the Recapitalization and federal and state taxes recognized by the Company subsequent to the Recapitalization (in thousands).

                                                                         1997
                                                                        -------
       Federal:
         Current....................................................... $ 3,765
         Deferred......................................................  14,281
         Deferred tax recorded upon Recapitalization...................   6,141
                                                                        -------
                                                                         24,187
                                                                        -------
       State:
         Current.......................................................     565
         Deferred......................................................   3,276
         Deferred tax recorded upon Recapitalization...................   1,379
                                                                        -------
                                                                          5,220
                                                                        -------
                                                                        $29,407
                                                                        =======

  The 1997 provision for income taxes differs from the amount as determined by applying the U.S. statutory federal tax rate of 35% to income before income taxes as a result of the following:

       Federal income taxes............................................... 35.0%
       State income taxes, net of federal benefit.........................  4.8%
       Cumulative deferred taxes recorded upon Recapitalization........... 21.0%
       Loss prior to Recapitalization excluded from taxable income........ 21.1%
       Other..............................................................  0.4%
                                                                           -----
                                                                           82.3%
                                                                           =====

  The unaudited pro forma provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 35% to income before income taxes as a result of the following:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                               -----------------
                                                               1995  1996  1997
                                                               ----- ----- -----
       Federal income taxes................................... 35.0% 35.0% 35.0%
       State income taxes, net of federal benefit.............  5.3%  4.9%  4.8%
       Other..................................................  0.8%  0.3%  0.4%
                                                               ----- ----- -----
                                                               41.1% 40.2% 40.2%
                                                               ===== ===== =====

                                     F-4_7

                              U.S. RENTALS, INC.

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

  Deferred tax assets (liabilities) are as follows (in thousands):

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
       Self-insurance reserves.....................................   $  4,944
       Compensation related accruals...............................      1,674
       Allowances for doubtful accounts............................      2,079
       State income taxes..........................................      1,636
       Others, net.................................................        924
                                                                      --------
                                                                        11,257
       Depreciation................................................    (36,334)
                                                                      --------
                                                                      $(25,077)
                                                                      ========

8. COMMITMENTS AND CONTINGENCIES

 Operating leases

  The Company leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $3,365,000, $3,681,000, and $5,374,000 for each of the three years in the period ended December 31, 1997, respectively.

  Future minimum rental commitments as of December 31, 1997, under noncancelable operating leases are (in thousands):

           1998...................................... $ 6,445
           1999......................................   5,353
           2000......................................   4,439
           2001......................................   3,678
           2002......................................   2,545
           Thereafter................................   8,237
                                                      -------
                                                      $30,697
                                                      =======

 Legal matters

  The Company is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the Company has adequate legal defense, reserves, or insurance coverage with respect to these matters so that the ultimate resolution will not have a material adverse effect on the Company's financial position, results of operations, or cash flows. The Company has accrued $12,011,000 and $9,563,000 at December 31, 1996 and 1997, respectively, to cover the uninsured portion of possible costs arising from these pending claims and other potential unasserted claims.

                              U.S. RENTALS, INC.

 Environmental matters

  The Company and its operations are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. The Company incurs ongoing expenses associated with the removal of underground storage tanks and the performance of appropriate remediation at certain of its locations. The Company believes that such removal and remediation will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

9. STOCK OPTION PLAN

  Effective February 20, 1997, the Board of Directors of the Company adopted the 1997 Performance Award Plan under which stock options and other awards can be granted to key employees and directors at prices and terms established by the Board of Directors at the date of grant. The exercise price of all options issued during 1997 equaled the fair value of the stock on the grant date which ranged from $17.88 to $26.88. Accordingly, no compensation expense has been recognized. Options outstanding at December 31, 1997, vest ratably over periods ranging from five to ten years and expire in 2007.

  The following table summarizes the activity under the stock option plan:

                                                                     WEIGHTED
                                                         NUMBER      AVERAGE
                                                        OF SHARES EXERCISE PRICE
                                                        --------- --------------
Shares under option:
  Outstanding at December 31, 1996.....................       --      $  --
    Granted: ($17.88-$20.00)........................... 3,867,387     $19.99
    ($23.44-$26.88)....................................   206,500     $25.78
                                                        ---------
Outstanding at December 31, 1997....................... 4,073,887     $20.29
                                                        =========

  There were no vested options outstanding and 526,113 shares were available for future grants under the stock option plan at December 31, 1997.

  For purposes of the pro forma disclosures required by SAFS 123, the estimated fair value of options is amortized to expense over the options' vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly sensitive assumptions, including the expected stock price volatility, which are subject to change from time to time. For this reason, the resulting pro forma compensation costs are not necessarily indicative of costs to be expected in future years.

  Pro forma unaudited net income, pro forma basic unaudited net income per share, and pro forma diluted unaudited net income per share in 1997, after giving effect to the Recapitalization would be $18,065,000, $.62, and $.60, respectively, if the Company had accounted for its stock options using the fair value based method of accounting established by SFAS 123. The following weighted average assumptions were used in the option pricing model to determine the fair value of the options: dividend

                              U.S. RENTALS, INC.

yield of 0%, expected volatility of 32%, risk-free interest rate ranging from 5.84% to 6.61%, and expected lives ranging from 3 to 5.25 years.

10. EMPLOYEE BENEFIT PLANS

  The Company sponsors a defined contribution 401(k) retirement plan (the
Plan) which is subject to the provisions of ERISA. Under the Plan, which was implemented in 1994, the Company matches a minimum of 50% of the participants' contributions up to a specified amount as determined by the Board of Directors. Company contributions to the Plan were $246,000, $122,000, and $136,000 for each of the three years in the period ended December 31, 1997, respectively.

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

 Selected financial data

  The following table of quarterly financial information has been prepared from unaudited financial statements of the Company, and reflects adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods presented. The Company has determined that the one-time charge to establish the cumulative deferred tax liability as of the date of the Company's IPO associated with becoming subject to C corporation taxes should have been $7.5 million instead of $9.3 million as previously reported in Form 10-Q for the third quarter of 1997. The loss before extraordinary item and net loss presented below reflect this change.

                                               FIRST   SECOND   THIRD    FOURTH
                                              QUARTER  QUARTER QUARTER  QUARTER
                                              -------  ------- -------- --------
Year ended December 31, 1997
  Total revenues............................. $80,981  $96,434 $114,026 $133,252
  Gross profit...............................  18,108   27,277   34,915   37,400
  Income (loss) before extraordinary item.... (22,750)   8,015   10,857   10,219
  Extraordinary item.........................   1,511       --       --       --
  Net income (loss).......................... (24,261)   8,015   10,857   10,219
Year ended December 31, 1996
  Total revenues............................. $58,643  $71,172 $ 86,647 $ 89,375
  Gross profit...............................  14,262   18,292   25,244   27,818
  Net income.................................   4,205    6,835   11,596   10,448

 Price range of common stock

  The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol USR. The following table provides the high and low closing sales prices of the common stock as reported by the NYSE for each quarter of 1997.

                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
      High...................................... $20.13  $27.50  $29.31  $27.38
      Low....................................... $17.00  $15.38  $24.25  $23.13

                               U.S. RENTALS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       DECEMBER
                                                           MARCH 31,     31,
                                                              1998       1997
                                                           ----------  --------
                                                           (UNAUDITED)
ASSETS
Cash and cash equivalents.................................  $  6,344   $  3,104
Accounts receivable, net..................................    61,533     60,906
Inventories...............................................    17,234     17,379
Rental equipment, net.....................................   441,202    390,598
Property and equipment, net...............................    83,575     78,014
Goodwill, net.............................................    25,378     23,114
Prepaid expenses and other assets.........................    14,656     12,696
                                                            --------   --------
    Total assets .........................................  $649,922   $585,811
                                                            ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and other liabilities....................... $ 74,744 $ 75,048
Note payable to related party................................   21,000   17,000
Notes payable, other.........................................  259,200  203,300
Deferred taxes...............................................   24,769   25,077
                                                              -------- --------
    Total liabilities........................................  379,713  320,425
                                                              -------- --------
Stockholders' equity:
  Common stock, $.01 par value--
   authorized 100,000,000 shares; issued and outstanding
   30,759,975 shares as of March 31, 1998 and 30,748,975
   shares
   as of December 31, 1997...................................      308      307
  Paid-in capital............................................  244,461  244,211
  Retained earnings..........................................   25,440   20,868
                                                              -------- --------
    Total stockholders' equity...............................  270,209  265,386
                                                              -------- --------
    Total liabilities and stockholders' equity .............. $649,922 $585,811
                                                              ======== ========

                               U.S. RENTALS, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
Revenues:
  Rental revenue....................................... $   92,641  $   65,330
  Rental equipment sales...............................     13,066       7,201
  Merchandise and new equipment sales..................     14,811       8,450
                                                        ----------  ----------
    Total revenues.....................................    120,518      80,981
                                                        ----------  ----------
Cost of revenues:
  Rental equipment expense.............................     22,000      17,498
  Rental equipment depreciation........................     21,445      14,313
  Cost of rental equipment sales.......................      6,288       3,385
  Cost of merchandise and new equipment sales..........     10,851       6,494
  Direct operating expense.............................     33,377      21,183
                                                        ----------  ----------
    Total cost of revenues.............................     93,961      62,873
                                                        ----------  ----------
  Gross profit.........................................     26,557      18,108
Selling, general and administrative expense............     11,426       7,550
Non-rental depreciation................................      3,725       1,929
Amortization of goodwill...............................         75           3
Termination cost of deferred compensation agreements...        --       20,290
                                                        ----------  ----------
  Operating income.....................................     11,331     (11,664)
Other expense, net.....................................        --         (473)
Interest expense, net..................................     (3,402)     (1,553)
Related party interest (expense) income, net...........       (284)         52
                                                        ----------  ----------
  Income before income taxes and extraordinary item....      7,645     (13,638)
Income tax expense.....................................      3,073       9,112
                                                        ----------  ----------
  Income (loss) before extraordinary item..............      4,572     (22,750)
Extraordinary item, net of tax benefit of $995.........        --        1,511
                                                        ----------  ----------
  Net income (loss).................................... $    4,572  $  (24,261)
                                                        ----------  ----------
Basic and diluted net income (loss) before extraordi-
 nary item per share................................... $     0.15  $    (0.90)
                                                        ----------  ----------
Basic and diluted extraordinary item per share......... $      --   $    (0.06)
                                                        ----------  ----------
Basic and diluted net income (loss) per share.......... $     0.15  $    (0.96)
                                                        ----------  ----------
Basic weighted average shares outstanding.............. 30,751,868  25,144,579
                                                        ==========  ==========
Diluted weighted average shares outstanding............ 31,526,109  25,144,579
                                                        ==========  ==========

                               U.S. RENTALS, INC.

                            STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                             THREE MONTHS
                                                            ENDED MARCH 31,
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
Operating activities:
  Net income (loss)....................................... $  4,572  $(24,261)
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
    Depreciation and amortization.........................   25,245    16,465
    Gain on sale of equipment.............................   (7,032)   (3,902)
    Principal adjustment on notes receivable..............       --      (146)
    Provision for doubtful accounts.......................    2,127     1,472
    Deferred taxes........................................     (308)    7,638
    Interest income not collected.........................       --      (294)
    Interest expense not paid.............................       --       495
    Loss on early extinguishment of debt..................       --     2,506
  Changes in operating assets and liabilities
    Accounts receivable ..................................  (2,409)    (5,695)
    Inventories...........................................      585       147
    Prepaid expenses and other assets.....................       75      (442)
    Accounts payable and other liabilities................     (304)      503
                                                           --------  --------
Net cash provided by (used in) operating activities.......   22,551    (5,514)
                                                           --------  --------
Investing activities:
  Acquisition of rental operations........................   (8,070)   (2,273)
  Purchases of rental equipment...........................  (75,426)  (28,253)
  Proceeds from sale of rental equipment..................   13,066     7,201
  Purchases of property and equipment, net................   (9,032)   (6,046)
                                                           --------  --------
Net cash used in investing activities.....................  (79,462)  (29,371)
                                                           --------  --------
Financing activities:
  Proceeds from (payments on) line of credit, net.........   56,000   (58,267)
  Payments on senior notes................................       --   (92,506)
  Payments on other obligations, net......................     (100)     (100)
  Proceeds from related party note payable................    4,000        --
  Proceeds from issuance of common stock, net of issuance
   costs .................................................      251   185,950
  Cash retained by the Predecessor in connection with Re-
   capitalization ........................................       --      (998)
  Dividends paid..........................................       --    (1,905)
                                                           --------  --------
Net cash provided by financing activities.................   60,151    32,174
                                                           --------  --------
Net increase (decrease) in cash...........................    3,240    (2,711)
Cash at beginning of period...............................    3,104     2,906
                                                           --------  --------
Cash at end of period..................................... $  6,344  $    195
                                                           ========  ========
Supplemental non-cash flow information:
  Distribution of net assets to stockholder ..............           $  3,221
                                                                     ========

                               U.S. RENTALS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                               ADDITIONAL              TOTAL
                                        COMMON  PAID-IN   RETAINED STOCKHOLDERS'
                               SHARES   STOCK   CAPITAL   EARNINGS    EQUITY
                             ---------- ------ ---------- -------- -------------
Balance at December 31,
 1997......................  30,748,975  $307  $ 244,211  $ 20,868   $265,386
Net income.................               --         --      4,572      4,572
Stock options exercised....      11,000     1        219       --         220
Income tax benefit from
 stock options exercised ..               --          31       --          31
                             ----------  ----  ---------  --------   --------
Balance at March 31, 1998 .  30,759,975  $308  $ 244,461  $ 25,440   $270,209
                             ==========  ====  =========  ========   ========

                              U.S. RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                   (TABLES IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

1. INTRODUCTION

  The Registrant's initial public offering ("IPO") was declared effective on February 20, 1997. Prior to the IPO, the equipment rental business was operated by Ayr, Inc., a California corporation (the "Predecessor") that was treated as an S corporation under the Internal Revenue Code. The Registrant did not have any operations prior to its IPO. Prior to the closing of the IPO, the Predecessor transferred substantially all of its operating assets and associated liabilities to the Registrant in exchange for 20,748,975 shares of Common Stock of the Registrant, representing all of the Registrant's outstanding capital stock prior to the IPO. The Predecessor retained only non-operating assets and liabilities, including approximately $25.7 million of notes receivable from related parties and approximately $24.4 million of notes payable to related parties. These transactions are referred to as the "Recapitalization" in this report.

  Unless otherwise indicated, the "Company" means the Predecessor prior to the IPO and the Registrant on or after the IPO.

2. BASIS OF PRESENTATION

  The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results that may be expected for a full year.

3. BANK DEBT AND LONG-TERM OBLIGATIONS

  Bank debt and long-term obligations consist of the following:

                                                          MARCH
                                                           31,    DECEMBER 31,
                                                           1998       1997
                                                         -------- ------------
     Notes payable:
       Revolving line of credit, interest payable
        monthly at money market rates (6.09% at March
        31, 1998 and 6.03% to 6.34% at December 31,
        1997) .........................................  $259,000   $203,000
       Notes payable related to the purchase of certain
        businesses, imputed interest averaging 7%, due
        through 1999...................................       200        200
                                                         --------   --------
                                                          259,200    203,300
     Note payable to related party:
       Demand note payable to the majority stockholder
        of Predecessor interest at a variable rate,
        payable monthly. 5.90% at March 31, 1998 and
        December 31, 1997..............................    21,000     17,000
                                                         --------   --------
                                                         $280,200   $220,300
                                                         ========   ========

                              U.S. RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                   (TABLES IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

  On February 26, 1997, the Company repaid the bank notes, revolving line of credit and senior notes utilizing proceeds from its IPO. The early extinguishment of debt generated an extraordinary loss of $1,511,000 (net of income tax benefit of $995,000).

  On February 26, 1997, the Company entered into a $300,000,000 unsecured line of credit with a bank maturing no later than February 25, 2002. The Company believes it is in compliance with all covenants in the credit agreement.

4. INCOME TAXES

  Income tax expense consists of the following:

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           -------------------
                                                             1998      1997
                                                           --------- ---------
     One-time charge for cumulative deferred taxes as of
      the date of the IPO as if the Company had always
      been subject to taxes as a C corporation...........  $     --  $   7,520
     Income tax provision for the period subsequent to
      the IPO............................................      3,073     1,592
                                                           --------- ---------
                                                           $   3,073 $   9,112
                                                           ========= =========

5. SUBSEQUENT EVENT

  On April 28, 1998, the Company completed a $252 million private placement of senior unsecured notes. The notes accrue interest at rates ranging from 6.71% to 6.93%. Interest is payable semi-annually on October 28th and April 28th.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Equipment Supply Co., Inc. and Affiliates
Burlington, New Jersey

  We have audited the accompanying combined balance sheets of Equipment Supply Co., Inc. and Affiliates (see Note 1) as of December 31, 1997 and 1996, and the related combined statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Equipment Supply Co., Inc. and Affiliates as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

Philadelphia, Pennsylvania
June 19, 1998,
 except for Notes 9 and 15 which
 are as of July 10, 1998

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                               DECEMBER 31,
                                         -------------------------  MARCH 31,
                                             1997         1996         1998
                                         ------------ ------------ ------------
                                                                   (UNAUDITED)
ASSETS
Cash and cash equivalents............... $  1,038,086 $  4,015,527 $  2,253,311
Marketable securities...................          --     1,103,354          --
Accounts receivable, net of allowance
 for
 possible losses of $2,241,339,
 $1,202,790
 and $2,241,339.........................   16,087,730   14,592,845   14,599,776
Inventories.............................    3,234,402    3,249,010    3,283,658
Prepaid expenses and other assets.......    2,365,177      389,234    1,474,539
Due from stockholder....................    4,310,190    1,637,628    4,941,130
Rental equipment, net...................  122,154,888  127,343,198  117,008,554
Property and equipment, net.............    6,548,778    5,401,275    5,544,829
Goodwill and other intangible assets,
 net....................................    3,887,945    4,436,997    3,832,040
                                         ------------ ------------ ------------
    Total assets........................ $159,627,196 $162,169,068 $152,937,837
                                         ============ ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Debt.................................. $ 94,870,512 $107,460,779 $ 91,322,072
  Capital lease obligations.............    8,841,236   11,923,889    8,271,490
  Accounts payable......................    4,909,578    4,116,967    3,476,534
  Income taxes payable..................    1,209,251    1,393,548    1,442,884
  Deferred income taxes.................    3,884,669    3,996,763      939,847
  Deferred leasing costs................    4,379,594          --     5,128,033
  Deferred rental income................    2,404,500    2,016,607    1,929,760
  Other liabilities.....................    1,599,427    2,335,963    2,534,049
                                         ------------ ------------ ------------
    Total liabilities...................  122,098,767  133,244,516  115,044,669
                                         ------------ ------------ ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, no par value
   Authorized 2,500 shares;
   Issued and outstanding 581 shares....        1,500        1,500        1,500
  Additional paid-in capital............      363,808      326,294      363,808
  Retained earnings.....................   37,163,121   28,596,758   37,527,860
                                         ------------ ------------ ------------
    Total stockholders' equity..........   37,528,429   28,924,552   37,893,168
                                         ------------ ------------ ------------
    Total liabilities and stockholders'
     equity............................. $159,627,196 $162,169,068 $152,937,837
                                         ============ ============ ============

            See accompanying notes to combined financial statements.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                                                   THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 MARCH 31,
                          -------------------------------------  ------------------------
                             1997         1996         1995         1998         1997
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
REVENUES
  Equipment rentals.....  $78,141,502  $65,226,201  $40,905,725  $17,169,129  $17,769,357
  Sales of rental
   equipment............    8,102,210   11,935,375    7,968,205    1,442,049    1,566,460
  Sales of new
   equipment,
   merchandise and other
   revenues.............    8,314,451   10,129,016    5,246,285    2,335,386    2,025,947
                          -----------  -----------  -----------  -----------  -----------
    TOTAL REVENUES......   94,558,163   87,290,592   54,120,215   20,946,564   21,361,764
                          -----------  -----------  -----------  -----------  -----------
COST OF REVENUES
  Cost of equipment
   rentals, excluding
   depreciation.........   23,509,529   19,225,581   14,222,651    6,170,748    4,554,823
  Depreciation of rental
   equipment............   20,397,030   15,383,114    7,844,434    5,356,340    5,261,674
  Cost of rental
   equipment sold.......    5,049,876    9,834,128    3,291,409      638,780    1,417,600
  Cost of new equipment
   and merchandise......    6,312,172    6,263,969    2,250,037    2,141,918    1,163,879
                          -----------  -----------  -----------  -----------  -----------
    TOTAL COST OF
     REVENUES...........   55,268,607   50,706,792   27,608,531   14,307,786   12,397,976
                          -----------  -----------  -----------  -----------  -----------
GROSS PROFIT............   39,289,556   36,583,800   26,511,684    6,638,778    8,963,788
                          -----------  -----------  -----------  -----------  -----------
OPERATING EXPENSES
  General and
   administrative
   expenses.............   17,874,879   15,195,802   10,852,925    5,589,848    4,165,441
  Nonrental depreciation
   and amortization.....      878,342      627,534      237,427      137,119      195,314
                          -----------  -----------  -----------  -----------  -----------
    TOTAL OPERATING
     EXPENSES...........   18,753,221   15,823,336   11,090,352    5,726,967    4,360,755
                          -----------  -----------  -----------  -----------  -----------
INCOME FROM OPERATIONS..   20,536,335   20,760,464   15,421,332      911,811    4,603,033
INTEREST EXPENSE........  (11,185,934)  (7,508,226)  (3,691,638)  (2,360,419)  (2,846,530)
OTHER INCOME (EXPENSE)..    2,858,438      854,658      (28,356)      21,527      461,618
                          -----------  -----------  -----------  -----------  -----------
INCOME (LOSS) BEFORE
 PROVISION FOR INCOME
 TAXES..................   12,208,839   14,106,896   11,701,338   (1,427,081)   2,218,121
PROVISION FOR INCOME TAX
 EXPENSE (BENEFIT)......    1,242,142    2,073,617    1,517,539   (2,637,684)     205,373
                          -----------  -----------  -----------  -----------  -----------
NET INCOME..............  $10,966,697  $12,033,279  $10,183,799  $ 1,210,603  $ 2,012,748
                          ===========  ===========  ===========  ===========  ===========

            See accompanying notes to combined financial statements.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                              COMMON STOCK  ADDITIONAL
                              -------------  PAID-IN    RETAINED
                              SHARES AMOUNT  CAPITAL    EARNINGS       TOTAL
                              ------ ------ ---------- -----------  -----------
BALANCE, January 1, 1995....   581   $1,500  $    --   $14,408,232  $14,409,732
Net income..................   --       --        --    10,183,799   10,183,799
Stockholders' distributions.   --       --        --    (3,861,677)  (3,861,677)
Capital contributions.......   --       --    170,406          --       170,406
                               ---   ------  --------  -----------  -----------
BALANCE, December 31, 1995..   581    1,500   170,406   20,730,354   20,902,260
Net income..................   --       --        --    12,033,279   12,033,279
Stockholders' distributions.   --       --        --    (4,166,875)  (4,166,875)
Capital contributions.......   --       --    155,888          --       155,888
                               ---   ------  --------  -----------  -----------
BALANCE, December 31, 1996..   581    1,500   326,294   28,596,758   28,924,552
Net income..................   --       --        --    10,966,697   10,966,697
Stockholders' distributions.   --       --        --    (2,937,557)  (2,937,557)
Capital contributions.......   --       --     37,514          --        37,514
Adjustment related to
 affiliate with
 different fiscal year......   --       --        --       537,223      537,223
                               ---   ------  --------  -----------  -----------
BALANCE, December 31, 1997..   581    1,500   363,808   37,163,121   37,528,429
Net income (unaudited)......   --       --        --     1,210,603    1,210,603
Stockholders' distributions
 (unaudited)................   --       --        --      (845,864)    (845,864)
                               ---   ------  --------  -----------  -----------
BALANCE, March 31, 1998 (un-
 audited)...................   581   $1,500  $363,808  $37,527,860  $37,893,168
                               ===   ======  ========  ===========  ===========



            See accompanying notes to combined financial statements.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                       THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                   MARCH 31,
                          ----------------------------------------  -------------------------
                              1997          1996          1995         1998          1997
                          ------------  ------------  ------------  -----------  ------------
                                                                          (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net income.............  $ 10,966,697  $ 12,033,279  $ 10,183,799  $ 1,210,603  $  2,012,748
 Adjustments to
  reconcile net income
  to net cash flows
  provided by operating
  activities
   Depreciation and
    amortization........    21,275,372    16,010,648     8,081,861    5,493,459     5,456,988
   Provision for bad
    debts...............     1,038,549       374,056       828,734          --            --
   Gain on sale of
    equipment...........    (3,052,334)   (2,101,247)   (4,555,863)    (803,269)     (148,859)
   Gain on sale of
    marketable
    securities..........      (390,410)     (126,747)      (37,345)         --       (110,040)
   Deferred income
    taxes...............      (112,094)      743,691       961,861   (2,944,822)     (127,772)
   Adjustment related to
    affiliate with
    different fiscal
    year................       537,223           --            --           --        537,223
 Changes in operating
  assets and
  liabilities:
   (Increase) decrease
    in accounts
    receivable..........    (2,533,434)   (4,603,457)   (4,789,132)   1,487,954     1,749,552
   (Increase) decrease
    in inventories......        14,608      (945,385)     (824,220)     (49,256)      213,198
   (Increase) decrease
    in prepaid expenses
    and other assets....    (1,975,943)      122,694       587,072      890,638      (383,992)
   Increase (decrease)
    in accounts payable.       792,611     1,436,552     1,560,529   (1,433,044)    1,239,217
   Increase (decrease)
    in income taxes
    payable.............      (184,297)    1,076,242       689,302      233,633      (458,137)
   Increase in deferred
    leasing costs.......     4,379,594           --            --       748,439           --
   Increase (decrease)
    in deferred rental
    income..............       387,893       627,699       499,251     (474,740)     (170,403)
   Increase (decrease)
    in other
    liabilities.........      (736,536)      914,657     1,015,997      934,622    (1,019,955)
                          ------------  ------------  ------------  -----------  ------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES...    30,407,499    25,562,682    14,201,846    5,294,217     8,789,768
                          ------------  ------------  ------------  -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Purchases of
  equipment.............   (21,445,901)  (73,822,654)  (32,957,168)    (590,746)  (11,204,907)
 Acquisitions of
  affiliated companies..           --    (11,807,987)   (7,829,319)         --            --
 Proceeds from sale of
  equipment.............     8,102,210    11,935,375     7,741,552    2,107,330     1,566,460
 Sales (purchases) of
  marketable
  securities............     1,493,764      (414,665)      397,153          --       (423,442)
                          ------------  ------------  ------------  -----------  ------------
NET CASH (USED IN)
 PROVIDED BY INVESTING
 ACTIVITIES.............   (11,849,927)  (74,109,931)  (32,647,782)   1,516,584   (10,061,889)
                          ------------  ------------  ------------  -----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES
 Proceeds from debt.....  $ 12,869,925  $ 79,950,621  $ 28,777,004  $ 4,148,509  $  9,010,170
 Repayment of capital
  lease obligations.....    (3,341,413)   (4,419,085)   (2,177,919)    (569,746)   (1,055,125)
 Repayment of debt......   (25,460,192)  (18,525,872)   (4,207,118)  (7,696,949)   (6,942,171)
 Payment of loan
  acquisition fees......       (28,728)     (299,978)      (88,493)        (586)      (90,223)
 (Increase) decrease in
  due to/from
  stockholders..........    (2,672,562)   (1,673,052)       35,425     (630,940)   (1,946,412)
 Capital contributions..        37,514       155,887       170,406          --            --
 Stockholders'
  distributions.........    (2,937,557)   (4,166,875)   (3,861,677)    (845,864)     (928,530)
                          ------------  ------------  ------------  -----------  ------------
NET CASH PROVIDED BY
 (USED IN) FINANCING
 ACTIVITIES.............   (21,535,013)   51,021,646    18,647,627   (5,595,576)   (1,952,291)
                          ------------  ------------  ------------  -----------  ------------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS............    (2,977,441)    2,474,397       201,691    1,215,225    (3,224,412)
CASH AND CASH
 EQUIVALENTS, beginning
 of year................  $  4,015,527  $  1,541,130  $  1,339,439  $ 1,038,086  $  4,015,527
                          ------------  ------------  ------------  -----------  ------------
CASH AND CASH
 EQUIVALENTS, end of
 year...................  $  1,038,086  $  4,015,527  $  1,541,130  $ 2,253,311  $    791,115
                          ============  ============  ============  ===========  ============
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCIAL ACTIVITIES
 Acquisition of
  equipment in exchange
  for capital lease
  obligations...........  $    260,760  $  7,121,669  $  6,997,926  $       --   $        --
 Goodwill related to
  acquisitions..........  $        --   $        --   $  1,897,761  $       --   $        --
 Assets acquired from
  purchase of
  companies.............  $        --   $ 13,165,000  $  9,524,479  $       --   $        --
 Liabilities assumed
  from purchase of
  companies.............  $        --   $  3,357,013  $  3,151,101  $       --   $        --
                          ============  ============  ============  ===========  ============
OTHER SUPPLEMENTAL
 DISCLOSURES
 Taxes paid.............  $  2,226,828  $    315,814  $    276,960  $    92,314  $    817,831
 Interest paid..........  $ 11,116,164  $  7,250,310  $  3,568,958  $ 2,447,318  $  2,861,016
                          ============  ============  ============  ===========  ============

            See accompanying notes to combined financial statements.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

  The combined financial statements include the accounts of Equipment Supply Co., Inc. ("Equipment Supply") and its affiliated companies: High Reach Co., Inc. ("High Reach") and Rylan, Inc. ("Rylan") (collectively the "Company") which have common ownership and activities. For financial reporting purposes, Equipment Supply has been treated as the parent company and the purchaser of both High Reach and Rylan during 1995. The 1995 acquisitions of the stock of these companies were made by the stockholders of Equipment Supply.

  The Company rents, sells and services aerial platform equipment throughout the mid-Atlantic region of the United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

   All significant intercompany balances and transactions have been eliminated in combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Statements

  The combined balance sheet as of March 31, 1998 and the combined statements of income, stockholders' equity and cash flows for the three months ended March 31, 1998 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for the interim periods are not necessarily indicative of results for the full year.

CASH EQUIVALENTS

  The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

MARKETABLE SECURITIES

  Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" requires investments in debt and equity securities to be classified into one of three categories based on the Company's intent. The Company has classified its investments in marketable securities as available for sale which requires the Company to record these investments at fair market value and record the unrealized gain or loss on the original investment as a separate component of stockholders' equity. Such unrealized gains or losses were not material in any period presented.

INVENTORIES

  Inventories consisting of equipment and parts are stated at the lower of average weighted cost or market.

DEPRECIATION AND AMORTIZATION

  All equipment and property is stated at cost. Depreciation of rental equipment is computed, using an estimated 5% residual value, by the straight-line method at rates adequate to allocate the cost of rental equipment over their estimated useful lives, ranging from five to ten years.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

  Depreciation of property and equipment and amortization of leasehold improvements are computed by the straight-line method at rates adequate to allocate the cost of applicable assets over their estimated useful lives.

  Ordinary maintenance and repair costs are charged to operations as incurred.

DEFERRED FINANCING COSTS

  Deferred financing costs, which are incurred by the Company in connection with debt, are charged to operations over the life of the underlying indebtedness and are included in goodwill and other intangible assets. The net book value of deferred financing costs at December 31, 1997 and 1996 and March 31, 1998 is $369,421, $340,693 and $351,508, respectively.

INCOME TAXES

  The Company adopted in 1995 the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS No. 109 requires a company to recognize deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

  For all periods presented, Equipment Supply has elected, with the consent of its stockholders, to be taxed as an S Corporation for federal and certain state reporting purposes. In lieu of federal and certain state corporation income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income. Provision has been made for state income taxes for those states not recognizing S Corporation status.

  During 1998, Rylan elected, with the consent of its stockholders, to be taxed as an S Corporation for federal and state income tax reporting purposes. Consequently, all applicable federal and state deferred income taxes have been reversed during the three months ended March 31, 1998. As a result, the effect on the 1998 combined statement of income was to increase net income by approximately $2.8 million.

  During 1997, High Reach elected, with the consent of its stockholders, to be taxed as an S Corporation for federal and state income tax reporting purposes. Provision has been made for state income taxes for those states not recognizing S Corporation status. A provision for federal and state income taxes has been recorded for all periods through September 30, 1997. As of October 1, 1997, all applicable federal and state deferred income taxes approximating $81,000 have been reversed in accordance with SFAS 109 and have been recorded in the statement of income.

ACQUISITIONS

 High Reach

  On April 1, 1995, the stockholders of Equipment Supply purchased all of the capital stock of High Reach for an aggregate purchase price of approximately $3.1 million, of which approximately $2.5 million was paid in cash with the balance in the form of a note maturing no later than March 31, 1997, bearing interest at 7% per annum.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

  The High Reach acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. In accordance with SFAS 109, the Company recorded an additional increase to goodwill of approximately $737,000 and a corresponding increase to a deferred income tax liability, representing the difference between the financial and tax bases of certain assets acquired. The goodwill is being amortized over fifteen years on a straight-line basis.

  The results of operations of High Reach have been included in the Company's combined financials since the effective date of the acquisition. The stockholders borrowed approximately $2.5 million from the Company and such amounts have been recorded as part of the purchase price. Additionally, other amounts paid by the stockholders in connection with the acquisition have been treated as additional capital contributions and as part of the purchase price.

  During 1995 and 1996, High Reach was combined using its fiscal year end of September 30. In 1997, the Company reported the results of operations for High Reach on a calendar year basis. Net income for High Reach's three month period ended December 31, 1996 has been reflected as an adjustment to stockholders' equity. No unusual trends or transactions were noted in this three month period.

 Rylan

  On April 27, 1995, the stockholders of Equipment Supply purchased all of the capital stock of Rylan for an aggregate cash purchase price of $4.8 million.

  The Rylan acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. In accordance with SFAS 109, the Company recorded an additional increase to goodwill of approximately $1.2 million and a corresponding increase to a deferred income tax liability, representing the difference between the financial and tax bases of certain assets acquired.

  The results of operations of Rylan have been included in the Company's combined financial statement since the effective date of the acquisition. Total goodwill arising from the acquisition, in the amount of approximately $1.9 million, is being amortized over fifteen years on a straight-line basis.

  The stockholders financed the Rylan acquisition in the amount of $4.8 million by obtaining a term loan from a financial institution. Such debt has been recorded on the Company's financial statements, as the Company has been making the required principal and interest payments on behalf of the stockholders and have guaranteed this debt (see Note 9).

 Freestate

  Effective May 1, 1996, Rylan acquired substantially all of the assets and assumed certain liabilities of Freestate Industries, Inc. for approximately $11.8 million in cash. Such amount included payments specified for covenants not to compete for three key employees. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. Total goodwill and other intangible assets, amounting to approximately $2,000,000, are being amortized over a period ranging from five to fifteen years on a straight-line basis. The results of operations of Freestate have been included in the Company's combined financial statements since the effective date of the acquisition.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

  The Company borrowed approximately $10.8 million to finance a portion of the purchase price (see Note 9).

REVENUE RECOGNITION

  The Company rents equipment to its customers under agreements not exceeding one month, consequently the rental agreements are classified as operating leases.

  Revenues from rental leases are recognized over the term of the respective agreements. Revenues from product sales are recognized when the product is shipped. Revenue from equipment repairs is recognized at the time of service. Revenues from maintenance contracts are recognized over the term of the respective contracts as service is provided.

  Amounts billed in advance are recorded as prebilled rentals which is classified as deferred rental income on the combined balance sheet.

DEFERRED LEASING COSTS

  The Company receives volume rebates for leasing and purchasing certain equipment. The rebates related to operating leases are recognized as a reduction in lease expense over the terms of the respective leases, generally five years. Rebates related to purchased equipment are treated as a reduction in the cost of equipment. The Company amortizes the costs of its leases on a straight-line basis over the respective lease terms.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LONG-LIVED ASSETS

  The Company follows the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable based on undiscounted estimated future operating cash flows. As of December 31, 1997, the Company has determined that no impairment has occurred.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued two new disclosure standards which are effective for financial statements for periods beginning after December 15, 1997.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

  Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  SFAS No. 131, "Disclosure about Segments of a Business Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

  The Company believes that its operations compose a single segment and there are no components of comprehensive income.

3. FINANCIAL INVESTMENTS AND CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of periodic temporary investments of excess cash and trade receivables. The Company places its temporary excess cash investments in high quality short-term money market instruments and the carrying value approximates market value. A significant portion of the Company's rental sales and equipment sales are to customers in the construction industry and, as such, the Company is directly affected by the well-being of that industry. However, the credit risk associated with trade receivables is minimal due to the Company's large customer base, geographical dispersion and ongoing control procedures which monitor the credit worthiness of its customers.

4. DUE FROM STOCKHOLDERS

  From time to time, the Company makes advances to its stockholders. Generally, there are no formal repayment terms and the amounts are noninterest-bearing.

5. RENTAL EQUIPMENT

  Rental equipment consists of the following:

                                                DECEMBER 31,
                                          -------------------------  MARCH 31,
                                              1997         1996         1998
                                          ------------ ------------ ------------
     Rental equipment.................... $168,047,372 $156,891,144 $165,411,311
     Less accumulated depreciation.......   45,892,484   29,547,946   48,402,757
                                          ------------ ------------ ------------
                                          $122,154,888 $127,343,198 $117,008,554
                                          ============ ============ ============

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

  Depreciation expense amounted to $18,948,184, $14,385,916, $7,332,808,
$4,947,931 and $4,982,873 for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997, respectively.

6. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                       DECEMBER 31,
                                  ----------------------  MARCH 31,
                                     1997        1996       1998        LIVES
                                  ----------- ---------- ----------- -----------
Shop equipment..................  $   834,355 $  760,669 $   517,651   5-7 years
Transportation equipment........    9,134,757  6,887,232   8,065,840     5 years
Furniture and fixtures..........    1,288,479    962,474   1,020,384    5-7 year
Building and lease hold improve-
 ments..........................      635,895    590,132     635,895 15-39 years
                                  ----------- ---------- -----------
  Total.........................   11,893,486  9,200,507  10,239,770
Less accumulated depreciation
 and amortization...............    5,344,708  3,799,232   4,694,941
                                  ----------- ---------- -----------
                                  $ 6,548,778 $5,401,275 $ 5,544,829
                                  =========== ========== ===========

  Depreciation and amortization amounted to $1,749,408, $1,180,285, $625,324, $489,037 and $330,505 for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997, respectively.

7. CAPITAL LEASE OBLIGATIONS

  Capitalized leased assets include machinery and transportation equipment. Interest on the respective capital lease obligations range from 7.3% to 11.4% at December 31, 1997 and 1996 and March 31, 1998.

  Capital lease obligations, all of which are collateralized by the leased equipment, consist of the following:

                                                   DECEMBER 31,
                                              ---------------------- MARCH 31,
                                                 1997       1996        1998
                                              ---------- ----------- ----------
Various equipment capital lease obligations,
 lease terms of 60 months with monthly lease
 payments of $512 to $52,463 ending April
 1999 to June 2001..........................  $6,451,715  $8,807,391 $6,100,436
Various vehicle capital lease obligations,
 lease terms of 60 months with monthly lease
 payments of $590 to $10,751 ending August
 1998 to April 2002.........................   2,204,559   2,826,490  2,016,170
Various vehicle capital lease obligations
 lease terms of 48 months with monthly lease
 payments of $578 to $4,049 ending January
 1999 to June 2000..........................     184,962     290,008    154,884
                                              ---------- ----------- ----------
                                              $8,841,236 $11,923,889 $8,271,490
                                              ========== =========== ==========

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

  The future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 1997 is as follows:

         YEAR
        ENDING
       DECEMBER
         31,                                                           AMOUNT
       --------                                                      -----------
       1998........................................................  $ 3,628,913
       1999........................................................    3,416,347
       2000........................................................    2,478,665
       2001........................................................      845,860
       2002........................................................        9,965
                                                                     -----------
      Total minimum lease payments.................................   10,379,750
      Less amount representing interest............................    1,538,514
                                                                     -----------
      Capital lease obligations....................................  $ 8,841,236
                                                                     ===========

  The net book value of equipment under capital leases at December 31, 1997 and 1996 and March 31, 1998 amounted to $11,165,421, $13,800,349 and
$10,719,521, respectively.

8. NOTES PAYABLE, BANK

  At March 31, 1998 and December 31, 1997, the Company had a line of credit with a bank for $1,500,000. Borrowings under the lines bear interest at a rate of 1/2% above the bank's prime rate (9%, at December 31, 1997 and March 31, 1998) and are secured by certain Company assets. At December 31, 1997 and March 31, 1998, $-0- and $1,128,250 was outstanding under this line, respectively.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

        (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

9. DEBT

  Debt consists of the following:

                                                 DECEMBER 31,
                                           ------------------------  MARCH 31,
                                              1997         1996        1998
                                           ----------- ------------ -----------
Notes payable to banks and finance compa-
nies with fixed interest rates ranging
from prime plus .5% to prime plus 2% (9%
and 10.5% at December 31, 1997) due in
monthly installments ranging from $546 to
$211,242 ending in September 1999 to De-
cember 2001 including interest. Collater-
alized either by a specific security in-
terest in equipment, a general lien on
equipment or by all assets owned or here-
after acquired by the Company............  $51,164,326 $ 64,098,599 $50,343,550
Term note payable to a finance company
with interest of 9.93% due in monthly in-
stallments of $221,314, including inter-
est, through April 2002. Collateralized
by a specific security interest in equip-
ment and guaranteed by the President of
the Company. (During 1998, the balance of
the loan was converted to and is included
in the note payable to a finance company
noted below.)............................    9,310,102          --          --
Note payable, bank, in connection with
Rylan acquisition, due in monthly in-
stallments of $99,519, including interest
at 9.25%: collateralized by certain as-
sets of Rylan and guaranteed by the
stockholders and the Company; final pay-
ment due July 2000.......................      391,362    2,041,928         --
Note payable, sellers in connection with
the High Reach acquisition, due in
monthly installments of $10,213 plus in-
terest at 7% with final payment of
$377,844 made during March 1997..........          --       408,523         --
Note payable, bank (see Note 8)..........          --           --    1,128,250
Note payable to a finance company with an
interest rate of LIBOR plus 3.25% (9.41%
at December 31, 1997) due in varying
monthly installments. Collateralized by a
specific security interest in equipment
and guaranteed by the President of the
Company..................................   34,004,722   40,911,729  39,850,272
                                           ----------- ------------ -----------
                                           $94,870,512 $107,460,779 $91,322,072
                                           =========== ============ ===========

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

  At December 31, 1997, the aggregate maturities of debt are as follows:

     YEARS ENDING
     DECEMBER 31,                                                      AMOUNT
     ------------                                                   ------------
     1998.......................................................... $ 26,007,808
     1999..........................................................   25,586,393
     2000..........................................................   23,492,367
     2001..........................................................   18,116,590
     2002..........................................................    1,208,650
     Thereafter....................................................      458,704
                                                                    ------------
                                                                    $ 94,870,512
                                                                    ============

  Certain agreements require the Company to maintain specified minimum net worth and working capital and certain financial ratios. At December 31, 1997, the Company was in violation of certain covenants, including obtaining a specified level of minimum tangible net worth and a debt service coverage ratio.

  From the proceeds of the sale, more fully described in Note 15, the Company repaid substantially all of its debt.

10. INCOME TAXES

  Deferred income taxes reflect the net tax effect of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  Deferred income taxes relate primarily to depreciation and amortization, differences in the accounting treatment of capital leases and bases of certain assets of acquired businesses.

   The components of income tax expense are summarized as follows:

                             YEAR ENDED DECEMBER 31,            MARCH 31,
                         --------------------------------- ---------------------
                            1997        1996       1995       1998        1997
                         ----------  ---------- ---------- -----------  --------
CURRENT INCOME TAXES
  Federal............... $  482,568  $  928,915 $  277,900 $       --   $232,612
  State.................    871,648     401,011    277,778     307,138   100,532
                         ----------  ---------- ---------- -----------  --------
    TOTAL CURRENT INCOME
     TAX EXPENSE........  1,354,216   1,329,926    555,678     307,138   333,144
                         ----------  ---------- ---------- -----------  --------
DEFERRED INCOME TAXES
 (BENEFIT)
  Federal...............    393,018     133,507    452,061         --    311,611
  State.................   (424,092)    610,184    509,800     (20,000) (439,382)
  Reversal of deferred
   income taxes relating
   to sub S elections...    (81,000)        --        --    (2,924,822)      --
                         ----------  ---------- ---------- -----------  --------
    TOTAL DEFERRED
     INCOME TAX EXPENSE
     (BENEFIT)..........   (112,074)    743,691    961,861  (2,944,822) (127,771)
                         ----------  ---------- ---------- -----------  --------
    TOTAL INCOME TAX
     EXPENSE (BENEFIT).. $1,242,142  $2,073,617 $1,517,539 $(2,637,684) $205,373
                         ==========  ========== ========== ===========  ========

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)
  Differences which give rise to a significant portion of deferred income taxes are as follows:

                                                 DECEMBER 31,        MARCH 31,
                                            ----------------------- -----------
                                               1997        1996        1998
                                            ----------- ----------- -----------
     DEFERRED INCOME TAX (ASSETS)
      LIABILITIES
       Depreciation and amortization....... $ 2,256,399 $ 2,393,302 $ 1,072,381
       Reserves and allowances.............   (269,491)   (294,300)   (132,534)
       Difference in basis of certain
        acquired assets....................   1,897,761   1,897,761         --
                                            ----------- ----------- -----------
                                            $ 3,884,669 $ 3,996,763 $   939,847
                                            =========== =========== ===========

  The differences between the income tax provision and the tax that would have resulted from applying federal statutory rates on income before taxes is primarily due to Equipment Supply being taxed as an S Corporation and High Reach being taxed as an S Corporation for the three months ended December 31, 1997.

  The effect of Rylan's conversion to an S Corporation in 1998 was for the Company to recognize a deferred income tax benefit of approximately $2.9 million.

11. RETIREMENT PLANS

  The Company participates in several defined contribution plans covering substantially all nonunion employees. The Plans allow matching contributions based on a percentage of the employees' contributions. The Company contributions for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997 amounted to $139,572, $96,931, $30,821, $44,951 and $36,023, respectively.

  Additionally, the Company participates in a multi-employer plan that provides defined contributions to the Company's union employees. For collectively bargained, multi-employer pension plans, contributions are made in accordance with negotiated labor contracts and generally are based on the number of hours worked. With the passage of the Multi-Employer Pension Plan Amendments Act of 1980 (the "Act"), the Company may, under certain circumstances, become subject to liabilities in excess of contributions made under collective bargaining agreements. Generally, these liabilities are contingent upon the termination, withdrawal or partial withdrawal from the plans. Company contributions for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997 amounted to $96,737, $75,930, $62,372, $28,465 and $12,415, respectively.

  On January 1, 1998, the Company terminated its defined contribution plans for Equipment Supply, High Reach and Rylan and established a combined defined contribution plan covering substantially all nonunion employees. The plan allows employees to make voluntary contributions processed through payroll deductions. For the three months ended March 31, 1998, the Company contributed approximately $51,700 to the Plan.

12. COMMITMENTS AND CONTINGENCIES AND RELATED PARTY TRANSACTIONS

  The Company leases various facilities under lease agreements, including those with related parties. Some of these leases require the Company to pay property taxes and other related costs.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

  Future minimum lease payments, by year, and in the aggregate for noncancelable operating leases, including those with related parties, with initial or remaining terms of one year or more are as follows at December 31, 1997:

                                   FACILITIES LEASES
     YEAR ENDED                  (SUBSTANTIALLY WITH   EQUIPMENT TOTAL OPERATING
     DECEMBER 31,                   RELATED PARTIES)      LEASES          LEASES
     ------------                ------------------- ----------- ---------------
     1998.......................     $ 2,120,949     $11,035,372   $13,156,321
     1999.......................       1,938,559      10,001,175    11,939,734
     2000.......................       1,921,804       7,768,161     9,689,965
     2001.......................       1,917,196       6,567,617     8,484,813
     2002.......................       1,912,170       4,870,393     6,782,563
     Thereafter.................         876,000             --        876,000
                                     -----------     -----------   -----------
                                     $10,686,678     $40,242,718   $50,929,396
                                     -----------     -----------   -----------


  Rent expense under noncancelable operating leases for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997 amounted to $10,210,657, $6,674,413, $1,179,277, $3,647,863 and
$3,073,931, respectively.

  The following related party transactions including rent expense is summarized as follows:

                                            YEAR ENDED           THREE MONTHS
                                           DECEMBER 31,         ENDED MARCH 31,
                                     ------------------------- -----------------
                                       1997     1996    1995     1998     1997
                                     -------- -------- ------- -------- --------
     Rent expense................... $963,600 $756,000 $18,168 $264,000 $241,500
     Other expense..................   79,190  109,173  58,689   18,060   29,889

  The Company has guaranteed a personal loan of the stockholders, which is included as a liability in the financial statements. The loan proceeds were used to purchase Rylan (see Note 9).

  From time to time, the Company is a defendant in various lawsuits incident to the ordinary course of business. It is not possible to determine with any precision the probable outcome or the amount of liability, if any, under these lawsuits; however, in the opinion of the Company and its counsel, the disposition of these lawsuits will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

13. FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheet for accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of debt approximates cost as interest rates approximate market.

14. SUPPLIER CONCENTRATION

  During 1997, two suppliers accounted for approximately 73% of total purchases and leased equipment costs. During 1996, three suppliers (of which two were the same in 1997) accounted for approximately 84% of total purchases and lease costs. During 1995, three suppliers (of which two were the same in 1996 and 1997) accounted for approximately 68% of total purchases and lease costs.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)


  During 1997, volume activities with one vendor generated approximately $2 million in marketing rebates. Such amount has been recorded as other income.

15. SUBSEQUENT EVENT

 Sale of Business Operations

  Subsequent to December 31, 1997, the Company sold its principal business operations, a substantial portion of its net assets and certain stock for approximately $225 million.

  Additionally, the Company anticipates paying approximately $1.5 million in bonuses to certain of its employees.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Access Rentals, Inc.

  We have audited the accompanying consolidated balance sheet of Access Rentals, Inc., and subsidiary as of March 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended September 30, 1994 and 1995, and the six months ended March 31, 1996. We have also audited the combined balance sheet of Access Rentals, Inc., and subsidiary and affiliate as of March 31, 1997, and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Access Rentals, Inc., and subsidiary and affiliate as of March 31, 1996 and 1997, and results of their operations and cash flows for the years ended September 30, 1994 and 1995, the six months ended March 31, 1996 and the year ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Battaglia, Andrews & Moag, P.C.
Batavia, New York
January 22, 1998

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                          MARCH 31,    MARCH 31,    DECEMBER
                                            1996         1997       31, 1997
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
                 ------
Cash.................................... $   284,228  $   399,196  $   362,817
Accounts receivable, net................   3,319,859    5,173,046    9,482,265
Unbilled receivables....................          --           --    1,075,209
Inventory...............................   2,013,125    1,835,687    2,511,326
Rental equipment, net...................  30,865,058   49,551,170   63,636,491
Property and equipment, net.............   2,625,564    4,599,576    5,386,167
Due from related party..................   1,121,814    1,860,102    2,071,971
Prepaid expenses and other assets.......   1,221,482    1,896,518    1,286,100
Deferred tax asset......................     458,908      937,585      576,730
Intangibles.............................          --    1,375,005    2,212,368
                                         -----------  -----------  -----------
    Total assets........................ $41,910,038  $67,627,885  $88,601,444
                                         ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
Liabilities:
  Accounts payable, accrued expenses and
   other liabilities.................... $ 3,128,407  $ 3,601,707  $ 7,160,756
  Deferred tax liability................   4,675,199    6,350,541    7,821,732
  Debt..................................  19,109,094   39,782,237   51,505,595
                                         -----------  -----------  -----------
    Total liabilities...................  26,912,700   49,734,485   66,488,083
Commitments and contingencies
Stockholders' equity:
  Common stock, $1 par value; 10,000
   shares authorized, 300, 300 and
   10,000 shares issued and outstanding
   for each respective year.............         300          300       10,000
  Additional paid-in capital............       4,500        4,500        4,500
  Note receivable from stockholder......    (420,040)    (515,606)  (1,105,994)
  Retained earnings.....................  15,426,922   18,411,049   23,278,389
  Equity adjustment for foreign currency
   translation..........................     (14,344)      (6,843)     (73,534)
                                         -----------  -----------  -----------
    Total stockholders' equity..........  14,997,338   17,893,400   22,113,361
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     equity............................. $41,910,038  $67,627,885  $88,601,444
                                         ===========  ===========  ===========

                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

                                YEAR ENDED          SIX MONTHS                   NINE MONTHS ENDED
                               SEPTEMBER 30,           ENDED     YEAR ENDED        DECEMBER 31,
                          ------------------------   MARCH 31,    MARCH 31,   ------------------------
                             1994         1995         1996         1997         1996         1997
                          -----------  -----------  -----------  -----------  -----------  -----------
                                                                              (UNAUDITED)  (UNAUDITED)
Revenues:
 Equipment rentals......  $15,804,754  $18,382,243  $10,405,814  $30,615,602  $21,391,478  $33,092,299
 Sales of equipment and
  parts.................    4,731,889    9,426,936    3,629,373    8,963,128    9,279,272   10,258,882
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total revenues.........   20,536,643   27,809,179   14,035,187   39,578,730   30,670,750   43,351,181
Cost of revenues:
 Cost of rentals
  excluding
  depreciation..........    4,867,059    6,129,103    3,870,961    9,937,663    7,341,151    9,819,143
 Depreciation, equipment
  rentals...............    2,825,381    3,405,797    2,139,726    6,509,012    4,701,737    6,672,741
 Cost of equipment and
  parts.................    3,468,073    7,115,826    2,703,494    6,494,156    5,200,774    7,568,450
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total cost of
  revenues..............   11,160,513   16,650,726    8,714,181   22,940,831   17,243,662   24,060,334
                          -----------  -----------  -----------  -----------  -----------  -----------
Gross profit............    9,376,130   11,158,453    5,321,006   16,637,899   13,427,088   19,290,847
Selling, general and
 administrative
 expenses...............    4,414,362    5,394,286    2,329,997    8,747,215    6,261,115    7,953,627
Non-rental
 depreciation...........      489,084      532,659      283,206      946,382      658,899    1,067,156
                          -----------  -----------  -----------  -----------  -----------  -----------
 Operating income.......    4,472,684    5,231,508    2,707,803    6,944,302    6,507,074   10,270,064
Interest expense........      673,532    1,147,616      682,394    2,604,066    1,821,607    2,918,100
Other (income), net.....     (220,289)    (250,421)    (295,443)    (605,215)    (363,828)    (567,759)
                          -----------  -----------  -----------  -----------  -----------  -----------
 Income before provision
  for income taxes and
  cumulative effect of
  change in accounting
  principle.............    4,019,441    4,334,313    2,320,852    4,945,451    5,049,295    7,919,723
Provision for income
 taxes..................    1,661,994    1,819,455    1,122,851    1,786,724    2,016,066    2,974,033
                          -----------  -----------  -----------  -----------  -----------  -----------
 Income before
  cumulative effect of
  change in accounting
  principle.............    2,357,447    2,514,858    1,198,001    3,158,727    3,033,229    4,945,690
Cumulative effect of
 change in method of
 accounting for taxes...       46,325           --           --           --           --           --
                          -----------  -----------  -----------  -----------  -----------  -----------
 Net income.............  $ 2,403,772  $ 2,514,858  $ 1,198,001  $ 3,158,727  $ 3,033,229  $ 4,945,690
                          ===========  ===========  ===========  ===========  ===========  ===========


                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

          CONSOLIDATED AND COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                        NOTE
                           COMMON STOCK   ADDITIONAL RECEIVABLE                             FOREIGN
                          --------------   PAID-IN      FROM      TREASURY    RETAINED     CURRENCY
                          SHARES AMOUNT    CAPITAL   STOCKHOLDER    STOCK     EARNINGS    TRANSLATION
                          ------ -------  ---------- -----------  ---------  -----------  -----------
Balance at October 1,
 1993...................       6 $ 4,800    $   --   $  (128,069) $(200,000) $ 9,775,310   $     --
 Prior period
  adjustment............                                                        (265,019)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance, October 1, as
 restated...............       6   4,800        --      (128,069)  (200,000)   9,510,291         --
 Retroactive retirement
  of treasury stock.....                                            200,000     (200,000)
 Retroactive effect of
  stock split...........     294  (4,500)    4,500
 Advances on note
  receivable from
  stockholder, net......                                (199,179)
 Net income.............                                                       2,403,772
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at September 30,
 1994...................     300     300     4,500      (327,248)        --   11,714,063         --
 Advances on note
  receivable from
  stockholder, net......                                 (44,180)
 Net income.............                                                       2,514,858     (5,557)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at September 30,
 1995...................     300     300     4,500      (371,428)        --   14,228,921     (5,557)
 Advances on note
  receivable from
  stockholder, net......                                 (48,612)
 Net income.............                                                       1,198,001     (8,787)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at March 31,
 1996...................     300     300     4,500      (420,040)        --   15,426,922    (14,344)
 Advances on note
  receivable from
  stockholder, net......                                (105,566)
 Affiliate owner
  contributions.........                                  10,000
 Affiliate owner
  distributions.........                                                        (174,600)
 Net income.............                                                       3,158,727      7,501
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at March 31,
 1997...................     300     300     4,500      (515,606)        --   18,411,049     (6,843)
 Issuance of common
  stock (unaudited).....   9,700   9,700                                          (9,700)
 Advances on note
  receivable from
  stockholder, net
  (unaudited)...........                                (590,388)
 Affiliate owner
  distributions
  (unaudited)...........                                                         (68,650)
 Net income
  (unaudited)...........                                                       4,945,690    (66,691)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at December 31,
 1997 (unaudited).......  10,000 $10,000    $4,500   $(1,105,994) $      --  $23,278,389   $(73,534)
                          ====== =======    ======   ===========  =========  ===========   ========


                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                               YEAR ENDED                                         NINE MONTHS ENDED
                              SEPTEMBER 30,        SIX MONTHS    YEAR ENDED         DECEMBER 31,
                         ------------------------  ENDED MARCH   MARCH 31,    --------------------------
                            1994         1995       31, 1996        1997          1996          1997
                         -----------  -----------  -----------  ------------  ------------  ------------
                                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income............. $ 2,403,772  $ 2,514,858  $ 1,198,001  $  3,158,727  $  3,033,229  $  4,945,690
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation and
  amortization..........   3,314,465    3,938,456    2,422,932     7,583,689     5,446,164     7,898,802
 Deferred income
  taxes.................     672,080      676,782      667,412     1,151,456     1,048,873     1,835,040
 Gain on sales of
  equipment.............    (778,327)  (1,274,170)    (533,974)   (1,543,192)   (1,064,927)   (1,767,358)
 Cumulative effect of
  change in method of
  accounting for income
  taxes.................     (46,325)          --           --            --            --            --
 Change in assets and
  liabilities:
  Increase (decrease)
   in:
   Accounts receivable,
    net.................  (1,163,341)     (43,024)     670,789    (1,853,187)   (3,004,185)   (4,309,219)
   Unbilled
    receivables.........          --           --           --            --            --    (1,075,209)
   Inventory............     (91,367)    (357,333)    (741,329)      177,438      (393,457)     (675,639)
   Prepaid expenses and
    other assets........    (740,966)     (92,290)     179,547      (584,753)      111,402       560,606
  Increase (decrease)
   in:
   Accounts payable,
    accrued expenses and
    other liabilities...     213,105      949,842      402,186       473,300       129,992     3,559,049
                         -----------  -----------  -----------  ------------  ------------  ------------
    Total adjustments...   1,379,324    3,798,263    3,067,563     5,404,751     2,273,862     6,026,072
    Net cash provided by
     operating
     activities.........   3,783,096    6,313,121    4,265,564     8,563,478     5,307,091    10,971,762
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from the sale
  of property and
  equipment.............   2,715,240    4,498,860    3,511,441     5,223,214     3,662,918     6,076,640
 Purchase of property
  and equipment.........  (2,497,803)  (4,978,090)  (3,789,714)   (3,146,679)     (333,516)   (5,572,825)
 Advances on loan
  receivable--
  stockholder...........    (304,436)    (248,462)     (99,555)     (389,594)     (293,310)     (697,153)
 Repayments on loan
  receivable--
  stockholder...........     105,257      204,282       50,943       284,028       158,829       106,765
 Advances on loan
  receivable--related
  party.................     (13,000)          --     (531,466)     (759,690)     (358,798)     (246,543)
 Repayments on loan
  receivable--related
  party.................      10,174        7,128        3,673        21,402        15,401        34,674
 Advances on note
  receivable............          --      (48,322)          --       (77,851)           --            --
 Repayments on note
  receivable............    (126,668)       3,283        2,554         6,255         4,632        31,128
 Acquisition of
  subsidiary............          --     (866,700)          --            --            --            --
 Payments for
  intangibles...........          --           --           --    (1,521,984)   (1,521,984)     (977,583)
                         -----------  -----------  -----------  ------------  ------------  ------------
   Net cash provided by
    (used by) investing
    activities..........    (111,236)  (1,428,021)    (852,124)     (360,899)    1,334,172    (1,244,897)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Affiliate owner
  distributions.........          --           --           --      (174,600)           --       (68,650)
 Affiliate owner
  contributions.........          --           --           --        10,000        10,000            --
 Borrowings on debt
  obligations...........     161,297      736,330    2,083,097    23,048,203    16,018,625    22,959,059
 Principal payments on
  debt obligations......  (3,932,202)  (5,601,158)  (5,234,451)  (30,978,715)  (22,599,866)  (32,586,962)
                         -----------  -----------  -----------  ------------  ------------  ------------
   Net cash used by
    financing
    activities..........  (3,770,905)  (4,864,828)  (3,151,354)   (8,095,112)   (6,571,241)   (9,696,553)
Equity translation......          --       (5,557)      (8,787)        7,501         7,569       (66,691)
                         -----------  -----------  -----------  ------------  ------------  ------------
Net increase (decrease)
 in cash................     (99,045)      14,715      253,299       114,968        77,591       (36,379)
CASH--BEGINNING OF
 PERIOD.................     115,259       16,214       30,929       284,228       284,228       399,196
                         -----------  -----------  -----------  ------------  ------------  ------------
CASH--END OF PERIOD..... $    16,214  $    30,929  $   284,228  $    399,196  $    361,819  $    362,817
                         ===========  ===========  ===========  ============  ============  ============

                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

                         NOTES TO FINANCIAL STATEMENTS

  FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1995, AND AS OF AND FOR THE SIX
                                 MONTHS ENDED
        MARCH 31, 1996 AND AS OF AND FOR THE YEAR ENDED MARCH 31, 1997
    (THE INFORMATION AS OF DECEMBER 31, 1997 AND FOR THE NINE MONTHS ENDED
                   DECEMBER 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND COMBINATION

  The accompanying financial statements include the financial statements of Access Rentals, Inc. (the "Parent"), Access Lift Equipment, Inc. (the "Subsidiary") which was acquired in February 1995 and Reinhart Leasing LLC (the "Affiliate"). The Affiliate, which has common ownership to the Parent, was formed on June 26, 1996.

  The accompanying financial statements include the financial statements of the Parent for the years ended September 30, 1994 and 1995, as of and for the six months ended March 31, 1996, as of and for the year ended March 31, 1997 and as of December 31, 1997 and for the nine months ended December 31, 1996 and 1997 and the financial statements of the Subsidiary for the seven months ended September 30, 1995, as of and for the three months ended December 31, 1995 (included in the financial statements for the six months ended March 31, 1996), as of and for the year ended December 31, 1996 (included in the financial statements for the year ended March 31, 1997) and the nine months ended December 31, 1996 and 1997. The consolidated financial statements have been combined with the financial statements of the Affiliate for the six months ended December 31, 1996 (included in the financial statements for the nine months ended December 31, 1996) as of and for the nine months ended March 31, 1997 and as of and for the nine months ended December 31, 1997. All material intercompany transactions and balances have been eliminated in consolidation and combination.

BUSINESS

  Access Rentals, Inc. and Subsidiary (the Company) rents, sells and repairs aerial personnel lift equipment primarily to companies in the manufacturing and construction industries. Sales and rentals primarily occur in areas where the Company maintains offices, such as the states of New York, Minnesota, Tennessee, Indiana, New Jersey, Pennsylvania, Connecticut, South Carolina, Florida, Washington and in and around Toronto, Canada. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

  Reinhart Leasing, LLC rents and sells aerial personnel lift equipment solely to Access Rentals, Inc.

INTERIM FINANCIAL STATEMENTS

  The accompanying balance sheet at December 31, 1997, and the statements of income, stockholders' equity and cash flows for the nine month periods ended December 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

ACCOUNTS RECEIVABLE

  It is the Company's policy to present accounts receivable net of an allowance for uncollectible accounts. At March 31, 1996 and 1997 and December 31, 1997, the balance of the allowance for uncollectible accounts amounted to $103,028, $228,885 and $380,000, respectively.

INVENTORY

  Inventory consists of equipment and vehicles purchased for resale and equipment parts purchased for repairs and resale. Equipment is valued at the lower of cost or market, based on specific identification, and parts are valued using the average cost method.

  Inventory amounted to:

                                                    MARCH 31,
                                             -----------------------  DECEMBER
                                                1996        1997      31, 1997
                                             ----------- ----------- -----------
                                                                     (UNAUDITED)
      Equipment for resale.................. $ 1,371,741 $   368,723 $   842,295
      Parts.................................     641,384   1,466,964   1,669,031
                                             ----------- ----------- -----------
        Total............................... $ 2,013,125 $ 1,835,687 $ 2,511,326
                                             =========== =========== ===========

RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated six-year useful life with a 10% salvage value.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost and is being depreciated using the straight-line and declining balance methods over the estimated useful lives of the respective assets.

  The cost of normal maintenance and repairs is charged to expense as incurred, whereas expenditures which materially extend property lives are capitalized. When depreciable property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

RENTAL REVENUE

  Rental revenue is recorded as earned under the operating method.

ADVERTISING COSTS

  The Company advertises primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $7,706, $11,349, $6,717, $10,395, $6,454 and $26,982, for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, respectively.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

OTHER ASSETS/AMORTIZATION

  During the year ended March 31, 1997 and the nine months ended December 31, 1997, the Company acquired assets of two companies. The acquisitions resulted in goodwill and covenants not-to-compete amounting to approximately $1,777,500 and $700,000, respectively, which are being amortized using the straight-line method over 15 years and 5 years, respectively. Total amortization expense amounted to $128,295, $85,528 and $158,905 for the year ended March 31, 1997 and the nine months ended December 31, 1996 and 1997, respectively.

INCOME TAXES

  The provision for income tax is based on earnings reported for financial statement purposes, adjusted for transactions that do not enter into the computation of income taxes payable. The Parent, Subsidiary and Affiliate file separate tax returns. The Parent files tax returns in the United States and the Subsidiary files tax returns in Canada. The Affiliate is a limited liability company taxed as a partnership; therefore the members are taxed individually on the income of the Affiliate and a provision for taxes has not been made in the financial statements.

CONCENTRATION OF CREDIT RISK

  Credit is granted to substantially all of the Parent's customers throughout the United States and the Subsidiary's customers throughout Canada. Management feels that adequate reserves for potential credit losses are maintained.

FOREIGN CURRENCY TRANSLATION

  The Company conducts business through a subsidiary located in Canada. The Company regards the local currency of the subsidiary to be its functional currency; consequently, translation gains and losses of the foreign subsidiary are accumulated and reported as a separate component of stockholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on the transactions denominated in a currency other than the local functional currency are included in the results of operations.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. This affects the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2--RENTAL EQUIPMENT

RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                   MARCH 31,
                                            -----------------------  DECEMBER
                                               1996        1997      31, 1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
Rental equipment........................... $43,896,291 $66,007,890 $84,098,558
Less accumulated depreciation..............  13,031,233  16,456,720  20,462,067
                                            ----------- ----------- -----------
Rental equipment, net...................... $30,865,058 $49,551,170 $63,636,491
                                            =========== =========== ===========

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

PROPERTY AND EQUIPMENT

  Property and equipment and related accumulated depreciation consisted of the following:

                                                    MARCH 31,
                                              --------------------- DECEMBER 31,
                                                 1996       1997        1997
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
Land......................................... $  182,969 $  182,969  $  182,969
Buildings and improvements...................    949,741  1,346,619   1,779,975
Office and shop equipment....................    833,209  1,341,605   1,387,020
Transportation equipment.....................  2,573,492  4,425,156   5,393,695
Less accumulated depreciation................  1,913,847  2,696,773   3,357,492
                                              ---------- ----------  ----------
Property and equipment, net.................. $2,625,564 $4,599,576  $5,386,167
                                              ========== ==========  ==========

NOTE 3--NET INVESTMENT IN SALES-TYPE LEASES

  The Company leases some of its rental equipment to customers under sales-type leases. The following summarizes the net investment in sales-type leases which are included in prepaid and other assets on the balance sheet:

                                                     MARCH 31,
                                                ------------------- DECEMBER 31,
                                                  1996      1997        1997
                                                --------- --------- ------------
                                                                    (UNAUDITED)
Total minimum lease payments to be received.... $ 418,679 $ 573,127  $ 716,961
Less unearned interest income..................    26,950    38,773     39,627
                                                --------- ---------  ---------
Net investment in sales-type leases............ $ 391,729 $ 534,354  $ 677,334
                                                ========= =========  =========

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

NOTE 4--DEBT

  Debt consists of the following:

                                                  MARCH 31,
                                           ----------------------- DECEMBER 31,
                                              1996        1997         1997
                                           ----------- ----------- ------------
                                                                   (UNAUDITED)
Lines-of-credit..........................  $ 2,130,195 $ 3,788,341 $ 3,828,370
Present value of capital lease
 obligations.............................    3,436,191   8,465,249  16,104,886
Various installment obligations
 collateralized by rental and
 transportation equipment. These notes
 bear interest ranging from 6%-9.8%, with
 repayment periods ranging from two to
 five years..............................   12,030,127  18,913,002  23,965,117
Term loan payable to a bank, monthly
 payments of $50,500 including interest
 at 7.84%, maturing July, 2006.
 Collateralized by rental equipment......      270,413   2,217,572   1,887,211
Term loan payable to a bank, requiring
 monthly principle payments of $79,511,
 plus interest at the prime rate plus
 1.75%, or the sum of the LIBOR on the
 request day plus 1.75% (7.3125% at
 March 31, 1997), maturing July 2002. The
 loan is collateralized by rental
 equipment of the Affiliate..............           --   5,088,735   4,325,469
Term loan payable to a bank, quarterly
 principal payments of $46,021, plus
 interest at 6%, maturing July 1999.
 Collateralized by rental equipment of
 the Parent..............................      598,268     414,186     276,124
Subsidiary revolving term loan payable to
 a bank, monthly principal payments
 totaling Canadian $39,455, plus interest
 at Canadian prime rate plus 0.5%, (5.25%
 at March 31, 1997), maturing June 2000.
 Collateralized by equipment of
 Subsidiary and guaranteed by the
 Parent..................................      608,502     878,339   1,116,680
Mortgage payable to third-party lender,
 monthly payments of $1,750 including
 interest at 9%, maturing January 1998.
 Collateralized by real property at 45
 Center Street, Batavia, New York........       35,398      16,813       1,738
                                           ----------- ----------- -----------
    Total debt...........................  $19,109,094 $39,782,237 $51,505,595
                                           =========== =========== ===========

BANK LINES-OF-CREDIT

  The Parent has revolving bank lines-of-credit amounting to $5,000,000 (increased to $6,000,000 on September 1, 1997), which are payable on demand, with interest due monthly at rates varying from 7.50% to 8.00% as of March 31, 1997. The agreements are collateralized by equipment and receivables of the Parent. The outstanding balance on these lines-of-credit agreements amounted to $3,788,341 at March 31, 1997.

  The Parent also has revolving term lines-of-credit available from various lending institutions which aggregate $63,700,000 as of March 31, 1997. The Company pays interest on the outstanding balances of these agreements at rates which ranged from 6.65% to 9.8% at March 31, 1997.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  The Subsidiary has a $500,000 (Canadian denomination) revolving line-of-credit available for operating cash requirements and a $2,400,000 (Canadian denomination) term line-of-credit available to finance up to 75% of the cost of equipment acquisitions. The operating line-of-credit is payable on demand, with interest due monthly at the Canadian prime rate of interest plus 0.25%, (5.00% at March 31, 1997). There was not an outstanding balance on the operating line-of-credit agreement as of March 31, 1997. Advances on the equipment line-of-credit are payable over 36 or 48 months, with interest due monthly at Canadian prime plus 0.50%, (5.25% at March 31, 1997). The outstanding balance on the equipment line-of-credit agreement was $878,339 (United States denomination) as of March 31, 1997. The line-of-credit agreements are collateralized by accounts receivable and personal property of the Subsidiary and are guaranteed by the Parent.

  Current maturities of long-term debt for each of the five years subsequent to March 31, 1997 are as follows:

                                                           CAPITAL
                                                DEBT        LEASE
                                             OBLIGATIONS OBLIGATIONS TOTAL DEBT
                                             ----------- ----------- -----------
      1998.................................. $12,274,967 $2,283,984  $14,558,951
      1999..................................   7,097,078  2,168,855    9,265,933
      2000..................................   5,099,954  1,869,131    6,969,085
      2001..................................   3,002,236  1,379,399    4,381,635
      2002..................................   1,811,547    896,077    2,707,624
      Thereafter............................   2,031,206  1,492,772    3,523,978
                                             ----------- ----------  -----------
      Total payments........................  31,316,988 10,090,218   41,407,206
      Less interest amount..................          --  1,624,969    1,624,969
                                             ----------- ----------  -----------
        Total debt.......................... $31,316,988 $8,465,249  $39,782,237
                                             =========== ==========  ===========

CAPITAL LEASE OBLIGATIONS

  The Company and Affiliate lease rental equipment under various agreements classified as capital leases based on the provisions of Statement of Financial Accounting Standards No. 13. The economic substance of the leases is that the Company is financing the acquisition of the equipment through the leases and, accordingly, they are recorded in the Company's assets and liabilities. These assets are stated on the balance sheet at their capitalized cost, less accumulated depreciation, of $4,115,887, $9,091,782 and $16,275,311 as of
March 31, 1996 and 1997 and December 31, 1997, respectively.

NOTE 5--OPERATING LEASES

  The Company leases building, shop and office space, and rental equipment under various long-term and short-term operating lease agreements. Rent expense under the agreements for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997 amounted to $328,892, $334,504, $174,189,
$825,229, $758,883 and $1,086,219, respectively.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  The total future minimum rental payments required for noncancellable operating leases as of March 31, 1997 are as follows:

      1998........................................................... $  513,782
      1999...........................................................    342,859
      2000...........................................................    363,925
      2001...........................................................    267,697
      2002...........................................................    410,846
      Thereafter.....................................................     80,785
                                                                      ----------
          Total...................................................... $1,979,894
                                                                      ==========

NOTE 6--PROVISIONS FOR INCOME TAXES

  The Company has provided for income tax based on consolidated net income. Income tax expense is allocated to the Parent and Subsidiary based on the tax liability and expense relating to the respective taxing authorities.

  The provision for income taxes, calculated according to SFAS No. 109, "Accounting for Income Taxes", amounted to:

                              YEAR ENDED       SIX MONTHS                 NINE MONTHS ENDED
                             SEPTEMBER 30,        ENDED    YEAR ENDED       DECEMBER 31,
                         ---------------------  MARCH 31,   MARCH 31,  -----------------------
                            1994       1995       1996        1997        1996        1997
                         ---------- ---------- ----------- ----------- ----------- -----------
                                                                       (UNAUDITED) (UNAUDITED)
Current:
  Federal income tax.... $  651,914 $  844,075 $   336,022 $   495,887 $  699,193  $   835,885
  State income tax......    338,000    296,054     114,774      93,415    268,000      301,000
Canadian business tax...        --       2,544       4,643      45,966        --         2,108
                         ---------- ---------- ----------- ----------- ----------  -----------
    Total current.......    989,914  1,142,673     455,439     635,268    967,193    1,138,993
Deferred:
  Federal income tax....    577,859    455,576     336,121     866,666    849,733    1,320,725
  State income tax......     94,221     89,206     268,291     194,174     64,000      378,575
Canadian business tax...        --     132,000      63,000      90,616    135,140      135,740
                         ---------- ---------- ----------- ----------- ----------  -----------
    Total deferred......    672,080    676,782     667,412   1,151,456  1,048,873    1,835,040
                         ---------- ---------- ----------- ----------- ----------  -----------
    Total provision for
     income taxes....... $1,661,994 $1,819,455 $ 1,122,851 $ 1,786,724 $2,016,066  $ 2,974,033
                         ========== ========== =========== =========== ==========  ===========

  Deferred taxes are recorded based on differences between the financial statement and tax basis of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities were the result of book and tax depreciation and revenue recognition timing differences, allowance for uncollectible accounts, net operating loss carryforwards of the Subsidiary and certain tax credits.

  The Subsidiary has remaining Canadian net operating loss (NOL) carryforwards of approximately $415,000 as of March 31, 1997 and December 31, 1997. The NOL carryforwards begin to expire in 1998 and will be completely expired in 2001.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  Application of statutory tax rates to combined pretax income will not be representative of the provision for income taxes. As previously disclosed, the income of the Affiliate is taxed individually at the member level.

NOTE 7--RELATED PARTY TRANSACTIONS

  Officer Loan--The chief executive officer and a stockholder maintains a floating loan with the Company. This loan is charged when personal expenditures are paid by the Company on behalf of the officer. A loan agreement exists between the parties, in which the Company charges interest of 8.5% on the average outstanding balance. The terms provide for the officer to make regular, periodic payments to reduce the outstanding balance. The balance outstanding at March 31, 1996 and 1997 and December 31, 1997 amounted to $420,040, $515,606 and $1,105,994, respectively. The amounts at March 31, 1997 and December 31, 1997 have been reduced in combination by the Affiliate's capital account.

  Loan Receivable--The Company has a loan receivable which represents cash advances made to companies owned by an employee and the stockholders. The Company charges interest on these loans at an annual rate of 8%. The balance outstanding at March 31, 1996 and 1997 and December 31, 1997 amounted to $1,121,814, $1,860,102 and $2,071,971, respectively.

  Operating Lease Agreement--The Company leases shop, warehouse space and aircraft from companies owned by an employee and the stockholders. The Company also leases rental equipment from the Affiliate, the effect of which has been eliminated in the combination of the financial statements. The leases are on a month to month basis and require monthly payments of $41,000 for the shop and warehouse space and $250,000 ($325,000 as of September 1, 1997) for rental equipment. The terms of the equipment lease with the Affiliate were modified during the nine months ended December 31, 1997.

  Sale/Leaseback of Property--On March 31, 1996, the Company sold four buildings to a company owned by the stockholders for $1,725,000. Management estimated that the market value of the property approximated the net book value. The property is provided for in the operating lease, as disclosed above.

NOTE 8--CASH FLOW DISCLOSURE INFORMATION

  For the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, total interest paid amounted to $660,902, $1,132,222, $676,546,
$2,005,464, $1,447,752 and $2,120,907, respectively.

  For the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, total taxes paid amounted to $887,760, $1,516,861, $584,371, $1,045,652,
$791,179 and $298,321, respectively.

  During the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, the Company and Affiliate purchased $7,368,661, $7,127,810, $7,968,504, $28,603,655, $27,336,255 and $21,237,266, respectively, of equipment which was financed.

NOTE 9--RETIREMENT PLANS

  The Parent maintains a defined contribution retirement plan for non-union employees. The plan qualifies as a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Company contributions are based on a 100% match of the employees' elective deferral up to 4%.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  The Parent also contributes to defined benefit pension plans for employees covered under six union contracts, Locals #15C, #103, #138, #542C, #825 and #832 of the International Union of Operating Engineers. A full description of the membership, benefits and employer and employee obligations to contribute to these plans are described in the Summary Plan Description and Annual Reports of the plans.

  The actuarial information needed to determine the liabilities and provide the current disclosure information necessary under FASB No. 87 was unavailable. Consequently, the financial statements for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended
March 31, 1997 and nine months ended December 31, 1996 and 1997, do not reflect the financial position, results of operations and expanded disclosures in accordance with FASB No. 87.

  The Subsidiary maintains a non-contributory pension plan, whereby the Subsidiary contributes 4% of employee compensation to the plan. In addition, the Subsidiary will contribute a 100% match of the employees' elective deferral up to a maximum of 2%.

  The cost of the plans for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, the year ended March 31, 1997, and the nine months ended December 31, 1996 and 1997, amounted to approximately $151,669, $192,541, $110,857, $329,712, $149,568 and $162,150, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

  Access Rentals, Inc. (Parent) guarantees debt obligations of the Subsidiary, Access Lift Equipment, Inc., the Affiliate, Reinhart Leasing, LLC, and another related company owned by the stockholders.

  At December 31, 1997, the Company had outstanding purchase orders for equipment in the amount of $4,240,564.

NOTE 11--CHANGE IN METHOD OF ACCOUNTING AND PRIOR YEAR ADJUSTMENT

  The accompanying consolidated financial statements for the fiscal year ended September 30, 1994 have been retroactively restated as a result of management's change in method of accounting for rental income. In years prior to the change, the Company recorded revenue for the entire rental period of a contract upon billing. The change in accounting policy removes the portion of rental billings pertaining to periods subsequent to the reporting period. The effect of the restatement resulted in a $265,019 decrease to retained earnings at September 30, 1993.

  A restatement of the September 30, 1994 consolidated statement of income is summarized as follows:

                                                             AS
                                                         PREVIOUSLY
                                                          REPORTED   AS RESTATED
                                                         ----------- -----------
Rental income..........................................  $14,730,347 $15,804,754
Income before taxes and cumulative effect of change in
 accounting principle..................................    4,127,869   4,019,441
Provision for income taxes.............................    1,715,048   1,661,994
Income before cumulative effect of change in accounting
 principle.............................................    2,412,821   2,357,447
Cumulative effect of change in method of accounting for
 income taxes..........................................       46,325      46,325
Net income.............................................  $ 2,459,146 $ 2,403,772

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

NOTE 12--ACQUISITION OF SUBSIDIARY

  Effective February 26, 1995, the Company acquired 100% of the outstanding common stock of Access Lift Equipment, Inc., formerly Upright of Canada, Inc., for approximately $920,000.

  The acquisition, accounted for in accordance with Accounting Principles Board (APB) Opinion No. 16--Business Combinations, using the purchase method of accounting, has resulted in the inclusion of the operating results of the Subsidiary, from the date of acquisition, in the financial statements of the Company.

NOTE 13--STOCKHOLDERS' EQUITY

  On December 30, 1997, Access Rentals, Inc. (Parent) retired 6 shares of treasury stock then issued its remaining 194 common shares with no par value.

  Also, on December 30, 1997, Access Rentals, Inc. (Parent) amended its certificate of incorporation to increase the number of authorized shares from 200 common with no par value to 100 Class A Voting common shares with a par value of $1 and 9,900 Class B Non-voting common shares with a par value of $1, effecting a stock split of 50 shares of new stock for each share of stock.

  The retirement of treasury stock and the stock split were given retroactive effect in the accompanying financial statements.

  At December 31, 1997 the following common stock shares were authorized, issued and outstanding:

      Class A Voting, $1 par value.......................................    100
      Class B Non-voting, $1 par value...................................  9,900
                                                                          ------
          Total shares................................................... 10,000
                                                                          ======

NOTE 14--SUBSEQUENT EVENTS

  On September 1, 1997, the Company and Affiliate acquired certain assets of a company engaged in primarily the same business as Access Rentals, Inc., with operations in Florida. The purchase price, including the covenant not-to-compete, amounted to approximately $4,988,850, for which the same amount of debt was incurred.

  During January 1998, the Company sold all real estate owned by the Company to a related party company. The sales price was determined based upon appraisals and approximated $605,000.

  On January 21, 1998, the Company, Affiliate and stockholders entered into a stock purchase agreement with United Rentals, Inc. (URI). Under the terms of the stock purchase agreement, URI purchased all of the issued and outstanding capital stock of the Company and substantially all of the assets of the Affiliate. Also, as part of the transaction all of the stock of Access Lift Equipment, Inc. (Subsidiary) was sold by Access Rentals, Inc., to United Rentals of Canada, Inc., a wholly-owned subsidiary of URI.

NOTE 15--RECLASSIFICATIONS

  Certain reclassifications have been made to previously issued financial statements in order to conform them to current classifications.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Power Rental Co., Inc.

  We have audited the balance sheet of Power Rental Co., Inc. as of July 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power Rental Co., Inc. at July 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
June 24, 1998

                             POWER RENTAL CO., INC.

                                 BALANCE SHEETS

                                                         JULY 31,    APRIL 30,
                                                           1997        1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
ASSETS
Cash................................................... $    53,462 $       --
Accounts receivable, net of allowance for doubtful
 accounts of
 $200,000 and $185,000 at 1997 and 1998, respectively..   4,193,529   3,326,134
Due from related parties...............................     612,717   1,113,580
Inventory..............................................      51,476      63,576
Rental equipment, net..................................  35,575,067  37,958,651
Property and equipment, net............................   7,301,836   8,378,203
Prepaid expenses and other assets......................   1,413,651   1,981,771
Intangible assets, net.................................     378,269     339,587
                                                        ----------- -----------
    Total assets....................................... $49,580,007 $53,161,502
                                                        =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued expenses and other liabili-
   ties................................................ $ 4,831,620 $ 5,158,682
  Debt.................................................  30,841,647  36,548,720
  Deferred rent........................................      72,200      84,800
  Deferred income taxes................................   2,921,231   2,393,231
                                                        ----------- -----------
    Total liabilities..................................  38,666,698  44,185,433

Commitments and contingencies

Stockholders' equity:
  Common stock--Class A voting, $1.00 par value, 10,000
   shares authorized, 10 issued and outstanding........          10          10
  Common stock--Class B non-voting, $1.00 par value,
   90,000 shares authorized, 20,000 issued and
   outstanding.........................................      20,000      20,000
  Additional paid in capital...........................     522,550     522,550
  Retained earnings....................................  10,370,749   8,433,509
                                                        ----------- -----------
    Total stockholders' equity.........................  10,913,309   8,976,069
                                                        ----------- -----------
    Total liabilities and stockholders' equity......... $49,580,007 $53,161,502
                                                        =========== ===========

                            See accompanying notes.

                             POWER RENTAL CO., INC.

                            STATEMENTS OF OPERATIONS

                                                          NINE MONTHS ENDED
                                          YEAR ENDED          APRIL 30,
                                           JULY 31,    ------------------------
                                             1997         1997         1998
                                          -----------  -----------  -----------
                                                             (UNAUDITED)
Revenues:
  Equipment rentals.....................  $34,943,308  $25,404,600  $24,479,049
  Sales of rental equipment.............    4,484,056    3,233,915    3,456,557
  Sales of parts and supplies...........    1,462,391    1,099,033    1,025,287
                                          -----------  -----------  -----------
    Total revenues......................   40,889,755   29,737,548   28,960,893
Cost of revenues:
  Cost of equipment rentals, excluding
   equipment rental depreciation........   11,392,273    7,920,625    8,771,442
  Depreciation, equipment rentals.......    9,753,507    7,335,000    8,710,280
  Cost of sales of rental equipment.....    2,915,751    2,229,820    1,693,212
  Cost of sales of parts and supplies...    1,316,267      915,469      857,161
                                          -----------  -----------  -----------
    Total cost of revenues..............   25,377,798   18,400,914   20,032,095
                                          -----------  -----------  -----------
Gross profit............................   15,511,957   11,336,634    8,928,798
Selling, general and administrative
 expenses...............................   11,865,623    8,710,834    9,392,256
Non-rental depreciation.................    1,214,796      824,300    1,076,331
                                          -----------  -----------  -----------
Operating income (loss).................    2,431,538    1,801,500   (1,539,789)
Interest expense........................    2,171,959    1,404,334    1,884,720
Interest income.........................     (176,612)     (87,866)    (133,707)
Other (income), net.....................     (398,159)    (328,319)    (165,562)
                                          -----------  -----------  -----------
Income (loss) before provision (benefit)
 for income taxes.......................      834,350      813,351   (3,125,240)
Provision (benefit) for income taxes....      317,053      309,070   (1,188,000)
                                          -----------  -----------  -----------
Net income (loss).......................  $   517,297  $   504,281  $(1,937,240)
                                          ===========  ===========  ===========


                            See accompanying notes.

                             POWER RENTAL CO., INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                               CLASS A       CLASS B     ADDITIONAL
                            ------------- --------------  PAID IN    RETAINED
                            SHARES AMOUNT SHARES AMOUNT   CAPITAL    EARNINGS
                            ------ ------ ------ ------- ---------- ----------
Balance at August 1, 1996..   10    $10   20,000 $20,000  $522,550  $9,853,452
  Net income...............                                            517,297
                             ---    ---   ------ -------  --------  ----------
Balance at July 31, 1997...   10     10   20,000  20,000   522,550  10,370,749
  Net loss (unaudited).....                                         (1,937,240)
                             ---    ---   ------ -------  --------  ----------
Balance at April 30, 1998
 (unaudited)...............   10    $10   20,000 $20,000  $522,550  $8,433,509
                             ===    ===   ====== =======  ========  ==========



                            See accompanying notes.

                             POWER RENTAL CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                        NINE MONTHS ENDED
                                       YEAR ENDED           APRIL 30,
                                        JULY 31,    --------------------------
                                          1997          1997          1998
                                      ------------  ------------  ------------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...................  $    517,297  $    504,281  $ (1,937,240)
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
  Depreciation and amortization.....    11,018,848     8,190,183     9,825,293
  Gain on equipment sales...........    (1,294,474)     (815,756)   (1,603,959)
  Gain on property and equipment
   sales............................       (29,468)      (47,940)      (27,709)
  Deferred income taxes.............        87,846        86,530      (528,000)
  Changes in assets and liabilities:
    (Increase) decrease in accounts
     receivable.....................      (135,231)      612,691       867,395
    Decrease (increase) in
     inventory......................         8,973       (21,226)      (12,100)
    Increase in prepaid expenses and
     other assets...................      (648,001)     (194,009)     (568,120)
    Increase (decrease) in accounts
     payable, accrued expenses and
     other liabilities                     622,048      (109,060)      327,062
    Increase in deferred rent.......        40,800        29,000        12,600
                                      ------------  ------------  ------------
      Total adjustments.............     9,671,341     7,730,413     8,292,462
                                      ------------  ------------  ------------
Cash provided by operating
 activities.........................    10,188,638     8,234,694     6,355,222
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment........    (1,769,523)   (2,519,442)     (245,790)
Purchase of property and equipment..    (2,757,539)   (2,115,320)     (846,317)
Intangibles associated with purchase
 of certain assets..................      (110,000)     (110,000)
Proceeds from sale of rental
 equipment..........................     3,882,235     2,956,554     3,243,356
Proceeds from sale of property and
 equipment..........................       139,723        65,562       204,980
                                      ------------  ------------  ------------
Cash provided by (used in) investing
 activities.........................      (615,104)   (1,722,646)    2,356,229
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt..........    (9,810,236)   (7,115,253)   (9,574,050)
Principal payments on credit
 facility...........................   (26,748,605)  (19,096,555)  (17,625,000)
Borrowings on debt..................       207,000       207,000       220,000
Borrowings under credit facility....    26,726,605    19,579,955    18,715,000
Repayments from related parties.....       681,553       352,200       824,504
Advances to related parties.........      (599,788)     (461,550)   (1,325,367)
                                      ------------  ------------  ------------
Cash used in financing activities...    (9,543,471)   (6,534,203)   (8,764,913)
                                      ------------  ------------  ------------
Increase (decrease) in cash.........        30,063       (22,155)      (53,462)
Cash balance at beginning of period.        23,399        23,399        53,462
                                      ------------  ------------  ------------
Cash balance at end of period.......  $     53,462  $      1,244  $        --
                                      ============  ============  ============

                            See accompanying notes.

                            POWER RENTAL CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  Power Rental Co., Inc. (the "Company") rents, sells and repairs construction equipment for use by contractor, industrial and homeowner markets. The rentals are on a daily, weekly or monthly basis. The Company has eighteen locations and their principal market area is the Pacific Northwest of the United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

  These financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Company by United Rentals, Inc. ("United") as more fully described in Note 10.

 Interim Financial Statements

  The accompanying balance sheet at April 30, 1998 and the statements of operations, stockholders' equity and cash flows for the nine-month periods ended April 30, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Inventory

  Inventories consist primarily of general replacement parts and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statement of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

                            POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Intangible Assets

  Intangible assets are recorded at cost and consist of goodwill of $372,480 and covenants not to compete of $207,000. Accumulated amortization at July 31, 1997 and April 30, 1998 is $201,211 and $239,893, respectively. Goodwill is being amortized by the straight-line method over its estimated useful life of forty years. The covenants not to compete reflect agreements made regarding confidentiality and restricting competitive activity and are being amortized by the straight-line method over the period of the agreements, which is 5 years. Amortization expense was $50,545, $30,883 and $38,682 for the year ended July 31, 1997 and for the nine months ended April 30, 1997 and 1998, respectively.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Companies advertise primarily through sponsorships, trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $714,680, $551,700 and $597,810 in the year ended July 31, 1997 and for the nine months ended April 30, 1997 and 1998, respectively.

 Income Taxes

  The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

                             POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                         JULY 31,    APRIL 30,
                                                           1997        1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
     Rental equipment.................................. $61,168,264 $68,578,382
     Less accumulated depreciation.....................  25,593,197  30,619,731
                                                        ----------- -----------
     Rental equipment, net............................. $35,575,067 $37,958,651
                                                        =========== ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                          JULY 31,    APRIL 30,
                                                            1997        1998
                                                         ----------- -----------
                                                                     (UNAUDITED)
     Transportation equipment........................... $ 5,143,693 $ 5,984,589
     Office and shop equipment..........................   2,236,792   2,643,613
     Leasehold improvements.............................   3,573,110   4,401,822
                                                         ----------- -----------
                                                          10,953,595  13,030,024
     Less accumulated depreciation and amortization.....   3,651,759   4,651,821
                                                         ----------- -----------
     Property and equipment, net........................ $ 7,301,836 $ 8,378,203
                                                         =========== ===========

5. DEBT

  Debt consists of the following:

                                                          JULY 31,   APRIL 30,
                                                            1997       1998
                                                          --------- -----------
                                                                    (UNAUDITED)
Caterpillar Credit-Note with a monthly payment of $1,668
 including interest of 5.6%.............................  $  24,020  $   9,758
Ingersoll Rand--Various non-interest bearing notes with
 combined monthly payments of $100,064 and $2,850 in
 1997 and 1998, respectively............................    289,690     33,025
Allegro Escrow--Two notes with combined monthly payments
 of $4,297 including interest of 9.0%...................    175,653    148,018
Associates Commercial--Various notes with combined
 monthly payments of $24,451 including interest from
 7.6% to 8.9%...........................................    905,505  4,163,677
Case Credit--Various notes with combined monthly
 payments of $211,021 including interest from 4.9% to
 8.9%...................................................  3,823,564  3,216,130
J.D. Fulwiler--Note with monthly payment of $3,134
 including interest of 8.0%.............................     27,285        --
Concord Commercial--Various notes with combined monthly
 payments of $143,858 including interest from 8.1% to
 8.9%...................................................  4,019,259  3,466,002
John Deere Credit--Various notes with combined monthly
 payments of $133,615 including interest from 6.9% to
 9.7%...................................................  2,399,434  1,647,305
Ford Motor Credit--Various notes with combined monthly
 payments of $121,192 including interest from 8.2% to
 9.2%...................................................  1,918,226  1,823,173

                             POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

                                                          JULY 31,    APRIL 30,
                                                            1997        1998
                                                         ----------- -----------
                                                                     (UNAUDITED)
AT&T Credit--Note with monthly payment of $2,599
 including interest of 10.6%...........................  $   101,393 $    77,829
Navistar Financial--Various notes with combined monthly
 payments of $53,762 including interest from 7.3% to
 9.0%..................................................    1,271,686     958,393
Seafirst Bank--Various notes with combined monthly
 payments of $523,962 including interest from 7.3% to
 8.5%..................................................   12,075,932  13,975,794
Seafirst Bank--Line of credit up to $19,000,000,
 expiring in February 1999 with interest payable
 monthly at 8.5%.......................................    3,810,000   4,900,000
JCB Finance--Note with monthly payment of $8,529
 including interest of 8.51%...........................          --      243,440
Pacific Atlantic--Note with monthly payment of $2,610
 including interest of 10.9%...........................          --       76,108
PACCAR Financial--Note with monthly payment of $3,663
 including
 interest of 7.8%......................................          --      150,654
Deutsche Financial--Note with monthly payment of
 $28,932 including
 interest of 8.13%.....................................          --    1,439,414
Notes payable to related party--due on demand including
 interest of 8.5%......................................          --      220,000
                                                         ----------- -----------
                                                         $30,841,647 $36,548,720
                                                         =========== ===========

  Substantially all rental equipment collateralize the above notes.

  All debt was paid off in June 1998 in connection with the acquisition discussed in Note 10.

6. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                                YEAR ENDED  NINE MONTHS ENDED
                                                 JULY 31,       APRIL 30,
                                                   1997      1997      1998
                                                ---------- -------- -----------
                                                               (UNAUDITED)
     Current:
       Federal.................................  $229,197  $222,530 $  (660,000)
       State...................................        10        10
                                                 --------  -------- -----------
                                                  229,207   222,540    (660,000)
     Deferred:
       Federal.................................    34,832    34,612    (493,200)
       State...................................    53,014    51,918     (34,800)
                                                 --------  -------- -----------
                                                   87,846    86,530    (528,000)
                                                 --------  -------- -----------
                                                 $317,053  $309,070 $(1,188,000)
                                                 ========  ======== ===========

                            POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
  Significant components of the Company's deferred tax liability at July 31, 1997 and April 30, 1998 are as follows:

                                                         JULY 31,    APRIL 30,
                                                           1997        1998
                                                        ----------  -----------
                                                                    (UNAUDITED)
     Net operating loss carryforward................... $ (469,000) $(1,125,000)
     Cumulative tax depreciation in excess of book.....  3,390,231    3,518,231
                                                        ----------  -----------
     Deferred tax liability, net....................... $2,921,231  $ 2,393,231
                                                        ==========  ===========

  At July 31, 1998, the Company has net operating loss carryforwards of $1,142,326 for income tax purposes that expire in 2012.

7. RELATED PARTY TRANSACTIONS

  During the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, the Company paid $628,533, $515,765 and $497,049 for advertising expenses to a partnership controlled by the Company's president and principal stockholder.

  The accompanying financial statements at July 30, 1997 and April 30, 1998, reflect amounts receivable of $509,473 and $659,174, respectively, from the president of the Company. These advances are made within the framework of a special drawing and loan account which bears interest at 8%.

  In addition, the Company is owed amounts from relatives of and related entities controlled by the president of the Company totaling $103,244 and $454,406 at July 31, 1997 and April 30, 1998, respectively. These advances are non-interest bearing.

  The Company conducts its operations primarily from various separate facilities under noncancellable lease agreements. Three of these facilities are owned either by the Company's president and principal stockholder or related entities controlled by the president of the Company. Another facility is leased to a limited partnership in which the general partner is the Company's president and principal stockholder. These leases expire at various dates through the year 2001. All of these agreements require the payment by the Company of property taxes, maintenance and insurance. Total rent expense paid to related parties and charged to current operations totaled $630,000, $480,100 and $628,500 for the year ended July 31, 1997 and nine months ended April 30, 1997 and 1998, respectively.

  In connection with the acquisition discussed in Note 10, the lease terms with related parties have been renegotiated.

  The remaining lease agreements are with unrelated third parties. These leases expire at various dates through the year 2006. Most of these agreements contain certain renewal options and provide for first right of refusal toward purchase. These agreements generally require the Company to pay all utilities, insurance, taxes and maintenance. Total rent expense charged to operations on unrelated

                            POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
third party leases for the year ended July 31, 1997 and nine months ended April 30, 1997 and 1998 were $786,928, $526,118 and $589,620, respectively.

  Some leases include scheduled base rent increases over the term of the leases. The total amount of the base rent payments is being charged to expense on a straight-line method over the terms of the leases. The Company recorded a liability for deferred rent to reflect the excess of rent expense over cash payments which is included in the accompanying balance sheets.

The future minimum lease commitments under all unrelated third party operating leases that have noncancellable lease terms in excess of one year are as follows:

              Fiscal 1998.............. $  868,660
                 1999..................    667,360
                 2000..................    586,600
                 2001..................    449,440
                 2002..................    317,940
                 Thereafter............    399,030
                                        ----------
                                        $3,289,030
                                        ==========

  At July 31, 1997 and April 30, 1998 the Company was contingently liable as a guarantor on bank loans in the amount of $1,662,098 and $1,544,070, respectively, owed to the bank by its president and principal stockholder. These bank loans are also secured by substantial personal and real property assets of such stockholder.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, total interest paid was $2,019,792, $1,398,861 and $1,887,730, respectively.

  For the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, total taxes paid was $899,655, $899,655 and $0, respectively.

  For the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, the Company purchased $17,555,968, $12,365,796 and $13,971,123, respectively, of equipment which was financed.

9. EMPLOYEE BENEFIT PLAN

  The Company has a defined contribution 401(k) pension plan which covers substantially all employees. The Company makes discretionary contributions. Company contributions to the plan were $300,000, $300,000 and $0 for the year ended July 31, 1997 and for the nine months ended April 30, 1997 and 1998, respectively.

10. SUBSEQUENT EVENT

  On June 8, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors BNR Group of Companies

  We have audited the combined balance sheets of BNR Group of Companies as at March 31, 1996 and 1997 and the combined statements of earnings, stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these combined financial statements present fairly, in all material respects, the combined financial position of BNR Group of Companies as at March 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended in accordance with generally accepted accounting principles in Canada.

  Generally accepted accounting principles in Canada vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the years ended March 31, 1996 and 1997 and stockholders' equity as at March 31, 1996 and March 31, 1997 to the extent summarized in note 14 to the combined financial statements.

                                          /s/ KPMG
Chartered Accountants

Waterloo, Canada
February 3, 1998

                             BNR GROUP OF COMPANIES

                            COMBINED BALANCE SHEETS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                            MARCH 31,   MARCH 31,  DECEMBER 31,
                                              1996        1997         1997
                                            ---------  ----------- ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash.................................... $    45,817 $    62,471 $    36,157
  Trade accounts receivable (note 2)......   3,807,908   4,692,084   7,281,959
  Inventories.............................   1,744,367   1,897,021   2,276,311
  Income taxes recoverable................         --       81,808         --
  Prepaid expenses........................     116,844     128,343      85,937
                                           ----------- ----------- -----------
                                             5,714,936   6,861,727   9,680,364
Rental equipment (note 3).................   8,668,609  10,593,547  13,211,100
Fixed assets (note 4).....................     731,864     716,381   1,054,482
                                           ----------- ----------- -----------
                                           $15,115,409 $18,171,655 $23,945,946
                                           =========== =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank indebtedness (note 5).............. $   120,373 $   469,860 $ 1,469,042
  Short-term borrowings (note 5)..........   1,428,176   1,407,830   1,752,252
  Accounts payable........................   1,950,163   1,957,643   2,081,720
  Accrued liabilities.....................     946,688     686,351     433,945
  Income taxes payable....................      67,618         --      475,417
  Current portion of long-term debt (note
   6).....................................   1,618,749   2,390,758   3,233,715
                                           ----------- ----------- -----------
                                             6,131,767   6,912,442   9,446,091
Long-term debt (note 6)...................   2,250,744   3,467,720   4,369,061
Redeemable shares (note 7)................   4,534,975   4,424,975   4,424,975
Deferred income taxes.....................     681,518     975,570   1,385,392
Stockholders' equity:
  Share capital (note 8)..................      83,319      83,319      83,319
  Retained earnings.......................   1,433,086   2,307,629   4,237,108
                                           ----------- ----------- -----------
                                             1,516,405   2,390,948   4,320,427
                                           ----------- ----------- -----------
                                           $15,115,409 $18,171,655 $23,945,946
                                           =========== =========== ===========


            See accompanying notes to combined financial statements.

                             BNR GROUP OF COMPANIES

                        COMBINED STATEMENTS OF EARNINGS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                                       NINE MONTHS  NINE MONTHS
                               YEAR ENDED  YEAR ENDED     ENDED        ENDED
                                MARCH 31,   MARCH 31,  DECEMBER 31, DECEMBER 31,
                                  1996        1997         1996         1997
                               ----------  ----------  ------------ ------------
                                                       (UNAUDITED)  (UNAUDITED)
Revenues:
  Rental revenue.............  $ 9,286,562 $10,873,631 $ 9,333,864  $11,481,757
  Sales of equipment, parts
   and supplies..............   12,276,498  15,829,146  12,292,494   15,836,495
  Other......................      847,000     788,306     682,980      757,443
                               ----------- ----------- -----------  -----------
                                22,410,060  27,491,083  22,309,338   28,075,695
Cost of revenues:
  Cost of equipment rentals,
   excluding equipment rental
   depreciation..............    4,352,621   5,277,966   4,103,508    5,282,162
  Depreciation on rental
   equipment.................    1,609,690   1,936,254   1,451,671    1,715,542
  Cost of sales, equipment,
   parts and supplies........    8,883,214  11,818,715   9,303,777   11,832,825
                               ----------- ----------- -----------  -----------
                                14,845,525  19,032,935  14,858,956   18,830,529
                               ----------- ----------- -----------  -----------
Gross profit.................    7,564,535   8,458,148   7,450,382    9,245,166
Selling, general and adminis-
 tration.....................    5,728,380   6,386,710   4,528,911    5,623,444
Non-rental depreciation......       71,748      78,354      56,903      123,246
                               ----------- ----------- -----------  -----------
Operating earnings...........    1,764,407   1,993,084   2,864,568    3,498,476
Interest expense.............      565,106     691,559     514,503      517,347
                               ----------- ----------- -----------  -----------
Earnings before income tax-
 es..........................    1,199,301   1,301,525   2,350,065    2,981,129
Income taxes (note 9):
  Current....................      245,436     132,930     480,220      637,328
  Deferred...................      118,677     294,052     288,251      409,822
                               ----------- ----------- -----------  -----------
                                   364,113     426,982     768,471    1,047,150
                               ----------- ----------- -----------  -----------
Net earnings.................  $   835,188 $   874,543 $ 1,581,594  $ 1,933,979
                               =========== =========== ===========  ===========


            See accompanying notes to combined financial statements.

                             BNR GROUP OF COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                                  SHARE   RETAINED
                                                 CAPITAL  EARNINGS     TOTAL
                                                 ------- ----------  ----------
Balances, at March 31, 1995..................... $83,319 $  597,898  $  681,217
Net earnings....................................     --     835,188     835,188
                                                 ------- ----------  ----------
Balances, at March 31, 1996.....................  83,319  1,433,086   1,516,405
Net earnings....................................     --     874,543     874,543
                                                 ------- ----------  ----------
Balances, at March 31, 1997.....................  83,319  2,307,629   2,390,948
Net earnings (unaudited)........................     --   1,933,979   1,933,979
Dividends (unaudited)...........................     --      (4,500)     (4,500)
                                                 ------- ----------  ----------
Balances, at December 31, 1997 (unaudited)...... $83,319 $4,237,108  $4,320,427
                                                 ======= ==========  ==========




            See accompanying notes to combined financial statements.

                             BNR GROUP OF COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                                       NINE MONTHS   NINE MONTHS
                             YEAR ENDED   YEAR ENDED      ENDED         ENDED
                              MARCH 31,    MARCH 31,   DECEMBER 31,  DECEMBER 31,
                                1996         1997          1996          1997
                             ----------   ----------   ------------  ------------
                                                       (UNAUDITED)   (UNAUDITED)
Cash flows from operating
 activities:
Net earnings...............  $   835,188  $   874,543  $ 1,581,594   $ 1,933,979
Items not involving cash:
  Depreciation and amorti-
   zation..................    1,681,438    2,014,608    1,508,574     1,838,788
  Gain on disposal of
   rental equipment........     (639,271)    (839,394)    (725,213)     (764,999)
  Gain on disposal of fixed
   assets..................      (44,016)         --           --            --
  Deferred income taxes....      118,677      294,052      288,251       409,822
Change in operating assets:
  Accounts receivable......     (894,464)    (884,176)  (2,814,394)   (2,589,875)
  Inventories..............     (613,126)    (152,654)    (186,602)     (379,290)
  Prepaid expenses.........      (63,687)     (11,499)       3,516        42,406
  Accounts payable.........      408,768        7,480     (209,735)      124,077
  Accrued liabilities......      387,747     (260,337)    (600,645)     (252,406)
  Income taxes.............        9,712     (149,426)     338,842       557,225
                             -----------  -----------  -----------   -----------
                               1,186,966      893,197     (815,812)      919,727
Cash flows from investing
 activities:
  Purchase of rental equip-
   ment....................   (5,523,247)  (7,355,356)  (6,419,981)   (7,976,473)
  Proceeds on disposal of
   rental equipment........    2,900,664    4,333,558    3,489,908     4,408,377
  Purchase of fixed as-
   sets....................      (91,794)     (62,871)     (50,489)     (461,347)
  Proceeds on disposal of
   fixed assets............       52,648          --           --            --
                             -----------  -----------  -----------   -----------
                              (2,661,729)  (3,084,669)  (2,980,562)   (4,029,443)
Cash flows from financing
 activities:
  Net advance (repayment)
   of bank indebtedness....       23,618      349,487    1,256,010       344,422
  Net borrowings
   (repayment) on short-
   term borrowings.........      188,093      (20,346)     338,414       999,182
  Borrowings on long-term
   debt....................    2,172,871    2,894,173    3,066,515     2,998,826
  Payments on long-term
   debt....................     (673,795)    (905,188)    (783,925)   (1,254,528)
  Repayment of shareholder
   loans...................      (41,180)         --           --            --
  Issuance of share capi-
   tal.....................       69,520          --           --            --
  Dividends................          --           --           --         (4,500)
  Redemption of Class B
   special shares..........     (229,725)    (110,000)    (110,000)          --
                             -----------  -----------  -----------   -----------
                               1,509,402    2,208,126    3,767,014     3,083,402
                             -----------  -----------  -----------   -----------
Increase (decrease) in
 cash......................       34,639       16,654      (29,360)      (26,314)
Cash, beginning of period..       11,178       45,817       45,817        62,471
                             -----------  -----------  -----------   -----------
Cash, end of period........  $    45,817  $    62,471  $    16,457   $    36,157
                             ===========  ===========  ===========   ===========
Supplemental Schedule of
 Cash Flow Information:
  Cash paid during the pe-
   riod for interest.......  $   565,106  $   691,559  $   514,503   $   517,347
  Cash paid during the
   period for income
   taxes...................      231,521      332,816      183,030       143,383
                             ===========  ===========  ===========   ===========

            See accompanying notes to combined financial statements.

                            BNR GROUP OF COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                            MARCH 31, 1996 AND 1997
(The information as at December 31, 1997 and for the nine months ended December 31, 1996 and 1997 is unaudited)

1. SIGNIFICANT ACCOUNTING POLICIES:

 (a)  Basis of presentation:

  The accompanying combined financial statements are presented in accordance with accounting principles generally accepted in Canada (Canadian GAAP).

  The combined financial statements include the accounts of BNR Equipment Limited (BNR Kitchener), 754643 Ontario Limited (BNR Ottawa), 650310 Ontario Limited (BNR Barrie), 766903 Ontario Inc. (BNR Owen Sound) and BNR Equipment, Inc. (BNR Amherst).

  As more fully described in note 15, on January 22, 1998, all of the aforementioned companies were acquired by United Rentals, Inc. in a single common transaction and, accordingly, these financial statements have been prepared on a combined basis.

  Each of the companies rents and sells industrial supplies and power equipment. All significant intercompany accounts and transactions have been eliminated on combination.

  These financial statements are prepared on the basis of their predecessor historical costs and do not include any adjustments that may result on the acquisition of the BNR Group of Companies by United Rentals, Inc. as more fully described in note 15.

 (b) Interim financial statements:

  The accompanying combined balance sheets and statements of stockholders' equity at December 31, 1997 and the combined statements of earnings, stockholders' equity and cash flows for the nine month periods ended December 31, 1996 and 1997 are unaudited and have been prepared on a basis that is consistent with the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 (c) Revenue recognition:

  Revenue related to the sale of industrial supplies and power equipment is recognized at the point of sale. Revenue related to the rental of industrial power equipment is recognized ratably over the contract term. The companies generally rent equipment under short-term agreements of one month or less.

 (d) Inventories:

  Inventories consisting primarily of power tools, industrial supplies and power equipment are valued at the lower of cost (first-in, first-out basis) and net realizable value.

 (e) Foreign currency translation:

  Monetary assets and liabilities of the companies, which are denominated in foreign currencies, are translated into Canadian dollars at exchange rates prevailing at the balance sheet date. Exchange gains and losses resulting from the translation of these amounts are reflected in the combined statement of earnings in the period in which they occur.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


 (f) Rental equipment, fixed assets and depreciation:

  Rental equipment and fixed assets are stated at acquisition cost. Depreciation is provided using the following methods and annual rates:

       ASSET                                                    BASIS       RATE
       -----                                                    -----       ----
   Rental equipment...................................... Declining balance  15%
   Buildings............................................. Declining balance   5%
   Office and shop equipment............................. Declining balance  20%
   Signs................................................. Declining balance  20%
   Vehicles.............................................. Declining balance  20%
   Parking lot........................................... Declining balance   8%
   Leasehold improvements................................     Straight-line  20%

 (g) Deferred income taxes:

  The companies account for income taxes on the deferred tax allocation method. Under this method, timing differences between reported and taxable income result in provisions for taxes not currently payable. Such timing differences arise principally as a result of claiming depreciation and other amounts for tax purposes at amounts differing from those charged to income.

 (h) Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. TRADE ACCOUNTS RECEIVABLE:

  Trade accounts receivable are net of allowances for doubtful accounts of $nil at March 31, 1996, $68,966 at March 31, 1997 and $215,591 at December 31,
1997.

3. RENTAL EQUIPMENT:

                                             MARCH 31,   MARCH 31,  DECEMBER 31,
                                               1996        1997         1997
                                            ----------- ----------- ------------
                                                                    (UNAUDITED)
   Rental equipment........................ $18,335,170 $22,133,208 $26,466,262
   Less accumulated depreciation...........   9,666,561  11,539,661  13,255,162
                                            ----------- ----------- -----------
                                            $ 8,668,609 $10,593,547 $13,211,100
                                            =========== =========== ===========

                             BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

4. FIXED ASSETS:

                                              MARCH 31,  MARCH 31,  DECEMBER 31,
                                                 1996       1997        1997
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
   Land.....................................  $  201,600 $  201,600  $  201,600
   Buildings................................     617,977    617,977     623,066
   Office and shop equipment................     319,208    337,252     363,774
   Signs....................................      17,426     19,163      23,884
   Vehicles.................................      53,020     53,020     388,361
   Parking lot..............................         --       7,560      26,448
   Leasehold improvements...................     145,646    181,176     251,962
                                              ---------- ----------  ----------
                                               1,354,877  1,417,748   1,879,095
   Less accumulated depreciation and amorti-
    zation..................................     623,013    701,367     824,613
                                              ---------- ----------  ----------
                                              $  731,864 $  716,381  $1,054,482
                                              ========== ==========  ==========

5. BANK INDEBTEDNESS AND SHORT-TERM BORROWINGS:

  Bank indebtedness and short-term borrowings bear interest rates between prime plus .50% to prime plus .75% and are secured by a general assignment of book debts, security agreement over all inventories, first collateral mortgages and demand debenture over land and buildings, a fixed charge and a chattel mortgage over certain equipment and an assignment of fire insurance over buildings and equipment.

6. LONG-TERM DEBT:

                                            MARCH 31,  MARCH 31,  DECEMBER 31,
                                               1996       1997        1997
                                            ---------- ---------- ------------
                                                                  (UNAUDITED)
   Bank loans, various term loans with
    combined monthly payments of $123,078
    (as at December 31, 1997) including
    interest ranging from prime plus 1% to
    prime plus 1.75% due from 1998 through
    2001. Collateralized by certain
    equipment and fixed assets............  $1,662,704 $2,406,572 $2,021,641
   Lien notes, various notes with combined
    monthly payments of $300,956 (as at
    December 31, 1997) including interest
    ranging from prime plus 1.25% to prime
    plus 2%, due from 1998 through 2001.
    Collateralized by specific equipment
    ......................................   2,136,540  3,288,692   5,062,094
   Other notes, various notes with
    combined monthly payments of $26,106
    (as at December 31, 1997) including
    interest ranging from 2.9% to 10%, due
    from 1998 through 2000. Collateralized
    by specific equipment and vehicles....      70,249    163,214     519,041
                                            ---------- ----------  ----------
                                             3,869,493  5,858,478   7,602,776
   Current portion of long-term debt......   1,618,749  2,390,758   3,233,715
                                            ---------- ----------  ----------
                                            $2,250,744 $3,467,720  $4,369,061
                                            ========== ==========  ==========

                             BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


6. LONG-TERM DEBT (CONTINUED):

  Annual principal payments over each of the next four years are as follows:

                               MARCH 31,  DECEMBER 31,
                                 1997         1997
                              ----------- ------------
                                          (UNAUDITED)
             1998............ $ 2,390,758 $ 3,233,715
             1999............   1,878,097   2,696,223
             2000............   1,280,955   1,448,045
             2001............     308,668     224,793
                              ----------- -----------
                              $ 5,858,478 $ 7,602,776
                              =========== ===========

7. REDEEMABLE SHARES:

                           MARCH 31,         MARCH 31,       DECEMBER 31,
                             1996              1997              1997
                       ----------------- ----------------- ----------------- -------
                                                              (UNAUDITED)
                          #        $        #        $        #        $
                       ------- --------- ------- --------- ------- ---------
BNR EQUIPMENT LIMITED (BNR
 KITCHENER)
Authorized:
 Unlimited number of
  Class A special
  shares, non-voting,
  redeemable
 Unlimited number of
  Class B special
  shares, non-voting,
  redeemable
Issued:
 Class B special
  shares.............. 875,975   875,975 765,975   765,975 765,975   765,975
754643 ONTARIO LIMITED (BNR
 OTTAWA)
Authorized:
 Unlimited number of
  special shares, non-
  voting, redeemable
Issued:
 Special shares....... 159,000   159,000 159,000   159,000 159,000   159,000
650310 ONTARIO LIMITED (BNR
 BARRIE)
Authorized:
 Unlimited number of
  Class C special
  shares, non-voting,
  redeemable
  Unlimited number of
  Class D special
  shares, non-voting,
  redeemable
Issued:
 Class C special
  shares..............   1,000 2,315,000   1,000 2,315,000   1,000 2,315,000
 Class D special
  shares.............. 185,000   185,000 185,000   185,000 185,000   185,000
766903 ONTARIO INC. (BNR OWEN
 SOUND)
 Authorized:
 Unlimited number of
  Class C special
  shares, non-voting,
  redeemable
Issued:
 Class C special
  shares..............   1,000 1,000,000   1,000 1,000,000   1,000 1,000,000
                               ---------         ---------         ---------
                               4,534,975         4,424,975         4,424,975
                               =========         =========         =========

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

7. REDEEMABLE SHARES (CONTINUED)

  (a) Certain of the BNR Group of Companies have issued special shares, Class B special shares and Class D special shares which are redeemable at the holders option at $1 per share. Under Canadian generally accepted accounting principles, these shares are presented as liabilities in the combined financial statements at their redemption amounts.

  (b) Certain of the BNR Group of Companies have issued Class C special shares which are redeemable at the holders option at a fixed amount which is in excess of their stated capital amounts. Under Canadian generally accepted accounting principles, these Class C special shares are presented as liabilities in the combined financial statements at their redemption amounts. The excess of their redemption amounts over their paid-up capital amounts of $3,314,990 has been charged to retained earnings.

  (c) The special shares, Class B special shares, Class C special shares and Class D special shares have no fixed redemption date and are redeemable at the option of the holder. Dividends on these shares are discretionary. In the event of liquidation, dissolution, or wind up of the companies, holders of these shares are entitled to receive, in priority to all other classes, an amount equal to the redemption amount plus any declared and unpaid dividends.

  (d) Between May 8, 1995 and January 18, 1996, BNR Equipment Limited (BNR Kitchener) redeemed 229,725 Class B special shares for $229,725.

  Between April 18, 1996 and July 15, 1996, BNR Equipment Limited (BNR Kitchener) redeemed 110,000 Class B special shares for $110,000.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


8. SHARE CAPITAL:

                                   MARCH 31,    MARCH 31,   DECEMBER 31,
                                      1996         1997         1997
                                  ------------ ------------ ------------ -------
                                                            (UNAUDITED)
                                    #     $      #     $      #     $
                                  ----- ------ ----- ------ ----- ------
BNR EQUIPMENT LIMITED (BNR
 KITCHENER)
Authorized:
  Unlimited number of common
   shares
Issued:
  Common shares.................  6,000 13,693 6,000 13,693 6,000 13,693
754643 ONTARIO LIMITED (BNR OT-
 TAWA)
Authorized:
  Unlimited number of common
   shares
Issued:
  Common shares.................    100    100   100    100   100    100
650310 ONTARIO LIMITED (BNR
 BARRIE)
Authorized:
  Unlimited number of Class A
   common shares................
  Unlimited number of Class B
   convertible common shares....
Issued:
  Class B convertible common
   shares.......................    600      1   600      1   600      1
766903 ONTARIO INC. (BNR OWEN
 SOUND)
Authorized:
  Unlimited number of Class A
   common shares................
  Unlimited number of Class B
   convertible common shares....
Issued:
  Class B convertible common
   shares.......................  1,000      5 1,000      5 1,000      5
BNR EQUIPMENT INC. (BNR AMHERST)
Authorized:
  Unlimited number of common
   shares
Issued:
  Common shares.................    100 69,520   100 69,520   100 69,520
                                        ------       ------       ------
                                        83,319       83,319       83,319
                                        ======       ======       ======

  The Class B convertible common shares are convertible into an equivalent number of Class A common shares for no additional consideration.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


9. INCOME TAXES:

  The effective income tax rate differs from the statutory rate that would be obtained by applying the combined basic federal, state and provincial tax rate to earnings before income taxes. These differences result from the following items:

                                  MARCH 31, MARCH 31, DECEMBER 31, DECEMBER 31,
                                    1996      1997        1996         1997
                                  --------- --------- ------------ ------------
                                                      (UNAUDITED)  (UNAUDITED)
   Combined basic federal, state
    and provincial tax rate.....     44.6%    44.6%       44.6%        44.6%
   Increase (decrease) in income
    tax rate resulting from:
   Tax reductions to certain
    private companies...........    (12.0)    (9.9)      (11.3)       (10.0)
   Other permanent differences..     (2.2)    (1.9)        (.6)          .5
                                    -----     ----       -----        -----
   Effective income tax rate....     30.4%    32.8%       32.7%        35.1%
                                    =====     ====       =====        =====

10. COMMITMENTS:

  The companies are committed to payments under operating leases for equipment, vehicles and buildings. Annual payments over each of the next five years are as follows:

                               MARCH 31,  DECEMBER 31,
                                  1997        1997
                               ---------- ------------
                                          (UNAUDITED)
             1998............  $  789,000  $  620,000
             1999............     446,000     522,000
             2000............     275,000     361,000
             2001............     122,000     238,000
             2002............      54,000     148,000
                               ----------  ----------
                               $1,686,000  $1,889,000
                               ==========  ==========

11. FINANCIAL INSTRUMENTS:

  The carrying value of the companies' trade accounts receivable, bank indebtedness, accounts payable, accrued liabilities, short-term borrowings and redeemable shares approximate their fair values due to their demand nature or relatively short periods to maturity.

  The fair value of the companies' long-term debt have been determined to be equal to their carrying values, as the current financing arrangements represent the borrowing rate presently available to the companies for loans with similar terms and maturities.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


12. RELATED PARTY TRANSACTIONS:

  (a) The companies rent certain premises from officers and stockholders of the companies.

  The following are the amounts that have been expensed in each of the periods:

             March 31, 1997.................. $202,081
             December 31, 1997 (unaudited)...  164,498

  (b) Included in note 10 are operating lease commitments with a company controlled by certain stockholders:

  The following are the amounts that have been expensed in each of the periods:

             March 31, 1997................... $57,523
             December 31, 1997 (unaudited)....  57,391

13. NATURE OF OPERATIONS AND SEGMENT INFORMATION:

  The companies only significant activity is the rental and sale of industrial supplies and power equipment. Geographically segmented information is as follows:

                                    CANADA             UNITED STATES                TOTAL
                                   MARCH 31,             MARCH 31,                MARCH 31,
                            ----------------------- ---------------------  -----------------------
          YEAR ENDED           1996        1997       1996        1997        1996        1997
   ------------------------ ----------- ----------- ---------  ----------  ----------- -----------
   Revenues................ $21,812,899 $24,746,282 $ 597,161  $2,744,801  $22,410,060 $27,491,083
   Operating earnings
    (loss).................   1,922,641   1,996,754  (158,234)     (3,670)   1,764,407   1,993,084
   Identifiable net
    assets.................   1,307,530   1,821,554   208,875     569,394    1,516,405   2,390,948

                                            CANADA    UNITED STATES    TOTAL
                                         DECEMBER 31, DECEMBER 31,  DECEMBER 31,
                                         ------------ ------------- ------------
             NINE MONTHS ENDED               1997         1997          1997
   ------------------------------------- ------------ ------------- ------------
                                         (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
   Revenues............................. $24,447,526   $3,628,169   $28,075,695
   Operating earnings...................   3,137,274      361,202     3,498,476
   Identifiable net assets..............   3,251,422    1,069,005     4,320,427

14. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

  The companies follow Canadian generally accepted accounting principles which are different in some respects from those applicable in the United States.

  (a) Since redemption of the shares described in note 7 is outside the control of the companies, the shares are classified as liabilities under Canadian GAAP. For U.S. GAAP purposes, such redeemable shares can be classified outside stockholders' equity and below liabilities. This classification difference has no impact on net income or stockholders' equity for U.S. GAAP purposes.

  (b) The income tax provision is based on the deferral method and adjustments are generally not made for changes in income tax rates. Under U.S. GAAP, deferred tax liabilities are measured using the enacted tax rate expected to apply to taxable income in the periods in which the deferred tax liability is expected to be settled.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


14. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

  The deferred income tax liability under U.S. GAAP as compared to Canadian GAAP consists of the following temporary differences:

                                                YEAR       YEAR    NINE MONTHS
                                               ENDED      ENDED       ENDED
                                             MARCH 31,  MARCH 31,  DECEMBER 31,
                                                1996       1997        1997
                                             ---------- ---------- ------------
                                                                   (UNAUDITED)
   Rental Equipment and Fixed Assets--
   Tax depreciation in excess of book
    depreciation--
    For U.S. GAAP........................... $1,257,257 $1,518,790  $1,833,228
    For Canadian GAAP.......................    681,518    975,570   1,385,392

  (c) The following table presents a reconciliation of net earnings from Canadian GAAP to U.S. GAAP:

                                     YEAR       YEAR    NINE MONTHS  NINE MONTHS
                                     ENDED      ENDED      ENDED        ENDED
                                   MARCH 31,  MARCH 31, DECEMBER 31, DECEMBER 31,
                                     1996       1997        1996         1997
                                   ---------  --------- ------------ ------------
                                                        (UNAUDITED)  (UNAUDITED)
   Net earnings under Canadian
    GAAP.........................  $835,188   $874,543   $1,581,594   $1,933,979
   Income tax adjustment under
    the asset and liability
    method.......................   (66,853)    32,519       56,922       95,384
                                   --------   --------   ----------   ----------
   Net earnings under U.S. GAAP..  $768,335   $907,062   $1,638,516   $2,029,363
                                   ========   ========   ==========   ==========

  (d) The following table presents stockholders' equity under U.S. GAAP:

                                              YEAR        YEAR     NINE MONTHS
                                             ENDED       ENDED        ENDED
                                           MARCH 31,   MARCH 31,   DECEMBER 31,
                                              1996        1997         1997
                                           ----------  ----------  ------------
                                                                   (UNAUDITED)
   Stockholders' equity under Canadian
    GAAP.................................. $1,516,405  $2,390,948   $4,320,427
   Income tax adjustment under the asset
    and liability method..................   (575,739)   (543,220)    (447,836)
   Stockholders' equity under U.S. GAAP...    940,666   1,847,728    3,872,591

15. SUBSEQUENT EVENT:

  On January 22, 1998, all of the outstanding capital stock was acquired by United Rentals, Inc. All of the shares described in note 7 and all of the shares described in note 8, except for the shares of the U.S. company BNR Equipment, Inc. (BNR Amherst) were cancelled and these Canadian companies of the BNR Group of Companies amalgamated with United Rentals of Canada, Inc. on January 30, 1998. Subsequent to December 31, 1997 and prior to the acquisition by United Rentals, Inc., land and buildings with a carrying value of approximately $500,000 were acquired by certain of the BNR Group of Companies' stockholders for cash of $665,000 which was used by the companies to repay the companies' debt. At the same time, the companies entered into operating lease agreements with the stockholders with respect to these land and buildings.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Industrial Lift, Inc.
Vincentown, New Jersey

  We have audited the accompanying balance sheets of Industrial Lift, Inc. (a New Jersey State Corporation) as of December 31, 1996 and 1997, and the related statements of income, retained earnings and cash flows, for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Industrial Lift, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Schalleur & Surgent, LLC

Devon, Pennsylvania
February 26, 1998, except for
Note J which is as of
July 20, 1998

                             INDUSTRIAL LIFT, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                            DECEMBER 31,
                                      --------------------------   MARCH 31,
                                          1996          1997          1998
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
Current assets:
  Cash............................... $    186,093  $    533,499  $     91,852
  Accounts receivable--trade.........    1,853,061     2,485,668     2,422,607
  Investment in sales--type leases
   (Note D)..........................      390,009       274,181       313,284
  Inventory (Note C).................    1,468,070     2,501,870     3,092,138
  Prepaid expenses...................       45,361        39,289        58,298
                                      ------------  ------------  ------------
      Total current assets...........    3,942,594     5,834,507     5,978,179
                                      ------------  ------------  ------------
Property, plant and equipment: (Note
 A)
  Rental equipment...................   17,660,046    18,533,702    18,328,329
  Land...............................       40,393        40,393        40,393
  Building...........................      650,000       650,000       650,000
  Machinery and equipment............      739,126       748,735       748,735
                                      ------------  ------------  ------------
                                        19,089,565    19,972,830    19,767,457
  Less: accumulated depreciation.....  (11,049,573)  (11,879,828)  (11,883,961)
                                      ------------  ------------  ------------
    Net property, plant and equip-
     ment............................    8,039,992     8,093,002     7,883,496
                                      ------------  ------------  ------------
Other assets:
  Security deposits..................        4,443         8,412         8,412
  Investment in sales--type leases
   (Note D)..........................    1,823,833     1,282,955     1,465,927
  Notes receivable--officers (Note
   G)................................      455,068       438,319       438,319
                                      ------------  ------------  ------------
      Total other assets.............    2,283,344     1,729,686     1,912,658
                                      ------------  ------------  ------------
      Total assets................... $ 14,265,930  $ 15,657,195  $ 15,774,333
                                      ============  ============  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt
   (Note E).......................... $  3,620,426  $  5,398,778  $  3,471,645
  Accounts payable...................      590,032       352,571       172,331
  Accrued expenses (Note F)..........      136,181       182,362       104,572
  Deposits and credits...............       74,500       335,441       349,993
                                      ------------  ------------  ------------
    Total current liabilities........    4,421,139     6,269,152     4,098,541
Long-term liabilities:
  Long-term debt, net of current por-
   tion (Note E).....................    8,405,283     7,271,718     9,836,815
                                      ------------  ------------  ------------
    Total liabilities................   12,826,422    13,540,870    13,935,356
                                      ------------  ------------  ------------
Stockholders' equity:
  Capital stock, no par value, 1,000
   shares authorized, 200 shares
   issued and outstanding............      220,000       220,000       220,000
  Retained earnings..................    1,219,508     1,896,325     1,618,977
                                      ------------  ------------  ------------
    Total stockholders' equity.......    1,439,508     2,116,325     1,838,977
                                      ------------  ------------  ------------
    Total liabilities & equity....... $ 14,265,930  $ 15,657,195  $ 15,774,333
                                      ============  ============  ============

      See accountant's audit report and notes to the financial statements.

                             INDUSTRIAL LIFT, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                          THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,       MARCH 31,
                                 ----------------------- ---------------------
                                    1996        1997        1997       1998
                                 ----------- ----------- ---------- ----------
                                                              (UNAUDITED)
Income
  Sales, rentals, services, and
   interest on leases........... $15,873,782 $21,502,996 $5,110,685 $4,610,735
Cost of sales
  Beginning inventory...........   1,341,337   1,468,070  1,468,070  2,501,870
  Purchases.....................   5,527,726  11,027,711  1,908,456  2,663,128
  Direct labor..................     826,677     710,655    315,892    313,085
  Cost of used equipment sales..     471,293     900,367    258,416    188,400
  Other costs...................   4,016,301   4,005,126  1,256,381  1,080,651
                                 ----------- ----------- ---------- ----------
    Total goods available for
     sale.......................  12,183,334  18,111,929  5,207,215  6,747,134
    Less: ending inventory......   1,468,070   2,501,870  1,477,705  3,092,138
                                 ----------- ----------- ---------- ----------
    Total cost of sales.........  10,715,264  15,610,059  3,729,510  3,654,996
                                 ----------- ----------- ---------- ----------
Gross profit....................   5,158,518   5,892,937  1,381,175    955,739
Operating expenses..............   5,146,620   5,264,130  1,288,572  1,251,812
                                 ----------- ----------- ---------- ----------
Net income (loss) from                11,898     628,807     92,603   (296,073)
 operations..................... ----------- ----------- ---------- ----------
Other income
  Gain on disposal of non-rental
   assets.......................      24,228      14,861        307     10,975
  Miscellaneous income..........         707       1,219        129      1,069
  Interest income...............      18,909      31,930        280      6,681
                                 ----------- ----------- ---------- ----------
    Total other income..........      43,844      48,010        716     18,725
                                 ----------- ----------- ---------- ----------
Net income (loss)...............      55,742     676,817     93,319   (277,348)
Retained earnings--beginning....   1,163,766   1,219,508  1,219,508  1,896,325
                                 ----------- ----------- ---------- ----------
Retained earnings--ending....... $ 1,219,508 $ 1,896,325 $1,312,827 $1,618,977
                                 =========== =========== ========== ==========


      See accountant's audit report and notes to the financial statements.

                             INDUSTRIAL LIFT, INC.

                            STATEMENTS OF CASH FLOWS

                                      YEAR ENDED          THREE MONTHS ENDED
                                     DECEMBER 31,              MARCH 31,
                                ------------------------  --------------------
                                   1996         1997        1997       1998
                                -----------  -----------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
  Net income (loss)...........  $    55,742  $   676,817  $  93,319  $(277,348)
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Depreciation................    1,717,389    1,639,844    393,123    366,010
  Gain on sale of assets......     (436,420)    (477,760)  (181,111)  (171,595)
(Increase) decrease in:
  Accounts receivable--trade..      136,810     (632,607)  (580,055)    63,061
  Inventory...................     (126,733)  (1,033,800)    (9,635)  (590,268)
  Prepaid expenses............        4,682        6,072     17,489    (19,009)
  Security deposits...........                    (3,969)    (4,013)       --
Increase (decrease) in:
  Accounts payable............      (94,283)    (237,461)  (233,643)  (180,240)
  Accrued expenses............       22,068       46,181    (67,339)   (77,790)
  Deposits and credits........       74,500      260,941    (74,500)    14,552
                                -----------  -----------  ---------  ---------
Net cash provided by (used in)
 operating activities.........    1,353,755      244,258   (646,365)  (872,627)
                                -----------  -----------  ---------  ---------
Cash flows from investing
 activities:
  Capital expenditures--
   property, plant and
   equipment..................   (2,066,163)  (2,153,839)  (130,886)  (346,778)
  Proceeds on sale of
   equipment..................    1,076,908    1,465,872    247,485    361,869
  Investment in sales--type
   leases.....................     (966,008)    (185,545)   (91,209)  (295,984)
  Proceeds received on lease
   payments...................      352,191      315,124     77,967     73,909
                                -----------  -----------  ---------  ---------
Net cash provided by (used in)
 investing activities.........   (1,603,072)    (558,388)   103,357   (206,984)
                                -----------  -----------  ---------  ---------
  Cash flows from financing
   activities:
  Net borrowing/(repayments)
   on note payable............      258,175      644,787    416,317    637,964
  (Advances)/repayments on
   note receivable--officers..       (2,156)      16,749        --         --
                                -----------  -----------  ---------  ---------
Net cash provided by (used in)
 financing activities.........      256,019      661,536    416,317    637,964
                                -----------  -----------  ---------  ---------
Net increase (decrease) in
 cash and cash equivalents....        6,702      347,406   (126,691)  (441,647)
Cash--Beginning of the year...      179,391      186,093    186,093    533,499
                                -----------  -----------  ---------  ---------
Cash--Ending of the year......  $   186,093  $   533,499  $  59,402  $  91,852
                                ===========  ===========  =========  =========
Supplementary disclosure of cash flow
 information:
  Interest paid...............  $ 1,097,114  $ 1,179,133  $ 180,757  $ 346,658
                                ===========  ===========  =========  =========

      See accountant's audit report and notes to the financial statements

                             INDUSTRIAL LIFT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1997
(THE INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

  Industrial Lift, Inc. (the Company) is engaged in selling, rental and leasing of commercial lift equipment. The Company's headquarters are located in Vincentown, New Jersey and also has plant locations in Odenton, Maryland, Newport News, Virginia, and Ashland, Virginia.

INTERIM FINANCIAL STATEMENTS

  The accompanying balance sheet as of March 31, 1998 and the statements of income and retained earnings and cash flows for the three month period ended March 31, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

METHOD OF ACCOUNTING

  The Company maintains its books and records, and files its tax returns on the accrual basis of accounting. The financial statements have been prepared on that basis, in which revenue and gains are recognized when earned and expenses and losses are recognized when incurred.

  Preparation of the financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

INCOME TAXES

  The Company, with the consent of its shareholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, which provides that, in lieu of corporation income taxes, the stockholders are taxed on the Company's taxable income. Therefore, no provision or liability for income taxes is reflected in these financial statements.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Improvements and betterments that materially extend the life of the asset are capitalized. Expenditures for maintenance and repairs that do not add materially to productive capacity or extend the life of an asset are expensed as incurred.

  The Company computes depreciation for financial reporting purposes using the straight line method over the estimated useful lives of the related assets. Both the straight-line and accelerated methods are utilized for tax purposes.

  When non-rental assets are retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss thereon is reflected in the current year as other income.

                             INDUSTRIAL LIFT, INC.

                          DECEMBER 31, 1996 AND 1997
                   (THE INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

NOTE B--CONCENTRATION OF CREDIT RISK

  The Company has concentrated its credit risk for cash by maintaining deposits in banks located within the same geographic region. The maximum loss that would have resulted from that risk totaled $196,567 and $301,682 at December 31, 1996 and 1997, respectively, and $0 as of March 31, 1998 for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by federal insurance.

  The Company provides sales on credit to substantially all of their customers, the majority of which are construction companies. As of December 31, 1996 and 1997, outstanding credit to customers is $1,853,061 and $2,485,668, respectively, and $2,422,607 as of March 31, 1998.

NOTE C--INVENTORIES

  Inventories, which are stated at the lower of cost (first in/first out) or market, consist of the following:

                                                   DECEMBER 31,       MARCH 31,
                                               --------------------- -----------
                                                  1996       1997       1998
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
     New equipment...........................  $  850,650 $1,892,561 $2,548,109
     Used equipment..........................       6,590     22,632     26,461
     Parts, accessories and labor............     610,830    586,677    517,568
                                               ---------- ---------- ----------
       Total.................................  $1,468,070 $2,501,870 $3,092,138
                                               ========== ========== ==========

NOTE D--INVESTMENT IN LEASES

  The Company leasing operations consist of leasing commercial lift equipment under short term and long term rental agreements. Certain of these long term leases fall under the classification as sales-type leases, whereby the lease gives rise to a dealers profit at the inception of the lease. The Company's net investment in sales-type leases consist of:

                                                DECEMBER 31,         MARCH 31,
                                            ----------------------  -----------
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
     Minimum lease payment receivable.....  $1,576,242  $1,034,885  $1,136,081
     Estimated residual value of leased
      property............................     637,600     522,251     643,130
                                            ----------  ----------  ----------
                                             2,213,842   1,557,136   1,779,211
     Less current portion.................    (390,009)   (274,181)   (313,284)
                                            ----------  ----------  ----------
                                            $1,823,833  $1,282,955  $1,465,927
                                            ==========  ==========  ==========

  Future annual minimum lease payments receivable on these leases are:

           1998..................................... $274,181
           1999.....................................  235,026
           2000.....................................  193,609
           2001.....................................  152,611
           2002.....................................   87,532

                             INDUSTRIAL LIFT, INC.

                          DECEMBER 31, 1996 AND 1997
                   (THE INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)
  The Company retains title to the leased equipment. The lessees pay taxes, licenses and insurance costs on the equipment.

SHORT-TERM RENTALS

  The value of future minimum rental payments under operating lease agreements is not determinable. The Company does not maintain the accounting to summarize this information due to the short term nature of the leases and the high volume of which leases are entered.

NOTE E--NOTES PAYABLE

  The Company has entered into various security agreements whereby they finance the equipment they purchased for leasing, rental and resale. The maturity dates vary according to the purchase date of the equipment and range between three to eight years. Equipment financing agreements consist of the following:

                                                 DECEMBER 31,        MARCH 31,
                                            ----------------------- -----------
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
Security agreement with Gehl Company, pay-
 able in monthly installments of interest
 only payments, interest rate averaging
 between 8.0% to 10.0%, secured by inven-
 tory and accounts receivable.............  $   451,355 $   968,098 $ 1,153,018
Security agreement with Associates Commer-
 cial Corporation, payable in monthly in-
 stallments, floating interest rate aver-
 aging between 7.5% to 9.5%, secured by
 inventory, accounts receivable and rights
 to equipment
 financed.................................   10,622,836  10,006,648   9,822,376
Security agreement with CitiCorp, payable
 in monthly installments, interest averag-
 ing between 8.0% to 10.0%, secured by new
 and used inventory and rights to equip-
 ment financed............................      153,428          --          --
Mortgage payable to Associates Commercial
 Corporation payable in monthly install-
 ments of $9,544, interest at 10%, secured
 by property and plant. Effective April 1,
 1998 the payment will be $8,870 as a re-
 sult of a change in the interest rate to
 8.4%.....................................      798,089     761,728     752,058
Security agreement with Grove North Amer-
 ica is payable within 360 days of origi-
 nal invoice date. Interest is calculated
 by Grove North America when the invoice
 is issued based on 360 day repayment
 terms. Interest is calculated at 8.25%,
 secured by inventory.....................          --      934,022   1,581,008
                                            ----------- ----------- -----------
                                             12,025,708  12,670,496  13,308,460
  Less: Current Portion...................    3,620,426   5,398,776   3,471,645
                                            ----------- ----------- -----------
                                            $ 8,405,282 $ 7,271,720 $ 9,836,815
                                            =========== =========== ===========

                             INDUSTRIAL LIFT, INC.

                          DECEMBER 31, 1996 AND 1997
                   (THE INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

  Long-Term Maturities at December 31, 1997 are as follows:

           1999...................................  $2,311,740
           2000...................................   2,282,507
           2001...................................   1,832,837
           2002...................................     308,428
           Thereafter.............................     536,208
                                                    ----------
                                                    $7,271,720
                                                    ==========

NOTE F--PROFIT SHARING CONTRIBUTION PAYABLE

  The Company has a profit sharing plan that provides coverage for all eligible employees who have been employed by the Company for at least six months at the end of the year. Each participant receives a proportionate share of the contribution based on his or her compensation to total compensation. The amount of the employer contributions is determined by the board of directors during the course of the year. Profit sharing contributions for the years ended December 31, 1996 and 1997 was $30,000 and $35,000, respectively, and $8,750 and $10,912 for the three months ended March 31, 1997 and 1998, respectively.

NOTE G--RELATED PARTY TRANSACTIONS

  Included in other assets as of December 31, 1996 and 1997 and March 31, 1998 is $455,068, $438,319 and $438,319 in loans to shareholders including $34,694, $17,946 and $17,946 of accrued interest respectively. The notes have no repayment terms and are accruing interest at 4%. Repayment of $34,694 was made on the loans in 1997.

NOTE H--OPERATING LEASES

  The Company, as lessee, leases certain equipment and plant facilities under operating lease agreements.

  The Company entered into a three year lease agreement in April, 1997 for its facilities located in Odenton, Maryland. This lease calls for monthly rental payments of $4,213 and $4,424 over the next two consecutive years of the lease.

  The Company also rents its facilities located in Newport News, Virginia. The two year lease agreement was entered into in August, 1996. Monthly payments for the next year lease is $3,800 per month.

  The Company has a lease agreement for their Ashland, Virginia facility which began in June, 1997. The monthly lease payments for the 1998-1999 lease year are $1,200 per month.

                             INDUSTRIAL LIFT, INC.

                          DECEMBER 31, 1996 AND 1997
                   (THE INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

  Certain commercial lift equipment rented to customers under the company's leasing operations are leased under the following operating lease agreements:

  . Eighty-four month lease beginning in December, 1997--First two payments at $3,235 per month--Eighty-two payments at $9,185 per month
  . Seventy-two month lease beginning in December, 1997--First two payments at $18,858 per month--Seventy payments at $28,578 per month
  . Seventy-two month lease beginning in November, 1997--First two payments at $5,703 per month--Seventy payments at $18,598 per month

  The company has a lease agreement for their telephone and computer system which began in December, 1997. The agreement is for sixty months at $4,667 per month.

  Future rental payments under these operating leases is as follows:

           1998...................................  $1,094,000
           1999...................................   1,002,460
           2000...................................     857,531
           2001...................................     805,448
           2002...................................     795,580
           Thereafter.............................     751,182
                                                    ----------
                                                    $5,306,201
                                                    ==========

NOTE I--LITIGATION

  In 1996 the Company settled a claim with the State of New Jersey and was assessed $1,700 in sales tax, which it paid.

  During 1995 the Company had been in a personal injury claim based upon theories of negligence, product liability, and willful and wanton disregard. This claim was settled in 1996 at no cost to the Company.

NOTE J--SUBSEQUENT EVENT

  On May 12, 1998, United Rentals, Inc. purchased all of Industrial Lift, Inc.'s issued and outstanding common stock.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Able Equipment Rental, Inc.

  We have audited the combined balance sheet of Able Equipment Rental, Inc. (See Note 1) (the "Companies") as of December 31, 1997 and the related combined statements of income, stockholders' equity and partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Able Equipment Rental, Inc. at December 31, 1997 and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 15, 1998

                          ABLE EQUIPMENT RENTAL, INC.

                            COMBINED BALANCE SHEETS

                                                         DECEMBER    FEBRUARY
                                                         31, 1997    28, 1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
                        ASSETS
Cash................................................... $   489,330  $  273,090
Accounts receivable, net of allowance for doubtful
 accounts of $166,000 and $181,000 in 1997 and 1998,
 respectively..........................................   2,725,794   2,670,554
Unbilled receivables...................................     359,000     395,000
Inventory..............................................     583,013     413,617
Rental equipment, net..................................   9,413,628   9,518,678
Property and equipment, net............................     696,070   1,008,900
Prepaid expenses and other assets......................     145,742     116,589
                                                        ----------- -----------
    Total assets....................................... $14,412,577 $14,396,428
                                                        =========== ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS'
                        CAPITAL
Liabilities:
  Accounts payable, accrued expenses and other
   liabilities......................................... $   989,038 $   784,412
  Debt.................................................   8,120,710   8,395,970
  Stockholder loan.....................................     364,600     364,600
  Deferred rent........................................      18,247      18,247
  Deferred tax liability...............................      86,348     113,735
                                                        ----------- -----------
    Total liabilities..................................   9,578,943   9,676,964
Commitments and contingencies
Stockholders' equity and partners' capital:
 Stockholders' equity:
  Common stock.........................................      17,000      17,000
  Additional paid-in capital...........................     102,978     102,978
  Retained earnings....................................   4,278,962   4,151,355
                                                        ----------- -----------
                                                          4,398,940   4,271,333
 Partners' capital.....................................     434,694     448,131
                                                        ----------- -----------
    Total stockholders' equity and partners' capital...   4,833,634   4,719,464
                                                        ----------- -----------
Total liabilities and stockholders' equity and
 partners' capital..................................... $14,412,577 $14,396,428
                                                        =========== ===========


                            See accompanying notes.

                          ABLE EQUIPMENT RENTAL, INC.

                         COMBINED STATEMENTS OF INCOME


                                                         TWO MONTHS  TWO MONTHS
                                            YEAR ENDED     ENDED       ENDED
                                             DECEMBER   FEBRUARY 28,  FEBRUARY
                                             31, 1997       1997      28, 1998
                                            ----------- ------------ ----------
                                                              (UNAUDITED)
Revenues:
  Equipment rentals........................ $17,081,826  $1,631,226  $2,633,136
  Sales of rental equipment................     365,670         --          --
  Sales of parts, supplies and new
   equipment...............................   1,847,708     503,961     757,212
                                            -----------  ----------  ----------
Total revenues.............................  19,295,204   2,135,187   3,390,348
Cost of revenues:
  Cost of equipment rentals, excluding
   equipment rental depreciation...........   6,944,226   1,005,933   1,306,857
  Depreciation, equipment rentals..........   1,667,366     201,010     302,678
  Cost of rental equipment sales...........     293,238         --          --
  Cost of parts, supplies and new equipment
   sales...................................   1,518,807     239,576     272,657
                                            -----------  ----------  ----------
Total cost of revenues.....................  10,423,637   1,446,519   1,882,192
                                            -----------  ----------  ----------
Gross profit...............................   8,871,567     688,668   1,508,156
Selling, general and administrative
 expenses..................................   6,438,632     627,098   1,241,182
Non-rental depreciation....................     172,489      14,440      27,130
                                            -----------  ----------  ----------
Operating income...........................   2,260,446      47,130     239,844
Interest expense...........................     591,701      42,099     113,995
                                            -----------  ----------  ----------
Income before provision for income taxes...   1,668,745       5,031     125,849
Provision for income taxes.................      61,235      19,436      36,269
                                            -----------  ----------  ----------
Net income (loss).......................... $ 1,607,510  $  (14,405) $   89,580
                                            ===========  ==========  ==========


                            See accompanying notes.

                          ABLE EQUIPMENT RENTAL, INC.

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                                COMMON STOCK  ADDITIONAL
                               --------------  PAID-IN    RETAINED   PARTNERS'
                               SHARES AMOUNT   CAPITAL    EARNINGS    CAPITAL
                               ------ ------- ---------- ----------  ---------
Balance at January 1, 1997.... 1,700  $17,000  $102,978  $3,290,014  $ 483,975
  Capital contributions.......                                  --       6,000
  Stockholders and capital
   distributions..............                             (322,246)  (351,597)
  Net income..................                            1,311,194    296,316
                               -----  -------  --------  ----------  ---------
Balance at December 31, 1997.. 1,700  $17,000  $102,978  $4,278,962  $ 434,694
  Stockholders distributions
   (unaudited)................                             (203,750)       --
  Net income (unaudited)......                               76,143     13,437
                               -----  -------  --------  ----------  ---------
Balance at February 28, 1998
 (unaudited).................. 1,700  $17,000  $102,978  $4,151,355  $ 448,131
                               =====  =======  ========  ==========  =========




                            See accompanying notes.

                          ABLE EQUIPMENT RENTAL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                           TWO MONTHS ENDED
                                             YEAR ENDED      FEBRUARY 28,
                                            DECEMBER 31,  --------------------
                                                1997        1997       1998
                                            ------------  ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).........................  $ 1,607,510   $ (14,405) $  89,580
Adjustments to reconcile net income (loss)
 to net cash provided by operating
 activities:
  Depreciation............................    1,839,855     215,450    329,808
  Gain on sale of property and equipment..      (72,432)     (6,556)      (559)
  Deferred tax liability..................       26,340      19,436     27,387
  Changes in assets and liabilities:
    (Increase) Decrease in accounts
     receivable...........................     (956,085)     57,264     55,240
    Increase in unbilled receivables......     (142,000)    (23,000)   (36,000)
    Increase (Decrease) in inventory......     (346,085)    102,170    169,396
    Decrease (Increase) in prepaid
     expenses and other assets............        5,467     (62,149)    29,153
    Increase (Decrease) in accounts
     payable, accrued expenses and other
     liabilities..........................      724,666     (29,375)  (204,627)
    Increase in deferred rent.............       18,247         --         --
                                            -----------   ---------  ---------
      Cash provided by operating
       activities.........................    2,705,483     258,835    459,378
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment..............   (5,395,221)   (399,294)  (407,728)
Proceeds from sale of rental equipment....      365,670      22,249        613
Purchases of property and equipment.......     (468,927)    (54,417)  (340,014)
                                            -----------   ---------  ---------
      Cash used in investing activities...   (5,498,478)   (431,462)  (747,129)
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions.....................        6,000         --         --
Stockholders and capital distributions....     (673,843)        --    (203,750)
Principal payments on debt................   (2,495,519)   (343,900)  (311,207)
Borrowings under credit facility..........    6,116,144     346,667    586,468
                                            -----------   ---------  ---------
      Cash provided by financing
       activities.........................    2,952,782       2,767     71,511
                                            -----------   ---------  ---------
Increase (Decrease) in cash...............      159,787    (169,860)  (216,240)
Cash balance at beginning of period.......      329,543     329,543    489,330
                                            -----------   ---------  ---------
      Cash balance at end of period.......  $   489,330   $ 159,683  $ 273,090
                                            ===========   =========  =========

                            See accompanying notes.

                          ABLE EQUIPMENT RENTAL, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
(THE INFORMATION AS OF FEBRUARY 28, 1998 AND FOR THE TWO MONTHS ENDED FEBRUARY
                        28, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The combined financial statements of Able Equipment Rental, Inc. include the accounts of the following entities: Rental Equipment, Inc.; Butler & Son, Inc.; Butler & Derbyshire, Inc.; Butler & O'Connor; Butler & Butler; Butler, Rollins & Butler; Butler, Schlerf & Butler; Butler, Westbrook & Butler; Butler, Binder & Butler; Butler, Cook & Butler; Butler, Henkle & Butler; Butler, McKenney & Butler; Butler, Breitenstein & Butler; Butler, Escalante & Butler; and Butler, Paeper & Butler (collectively the "Companies"). The Companies are affiliated through common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

  These combined financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Companies by United Rentals, Inc. ("United") as more fully described in Note 10.

 Business Activity

  The Companies rent, sell and repair construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Companies have six locations and their principal market area is Southern California. The nature of the Companies' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

  On March 29, 1997 Rental Equipment, Inc. acquired for $1,500,000 a substantial amount of rental equipment and fixed assets from Sam's-U-Rent, Inc. and assumed all operations. The Company utilized the funds available under its line of credit to finance the purchase. The acquisition has been accounted for as a purchase and, accordingly, at such date the Company recorded the assets acquired at their estimated fair values.

 Interim Financial Statements

  The accompanying combined balance sheet at February 28, 1998 and the combined statements of income, stockholders' equity and partners' capital and cash flows for the two-month periods ended February 28, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Inventory

  Inventory consists primarily of general replacement parts, fuel and equipment held for resale and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated seven-year useful life with no salvage value.

                          ABLE EQUIPMENT RENTAL, INC.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of rental equipment and cost of sales of rental equipment, respectively, in the combined statement of income.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over an estimated useful life of seven years. Leasehold improvements are amortized using the straight-line method over the estimated lives of the leasehold improvement or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $144,000, $17,000 and $24,000 in the year ended December 31, 1997 and in the two months ended February 28, 1997 and 1998, respectively.

 Income Taxes

  Rental Equipment, Inc. and Butler & Son, Inc. have elected, by unanimous consent of their shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for both federal and state purposes. Under those provisions, the Companies do not pay federal or state income taxes; instead, the shareholders are liable for individual income taxes on their profits.

  Butler & Derbyshire, Inc., a C Corporation for federal tax purposes, applied an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the combined financial statements. Deferred tax balances are determined by using tax rates to be in effect when the taxes will actually be paid or refunds received.

  All the other entities included in these combined financial statements are partnerships. No provision has been made in the accompanying financial statements for any federal, state, or local income taxes since they are the liability of the individual partners.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          ABLE EQUIPMENT RENTAL, INC.

2. CONCENTRATIONS OF CREDIT RISK

  The Companies maintain cash balances with a quality financial institution and consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Companies' customer base and their credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

                                                       DECEMBER 31, FEBRUARY 28,
                                                           1997         1998
                                                       ------------ ------------
                                                                    (UNAUDITED)
   Rental equipment................................... $16,709,153  $17,116,881
   Less accumulated depreciation......................   7,295,525    7,598,203
                                                       -----------  -----------
   Rental equipment, net.............................. $ 9,413,628  $ 9,518,678
                                                       ===========  ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                       DECEMBER 31, FEBRUARY 28,
                                                           1997         1998
                                                       ------------ ------------
                                                                    (UNAUDITED)
   Transportation equipment...........................  $  901,400   $1,228,870
   Furniture and fixtures.............................     321,638      330,289
   Leasehold improvements.............................     259,854      259,854
                                                        ----------   ----------
                                                         1,482,892    1,819,013
   Less accumulated depreciation......................     786,822      810,113
                                                        ----------   ----------
     Total............................................  $  696,070   $1,008,900
                                                        ==========   ==========

5. DEBT AND STOCKHOLDER LOAN

  Debt and stockholder loan consists of the following:

                                                      DECEMBER 31, FEBRUARY 28,
                                                          1997         1998
                                                      ------------ ------------
                                                                   (UNAUDITED)
   Sanwa Bank--Various lines of credit with combined
    monthly payments of $122,452 and $163,958, in
    1997 and 1998 respectively including interest
    from 8.1% to 9.5%...............................   $8,120,710   $8,395,970
   Stockholder Loan--No set principal payments. Loan
    is due on December 13, 1999. The loan accrues
    interest at a rate of 10% per year. ............      364,600      364,600
                                                       ----------   ----------
                                                       $8,485,310   $8,760,570
                                                       ==========   ==========

  Substantially all rental equipment collateralized the above bank notes. All debt was paid off in connection with the acquisition discussed in Note 10.

                          ABLE EQUIPMENT RENTAL, INC.

6. INCOME TAXES

  The provision for income taxes consists of the following:

                                                                   TWO MONTHS
                                                                      ENDED
                                                     YEAR ENDED   FEBRUARY 28,
                                                    DECEMBER 31, ---------------
                                                        1997      1997    1998
                                                    ------------ ------- -------
                                                                   (UNAUDITED)
   Current:
     Federal.......................................   $20,009    $   --  $ 7,023
     State.........................................    14,886        --    1,859
                                                      -------    ------- -------
                                                       34,895        --    8,882
   Deferred:
     Federal.......................................       --         --
     State.........................................    26,340     19,436  27,387
                                                      -------    ------- -------
                                                       26,340     19,436  27,387
                                                      -------    ------- -------
                                                      $61,235    $19,436 $36,269
                                                      =======    ======= =======

  Significant components of the Companies deferred tax liability are as follows:

                                                       DECEMBER 31, FEBRUARY 28,
                                                           1997         1998
                                                       ------------ ------------
                                                                    (UNAUDITED)
   Difference in basis of accounting..................   $34,375      $ 54,566
   Cumulative tax depreciation in excess of book......    51,973        59,169
                                                         -------      --------
   Deferred tax liability.............................   $86,348      $113,735
                                                         =======      ========

7. OPERATING LEASES

  The Companies lease six store locations on long-term leases. The Companies are responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. These leases have various terms and extend through May 2007 and include scheduled base rent increases over the term of the leases. The total amount of the base rent payments is being charged to expense on the straight-line method over the terms of the leases. The Companies recorded a liability for deferred rent to reflect the excess of rent expense over cash payments which is included in the accompanying combined balance sheet.

  Total rent expense for the year ended December 31, 1997 and for the two months ended February 28, 1997 and 1998 was approximately $846,000, $66,000 and $182,000, respectively.

  At December 31, 1997, minimum lease commitments under all operating leases, with initial or remaining lease terms of more than one year, are as follows:

        1998......................................................... $  918,000
        1999.........................................................    851,000
        2000.........................................................    810,000
        2001.........................................................    810,000
        2002.........................................................    810,000
        Thereafter...................................................  3,230,000
                                                                      ----------
          Total...................................................... $7,429,000
                                                                      ==========

                          ABLE EQUIPMENT RENTAL, INC.

8. COMMON STOCK

  The common stock of the Companies at December 31, 1997 and February 28, 1998 (unaudited) is summarized as follows:

                                                         SHARES
                                                 ----------------------
                                                            ISSUED AND
                                       PAR VALUE AUTHORIZED OUTSTANDING AMOUNT
                                       --------- ---------- ----------- -------
   Rental Equipment, Inc. ............     $10     7,500         500    $ 5,000
   Butler & Son, Inc. ................  no par     5,000         200      2,000
   Butler & Derbyshire, Inc...........  no par     5,000       1,000     10,000
                                                               -----    -------
                                                               1,700    $17,000
                                                               =====    =======

9. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 and for the two months ended February 28, 1997 and 1998, total interest paid was $554,701, $48,666 and $114,822, respectively.

  For the year ended December 31, 1997 and for the two months ended February 28, 1997 and 1998, total income taxes paid was $9,000, $0 and $0, respectively

10. SUBSEQUENT EVENT

  On March 23, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of Rental Equipment Inc., Butler & Son, Inc. and Butler & Derbyshire, Inc. as well as the net assets of the partnerships included herein.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Valley Rentals, Inc.

  We have audited the combined balance sheet of Valley Rentals, Inc. (see Note
1) (the "Companies") as of December 31, 1997 and the related combined statements of income, stockholders' equity and partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Valley Rentals, Inc. at December 31, 1997, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 20, 1998, except for Note 10,
as to which the date is April 22,
1998

                              VALLEY RENTALS, INC.

                            COMBINED BALANCE SHEETS

                                                      DECEMBER 31,   MARCH 31,
                                                          1997         1998
                                                      ------------  -----------
                                                                    (UNAUDITED)
                       ASSETS
Cash................................................. $   663,540   $    86,842
Accounts receivable, net of allowance for doubtful
 accounts of $117,275................................   2,116,829     1,955,545
Inventory............................................     169,514       171,114
Rental equipment, net................................   9,696,900     9,846,963
Property and equipment, net..........................   1,791,348     1,763,087
Prepaid expenses and other assets....................      94,146        50,945
                                                      -----------   -----------
    Total assets..................................... $14,532,277   $13,874,496
                                                      ===========   ===========
          LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
Liabilities:
  Accounts payable, accrued expenses and other
   liabilities....................................... $ 1,684,216   $ 1,436,169
  Stockholder loan...................................     137,385       103,675
  Debt...............................................   1,109,707     1,432,271
                                                      -----------   -----------
    Total liabilities................................   2,931,308     2,972,115
Commitments and contingencies
Stockholders' equity and partners' capital:
 Stockholders' equity:
  Common stock, Valley Rentals, Inc., no par value,
   10,000 shares authorized,
   3,633 shares issued and outstanding...............      58,650        58,650
  Additional paid-in capital.........................   1,854,431     1,854,431
  Retained earnings..................................   9,691,223     8,992,635
 Partners' capital (deficit)--Valley Equipment
  Leasing, LLC ......................................      (3,335)       (3,335)
                                                      -----------   -----------
    Total stockholders' equity and partners' capital.  11,600,969    10,902,381
                                                      -----------   -----------
    Total liabilities and stockholders' equity and
     partners' capital............................... $14,532,277   $13,874,496
                                                      ===========   ===========


                            See accompanying notes.

                              VALLEY RENTALS, INC.

                         COMBINED STATEMENTS OF INCOME

                                                          THREE MONTHS ENDED
                                            YEAR ENDED         MARCH 31,
                                           DECEMBER 31,  ----------------------
                                               1997         1997        1998
                                           ------------  ----------  ----------
                                                              (UNAUDITED)
Revenues:
  Equipment rentals....................... $12,998,863   $2,984,396  $2,835,547
  Sales of rental equipment...............     663,776      201,797     351,103
  Sales of parts, supplies and new
   equipment..............................   1,965,431      203,804     226,372
                                           -----------   ----------  ----------
    Total revenues........................  15,628,070    3,389,997   3,413,022
Cost of revenues:
  Cost of equipment rentals, excluding
   equipment rental depreciation..........   3,809,895      834,400   1,051,236
  Depreciation, equipment rentals.........   3,475,710      758,568     783,393
  Cost of rental equipment sales..........     336,664      186,153     170,128
  Cost of parts, supplies and new
   equipment sales........................   1,001,695      138,994     159,831
                                           -----------   ----------  ----------
    Total cost of revenues................   8,623,964    1,918,115   2,164,588
                                           -----------   ----------  ----------
    Gross profit..........................   7,004,106    1,471,882   1,248,434
Selling, general and administrative
 expenses.................................   4,725,084    1,159,283   1,226,219
Non-rental depreciation...................     304,895       69,072      91,525
                                           -----------   ----------  ----------
    Operating income (loss)...............   1,974,127      243,527     (69,310)
Interest expense..........................     159,488       23,739      12,321
Interest (income).........................     (61,651)     (15,784)    (19,445)
Other (income), net.......................     (37,427)       7,053       9,785
                                           -----------   ----------  ----------
    Net income (loss)..................... $ 1,913,717   $  228,519  $  (71,971)
                                           ===========   ==========  ==========


                            See accompanying notes.

                              VALLEY RENTALS, INC.

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                                 COMMON STOCK  ADDITIONAL              PARTNERS'
                                --------------  PAID-IN    RETAINED     CAPITAL
                                SHARES AMOUNT   CAPITAL    EARNINGS    (DEFICIT)
                                ------ ------- ---------- -----------  ---------
Balance at January 1, 1997....  3,633  $58,650 $1,854,431 $ 8,819,142  $(10,877)
  Net income..................                              1,906,175     7,542
  Stockholder distributions...                             (1,034,094)
                                -----  ------- ---------- -----------  --------
Balance at December 31, 1997..  3,633   58,650  1,854,431   9,691,223    (3,335)
  Net loss (Unaudited)........                                (71,971)
  Stockholder distributions
   (Unaudited)................                               (626,617)
                                -----  ------- ---------- -----------  --------
Balance at March 31, 1998 (Un-
 audited).....................  3,633  $58,650 $1,854,431 $ 8,992,635  $ (3,335)
                                =====  ======= ========== ===========  ========




                            See accompanying notes.

                              VALLEY RENTALS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS


                                                         THREE MONTHS ENDED
                                          YEAR ENDED         MARCH 31,
                                         DECEMBER 31,  -----------------------
                                             1997         1997        1998
                                         ------------  ----------  -----------
                                                            (UNAUDITED)
Cash flows from operating activities
Net income (loss)......................  $ 1,913,717   $  228,519  $   (71,971)
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation.........................    3,780,605      827,640      874,918
  Gain on rental equipment sales.......     (327,112)     (15,644)    (180,975)
  Changes in assets and liabilities:
   (Increase) decrease in accounts re-
    ceivable...........................     (245,964)     (72,829)     161,284
   Decrease (increase) in inventory....        1,557       (2,500)      (1,600)
   (Increase) decrease in prepaid ex-
    penses and other assets............      (27,197)      34,521       43,201
   Decrease in accounts payable,
    accrued expenses and other
    liabilities........................      (26,197)    (358,397)    (248,047)
                                         -----------   ----------  -----------
Cash provided by operating activities..    5,069,409      641,310      576,810
Cash flows from investing activities
Purchase of rental equipment...........   (3,479,228)    (287,751)  (1,006,687)
Proceeds from sale of rental equipment.      663,776      201,797      351,103
Purchases of property and equipment....     (364,461)    (127,632)     (63,264)
                                         -----------   ----------  -----------
Cash used in investing activities......   (3,179,913)    (213,586)    (718,848)
Cash flows from financing activities
Stockholder distribution...............   (1,034,094)  (1,471,458)    (626,617)
Principal payments on debt.............   (2,706,431)    (178,032)    (253,043)
Borrowings under credit facilities.....    2,193,000    1,000,000      445,000
                                         -----------   ----------  -----------
Cash used in financing activities......   (1,547,525)    (649,490)    (434,660)
                                         -----------   ----------  -----------
Increase (decrease) in cash............      341,971     (221,766)    (576,698)
Cash balance at beginning of period....      321,569      321,569      663,540
                                         -----------   ----------  -----------
Cash balance at end of period..........  $   663,540   $   99,803  $    86,842
                                         ===========   ==========  ===========


                            See accompanying notes.

                             VALLEY RENTALS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                         YEAR ENDED DECEMBER 31, 1997
(THE INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The combined financial statements of Valley Rentals, Inc. include the accounts of Valley Rentals, Inc. ("Valley") and Valley Equipment Leasing, LLC ("Valley Equipment") (collectively the "Companies"). The Companies are affiliated through common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

  These combined financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Companies by United Rentals, Inc. ("United") as more fully described in Note 10.

BUSINESS ACTIVITIES

  The Companies rent, sell and repair construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Companies have three locations (Longview, Vancouver and Turnwater) and the principal market area is Washington State. The nature of the Companies' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

INTERIM FINANCIAL STATEMENTS

  The accompanying combined balance sheet at March 31, 1998 and the combined statements of income, stockholders' equity and partners' capital and cash flows for the three-month periods ended March 31, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

INVENTORY

  Inventories consists primarily of equipment, general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Rental equipment costing less than $1,500 is immediately expensed at the date of purchase. Depreciation for rental equipment is computed using the straight-line method over an estimated five to seven-year useful life with no salvage value. Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of rental equipment and cost of sales of rental equipment, respectively, in the combined statement of income.

                             VALLEY RENTALS, INC.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. The Company capitalizes all property and equipment purchases greater than $1,500. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years with no salvage value. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

RENTAL REVENUE

  Rental revenue is recorded as earned under the operating method.

ADVERTISING COSTS

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to $250,984, $49,386 and $51,026 in the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively.

INCOME TAXES

  Valley has elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal purposes. Under those provisions, Valley does not pay federal income taxes; instead, the shareholders are liable for individual income taxes on Valley's profits. Valley Equipment, an LLC, is not a taxable entity and, therefore, incurs no income tax liability. Any profits and losses of Valley Equipment flow through to the individual members.

ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Companies maintain cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Companies' customer base and their credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
   Rental equipment................................... $22,504,852  $22,858,436
   Less accumulated depreciation......................  12,807,952   13,011,473
                                                       -----------  -----------
   Rental equipment, net.............................. $ 9,696,900  $ 9,846,963
                                                       ===========  ===========

                             VALLEY RENTALS, INC.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Land................................................  $  463,000  $  463,000
   Building and building improvements..................     431,313     431,313
   Transportation equipment............................   1,360,766   1,424,030
   Furniture, fixtures and equipment...................     487,153     487,153
   Leasehold improvements..............................     557,781     557,781
                                                         ----------  ----------
                                                          3,300,013   3,363,277
   Less accumulated depreciation.......................   1,508,665   1,600,190
                                                         ----------  ----------
   Total...............................................  $1,791,348  $1,763,087
                                                         ==========  ==========

5. DEBT

  Debt consists of the following:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Columbia State Bank--Various notes with combined
    monthly payments of $21,148 including interest of
    9%................................................   $  779,050  $  739,337
   Columbia State Bank--Revolving line of credit loan
    of $1,500,000 expiring on June 1, 1998 and bearing
    interest at 0.5% over prime.......................            0     445,000
   John Deere Credit--Various notes with combined
    monthly payments of $31,093 including interest
    from 5.5% to 5.9%.................................      262,918     206,202
   Ingersoll Rand--Various non-interest bearing notes
    with combined monthly payments of $14,253.........       67,739      41,732
                                                         ----------  ----------
                                                         $1,109,707  $1,432,271
                                                         ==========  ==========

  Substantially all assets collateralize the above notes.

  All debt was paid off in connection with the acquisition discussed in Note
10.

6. OPERATING LEASES

  The Companies lease two store locations on long term leases. The Companies are responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. These leases have various terms and extend through December 2001.

  Total rent expense for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 was approximately $136,100, $33,900 and $33,900, respectively.

                             VALLEY RENTALS, INC.

  At December 31, 1997, minimum lease commitments under all operating leases, with initial or remaining lease terms of more than one year, are as follows:

   1998................................................................ $225,452
   1999................................................................  218,252
   2000................................................................  204,300
   2001................................................................   58,710
   2002................................................................        0
                                                                        --------
   Total............................................................... $706,714
                                                                        ========

7. RELATED PARTY TRANSACTIONS

  The Companies lease two of its three operating facilities from the president and a majority stockholder of the Companies on a five year lease basis expiring October 31, 2000 and December 31, 2001. The Companies are responsible for all operating expenses of the facilities including property taxes, assessment, insurance, repairs and maintenance. Total rent expense for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 was approximately $124,800, $31,200 and $31,200, respectively.

  In connection with the acquisition discussed in Note 10, the lease terms have been renegotiated.

  The Companies paid $50,000, $0 and $0 during the year ended December 31, 1997, and the three months ended March 31, 1997 and 1998, respectively, to the members of the board of directors, who are also shareholders.

  The Companies also have a note payable to its majority stockholder totaling $137,385 and $103,675 at December 31, 1997 and March 31, 1998, respectively, bearing interest at 8.75%. No repayment schedule has been established.

  In January and April 1998, the Companies made payments of $627,542 on behalf of its Stockholders to the Internal Revenue Service.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 total interest paid was $159,517, $25,499 and $14,050, respectively.

  During 1997 the Companies purchased $508,830 of equipment which was financed and $72,993 of equipment which was traded in like-kind exchanges. During the three months ended March 31, 1997 and 1998 the Companies purchased $187,737 and $96,897 of equipment, respectively, which was financed.

9. PENSION AND PROFIT-SHARING PLANS

  The Companies have a defined contribution 401(k) pension plan which covers substantially all employees. The Companies match 10% up to the first six percent of the employees contribution. Companies contributions to the plan were $9,773, $2,762 and $3,577 for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively.

  In addition, Valley maintains a profit-sharing plan which covers substantially all employees. Valley's contributions are discretionary and amounted to $140,000, $30,000 and $34,500 for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively.

10. SUBSEQUENT EVENT

  On April 22, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Companies.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Channel Equipment Holding, Inc.

  We have audited the accompanying combined balance sheet of Channel Equipment Holding Inc. (see Note 1) (the "Companies") as of December 31, 1997 and the related combined statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Channel Equipment Holding Inc. at December 31, 1997, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 21, 1998

                        CHANNEL EQUIPMENT HOLDING, INC.

                             COMBINED BALANCE SHEET

                               DECEMBER 31, 1997

ASSETS
Cash ............................................................. $    63,589
Accounts receivable, net of allowance for doubtful accounts of
 $244,787.........................................................   1,274,432
Inventory.........................................................     617,793
Rental equipment, net.............................................   8,233,933
Property and equipment, net.......................................     546,798
Prepaid expenses and other assets.................................      27,567
                                                                   -----------
    Total assets.................................................. $10,764,112
                                                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
  Accounts payable, accrued expenses and other liabilities........ $   997,055
  Due to stockholders.............................................     745,650
  Debt............................................................   9,241,162
  Deferred gain...................................................     121,980
                                                                   -----------
    Total liabilities.............................................  11,105,847
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock, Channel Equipment, $1.00 par value, 1,000,000 shares authorized, 1,000 issued and outstanding; River City,
   $1.00 par value, 100,000 shares authorized, 1,000 issued and outstanding; and Contractors, $1.00 par value, 1,000,000 shares
   authorized, 1,250 issued and outstanding.......................       3,250
  Additional paid-in capital......................................     238,836
  Retained earnings (deficit).....................................    (538,821)
                                                                   -----------
                                                                      (296,735)
  Treasury stock..................................................     (45,000)
                                                                   -----------
    Total stockholders' equity (deficit)..........................    (341,735)
                                                                   -----------
    Total liabilities and stockholders' equity (deficit).......... $10,764,112
                                                                   ===========


                            See accompanying notes.

                        CHANNEL EQUIPMENT HOLDING, INC.

                        COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

Revenue:
  Equipment rentals............................................... $ 4,680,867
  Rental equipment sales..........................................   2,265,294
  Sales of parts, supplies and new equipment......................   3,836,954
                                                                   -----------
    Total revenues................................................  10,783,115
Cost of revenues:
  Cost of equipment rentals, excluding equipment rental
   depreciation...................................................   1,459,268
  Depreciation, equipment rentals.................................   2,092,035
  Cost of rental equipment sales..................................   2,016,654
  Cost of parts, supplies and new equipment sales.................   3,138,237
                                                                   -----------
    Total cost of revenues........................................   8,706,194
                                                                   -----------
    Gross profits.................................................   2,076,921
Selling, general and administrative expenses......................   2,085,283
Non-rental depreciation...........................................      40,067
                                                                   -----------
Operating loss....................................................     (48,429)
Interest expense..................................................     714,705
                                                                   -----------
Loss before provisions for income taxes...........................    (763,134)
Provision for income taxes........................................       3,040
                                                                   -----------
Net loss.......................................................... $  (766,174)
                                                                   ===========


                            See accompanying notes.

                        CHANNEL EQUIPMENT HOLDING, INC.

              COMBINED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                   COMMON STOCK  ADDITIONAL RETAINED
                                  --------------  PAID IN   EARNINGS   TREASURY
                                  SHARES AMOUNTS  CAPITAL   (DEFICIT)   STOCK
                                  ------ ------- ---------- ---------  --------
Balance at January 1, 1997....... 3,250  $3,250   $238,836  $ 227,353  $(45,000)
  Net loss.......................                            (766,174)
                                  -----  ------   --------  ---------  --------
Balance at December 31, 1997..... 3,250  $3,250   $238,836  $(538,821) $(45,000)
                                  =====  ======   ========  =========  ========



                            See accompanying notes.

                        CHANNEL EQUIPMENT HOLDING, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss......................................................... $  (766,174)
Adjustments to reconcile net loss to net cash provided by
 operating activities:
  Depreciation...................................................   2,132,102
  Gain on rental equipment sales.................................    (248,640)
  Changes in assets and liabilities:
   Increase in accounts receivable...............................    (254,454)
   Increase in inventory.........................................    (176,462)
   Decrease in prepaid expenses and other assets.................      39,219
   Increase in accounts payable, accrued expenses and other lia-
    bilities.....................................................     420,460
   Increase in deferred gain.....................................     121,980
                                                                  -----------
Cash provided by operating activities............................   1,268,031
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment.....................................    (846,817)
Proceeds from sale of rental equipment...........................   1,936,072
Purchases of property and equipment..............................     (40,712)
                                                                  -----------
Cash provided by investing activities............................   1,048,543
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt.......................................  (4,525,576)
Proceeds from stockholders loans.................................     411,600
Borrowings under credit facilities...............................   1,803,455
                                                                  -----------
Cash used in financing activities................................  (2,310,521)
                                                                  -----------
Increase in cash.................................................       6,053
Cash balance at beginning of year................................      57,536
                                                                  -----------
Cash balance at end of year...................................... $    63,589
                                                                  ===========


                            See accompanying notes.

                        CHANNEL EQUIPMENT HOLDING, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The combined financial statements of Channel Equipment Holding, Inc. include the accounts of Channel Equipment Holding, Inc. ("Channel"), River City Machinery Co., Inc. ("River City") and Contractors Sales & Rentals, Inc. ("Contractors") (collectively the "Companies"). The Companies are affiliated through common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

  These combined financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Companies by United Rentals, Inc. ("United") as more fully described in Note 9.

 Business Activity

  The Companies rent, sell and repair construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Companies are located in three different cities (Houston, Austin and Georgetown) and their principal market area is the state of Texas. The nature of the Companies business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

 Inventory

  Inventories consist primarily of general replacement parts, hydraulic tubing and equipment held for resale and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the combined statement of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over an estimated five-year useful life. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $56,300 in the year ended December 31, 1997.

                        CHANNEL EQUIPMENT HOLDING, INC.

 Income Taxes

  Both Channel and River City have elected, by unanimous consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code, for federal purposes. Under those provisions both Channel and River City do not have to pay federal income taxes; instead, the stockholders are liable for individual income taxes on both Channel and River City's profits. Therefore, no provision for federal income taxes is included in the accompanying combined financial statements for Channel or River City.

  Contractors, a C Corporation for federal tax purposes uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse.

ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Companies maintain cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Companies customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following at December 31, 1997:

   Rental equipment................................................ $12,095,388
    Less accumulated depreciation..................................  (3,861,455)
                                                                    -----------
    Rental equipment, net.......................................... $ 8,233,933
                                                                    ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997:

   Land............................................................... $218,428
   Building...........................................................  213,736
   Transportation equipment...........................................  134,443
   Leasehold improvements.............................................    9,250
   Furniture and fixtures.............................................   28,953
                                                                       --------
                                                                        604,810
   Less accumulated depreciation......................................  (58,012)
                                                                       --------
   Total.............................................................. $546,798
                                                                       ========

                        CHANNEL EQUIPMENT HOLDING, INC.

5. DEBT

  Debt consists of the following at December 31, 1997:

   AEL Leasing Co., Inc.--Various notes dated from February 1997 to
    June 1997 with annual interest rates ranging from 8% to 10.2%
    due in monthly installments ranging from $933 to $4,616........  $  213,149
   The Associates--Two notes dated October 1997 with an annual
    interest rate due in full in June 1998.........................     768,589
   CIT Group--Various notes dated from April 1995 to August 1997 with annual interest rates ranging from 7.5% to 10.0% due in
    monthly installments ranging from $533 to $6,007...............   1,626,743
   CAT Financial--Various notes dated from April 1995 to July 1997 with annual interest rates ranging from 5.1% to 8.1% due in
    monthly installments ranging from $912 to $6,180...............     619,776
   Deutsche Financial--Various notes dated from April 1996 to April
    1997 with annual interest rates ranging from 9.6% to 9.9% due
    in monthly installments ranging from $930 to $2,893............     564,160
   NICE International Corporation--Various notes dated November
    1997 with annual interest rates ranging from 9.4% to 10.9% due
    in monthly installments ranging from $634 to $5,199............     665,255
   Chicago Pneumatic--Various notes dated from March 1997 to July
    1997 with annual interest rates ranging from 7.5% to 9.5% due
    in monthly installments ranging from $427 to $1,827............      39,095
   debis Financial Services, Inc.--Non-interest bearing line-of-
    credit.........................................................      89,481
   Newcourt Financial USA, Inc.--Various notes dated from June 1997 to September 1997 with an annual interest rate of 9.3% due in
    monthly installments ranging from $1,751 to $20,107............     549,994
   First Prosperity--Various notes dated from April 1995 to
    September 1997 with annual interest rates ranging from 7.8% to
    10.0% due in monthly installments ranging from $415 to $1,178..     144,631
   Financial Federal--Various notes dated from January 1996 to
    November 1997 with an annual interest rate of 11% due in
    monthly installments ranging from $430 to $21,465..............   2,984,398
   Norwest Bank--Various notes dated November 1996 with an annual interest rate of 9% due in monthly installments ranging from
    $277 to $380...................................................      20,998
   Case Credit--Various notes dated from August 1995 to November
    1996 with annual interest rates ranging from 7.9% to 9.0% due
    in monthly installments ranging from $481 to $6,935............     207,007
   KDC Financial--Various notes dated from March 1995 to May 1997 with annual interest rates ranging from 7.5% to 10.0% due in
    monthly installments ranging from $722 to $4,576...............     571,885
   JCB Financial--Various notes dated from June 1995 to October
    1997 with annual interest rates ranging from 7.0% to 9.5% due
    in monthly installments ranging from $782 to $1,554............     134,272
   PACCAR--Note dated June 1997 with an annual interest rate of
    8.0% due in monthly installments of $1,540.....................      41,729
                                                                     ----------
                                                                     $9,241,162
                                                                     ==========

  Substantially all rental equipment and fixed assets collateralize the above notes.

  All debt at December 31, 1997 was paid off in connection with the acquisition discussed in Note 9.

                        CHANNEL EQUIPMENT HOLDING, INC.

6. RELATED PARTY TRANSACTIONS

  River City leases its Georgetown operating facility and Channel leases its operating facilities from its stockholders on a month to month basis. Both Channel and River City are responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. Total rent expense for 1997 was approximately $160,100.

  In connection with the acquisition discussed in Note 9, the lease terms have been renegotiated.

  The Companies also had a non-interest bearing note payable from its stockholders totaling $745,650 at December 31, 1997. No repayment schedule has been established.

7. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 total interest and income taxes paid were $705,700 and $3,040, respectively.

  During 1997 the Companies purchased $4,240,540 of equipment which was financed.

8. EMPLOYEE BENEFIT PLAN

  The Companies have a defined contribution 401(k) pension plan which covers substantially all employees. The Companies match 100% up to the first six percent of the employees contribution. The Companies contributions to the plan were $8,850 for the year ended December 31, 1997.

9. SUBSEQUENT EVENT

  On January 23, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Channel and River City. On January 23, 1998, under the terms of the asset purchase agreement, United purchased certain assets of Contractors.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
West Main Rentals and Sales, Incorporated

  We have audited the accompanying balance sheet of West Main Rentals and Sales, Incorporated (an S corporation) as of December 31, 1997, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Main Rentals and Sales, Incorporated as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Moss Adams LLP

Eugene, Oregon
April 22, 1998

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                                 BALANCE SHEET

                                     ASSETS

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
CURRENT ASSETS
  Cash.................................................  $  134,924  $  155,238
  Accounts receivable..................................   1,014,677     936,423
  Inventory for resale.................................     634,249     630,729
  Rental fleet expected to be sold.....................     402,000     402,000
  Prepaid expenses.....................................      57,920      15,271
  Current portion of notes receivable..................       2,432       6,753
                                                         ----------  ----------
    Total current assets...............................   2,246,202   2,146,414
                                                         ----------  ----------
NOTES RECEIVABLE, less current portion.................      55,954      69,160
                                                         ----------  ----------
PROPERTY AND EQUIPMENT
  Rental fleet.........................................   6,121,168   6,246,646
  Leasehold improvements...............................     513,278     528,353
  Equipment............................................   1,246,218   1,344,013
  Equipment held under capital leases..................   1,067,217   1,067,217
                                                         ----------  ----------
                                                          8,947,881   9,186,229
  Less accumulated depreciation and amortization.......   3,554,875   3,739,962
                                                         ----------  ----------
                                                          5,393,006   5,446,267
                                                         ----------  ----------
                                                         $7,695,162  $7,661,841
                                                         ==========  ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable....................................... $  137,446 $  414,808
  Accrued liabilities....................................    198,517    198,162
  Notes payable..........................................    478,616    428,198
  Current portion:
    Long-term debt.......................................  1,145,640  1,210,636
    Obligations under capital leases.....................    206,000    214,000
                                                          ---------- ----------
      Total current liabilities..........................  2,166,219  2,465,804
                                                          ---------- ----------
LONG-TERM DEBT, less current portion.....................  3,184,201  3,539,421
                                                          ---------- ----------
OBLIGATIONS UNDER CAPITAL LEASES, less current portion...    648,146    619,353
                                                          ---------- ----------
COMMITMENTS
STOCKHOLDERS' EQUITY
  Common stock, no par value; 1,000 shares authorized,
   100 shares issued and outstanding.....................    130,841    130,841
  Retained earnings......................................  1,565,755    906,422
                                                          ---------- ----------
                                                           1,696,596  1,037,263
                                                          ---------- ----------
                                                          $7,695,162 $7,661,841
                                                          ========== ==========

                            See accompanying notes.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                              STATEMENT OF INCOME


                                                         THREE MONTHS ENDED
                                            YEAR ENDED        MARCH 31,
                                           DECEMBER 31, ----------------------
                                               1997        1998        1997
                                           ------------ ----------  ----------
                                                             (UNAUDITED)
REVENUES
  Rental..................................  $7,167,252  $1,067,808  $1,208,955
  Retail sales............................   1,286,872     366,341     303,444
  Other sales.............................   1,061,874     202,658     180,800
  Gain on sale of rental equipment........     238,793      47,209      82,399
                                            ----------  ----------  ----------
                                             9,754,791   1,684,016   1,775,598
                                            ----------  ----------  ----------
COST OF OPERATIONS
  Rental..................................   5,064,324   1,267,400     848,479
  Retail cost of sales....................     916,670     279,002     212,656
  Other cost of sales.....................     252,472      45,276      46,242
                                            ----------  ----------  ----------
                                             6,233,466   1,591,678   1,107,377
                                            ----------  ----------  ----------
GROSS PROFIT..............................   3,521,325      92,338     668,221
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES.................................   2,515,654     564,480     589,522
                                            ----------  ----------  ----------
INCOME (LOSS) FROM OPERATIONS.............   1,005,671    (472,142)     78,699
                                            ----------  ----------  ----------
OTHER INCOME (EXPENSE)
  Interest income.........................       6,094       1,576       1,952
  Gain on sale of equipment...............       9,067         --        1,117
  Interest expense........................    (540,064)   (141,267)   (114,070)
                                            ----------  ----------  ----------
                                              (524,903)   (139,691)   (111,001)
                                            ----------  ----------  ----------
NET INCOME (LOSS).........................  $  480,768  $ (611,833) $  (32,302)
                                            ==========  ==========  ==========


                            See accompanying notes.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                 COMMON   RETAINED
                                                 STOCK    EARNINGS     TOTAL
                                                -------- ----------  ----------
BALANCE, December 31, 1996..................... $130,841 $1,404,987  $1,535,828
Net income.....................................      --     480,768     480,768
Dividends......................................      --    (320,000)   (320,000)
                                                -------- ----------  ----------
BALANCE, December 31, 1997.....................  130,841  1,565,755   1,696,596
Net loss (unaudited)...........................      --    (611,833)   (611,833)
Dividends (unaudited)..........................      --     (47,500)    (47,500)
                                                -------- ----------  ----------
BALANCE, March 31, 1998 (unaudited)............ $130,841 $  906,422  $1,037,263
                                                ======== ==========  ==========




                            See accompanying notes.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                            STATEMENT OF CASH FLOWS

                                              YEAR ENDED   THREE MONTHS ENDED
                                               DECEMBER        MARCH 31,
                                                  31,      -------------------
                                                 1997        1998       1997
                                              -----------  ---------  --------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).......................... $   480,768  $(611,833) $(32,302)
  Adjustments to reconcile net income (loss)
   to net cash from operating activities:
    Depreciation and amortization............   1,129,015    307,895   244,383
    Net gain from sale of property...........    (247,860)   (47,209)  (83,516)
    Changes in:
      Accounts receivable....................    (329,061)    78,254     5,396
      Inventory for resale...................      32,228      3,520  (144,037)
      Prepaid expenses.......................     (17,756)    42,649   (12,866)
      Accounts payable.......................    (286,115)   277,362  (160,215)
      Accrued liabilities....................      27,723       (355)    7,708
                                              -----------  ---------  --------
  Net cash from operating activities.........     788,942     50,283  (175,449)
                                              -----------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment.........  (2,261,854)  (492,384) (608,559)
  Proceeds from sale of equipment............     625,362    178,437   620,775
  Net principal repayments (advances) on
   notes receivable..........................         480    (17,527)      325
                                              -----------  ---------  --------
  Net cash from investing activities.........  (1,636,012)  (331,474)   12,541
                                              -----------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (payments) on notes
   payable...................................     478,616    (50,418)  190,000
  Proceeds from long-term borrowings and
   capital lease obligations.................   1,818,217    670,403   142,412
  Principal payments on long-term debt and
   capital lease obligations.................  (1,078,345)  (270,980)  (96,132)
  Dividends paid.............................    (320,000)   (47,500)      --
                                              -----------  ---------  --------
  Net cash from financing activities.........     898,488    301,505   236,280
                                              -----------  ---------  --------
NET INCREASE IN CASH.........................      51,418     20,314    73,372
CASH, beginning of period....................      83,506    134,924    83,506
                                              -----------  ---------  --------
CASH, end of period.......................... $   134,924  $ 155,238  $156,878
                                              ===========  =========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
  Cash paid during the period for interest... $   532,245  $ 135,866  $110,846
                                              ===========  =========  ========

                            See accompanying notes.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES

  DESCRIPTION OF OPERATIONS--The Company primarily rents heavy equipment to contractors. The Company provides wholesale and retail rental services and sales from four Oregon locations and two in California. The second California location was opened in May 1997. The Company extends credit to all customer types once a credit contract has been completed by the customer. This credit contract includes trade references, which are consulted, and personal guarantees, when deemed necessary. All charges are due in full 30 days from the transaction date. Past due items are assessed a carrying charge. Cash transactions require a deposit for a portion of the rental charge. A minimum of one day's rent is required.

  RESTATEMENT OF FINANCIAL INFORMATION--The Company has restated its 1997 financial statements primarily to capitalize certain equipment leases entered into during 1996 and 1997. In the opinion of management, all material adjustments necessary to correct the financial statements have been recorded. The impact of these adjustments did not have a material effect on beginning retained earnings.

  INTERIM FINANCIAL STATEMENTS--The accompanying financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

  REVENUE RECOGNITION--Revenues from the daily and monthly rental of equipment are accounted for as operating leases. Credit risk associated with accounts receivable is periodically reviewed by management and an allowance for doubtful accounts, if required, is established. The allowance was $20,000 at December 31, 1997 and March 31, 1998 (unaudited).

  INVENTORY FOR RESALE--The inventory for resale consists of equipment parts and supplies and is stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

  RENTAL FLEET EXPECTED TO BE SOLD--An estimate of rental fleet equipment expected to be sold in the next year is presented as a current asset.

  PROPERTY AND EQUIPMENT--Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

       Rental fleet............................................... 5 to 10 years
       Leasehold improvements..................................... 5 to 31 years
       Equipment.................................................. 3 to 10 years
       Equipment held under capital leases........................  3 to 5 years

  ADVERTISING AND PROMOTION--All costs associated with advertising and promotion are expensed as incurred. Advertising and promotion expense totaled $141,200 in 1997, and was $59,100 (unaudited) and $32,400 (unaudited) for the three month periods ended March 31, 1998 and 1997, respectively.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 1--DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  INCOME TAXES--The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby income of the Company is taxable directly to the individual stockholders. Accordingly, no provision for income taxes is included in these financial statements.

  FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair value of financial instruments, consisting of cash, receivables, accounts payable, and debt instruments, is based on interest rates available to the Company and discounted cash flow analysis. The fair value of these financial instruments approximates carrying value.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates.

  RECENTLY ISSUED ACCOUNTING STANDARDS--In 1997, the Company implemented Statement of Financial Accounting Standards (SFAS) No. 129, "Disclosure of Information about Capital Structure," that continues the existing requirements to disclose pertinent rights and privileges of all securities other than common stock, but expands the number of companies subject to portions of its requirements. The Company's current capital structure does not require any additional disclosures as a result of this pronouncement.

  In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130 "Reporting Comprehensive Income" which the Company is required to adopt for years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements. This statement will require that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  Other issued but not yet required FASB statements are not currently applicable to the Company's operations.

NOTE 2--NOTES RECEIVABLE

  The Company has two unsecured notes receivable from stockholders. These notes require interest only payments with the balance due in 2000. The interest rate is fixed at 8%, requiring monthly payments of $361.

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
Stockholder notes receivable...........................   $54,255      $54,255
Other notes receivable.................................     4,131       21,658
                                                          -------      -------
                                                           58,386       75,913
Less current portion...................................     2,432        6,753
                                                          -------      -------
Long-term portion......................................   $55,954      $69,160
                                                          =======      =======

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 3--NOTES PAYABLE

  The Company has a revolving credit line available totaling $600,000 at prime plus 1% (9.5% at December 31, 1997 and March 31, 1998). Outstanding borrowings under the line of credit are subject to the same collateral and restrictive covenant provisions as the term notes described in Note 4, and totaled $430,000 at December 31, 1997 and $390,000 (unaudited) at March 31, 1998.

  The Company also has a short term note payable to a finance company. The outstanding balance on this note was $48,616 at December 31, 1997 and $38,198 (unaudited) at March 31, 1998.

NOTE 4--LONG-TERM DEBT

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
Note payable to bank, payable in monthly (excepting
 January and February) installments of $33,334 plus
 interest at prime plus 1.25% (9.75% at December 31,
 1997 and March 31, 1998), due December 1999.........   $  666,640  $  633,306
Note payable to bank, payable in monthly installments
 of $20,934 including interest at 9.36%, due March
 2001................................................      704,108     657,444
Note payable to bank, payable in monthly (excepting
 January and February) installments of $7,000 plus
 interest at prime plus 1.25% (9.75% at December 31,
 1997 and March 31, 1998), due December 1999.........      126,000     105,000
Unsecured notes payable to stockholders, payable in
 monthly interest only installments at 12%, due
 October 2000. Subordinated to the bank debt.........      591,162     591,162
Note payable to bank, payable in monthly installments
 of $5,334 plus interest at 10.7%, due November
 1999................................................      122,642     106,640
Unsecured notes payable to stockholders, all with
 interest at 10% payable annually, due October 2000.
 Subordinated to the bank debt.......................      114,545     114,545
Note payable to bank, payable in monthly installments
 of $16,667 beginning November 1997 plus interest at
 prime plus 1.25% (9.75% at December 31, 1997 and
 March 31, 1998), due October 2002...................      966,667     916,667
Note payable to bank, payable in monthly payments of
 $10,348 plus interest at 8.87%, due April 2002......      427,566     396,523
Note payable to bank, payable in monthly interest
 only payments through March 1998, then in monthly
 installments of $11,231 including interest at prime
 plus 2.00% (10.50% at March 31, 1998), due March
 2006................................................          --      600,000
Other notes payable, due in varying installments
 including interest at various rates, collateral
 provided by equipment and vehicles..................      610,511     628,770
                                                        ----------  ----------
                                                         4,329,841   4,750,057
Less current portion.................................    1,145,640   1,210,636
                                                        ----------  ----------
                                                        $3,184,201  $3,539,421
                                                        ==========  ==========

  Substantially all cash, accounts receivable, inventories, property and equipment, and general intangibles are pledged as collateral for the Company's short and long-term borrowing arrangements. The stockholders have also personally guaranteed outstanding bank borrowings. In addition, the Company's bank loan agreements contain provisions which, among other things, require maintenance of certain financial ratios, restrict dividend payments and property and equipment purchases, and provide for prepayment penalties.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 4--LONG-TERM DEBT (CONTINUED)

  Annual payments of long-term debt for the years subsequent to December 31, 1997 are due as follows:

   DECEMBER 31,
     1998............................................................ $1,145,640
     1999............................................................  1,097,900
     2000............................................................  1,326,200
     2001............................................................    552,500
     2002............................................................    202,600
     2003 and thereafter.............................................      5,001
                                                                      ----------
                                                                      $4,329,841
                                                                      ==========

  Interest expense to stockholders on notes payable and long-term debt totaled approximately $81,920 during 1997 and $20,600 (unaudited) and $20,500 (unaudited) for the three month periods ended March 31, 1998 and 1997, respectively.

NOTE 5--OBLIGATIONS UNDER CAPITAL LEASES

  The Company leases equipment under long-term leases and has the option to purchase the equipment at the termination of the lease. Included in property and equipment are the following assets held under capital leases:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
Equipment held under capital leases....................  $1,067,217  $1,067,217
Less accumulated amortization..........................     222,011     282,320
                                                         ----------  ----------
                                                         $  845,206  $  784,897
                                                         ==========  ==========

  Future minimum lease payments for assets under capital leases at December 31, 1997 are as follows:

   DECEMBER 31,
     1998........................................................... $  283,500
     1999...........................................................    256,900
     2000...........................................................    205,000
     2001...........................................................    197,600
     2002...........................................................    103,016
                                                                     ----------
   Total minimum lease payments.....................................  1,046,016
   Less amount representing interest................................    191,870
                                                                     ----------
   Present value of net minimum lease payments......................    854,146
   Less current maturities..........................................    206,000
                                                                     ----------
                                                                     $  648,146
                                                                     ==========

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 6--COMMITMENTS

  RELATED PARTY LEASES--The Company leases facilities under five separate agreements from a partnership owned by the Company stockholders. These agreements expire between 1999 and 2011. The lease agreements provide for payment of a minimum amount plus taxes, insurance and other costs. The monthly rental payments can be adjusted annually. Total rents paid for the year ended December 31, 1997 were $220,350, and were $87,600 (unaudited) and $48,450
(unaudited) for the three month periods ended March 31, 1998 and 1997, respectively.

  GRANTS PASS, OREGON LEASE--The Company leased facilities in Grants Pass, Oregon under an agreement which expired in 1997. Rental expense on this lease was $34,930 in 1997, and was $8,700 (unaudited) for the three month period ended March 31, 1997.

  EUREKA, CALIFORNIA LEASE--During 1997, the Company began leasing facilities in Eureka, California under a month-to-month agreement. Monthly rent is $3,850. A long-term agreement at the current location is expected in 1998.

  Aggregate future minimum lease commitments for real property, substantially all of which are with related parties, are as follows:

   DECEMBER 31,
   ------------
     1998............................................................ $  350,400
     1999............................................................    283,100
     2000............................................................    174,000
     2001............................................................     54,000
     2002............................................................     54,000
   Thereafter........................................................    459,000
                                                                      ----------
                                                                      $1,374,500
                                                                      ==========

  EQUIPMENT LEASES--The Company leases equipment under several operating lease arrangements. Monthly payments on these leases total approximately $130,300, with maturities extending to 2002. Rental expense totaled $982,500 for the year ended December 31, 1997, and was $177,000 (unaudited) and $95,200 (unaudited) for the three months ended March 31, 1998 and 1997, respectively. A significant portion of the leased equipment is returnable to the vendor with thirty days' notice without penalty from the lessor. Additionally, the shareholders have guaranteed these lease commitments.

  Aggregate future minimum lease commitments for equipment are as follows:

   DECEMBER 31,
   ------------
     1998............................................................ $1,303,000
     1999............................................................  1,274,100
     2000............................................................  1,256,400
     2001............................................................    942,600
     2002............................................................    293,600
                                                                      ----------
                                                                      $5,069,700
                                                                      ==========

  STOCK REPURCHASE AGREEMENT--The Company and the stockholders have entered into an agreement whereby the Company will purchase the shares of a deceased stockholder at a value to be determined as set forth in the agreement.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 7--RETIREMENT PLAN

  A defined contribution plan covers all employees who meet age and service requirements. The defined contribution plan is a 401(k) profit-sharing plan. The plan allows employee contributions. The Company, at its discretion, may also contribute to the plan. In 1997, the Company contributed $40,000; $24,400 was allocated to the profit-share portion of the plan and $15,600 was allocated to match employee contributions at 50%. There were no Company contributions for the three month periods ended March 31, 1998 and 1997.

NOTE 8--SUBSEQUENT EVENTS

  DIVIDENDS--On January 2, 1998 the Board of Directors declared a dividend of $475 per share of outstanding common stock, payable to shareholders of record as of January 2, 1998.

  Also, on April 10, 1998 an additional dividend was declared of $750 per share, to shareholders of record on that date.

  NEW DEBT--On March 4, 1998 the Company obtained additional financing from its bank. This debt is in addition to existing bank liabilities. The new agreement provides for an aggregate commitment of $1,000,000 and expires in 2006. This note has been guaranteed by the stockholders.

  SALE OF COMPANY STOCK--On March 20, 1998 a Letter of Intent was received from United Rentals, Inc. to acquire all outstanding stock of the Company. Under the terms of the agreement, all indebtedness of the Company, including long-term debt and notes payable, but excluding leases, is to be paid in full at closing. The agreement also provided for real estate leases described in
Note 6 to be extended for an additional ten years. This transaction was closed on April 22, 1998.

  Acquisition of the Company stock by United Rentals, Inc. resulted in the termination of the Company's election to be taxed under Subchapter S of the Internal Revenue Code.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Mission Valley Rentals, Inc.

  We have audited the balance sheets of Mission Valley Rentals, Inc. as of June 30, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mission Valley Rentals, Inc. at June 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 23, 1998

                          MISSION VALLEY RENTALS, INC.

                                 BALANCE SHEETS

                                                    JUNE 30
                                             --------------------- DECEMBER 31,
                                                1996       1997        1997
                                             ---------- ---------- ------------
                                                                   (UNAUDITED)
                   ASSETS
                   ------
Cash........................................ $  144,491 $  527,922  $  505,541
Accounts receivable, net....................    470,736    662,006     721,252
Inventory...................................     37,539     58,949      88,965
Rental equipment, net.......................  3,004,111  5,158,789   5,667,659
Property and equipment, net.................    124,597    155,001     138,343
Prepaid expenses and other assets...........     34,850    180,875     165,599
Intangible assets, net......................               776,003     765,841
                                             ---------- ----------  ----------
    Total assets............................ $3,816,324 $7,519,545  $8,053,200
                                             ========== ==========  ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
Liabilities:
  Accounts payable, accrued expenses and
   other liabilities........................ $  246,536 $  404,689  $  805,462
  Income taxes payable......................     53,303                (54,283)
  Debt......................................  1,512,074  5,102,143   5,536,280
  Deferred income taxes.....................    188,774    319,869     235,744
                                             ---------- ----------  ----------
    Total liabilities.......................  2,000,687  5,826,701   6,523,203
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value and $1.00
   stated value, 10,000 shares authorized,
   1,000 issued and outstanding at June 30,
   1996 and 1997, and December 31, 1997.....      1,000      1,000       1,000
  Retained earnings.........................  1,814,637  1,691,844   1,528,997
                                             ---------- ----------  ----------
    Total stockholders' equity..............  1,815,637  1,692,844   1,529,997
                                             ---------- ----------  ----------
    Total liabilities and stockholders'
     equity................................. $3,816,324 $7,519,545  $8,053,200
                                             ========== ==========  ==========


                            See accompanying notes.

                          MISSION VALLEY RENTALS, INC.

                            STATEMENTS OF OPERATIONS

                                                          SIX MONTHS ENDED
                                 YEAR ENDED JUNE 30          DECEMBER 31
                                ----------------------  ----------------------
                                   1996        1997        1996        1997
                                ----------  ----------  ----------  ----------
                                                             (UNAUDITED)
Revenues:
  Equipment rentals............ $4,851,942  $6,798,752  $3,365,276  $4,419,275
  Sales of rental equipment....     96,987     413,481     346,540      74,642
  Sales of parts and supplies..    399,156     558,034     264,193     329,496
                                ----------  ----------  ----------  ----------
    Total revenues.............  5,348,085   7,770,267   3,976,009   4,823,413
Cost of revenues:
  Cost of equipment rentals,
   excluding depreciation......  1,893,655   2,876,589   1,392,173   1,952,185
  Depreciation of rental
   equipment...................    738,229   1,599,457     586,675     733,558
  Cost of rental equipment
   sales.......................     61,810     413,481     346,540      55,168
  Cost of sales of parts and
   supplies....................    214,802     377,047     153,444     171,949
                                ----------  ----------  ----------  ----------
    Total cost of revenues.....  2,908,496   5,266,574   2,478,832   2,912,860
                                ----------  ----------  ----------  ----------
Gross profit...................  2,439,589   2,503,693   1,497,177   1,910,553
Selling, general and
 administrative expenses.......  1,640,442   2,222,524   1,086,303   1,926,386
Non-rental depreciation........     25,355      30,154      15,117      16,658
                                ----------  ----------  ----------  ----------
Operating income (loss)........    773,792     251,015     395,757     (32,491)
Interest expense...............    139,925     390,047     171,923     215,848
Other (income), net............    (58,767)    (62,016)    (31,956)    (31,209)
                                ----------  ----------  ----------  ----------
Income (loss) before provision
 (benefit) for income taxes....    692,634     (77,016)    255,790    (217,130)
Provision (benefit) for income
 taxes.........................    299,259      45,777      64,295     (54,283)
                                ----------  ----------  ----------  ----------
Net income (loss).............. $  393,375  $ (122,793) $  191,495  $ (162,847)
                                ==========  ==========  ==========  ==========


                            See accompanying notes.

                          MISSION VALLEY RENTALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK
                                                      --------------  RETAINED
                                                      SHARES AMOUNTS  EARNINGS
                                                      ------ ------- ----------
Balance at July 1, 1995.............................. 1,000  $1,000  $1,421,262
  Net income.........................................                   393,375
                                                      -----  ------  ----------
Balance at June 30, 1996............................. 1,000   1,000   1,814,637
  Net loss...........................................                  (122,793)
                                                      -----  ------  ----------
Balance at June 30, 1997............................. 1,000   1,000   1,691,844
  Net loss (unaudited)...............................                  (162,847)
                                                      -----  ------  ----------
Balance at December 31, 1997 (unaudited)............. 1,000  $1,000  $1,528,997
                                                      =====  ======  ==========



                            See accompanying notes.

                          MISSION VALLEY RENTALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                          SIX MONTHS ENDED
                                  YEAR ENDED JUNE 30         DECEMBER 31
                                -----------------------  --------------------
                                   1996        1997        1996       1997
                                ----------  -----------  ---------  ---------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income (loss).............. $  393,375  $  (122,793) $ 191,495  $(162,847)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
  Depreciation and
   amortization................    763,584    1,646,105    611,009    760,378
  Gain on equipment sales......    (35,177)                           (19,474)
  Deferred taxes...............     81,859      131,318     87,014    (84,125)
  Changes in assets and
   liabilities:
  Increase in accounts
   receivable..................    (81,581)    (191,270)  (206,289)   (59,246)
  Increase in inventory........    (10,437)     (21,410)   (48,417)   (30,016)
  (Decrease) increase in
   prepaid expenses and other
   assets......................     50,884     (146,248)  (104,458)    15,276
  Increase in accounts payable,
   accrued expenses and other
   liabilities.................    119,054      158,153     65,881    400,773
  (Decrease) increase in income
   taxes payable...............     53,303      (53,303)    10,992    (54,283)
                                ----------  -----------  ---------  ---------
Total adjustments..............    941,489    1,523,345    415,732    929,283
                                ----------  -----------  ---------  ---------
  Cash provided by operating
   activities..................  1,334,864    1,400,552    607,227    766,436
CASH FLOWS FROM INVESTING
 ACTIVITIES
Purchase of rental equipment...   (388,116)
Proceeds from sale of rental
 equipment.....................     96,987      413,481    346,540     74,642
                                ----------  -----------  ---------  ---------
  Cash provided by (used in)
   investing activities........   (291,129)     413,481    346,540     74,642
CASH FLOWS FROM FINANCING
 ACTIVITIES
Principal payments on debt.....   (957,424)  (4,567,552)  (741,982)  (863,459)
Principal payments on capital
 lease obligations.............                 (32,258)
Borrowings under credit
 facility......................               3,169,208
                                ----------  -----------  ---------  ---------
  Cash used in financing
   activities..................   (957,424)  (1,430,602)  (741,982)  (863,459)
                                ----------  -----------  ---------  ---------
Increase (decrease) in cash....     86,311      383,431    211,785    (22,381)
  Cash balance at beginning of
   year........................     58,180      144,491    144,491    527,922
                                ----------  -----------  ---------  ---------
  Cash balance at end of year.. $  144,491  $   527,922  $ 356,276  $ 505,541
                                ==========  ===========  =========  =========

                            See accompanying notes.

                         MISSION VALLEY RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            JUNE 30, 1996 AND 1997
           (THE INFORMATION AS OF DECEMBER 31, 1997 AND FOR THE SIX
             MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  Mission Valley Rentals, Inc. (the "Company") rents, sells and repairs construction equipment for use by contractor, industrial and homeowner markets. The rentals are on a daily, weekly or monthly basis. The Company has four locations in Northern California and its principal market area is the entire Bay Area and the San Joaquin Valley. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

  On September 1, 1996, the Company acquired for $2,320,000 a substantial amount of rental equipment and fixed assets from Rental World, Inc. and assumed all operations. The Company utilized the funds available under its line of credit to finance the purchase. The acquisition has been accounted for as a purchase and, accordingly, at such date the Company recorded the assets acquired at their estimated fair values.

  The acquired assets have been recorded at their estimated fair value at the date of the acquisition of $1,527,503 with the excess purchase price of $792,497 being recorded as goodwill.

 Interim Financial Statements

  The accompanying balance sheet at December 31, 1997 and the statements of income, stockholders' equity and cash flows for the six-month periods ended December 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Inventory

  Inventory consists primarily of general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with a 10% salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statements of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years.

                         MISSION VALLEY RENTALS, INC.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Intangible assets

  Intangible assets are recorded at cost and consist of goodwill, which is being amortized by the straight line method over its estimated useful life of forty years. Accumulated amortization at June 30, 1997 and December 31, 1997 is $16,494 and $26,656, respectively.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Company advertises primarily through phone directories and the distribution of promotional items. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $63,800 and $104,500 in the years ended June 30, 1996 and 1997, respectively, and $52,000 and $42,000 for the six months ended December 31, 1996 and 1997, respectively.

 Income Taxes

  The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                     JUNE 30
                                              --------------------- DECEMBER 31,
                                                 1996       1997        1997
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
      Rental equipment....................... $6,384,287 $9,793,816 $10,454,616
      Less accumulated depreciation..........  3,380,176  4,635,027   4,786,957
                                              ---------- ---------- -----------
      Rental equipment, net.................. $3,004,111 $5,158,789 $ 5,667,659
                                              ========== ========== ===========

                          MISSION VALLEY RENTALS, INC.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                       JUNE 30
                                                  ----------------- DECEMBER 31,
                                                    1996     1997       1997
                                                  -------- -------- ------------
                                                                    (UNAUDITED)
      Furniture and fixtures..................... $237,744 $273,686   $273,686
      Leasehold improvements.....................  268,939  293,557    293,557
                                                  -------- --------   --------
                                                   506,683  567,243    567,243
      Less accumulated depreciation..............  382,086  412,242    428,900
                                                  -------- --------   --------
        Total.................................... $124,597 $155,001   $138,343
                                                  ======== ========   ========

5. DEBT AND CAPITAL LEASE OBLIGATIONS

  Debt and capital lease obligations consist of the following:

                                                    JUNE 30
                                             --------------------- DECEMBER 31,
                                                1996       1997        1997
                                             ---------- ---------- ------------
                                                                   (UNAUDITED)
Ingersoll-Rand--Various notes with combined
 monthly payments of $3,514 including
 interest from 7.9% to 10%.................  $   53,296 $  100,980  $  167,744
Clark Equipment Credit Co.--Various notes
 with combined monthly payments of $5,217
 including interest from 7.9% to 9.9%......      35,443    194,304     156,550
Fremont Bank--Various notes with combined
 monthly payments of $52,073 including
 interest from 8.75% to 9.35%..............     784,633  2,874,127   3,017,141
Ford Motor Credit--Various notes with
 combined monthly payments of $1,908
 including interest from 8.75% to 9.25%....      64,948    333,237     374,384
Ford New Holland--Various notes with
 combined monthly payments of $3,849
 including interest 10.5%..................     123,539     79,366      55,493
Orix Credit--Various notes with combined
 monthly payments of $3,864 including
 interest from 6.3% to 9.3%................      10,264     71,764      51,293
Case Credit--Various notes with combined
 monthly payments of $20,216 including
 interest from 7.7% to 7.9%................     209,397    567,827     486,188
Caterpillar Financial Services--Various
 notes with combined monthly payments of
 $3,615 including interest of 6.6%.........         --     150,936     133,994
Country Ford--Various leases with combined
 monthly payments of $6,685 including
 interest of 8.0%..........................         --     351,683     325,197
John Deere--Three notes with combined
 monthly payments of $3,038 including
 interest of 4.9%..........................      14,073     53,471      45,788
Associates--Various notes with combined
 monthly payments of $5,314 including
 interest from 7.5% to 8.98%...............     147,925    182,165     366,594
GMAC--One note with a monthly payment of
 $886 including interest of 9.99%..........         --      20,627      16,254
AEL Lease--Two notes with a combined
 monthly payment of $2,736 including
 interest of 8.25%.........................       3,244     40,705      82,129
M.E.L. Enterprises--One note with a monthly
 payment of $2,595 including interest of
 9.0%......................................      65,312     38,984      24,909
AT&T Finance Corp.--Three notes with a
 combined monthly payment of $4,028
 including interest of 7.35%...............         --         --      194,253
Other......................................         --      41,967      38,369
                                             ---------- ----------  ----------
                                             $1,512,074 $5,102,143  $5,536,280
                                             ========== ==========  ==========

                         MISSION VALLEY RENTALS, INC.

  Substantially all rental equipment collateralize the above notes.

  Subsequent to June 30, 1997, the Company paid $2,766,372 on certain amounts outstanding under the debt and capital lease agreements. The remaining balance of $2,335,771 is scheduled for payment in fiscal year 1998.

6. CAPITAL LEASES

  The Company leases certain rental equipment under leases accounted for as capital leases. The following is an analysis of the leased property.

                                                           JUNE 30  DECEMBER 31,
                                                             1997       1997
                                                           -------- ------------
                                                                    (UNAUDITED)
      Rental equipment.................................... $383,874   $383,874
      Less accumulated amortization.......................   39,688     59,688
                                                           --------   --------
        Net............................................... $344,186   $324,186
                                                           ========   ========

  Total depreciation expense on assets under capital leases was $39,688 and $20,000 in the year ended June 30, 1997 and for the six months ended December 31, 1997, respectively.

  The following is a schedule by years of future lease payments under capital leases together with the present value of the net minimum lease payments as of June 30, 1997:

      Year ended June 30, 1998........................................ $ 80,223
        1999..........................................................   80,233
        2000..........................................................   80,223
        2001..........................................................   80,223
        2002..........................................................   80,223
        Thereafter....................................................   33,426
                                                                       --------
      Net minimum lease payment.......................................  434,541
      Less amount representing interest...............................   82,858
                                                                       --------
      Present value of net minimum lease payments..................... $351,683
                                                                       ========

7. OPERATING LEASES

  The Company leases four store locations on long term leases. The Company is responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance.

  Rent expense under these leases totaled $216,725 and $334,725 for the years ended June 30, 1996 and 1997 and $166,363 and $169,963 for the six months ended December 31, 1996 and 1997, respectively. Under the lease agreements, aggregate rent is payable in monthly installments of approximately $28,560. Under certain lease agreements, the rent shall be increased annually to reflect the then current fair market rent for the premises, provided that each annual increase shall not exceed a specific percentage, as defined in the agreements, of the previous year's rental rate. Future minimum rent commitments are $342,725 each for years ended June 30, 1998 to June 30, 2004 and $217,563 and $21,000 for fiscal 2005 and 2006 respectively, provided there is no increase in fair market rent for the premises.

                         MISSION VALLEY RENTALS, INC.

8. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                               JUNE 30          DECEMBER 31
                                          -----------------  ------------------
                                            1996     1997      1996      1997
                                          -------- --------  --------  --------
                                                                (UNAUDITED)
Current:
  Federal................................ $184,790 $(85,541) $(22,719) $ 29,842
  State..................................   32,610      --                  --
                                          -------- --------  --------  --------
                                           217,400  (85,541)  (22,719)   29,842
Deferred:
  Federal................................   69,580  111,620    74,407   (71,507)
  State..................................   12,279   19,698    12,607   (12,618)
                                          -------- --------  --------  --------
                                            81,859  131,318    87,014   (84,125)
                                          -------- --------  --------  --------
  Total.................................. $299,259 $ 45,777  $ 64,295  $(54,283)
                                          ======== ========  ========  ========

  Significant components of the Company's deferred tax liability at June 30, 1996 and 1997 and December 31, 1997 (unaudited) are as follows:

                                                    JUNE 30
                                               ------------------  DECEMBER 31,
                                                 1996      1997        1997
                                               --------  --------  ------------
                                                                   (UNAUDITED)
Difference in basis of accounting............. $(33,025) $(41,185)   $    --
Cumulative tax depreciation in excess of
 book.........................................  188,774   319,869     235,744
                                               --------  --------    --------
Deferred tax liability, net................... $155,749  $278,684    $235,744
                                               ========  ========    ========

  Deferred tax assets at June 30, 1996 and 1997, are included in prepaid expenses and other assets on the accompanying balance sheet.

9. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended June 30, 1996 and 1997 and the six months ended December 31, 1996 and 1997, total interest paid was $139,925 and $367,561 and $171,923 and $238,334, respectively.

  For the years ended June 30, 1996 and 1997 and the six months ended December 31, 1996 and 1997, total taxes paid were $120,000 and $127,611 and $84,358 and
$ -- , respectively.

  For the years ended June 30, 1996 and 1997 and for the six months ended December 31, 1996 and 1997, the Company purchased $857,779, $3,844,300,
$3,156,404 and $1,297,596, respectively, of equipment which was financed.

  For the year ended June 30, 1997 and the six months ended December 31, 1996, the Company entered into capital lease agreements for rental equipment totaling $383,874.

10. EMPLOYEE BENEFIT PLAN

  On January 1, 1996, the Company established a defined contribution 401(k) retirement plan which covers substantially all full time employees. The employees may contribute up to 15% of their weekly

                         MISSION VALLEY RENTALS, INC.

gross pay. The Company matches 20% of the employees contribution. Effective September 1997, the Company's match increased to 70%. Company contributions to the plan were $7,674, $15,211, $7,807 and $33,159 for the years ended June 30, 1996 and 1997 and for the six month periods ended December 31, 1996 and 1997, respectively.

11. SUBSEQUENT EVENT

  On January 13, 1998, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Pro Rentals, Inc.

  We have audited the accompanying balance sheet of Pro Rentals, Inc. as of December 31, 1997 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro Rentals, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 22, 1998

                               PRO RENTALS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997

ASSETS
Cash................................................................ $    2,700
Accounts receivable, net of allowance for doubtful accounts of
 $38,000............................................................    582,034
Inventory...........................................................    499,826
Rental equipment, net...............................................  4,308,589
Property and equipment, net.........................................    210,889
Prepaid expenses and other assets...................................      5,315
Due from stockholder................................................     60,643
                                                                     ----------
    Total assets.................................................... $5,669,996
                                                                     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..................................................    334,829
  Accrued expenses and other liabilities............................    182,281
  Debt..............................................................  3,456,278
                                                                     ----------
    Total liabilities...............................................  3,973,388
Commitments and contingencies
Stockholders' equity:
  Common stock, $4.00 par value, 50,000 shares authorized,
   1,000 shares issued and outstanding..............................      4,000
  Retained earnings.................................................  1,692,608
                                                                     ----------
    Total stockholders' equity......................................  1,696,608
                                                                     ----------
    Total liabilities and stockholders' equity...................... $5,669,996
                                                                     ==========


                            See accompanying notes.

                               PRO RENTALS, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

Revenues:
  Equipment rentals................................................. $3,980,013
  Sales of rental equipment.........................................    581,820
  Sales of parts, supplies and new equipment........................  1,309,778
                                                                     ----------
    Total revenues..................................................  5,871,611
Cost of revenues:
  Cost of equipment rentals, excluding equipment rental
   depreciation.....................................................    889,536
  Depreciation, equipment rentals...................................    578,897
  Cost of rental equipment sales....................................    403,475
  Cost of parts, supplies and new equipment sales...................  1,147,579
                                                                     ----------
    Total cost of revenues..........................................  3,019,487
                                                                     ----------
    Gross profit....................................................  2,852,124
Selling, general and administrative expenses........................  2,137,103
Non-rental depreciation.............................................     58,327
                                                                     ----------
Operating income....................................................    656,694
Interest expense....................................................    440,998
                                                                     ----------
    Net income...................................................... $  215,696
                                                                     ==========



                            See accompanying notes.

                               PRO RENTALS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                        COMMON STOCK
                                                        -------------  RETAINED
                                                        SHARES AMOUNT  EARNINGS
                                                        ------ ------ ----------
Balance at January 1, 1997............................. 1,000  $4,000 $1,476,912
  Net income...........................................                  215,696
                                                        -----  ------ ----------
Balance at December 31, 1997........................... 1,000  $4,000 $1,692,608
                                                        =====  ====== ==========



                            See accompanying notes.

                               PRO RENTALS, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities
Net income....................................................... $   215,696
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation...................................................     637,224
  Gain on rental equipment sales.................................    (178,345)
  Changes in assets and liabilities:
    Increase in accounts receivable..............................    (189,727)
    Decrease in inventory........................................     676,854
    Decrease in prepaid expenses and other assets................     157,506
    Decrease in accounts payable.................................      (4,745)
    Increase in accrued expenses and other liabilities...........      69,357
                                                                  -----------
Cash provided by operating activities............................   1,383,820
Cash flows from investing activities
Proceeds from sale of rental equipment...........................     581,820
Purchase of property and equipment...............................      (2,399)
                                                                  -----------
Cash provided by investing activities............................     579,421
Cash flows from financing activities
Principal payments on debt.......................................  (2,553,206)
Borrowings under credit facility.................................     589,965
                                                                  -----------
Cash used in financing activities................................  (1,963,241)
                                                                  -----------
Increase in cash.................................................         --
Cash at beginning of year........................................       2,700
                                                                  -----------
Cash at end of year.............................................. $     2,700
                                                                  ===========


                            See accompanying notes.

                               PRO RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

  The Company rents, sells and repairs construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Company has six locations (East Bremerton, West Bremerton, Port Angeles, Gig Harbor, Port Orchard and Lakewood) and the principal market area is Northern Washington. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

  These financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Company by United Rentals, Inc. ("United") as more fully described in Note 9.

INVENTORY

  Inventories consists primarily of equipment, general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Rental equipment costing less than $1,000 is immediately expensed at the date of purchase. Depreciation for rental equipment is computed using the straight-line method over an estimated seven-year useful life with a 35% salvage value. Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from the sales of rental equipment and cost of sales of rental equipment, respectively, in the statement of income.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. The company capitalizes all property and equipment purchases greater than $1,000. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years with no salvage value. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

RENTAL REVENUE

  Rental revenue is recorded as earned under the operating method.

ADVERTISING COSTS

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to $61,405 in the year ended December 31, 1997.

INCOME TAXES

  Pro Rentals has elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal purposes. Under those provisions, the Company does not pay federal income taxes; instead, the shareholders are liable for individual income taxes on the Company's profits.

                               PRO RENTALS, INC.

ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Companies maintain cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Companies' customer base and their credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following at December 31, 1997:

   Rental equipment................................................. $6,326,420
   Less accumulated depreciation....................................  2,017,831
                                                                     ----------
   Rental equipment, net............................................ $4,308,589
                                                                     ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997:

   Furniture and fixtures............................................. $ 30,363
   Office equipment...................................................  237,868
   Vehicles...........................................................  336,457
   Leasehold improvements.............................................   11,218
                                                                       --------
                                                                        615,906
   Less accumulated depreciation .....................................  405,017
                                                                       --------
   Total.............................................................. $210,889
                                                                       ========

                               PRO RENTALS, INC.

5. DEBT

  Debt consists of the following at December 31, 1997:

   Deutsche Financial Services--Various notes with combined monthly payments of $37,489 including interest from 7.9% to 10.25%.....  $1,116,338
   John Deere--Various notes with combined monthly payments of
    $10,699 including interest from 6.9% to 10.24%.................     558,677
   American Equipment Leasing (AEL)--Various notes with combined monthly payments of $34,763 including interest from 8% to
    12.25%.........................................................     648,835
   Financial Federal Credit, Inc.--Various notes with combined
    monthly payments of $7,291 including interest of 10.25%........     183,757
   Associates Commercial Corporation--Various notes with combined monthly payments of $6,436 including interest from 8.3% to
    10.25%.........................................................     166,780
   AEL--$150,000 revolving line of credit due October 14, 1998 with
    monthly interest payments at prime plus 2.17%..................     150,000
   Kitsap Bank--$150,000 revolving line of credit due July 7, 1998 with monthly interest payments at prime plus 2%. This line is
    personally guaranteed by the Company's shareholders............      75,000
   Other...........................................................     556,891
                                                                     ----------
       Total.......................................................  $3,456,278
                                                                     ==========

  Substantially all rental equipment and inventory collateralized the above notes. All debt at December 31, 1997 was paid off in connection with the acquisition discussed in Note 9.

6. OPERATING LEASES

  The Company leases six store locations. Three of the locations are on long term leases, while the other three are on a month-to-month basis. The Company is responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. These leases have various terms and extend through December 2007 and include scheduled base rent increases over the term of the leases. The total amount of the base rent payments is being charged to expense on the straight-line method over the terms of the leases.

  Total rent expense for 1997 was approximately $294,893.

  At December 31, 1997, minimum lease commitments under all operating leases, with initial or remaining lease terms of more than one year are as follows:

   1998.............................................................. $  318,360
   1999..............................................................    299,037
   2000..............................................................    273,144
   2001..............................................................    223,364
   Thereafter........................................................  1,432,800
                                                                      ----------
   Total............................................................. $2,546,705
                                                                      ==========

7. RELATED PARTIES

  Three of the Company's locations are leased from the Company's shareholders. Total rent paid to the shareholders under these leases amounted to $177,412 in 1997. At December 31, 1997 Pro Rentals has a non-interest bearing amount due from one of the Company's shareholders of $60,643.

                               PRO RENTALS, INC.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 total interest paid was $440,998.

  During 1997 the Companies purchased $607,902 of rental equipment and $524,333 of inventory which was financed.

9. SUBSEQUENT EVENT

  On January 22, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
ASC Equipment Company, Inc.

  We have audited the accompanying balance sheet of ASC Equipment Company, Inc. as of December 31, 1997 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASC Equipment Company, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 22, 1998

                          ASC EQUIPMENT COMPANY, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997

ASSETS
Cash............................................................... $   13,365
Accounts receivable, net of allowance for doubtful accounts of
 $51,217...........................................................    623,370
Inventory..........................................................    619,187
Rental equipment, net..............................................  2,721,279
Property and equipment, net........................................    313,827
Prepaid expenses and other assets..................................     33,883
                                                                    ----------
    Total assets................................................... $4,324,911
                                                                    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued expenses and other liabilities......... $  490,454
  Debt.............................................................  2,436,503
  Deferred compensation............................................     52,615
  Deferred income taxes............................................    206,109
                                                                    ----------
    Total liabilities..............................................  3,185,681
Commitments and contingencies
Stockholders' equity:
  Common stock, $1.00 par value, 100,000 shares authorized, 3,210
   shares issued and outstanding...................................      3,210
  Preferred stock, $1.00 par value, 1,000 shares authorized, 55
   shares issued and outstanding...................................         55
  Additional paid-in capital.......................................     19,595
  Retained earnings................................................  1,188,370
                                                                    ----------
                                                                     1,211,230
  Treasury stock...................................................    (72,000)
                                                                    ----------
    Total stockholders' equity.....................................  1,139,230
                                                                    ----------
    Total liabilities and stockholders' equity..................... $4,324,911
                                                                    ==========


                            See accompanying notes.

                          ASC EQUIPMENT COMPANY, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

Revenues:
  Equipment rentals............................................... $ 3,209,936
  Rental equipment sales..........................................     291,618
  Sales of parts, supplies and new equipment......................   1,963,901
                                                                   -----------
    Total revenues................................................   5,465,455
Cost of revenues:
  Cost of equipment rentals, excluding equipment rental
   depreciation...................................................   1,248,757
  Depreciation, equipment rentals.................................     949,526
  Cost of rental equipment sales..................................     136,712
  Cost of parts, supplies and new equipment sales.................   1,480,339
                                                                   -----------
    Total cost of revenues........................................   3,815,334
                                                                   -----------
    Gross profit..................................................   1,650,121
Selling, general and administrative expenses......................   1,328,977
Non-rental depreciation...........................................     105,503
                                                                   -----------
Operating income..................................................     215,641
Interest expense..................................................     214,983
Other (income)....................................................    (116,188)
                                                                   -----------
Income before provision for income taxes..........................     116,846
Provision for income taxes........................................      87,861
                                                                   -----------
Net income........................................................ $    28,985
                                                                   ===========


                            See accompanying notes.

                          ASC EQUIPMENT COMPANY, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                         PREFERRED
                         COMMON STOCK      STOCK     ADDITIONAL
                         ------------- -------------  PAID IN    RETAINED  TREASURY
                         SHARES AMOUNT SHARES AMOUNT  CAPITAL    EARNINGS   STOCK
                         ------ ------ ------ ------ ---------- ---------- --------  ---
Balance at January 1,
 1997................... 3,210  $3,210   55    $55    $19,595   $1,159,385 $(72,000)
  Net income............                                            28,985
                         -----  ------  ---    ---    -------   ---------- --------
Balance at December 31,
 1997................... 3,210  $3,210   55    $55    $19,595   $1,188,370 $(72,000)
                         =====  ======  ===    ===    =======   ========== ========





                            See accompanying notes.

                          ASC EQUIPMENT COMPANY, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net income....................................................... $    28,985
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation...................................................   1,055,029
  Gain on rental equipment sales.................................     (26,631)
  Deferred taxes.................................................      75,333
  Changes in assets and liabilities:
    Increase in accounts receivable..............................    (123,786)
    Increase in inventory........................................     (57,506)
    Decrease in prepaid expenses and other assets................      47,521
    Increase in accounts payable accrued expenses and other
     liabilities.................................................     141,880
    Increase in deferred compensation............................       3,895
                                                                  -----------
Cash provided by operating activities............................   1,144,720
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment.....................................  (1,597,801)
Proceeds from sale of rental equipment...........................     262,130
Purchases of property and equipment..............................    (190,245)
                                                                  -----------
Cash used in investing activities................................  (1,525,916)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt.......................................  (2,933,065)
Borrowings under credit facilities...............................   3,325,064
                                                                  -----------
Cash provided by financing activities............................     391,999
                                                                  -----------
Increase in cash.................................................      10,803
Cash balance at beginning of year................................       2,562
                                                                  -----------
Cash balance at end of year...................................... $    13,365
                                                                  ===========


                            See accompanying notes.

                          ASC EQUIPMENT COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

  ASC Equipment Company, Inc. (the "Company") rents, sells and repairs construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Company has three locations (Fayetteville, Goldsboro and Jacksonville) and their principal market area is eastern North Carolina. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

  These financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Company by United Rentals, Inc. ("United") as more fully described in Note 10.

INVENTORY

  Inventories consists primarily of general replacement parts and equipment held for resale and are stated at the lower of cost, determined under the first-in, first-out method, or market.

RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statement of income.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over an estimated five-year useful life. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

RENTAL REVENUE

  Rental revenue is recorded as earned under the operating method.

ADVERTISING COSTS

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $34,900 in the year ended December 31, 1997.

INCOME TAXES

  The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse.

                          ASC EQUIPMENT COMPANY, INC.

ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The company maintains cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following at December 31, 1997:

   Rental equipment............................................... $ 5,640,041
   Less accumulated depreciation..................................  (2,918,762)
                                                                   -----------
   Rental equipment, net.......................................... $ 2,721,279
                                                                   ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997:

   Transportation equipment.......................................... $ 571,054
   Furniture and fixtures............................................    36,317
   Leasehold improvements............................................    32,622
                                                                      ---------
                                                                        639,993
   Less accumulated depreciation.....................................  (326,166)
                                                                      ---------
   Total............................................................. $ 313,827
                                                                      =========

5. DEBT

  Debt consists of the following at December 31, 1997:

   First Citizens Bank; three notes; payable in monthly
    installments of $37,770 including interest at prime 8.5% at
    December 31, 1997, collateralized by equipment and real
    estate........................................................  $  936,404
   First Citizens Bank; line of credit of $1,550,000; payable in monthly installments of interest only at prime, collateralized
    by equipment and inventory....................................   1,446,292
   Financial Federal; payable in monthly installments of $2,230
    including interest at 6.75%; collateralized by equipment......      53,807
                                                                    ----------
                                                                    $2,436,503
                                                                    ==========

  All debt at December 31, 1997 was paid off in connection with the acquisition discussed in Note 10.

                          ASC EQUIPMENT COMPANY, INC.

6. INCOME TAXES

  The provision for income taxes consists of the following for the year ended December 31, 1997:

   Current:
     Federal............................................................ $10,270
     State..............................................................   2,258
                                                                         -------
                                                                          12,528
   Deferred:
     Federal............................................................  61,773
     State..............................................................  13,560
                                                                         -------
                                                                          75,333
                                                                         -------
                                                                         $87,861
                                                                         =======

  Significant components of the Company's deferred tax liability at December 31, 1997 are as follows:

   Difference in basis of accounting................................. $(20,487)
   Cumulative tax depreciation in excess of book.....................  226,596
                                                                      --------
     Deferred tax liability, net..................................... $206,109
                                                                      ========

7. RELATED PARTY TRANSACTIONS

  The Company leases its three operating facilities from the president and a stockholder of the Company on a month to month basis. The Company is responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. Total rent expense for 1997 was approximately $99,100.

  In connection with the acquisition discussed in Note 10, the lease terms have been renegotiated.

  The Company also had a non-interest bearing note receivable from its stockholders totaling $14,971 at December 31, 1997 and is included in prepaid expenses and other assets on the accompanying balance sheet. No repayment schedule has been established.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 total interest and income taxes paid were $200,457 and $29,000, respectively.

  During 1997, the Company purchased $72,500 of equipment which was financed.

9. EMPLOYEE BENEFIT PLAN

  The Company has a defined contribution 401(k) pension plan which covers substantially all employees. The Company matches 100% up to the first five percent of the employees contribution. Company contributions to the plan were $33,980 for the year ended December 31, 1997.

10. SUBSEQUENT EVENT

  On January 27, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                         INDEPENDENT AUDITOR'S REPORT

MERCER Equipment Company:

  We have audited the accompanying balance sheets of MERCER Equipment Company as of December 31, 1996 and October 24, 1997 and the related statements of income and retained earnings and of cash flows for each of the two years in the period ended December 31, 1996, and for the period from January 1, 1997 to October 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MERCER Equipment Company as of December 31, 1996, and October 24, 1997 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to October 24, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Webster, Duke & Co. PA

Charlotte, North Carolina
January 21, 1998

                            MERCER EQUIPMENT COMPANY

                                 BALANCE SHEETS

                                                       DECEMBER 31, OCTOBER 24,
                                                       ------------ -----------
                                                           1996        1997
                                                       ------------ -----------
                        ASSETS
CURRENT ASSETS:
  Cash................................................ $   276,639  $    85,384
  Accounts receivable (less allowance for doubtful
   accounts: 1996-$182,425, 1997-$254,073)............   1,819,581    2,398,926
  Inventory (Notes 2, 5 and 8)........................   2,417,425    2,299,512
  Miscellaneous receivables...........................      16,604       29,508
  Prepaid expenses....................................          -        17,965
                                                       -----------  -----------
    Total current assets..............................   4,530,249    4,831,295
                                                       -----------  -----------
RENTAL EQUIPMENT (Notes 2, 5, 8, 9, 10 and 15):
  Rental equipment....................................  14,030,584   15,392,093
  Less accumulated depreciation.......................   3,717,218    4,322,744
                                                       -----------  -----------
    Rental equipment, net.............................  10,313,366   11,069,349
                                                       -----------  -----------
OTHER PROPERTY (Notes 2, 8 and 11):
  Other property......................................   1,003,079    1,091,365
  Less accumulated depreciation.......................     395,658      498,962
                                                       -----------  -----------
    Other property, net...............................     607,421      592,403
                                                       -----------  -----------
OTHER ASSETS (Note 13):
  Deposits and other assets...........................      68,639       42,889
  Notes receivable-officers...........................      69,980       67,453
                                                       -----------  -----------
    Total other assets................................     138,619      110,342
                                                       -----------  -----------
    TOTAL............................................. $15,589,655  $16,603,389
                                                       ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit (Note 4).............................         --           --
  Note payable-Bank (Note 4).......................... $   494,245  $ 5,017,953
  Short-term equipment notes (Note 5).................     189,528    3,619,830
  Notes payable-individuals (Notes 6 and 13)..........     609,000      142,000
  Current portion of long-term debt...................   2,253,562       56,411
  Current portion of capital leases...................     167,445       86,597
  Accounts payable....................................   2,161,340    3,174,282
  Accrued expenses....................................     140,361      254,444
                                                       -----------  -----------
    Total current liabilities.........................   6,015,481   12,351,517
                                                       -----------  -----------
LONG-TERM DEBT (Non-current Portion):
  Revolving credit note (Note 7)......................   2,430,000          --
  Notes payable to bank (Note 8)......................   1,513,000          --
  Notes payable on rental equipment (Note 9)..........   2,195,238          --
  Capital leases on rental equipment (Note 10)........     119,183      176,047
  Notes payable on other property.....................     138,543       82,208
                                                       -----------  -----------
    Total long-term debt..............................   6,395,964      258,255
                                                       -----------  -----------
STOCKHOLDERS' EQUITY:
  Common stock (Notes 2 and 12).......................     500,001      500,001
  Retained earnings (Note 8)..........................   2,678,209    3,493,616
                                                       -----------  -----------
    Total stockholders' equity........................   3,178,210    3,993,617
                                                       -----------  -----------
    TOTAL............................................. $15,589,655  $16,603,389
                                                       ===========  ===========

                       See notes to financial statements.

                            MERCER EQUIPMENT COMPANY

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                    PERIOD FROM JANUARY 1, 1997
                          YEAR ENDED DECEMBER 31,       TO OCTOBER 24, 1997
                          ------------------------  ---------------------------
                             1995         1996                 1997
                          -----------  -----------  ---------------------------
REVENUE:
  Sales of new
   equipment............. $ 2,479,358  $ 3,415,523          $3,709,356
  Sales of supplies and
   parts.................   1,558,273    2,067,403           1,831,345
                          -----------  -----------          ----------
    Total goods sold.....   4,037,631    5,482,926           5,540,701
  Sales of rental
   equipment.............     872,621    1,102,621           1,876,001
  Rental revenues........   4,950,614    7,380,137           6,891,972
  Service department
   revenues..............     357,039      488,216             764,738
                          -----------  -----------          ----------
    Total revenues.......  10,217,905   14,453,900          15,073,412
                          -----------  -----------          ----------
DIRECT COSTS OF REVENUE:
  Cost of goods sold.....   3,171,168    4,469,790           4,677,328
  Cost of rental
   equipment sold, net...     530,102      702,254           1,218,507
  Rental department
   expenses (including
   depreciation of
   $1,035,352, $1,492,131
   and $1,428,312).......   2,226,420    3,589,936           3,728,374
  Service department
   expenses..............     460,382      648,882             706,958
                          -----------  -----------          ----------
    Total direct costs of
     revenue.............   6,388,072    9,410,862          10,331,167
                          -----------  -----------          ----------
GROSS MARGIN.............   3,829,833    5,043,038           4,742,245
                          -----------  -----------          ----------
OPERATING EXPENSES:
  Sales expenses.........     752,722    1,386,812           1,345,705
  Administrative and
   general expenses......   1,930,124    2,247,556           2,014,205
                          -----------  -----------          ----------
    Total operating
     expenses............   2,682,846    3,634,368           3,359,910
                          -----------  -----------          ----------
MARGIN FROM OPERATIONS...   1,146,987    1,408,670           1,382,335
                          -----------  -----------          ----------
OTHER INCOME (EXPENSE):
  Miscellaneous income...      78,258      110,340             147,362
  Interest expense.......    (486,976)    (813,339)           (686,512)
                          -----------  -----------          ----------
    Total other income
     (expense)...........    (408,718)    (702,999)           (539,150)
                          -----------  -----------          ----------
NET INCOME...............     738,269      705,671             843,185
BEGINNING RETAINED
 EARNINGS................   1,450,936    2,045,871           2,678,209
                          -----------  -----------          ----------
    Total................   2,189,205    2,751,542           3,521,394
LESS DIVIDENDS PAID......     143,334       73,333              27,778
                          -----------  -----------          ----------
ENDING RETAINED
 EARNINGS................ $ 2,045,871  $ 2,678,209          $3,493,616
                          ===========  ===========          ==========

                       See notes to financial statements.

                            MERCER EQUIPMENT COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                          YEAR ENDED DECEMBER 31,     1997 TO
                                          ------------------------  OCTOBER 24,
                                             1995         1996         1997
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................. $   738,269  $   705,671  $  843,185
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization........   1,117,783    1,610,918   1,542,966
    Cost of rental equipment sold, net...     530,102      702,254   1,218,507
    Cost of other property sold, net.....                   14,800
    Changes in assets and liabilities:
      Accounts receivable, net...........    (418,132)    (398,900)   (579,345)
      Inventory..........................    (900,532)    (325,339)    117,913
      Miscellaneous receivables..........      (5,437)      (4,065)    (12,904)
      Prepaid expenses...................                              (17,965)
      Other assets.......................     (16,000)     (24,239)     14,400
      Accounts payable...................     651,668      558,903     944,210
      Accrued expenses...................      29,098       24,329     114,083
                                          -----------  -----------  ----------
        Net cash provided by operating
         activities......................   1,726,819    2,864,332   4,185,050
                                          -----------  -----------  ----------
CASH FLOWS (TO) INVESTING ACTIVITIES:
  Purchase of rental equipment...........  (2,466,039)  (2,001,083) (1,601,703)
  Purchase of other property.............    (131,695)    (171,319)    (81,117)
  Increase in other asset................      (1,650)
                                          -----------  -----------  ----------
        Net cash (to) investing
         activities......................  (2,599,384)  (2,172,402) (1,682,820)
                                          -----------  -----------  ----------
CASH FLOWS FROM (TO) FINANCING
 ACTIVITIES:
  Repayments of notes receivable--
   officers..............................       2,264        3,019       2,527
  Repayments by stockholders.............                  220,602
  Loans to stockholders..................    (247,729)
  Repayments under line of credit........    (125,000)                  (8,792)
  Borrowings under line of credit........                                  --
  Repayments of short-term equipment
   notes.................................    (130,301)    (618,854)   (597,500)
  Repayments of notes payable--
   individuals...........................                  (52,500)   (491,000)
  Repayments of long term debt...........  (1,051,070)  (1,950,688) (1,794,942)
  Repayments of capital leases...........     (22,009)    (150,279)
  Net borrowings under note payable--
   bank..................................     465,200       29,045         --
  Borrowings under revolving credit
   note..................................   1,000,000    1,700,000     200,000
  Proceeds from bank loans...............   1,120,588
  Proceeds from notes payable
   individuals...........................     305,000       23,000      24,000
  Dividends paid.........................   (143,334 )     (73,333)    (27,778)
                                          -----------  -----------  ----------
        Net cash from (to) financing
         activities......................   1,173,609     (869,988) (2,693,485)
                                          -----------  -----------  ----------
NET INCREASE (DECREASE) IN CASH..........     301,044     (178,058)   (191,255)
BEGINNING CASH BALANCE...................     153,653      454,697     276,639
                                          -----------  -----------  ----------
ENDING CASH BALANCE...................... $   454,697  $   276,639  $   85,384
                                          ===========  ===========  ==========

                       See notes to financial statements

                           MERCER EQUIPMENT COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                 DECEMBER 31, 1995, 1996 AND OCTOBER 24, 1997

1. ORGANIZATION AND BUSINESS

  Organization--MERCER Equipment Company (MERCER) is a North Carolina corporation. For income tax purposes, it has elected treatment under Subchapter S of the Internal Revenue Code of 1986.

  Business--MERCER sells, rents, and repairs construction equipment, primarily to contractors, industry, utilities, and municipalities. MERCER operates two branches in the Charlotte, North Carolina area and one branch in Greensboro, North Carolina.

2. ACCOUNTING PRINCIPLES

  Basis of Accounting--MERCER prepares its financial statements on the accrual basis of accounting.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Inventory--Inventory consists of new equipment and merchandise for resale and of parts for resale or repair of equipment.

  MERCER records inventory using the last-in, first-out (LIFO) cost assumptions. MERCER maintains separate LIFO pools for new equipment, merchandise, and parts; and uses government indices to determine the cost of LIFO layers.

  At December 31, 1996 and October 24, 1997, the difference between LIFO and first-in, first-out cost was $310,346 and $347,936 respectively.

  Rental Equipment--MERCER records rental equipment at cost and depreciates that cost using the straight-line method over 60 months (50 months for rental equipment purchased after December 31, 1995). MERCER estimates the salvage value on rental equipment to be 28% (50% for rental equipment purchased after December 31, 1995). (See Note 15).

  Other Property--MERCER records other property at cost and depreciates that cost using the straight-line method over lives of 5 or 7 years.

  Notes Receivable--Officers--At December 31, 1996, and October 24, 1997 the notes receivable from officers are due in monthly payments of $600, including principal and interest, for 15 years. At December 31, 1995, the notes receivable from officers were due in quarterly installments of $1,264, including principal and interest, for 14 years.

  Common Stock--MERCER has two classes of common stock: Class A common stock which has voting rights and Class B common stock which has no voting rights. The preferences, limitations, and relative rights of classes are the same except the nonvoting stock has no voting rights other than in those cases in which nonvoting stock is expressly granted voting rights under North Carolina law.

                           MERCER EQUIPMENT COMPANY

  At December 31, 1996 and October 24, 1997, the number of shares authorized and outstanding of each class of stock was as follows:

                                                          AUTHORIZED OUTSTANDING
                                                          ---------- -----------
   Class A, voting.......................................   25,000      16,667
   Class B, nonvoting....................................  175,000     150,000

  Rental Revenue--MERCER generally rents equipment under short-term agreements of one month or less and accounts for these agreements as operating leases.

  Lease Expense--MERCER leases its facilities and certain delivery vehicles under leases classified as operating leases. MERCER leases certain rental equipment and new equipment inventory under leases classified as capital leases.

  Income Taxes--MERCER has elected taxation under Subchapter S of the Internal Revenue Code of 1986 and its stockholders report the taxable income or loss of the company on their individual income tax returns. For income tax purposes, MERCER generally uses accelerated depreciation methods (without salvage value) and deducts bad debts as they are written off.

  Statement of Cash Flows--MERCER considers all instruments with a maturity of three months or less to be cash equivalents. MERCER paid interest expense and purchase various assets through incurrence of notes payable as follows:

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                               YEAR ENDED DECEMBER    1997 TO
                                                       31           OCTOBER 24,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
Interest paid................................ $  464,090 $  807,169 $  683,596
Debt incurred to purchase:
  Inventory..................................    357,306     88,509
  Rental equipment...........................  2,300,291  2,530,234  1,801,029
  Fixed assets...............................    142,174    163,756      7,169

3. PURCHASE OF BUSINESS

  On September 29, 1995, MERCER acquired the branch retail operations of Builders Equipment & Tool Co., Inc. (BETCO) in a transaction accounted for as a purchase. The accompanying financial statements include the results of the Greensboro operation from that date. MERCER purchased substantially all of the resale and rental inventory and the fixed assets at the branch. The purchase price was $600,000. There were no intangible assets purchased nor are there any contingent payments or commitments.

4. NOTE PAYABLE--BANK

  At December 31, 1996, MERCER had a note payable to a bank that is due May 31, 1997. The note provides for monthly payment of interest at the bank's prime rate plus 1/2%. The original amount of the note was $500,000.

  In connection with the purchase of MERCER's common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

5. SHORT-TERM EQUIPMENT NOTES

  MERCER has purchased rental equipment and inventory with short-term (less than 12 months) notes payable with a nominal interest charge. At December 31, 1996, rental equipment and inventory with a cost of $434,972 and $135,522, respectively, is pledged as collateral.

                           MERCER EQUIPMENT COMPANY

  In connection with the purchase of MERCERs common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

6. NOTES PAYABLE--INDIVIDUALS

  Notes payable--individuals provide for quarterly interest payments at the Wall Street prime rate plus one percent and allows MERCER to delay payment of principal for up to one year and a day after request. At December 31, 1996 and October 24, 1997, $178,000 and $ -- , respectively, of this amount was due stockholders.

7. REVOLVING CREDIT NOTES

  MERCER has a $3,000,000 revolving credit note with a bank. At December 31, 1996 MERCER had termed the revolver's outstanding balance and will repay the principal over 36 months beginning in June 1997. The repayment provides for monthly payment of $45,000 principal plus interest at the bank's prime rate plus 1/4%. At December 31, 1995 and during 1996, only interest payments were due on the note (see Note 9 for collateral).

  In connection with the purchase of MERCERs common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

8. NOTES PAYABLE TO BANK

  MERCER's note payable to bank consisted of the following:

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
  Bank note--8.25%, principal of $49,750 plus interest paid
   monthly through November 1998; balance of $635,750 due December
   1998...........................................................  $1,780,000
  Bank note--interest at prime plus 1/2%, principal of $10,000 plus interest paid monthly through August 1998; $250,000 due
   September 30, 1998.............................................     450,000
                                                                    ----------
  Total...........................................................   2,230,000
  Less current portion............................................     717,000
                                                                    ----------
  Noncurrent portion..............................................  $1,513,000
                                                                    ==========

  All accounts receivable and inventory and rental equipment, unless otherwise encumbered, are given as security for the notes payable to bank.

  The loan agreement with the bank provides for maintenance of certain absolute and ratio amounts relating to working capital, net worth, cash flow coverage, and debt/equity and limits amounts that can be paid in dividends. At December 31, 1996, MERCER had obtained a waiver on the cash flow coverage ratio.

  In connection with the purchase of MERCERs common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

9. NOTES PAYABLE ON RENTAL EQUIPMENT

  MERCER finances purchases of rental equipment and inventory through various arrangements with vendors, their related finance entities, and other lenders. These notes provide for monthly payments of either a fixed principal plus interest or a level payment of principal and interest.

  These note have terms of 36 to 60 months and generally provide for accelerated repayment if the underlying equipment is sold. At December 31, 1995 and 1996, the weighted interest rates were 10.1%, and 8.6%, respectively.

                           MERCER EQUIPMENT COMPANY

  At December 31, 1996, $480,801 of floor plan notes, which have not yet begun to require payments of principal or interest, are included in notes payable on rental equipment. The financial statements assume their conversion upon expiration of the floor plan period.

  At December 31, 1996, rental equipment and inventory of $4,637,033 and $88,509, respectively, were collateral for all of the above notes.

  In connection with the purchase of MERCER's common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

10. CAPITAL LEASES

  MERCER leases certain rental equipment under leases accounted for as capital leases. The following is an analysis of the leased property:

                                                        DECEMBER 31, OCTOBER 24,
                                                        ------------ -----------
                                                            1996        1997
                                                        ------------ -----------
   Rental equipment....................................   $408,081    $386,153
   Less accumulated amortization.......................     78,561     138,706
                                                          --------    --------
     Net...............................................   $329,520    $247,447
                                                          ========    ========

  The following is a schedule by years of future lease payments under capital leases together with the present value of the net minimum lease payments as of October 24, 1997:

   Year ended December 31, 1997....................................... $106,795
     1998.............................................................   98,730
     1999.............................................................   74,158
     2000.............................................................   23,177
                                                                       --------
   Net minimum lease payments.........................................  302,860
   Less amount representing interest..................................   40,216
                                                                       --------
   Present value of net minimum lease payments........................  262,644
   Less current portion...............................................   86,597
                                                                       --------
   Long-term portion.................................................. $176,047
                                                                       ========

11. NOTES PAYABLE ON OTHER PROPERTY

  The notes payable on other property provide for monthly payment of principal and interest at rates from 9.0% to 10.8%. At December 31, 1996 and October 24, 1997, related assets with a cost of $287,430 and $232,599 are collateral for the notes.

  The annual amounts of principal due for the next five years is as follows:
1997--$56,411; 1998--$50,318; 1999--$25,082; and 2000--$6,808.

12. COMMITMENTS AND CONTINGENCIES

  As of December 31, 1996 and October 24, 1997, MERCER's cash balance had $100,000 of FDIC insurance and is at one bank.

                           MERCER EQUIPMENT COMPANY

  As of October 24, 1997, MERCER leased all of its facilities from a limited liability company (LLC) whose members own 72% of MERCER's outstanding stock. The leases provided for initial terms of five to seven years; two of the leases provide for annual cost of living increases and have renewal options of five years. MERCER is also responsible for the property taxes, insurance, and repairs (see Note 13). In connection with the sale of MERCER's common stock (see Note 16), the leases were rewritten to provide for an initial term of ten years with two five-year options. The leases provide for minimum rentals of $28,000 per month, after five years, minimum rents will be adjusted for changes in the Consumer Price Index. MERCER has also guaranteed debt of approximately $2,000,000 that the LLC has borrowed against the buildings.

  MERCER had a stock repurchase agreement with two stockholders, each owning 30,000 shares of the outstanding Class B common stock. Among other provisions, the stock repurchase agreement allows MERCER first refusal on a sale of such shares at no less than the book value per share of the stock. At December 31, 1996 the minimum purchase price under this plan was $1,121,950. MERCER had a salary continuation agreement with the same two stockholders. MERCER has agreed to pay these stockholders' beneficiaries an amount equal to twice the prior year's wages. This amount is payable over 24 months, and at December 31, 1996, the potential obligation under the salary continuation plan was $672,672. In connection with the Purchase of MERCER's common stock both of these agreements were canceled. (See Note 16)

13. RELATED PARTIES

  At December 31, 1996 and October 24, 1997, other assets includes rental deposits of $42,889 and $42,889, respectively, with the LLC described in Note
12. For the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997, MERCER paid building rentals to the LLC of $149,500, $278,000 and $273,000, respectively.

  For the years ended December 31, 1995 and 1996 and for period from January 1, 1997 to October 24, 1997, MERCER paid interest of $17,808, $15,672 and $14,576, respectively to stockholders on the notes payable--individuals.

14. PROFIT-SHARING PLAN

  MERCER has adopted a profit-sharing plan that covers substantially all employees and provides for discretionary employer and voluntary employee contributions. For the years ended December 31, 1995, and 1996, and for the period from January 1, 1997 to October 24, 1997, no profit-sharing contribution was made. For the years ended December 31, 1995, and 1996, and for the period from January 1, 1997 to October 24, 1997, MERCER made matching payments of $21,969, $14,777, and $24,287, respectively under Section 401(k) of the Internal Revenue Code of 1986.

15. CHANGE IN ACCOUNTING ESTIMATE

  In 1996 MERCER changed the depreciable life and estimated salvage value of its rental equipment purchased after December 31, 1995 from 60 months to 50 months and from 28% to 50%. The effect of these changes in estimated life and salvage value was to decrease depreciation on rental equipment by $58,859.

16. SUBSEQUENT EVENT

  On October 24, 1997, United Rentals, Inc. purchased all of MERCER's issued and outstanding common stock.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
A&A Tool Rentals & Sales, Inc.:

  We have audited the accompanying consolidated balance sheets of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 31, 1996 and October 19, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended October 31, 1995 and 1996, and the period from November 1, 1996 to October 19, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 31, 1996 and October 19, 1997 and the results of their operations and their cash flows for the years ended October 31, 1995 and 1996, and the period from November 1, 1996 to October 19, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Sacramento, California
November 20, 1997

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                            OCTOBER 31, OCTOBER 19,  JULY 31,
                                               1996        1997        1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
                  ASSETS
Cash....................................... $  308,331  $  108,327  $  187,082
Trade accounts receivable, less allowance
 for doubtful accounts of $80,000 at Octo-
 ber 31, 1996 and at October 19, 1997, and
 $94,608 at July 31, 1997 (notes 2 and 3)..  1,416,142   1,415,775   1,324,684
Merchandise inventory......................    847,035     862,200     906,969
Rental equipment, primarily machinery, at
 cost, net of accumulated depreciation and
 amortization of $5,909,751 at October 31,
 1996, $6,822,441 at October 19, 1997, and
 $6,727,264 at July 31, 1997
 (notes 2 and 3)...........................  3,190,093   2,780,854   3,133,863
Operating property and equipment, net of
 accumulated depreciation and amortization
 of $912,230 at October 31, 1996, $955,007
 at October 19, 1997, and $975,498 at July
 31, 1997 (notes 2 and 3)..................    384,759     281,593     306,415
Due from related party (note 5)............    228,737     332,613     316,364
Prepaid expenses and other assets..........    234,976     303,553     152,251
                                            ----------  ----------  ----------
    Total assets........................... $6,610,073  $6,084,915  $6,327,628
                                            ==========  ==========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt (note 2)................... $   90,400  $  449,670  $  484,700
Accounts payable...........................    766,465   1,040,494     703,583
Accrued liabilities........................    244,938     203,709     221,763
Income tax payable.........................      6,019      12,262       2,992
Long-term debt and capital lease obliga-
 tions (note 3)............................  4,351,394   3,463,807   3,868,069
                                            ----------  ----------  ----------
    Total liabilities......................  5,459,216   5,169,942   5,281,107
                                            ----------  ----------  ----------
Commitments (notes 6 and 9)................
Stockholders' equity:
  Common stock, Class A--voting par value
   $.10. Authorized 2,000,000 shares;
   issued and outstanding 720,000 shares...     72,000      72,000      72,000
  Common stock, Class B--nonvoting. Autho-
   rized 5,000,000 shares; issued and out-
   standing 277,172 shares at October 31,
   1996, 272,491 shares at October 19,
   1997, and 275,242 shares at July 31,
   1997....................................    395,201     378,714     393,058
  Retained earnings........................    683,656     464,259     581,463
                                            ----------  ----------  ----------
    Total stockholders' equity.............  1,150,857     914,973   1,046,521
                                            ----------  ----------  ----------
    Total liabilities and stockholders'
     equity................................ $6,610,073  $6,084,915  $6,327,628
                                            ==========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   PERIOD FROM
                                                   NOVEMBER 1,       NINE MONTHS
                          YEAR ENDED OCTOBER 31,     1996 TO       ENDED JULY 31,
                          -----------------------  OCTOBER 19,  ----------------------
                             1995         1996        1997         1996        1997
                          -----------  ----------  -----------  ----------  ----------
                                                                     (UNAUDITED)
Revenues:
  Equipment rentals.....  $ 4,800,767  $5,918,148  $6,022,196   $4,165,881  $4,501,537
  New equipment sales...    4,283,294   4,463,117   4,355,965    3,310,409   3,228,472
  Sales of parts,
   supplies and
   rental equipment.....      848,193   1,027,943     778,141      824,910     657,572
  Other.................      237,205     296,926     290,140      198,144     215,542
                          -----------  ----------  ----------   ----------  ----------
Total revenues..........   10,169,459  11,706,134  11,446,442    8,499,344   8,603,123
                          -----------  ----------  ----------   ----------  ----------
Costs of Revenues:
  Cost of equipment
   rentals, excluding
   equipment rental
   depreciation and
   amortization.........    2,049,172   2,542,965   2,583,884    1,976,183   2,097,280
  Depreciation and amor-
   tization, equipment
   rentals..............    1,040,233   1,382,048   1,465,586      902,347   1,193,986
  Cost of new equipment
   sales................    4,054,467   4,304,301   4,148,874    3,234,457   3,016,957
  Cost of sales of
   parts, supplies, and
   equipment............      598,545     622,956     595,424      330,714     296,725
  Other.................       38,358      32,582      31,339       24,337      33,115
                          -----------  ----------  ----------   ----------  ----------
Total costs of
 revenues...............    7,780,775   8,884,852   8,825,107    6,468,038   6,638,063
                          -----------  ----------  ----------   ----------  ----------
Gross Profit............    2,388,684   2,821,282   2,621,335    2,031,306   1,965,060
  Selling, general and
   administration.......    2,063,730   2,215,936   2,178,383    1,614,263   1,696,104
  Non-rental
   depreciation and
   amortization.........      107,390     120,757     124,648       88,896      95,171
                          -----------  ----------  ----------   ----------  ----------
Operating income
 (loss).................      217,564     484,589     318,304      328,147     173,785
  Other income
   (expense)............       50,090     116,539      80,080       61,119     105,777
                          -----------  ----------  ----------   ----------  ----------
Income before interest
 and taxes..............      267,654     601,128     398,384      389,266     279,562
                          -----------  ----------  ----------   ----------  ----------
  Interest income.......       56,053      54,993      39,967       51,898      34,590
  Interest expense......     (324,957)   (401,204)   (642,478)    (264,613)   (410,345)
                          -----------  ----------  ----------   ----------  ----------
    Net interest
     expense............     (268,904)   (346,211)   (602,511)    (212,715)   (375,755)
                          -----------  ----------  ----------   ----------  ----------
Income (loss) before
 income taxes...........       (1,250)    254,917    (204,127)     176,551     (96,193)
  Income tax expense
   (note 4).............       (1,600)     (7,619)    (15,270)      (1,600)     (6,000)
                          -----------  ----------  ----------   ----------  ----------
Income (loss) from
 continuing operations..       (2,850)    247,298    (219,397)     174,951    (102,193)
  Loss from operation of
   discontinued
   subsidiary (note 1)..      (55,929)        --          --           --          --
  Loss from disposal of
   discontinued
   subsidiary (note 1)..          --      (44,269)        --       (16,318)        --
                          -----------  ----------  ----------   ----------  ----------
Net income (loss).......  $   (58,779) $  203,029  $ (219,397)  $  158,633  $ (102,193)
                          ===========  ==========  ==========   ==========  ==========

          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             COMMON           COMMON
                              STOCK           STOCK
                             CLASS A         CLASS B
                         --------------- -----------------  RETAINED
                         SHARES  AMOUNT  SHARES    AMOUNT   EARNINGS    TOTAL
                         ------- ------- -------  --------  --------  ----------
Balances at October 31,
 1995................... 720,000 $72,000 363,433  $487,609  $539,406  $1,099,015
Purchase Class B common
 stock from ESOP........     --      --  (27,847)  (29,796)      --      (29,796)
Net loss................     --      --      --        --    (58,779)    (58,779)
                         ------- ------- -------  --------  --------  ----------
Balances at October 31,
 1995................... 720,000  72,000 335,586   457,813   480,627   1,010,440
Purchase Class B common
 stock from ESOP........     --      --  (58,414)  (62,612)      --      (62,612)
Net income..............     --      --      --        --    203,029     203,029
                         ------- ------- -------  --------  --------  ----------
Balances at October 31,
 1996................... 720,000  72,000 277,172   395,201   683,656   1,150,857
Purchase Class B common
 stock from ESOP........     --      --   (4,681)  (16,487)      --      (16,487)
Net loss................     --      --      --        --   (219,397)   (219,397)
                         ------- ------- -------  --------  --------  ----------
Balances at October 19,
 1997................... 720,000 $72,000 272,491  $378,714  $464,259  $  914,973
                         ======= ======= =======  ========  ========  ==========


          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM
                          YEAR ENDED OCTOBER 31,   NOVEMBER 1, 1996 NINE MONTHS ENDED JULY 31,
                          -----------------------   TO OCTOBER 19,  ----------------------------
                             1995        1996            1997          1996         1997
                          ----------  -----------  ---------------- -----------  ----------
                                                                         (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)......  $  (58,779) $   203,029     $ (219,397)   $   158,633  $ (102,193)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization..........   1,147,623    1,502,805      1,590,234        991,243   1,289,157
 Provision for bad
  debts.................      71,600       96,216         73,894         52,515      59,985
 Provision for write-
  down of inventory.....      31,709          --          35,403            --       35,403
 Gain on sale of equip-
  ment..................    (213,049)    (364,504)      (220,017)      (196,325)   (167,944)
 Changes in operating
  assets:
  (Increase) decrease
   in trade accounts
   receivable...........    (282,115)    (151,882)       (73,527)      (190,069)     31,473
  (Increase) decrease
   in related party
   receivables..........     (54,741)         748       (103,876)       (30,385)    (87,627)
  (Increase) decrease
   in merchandise
   inventory............      38,955      (96,479)       (50,568)      (348,187)    (95,337)
  (Increase) decrease
   in prepaid expenses
   and other assets.....     (29,102)      10,934       (174,821)       (42,445)    (50,309)
  Increase (decrease)
   in accounts payable,
   trade................      18,196       61,005        274,029        114,982     (62,882)
  Increase (decrease)
   in accrued liabili-
   ties.................      52,801        9,680        (41,229)       (39,228)    (23,175)
  Decrease in deferred
   revenue..............      (4,440)         --             --             --          --
  Increase (decrease)
   in income tax pay-
   able.................         --         6,019          6,243            --       (3,027)
                          ----------  -----------     ----------    -----------  ----------
   Net cash provided by
    operating
    activities..........     718,658    1,277,571      1,096,368        470,734     823,524
                          ----------  -----------     ----------    -----------  ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from the sale
  of rental equipment
  and operating property
  and equipment.........     277,390      469,489        348,374        245,232     213,013
 Purchases of rental
  equipment and
  operating property
  and equipment.........  (1,620,011)  (2,689,358)    (1,206,186)    (2,042,083) (1,199,652)
 Proceeds from sale of
  marketable securi-
  ties..................       4,954        2,514            --           2,514         --
                          ----------  -----------     ----------    -----------  ----------
   Net cash used in
    investing
    activities..........  (1,337,667)  (2,217,355)      (857,812)    (1,794,337)   (986,639)
                          ----------  -----------     ----------    -----------  ----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Borrowings on long-term
  debt..................     788,967    3,062,482        855,435      3,224,342     828,345
 Payments on long-term
  debt..................    (574,595)  (1,121,435)    (1,743,022)      (572,655) (1,311,670)
 Net borrowings (pay-
  ments) on short-term
  debt..................     513,771     (901,881)       359,270     (1,553,999)    394,300
 Premiums paid for offi-
  cers' life insurance..     (60,042)     (64,743)       (93,756)       (50,799)    (66,966)
 Drawings on cash
  surrender value of
  officers' life
  insurance.............         --           --         200,000            --      200,000
 Purchase of Class B
  common stock..........     (29,796)     (62,612)       (16,487)       (59,590)     (2,143)
                          ----------  -----------     ----------    -----------  ----------
   Net cash provided by
    (used in) financing
    activities..........     638,305      911,811       (438,560)       987,299      41,866
                          ----------  -----------     ----------    -----------  ----------
   Net increase (de-
    crease) in cash.....      19,296      (27,973)      (200,004)      (336,304)   (121,249)
Cash at beginning of
 period.................     317,008      336,304        308,331        336,304     308,331
                          ----------  -----------     ----------    -----------  ----------
Cash at end of period...  $  363,304  $   308,331     $  108,327    $       --   $  187,082
                          ==========  ===========     ==========    ===========  ==========
SUPPLEMENTAL SCHEDULE OF
 CASH FLOW INFORMATION:
 Cash paid during the
  period for:
 Interest...............  $  324,957  $   401,204     $  516,307    $   264,613  $  410,345
                          ==========  ===========     ==========    ===========  ==========
 Income taxes...........  $    1,600  $     1,600     $    4,606    $     1,600  $   10,627
                          ==========  ===========     ==========    ===========  ==========
NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Sale of property and
  equipment for
  promissory note.......  $   10,000  $       --      $      --     $       --   $      --
                          ==========  ===========     ==========    ===========  ==========
 Conversion of short-
  term debt to long-term
  debt..................  $      --   $   686,963     $      --     $       --   $      --
                          ==========  ===========     ==========    ===========  ==========

          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 1995 AND 1996 AND PERIOD FROM NOVEMBER 1, 1996 TO OCTOBER 19, 1997
  (THE INFORMATION AS OF JULY 31, 1997 AND FOR THE NINE MONTHS ENDED JULY 31,
                          1997 AND 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization and Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Operations Management Systems, Inc. (OMS). The Company rents and sells construction and industrial supplies and power equipment in Northern California. OMS marketed and sold computer hardware and software to construction related businesses. All significant intercompany accounts and transactions were eliminated in consolidation. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

  As of October 31, 1995, the Company decided to discontinue the operations of its subsidiary, OMS. Certain assets of OMS were sold as of October 31, 1995. The Company disposed of the remaining assets and liabilities of OMS, which included cash, accounts receivable, inventory, property and equipment, accounts payable and accrued liabilities, during fiscal year 1996. The Company recognized a loss on disposal of the remaining assets. The loss from the disposal of OMS assets was $44,269 for the year ended October 31, 1996 and $16,318 for the nine months ended July 31, 1996. The loss from operations of OMS was $55,929 for the year ending October 31, 1995.

 (b) Interim Financial Statements

  The accompanying consolidated balance sheet at July 31, 1997 and the consolidated statements of operations and cash flows for the nine month periods ended July 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 (c) Merchandise Inventory

  Merchandise inventory is stated at the lower of cost or market. Cost is determined using the weighted-average method.

 (d) Revenue Recognition

  Revenue related to the sale of construction and industrial supplies and power equipment is recognized at the point of sale. Revenue related to the rental of construction and industrial power equipment is recognized at the time of return for rentals of twenty-eight days or less, and ratably over the contract term for rentals in excess of twenty-eight days.

 (e) Property and Equipment

  Property and equipment are stated at cost and consist of rental equipment and operating property and equipment. Property and equipment under capital leases are stated at the present value of minimum lease payments.

  Depreciation on property and equipment is calculated using an accelerated method.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

  Depreciation for property and equipment is taken over the asset's useful life of 5 years, except for leasehold improvements which are amortized over 10 to 20 years.

 (f) Other Assets

  Other assets consist primarily of the cash surrender value of officers' life insurance net of loans against the cash surrender value of the policies and unbilled rental revenue. The loans outstanding were $410,000 at October 31, 1996, and $610,000 at October 19, 1997 and July 31, 1997. The Company is named beneficiary under the life insurance policy. Unbilled rental revenue represents the revenue recognized on contracts over twenty-eight days, but not billed. At October 19, 1997 unbilled rental revenue was $180,178.

 (g) Income Taxes

  The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on November 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

 (j) Reclassifications

  Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 consolidated financial statement presentation.

(2) SHORT-TERM DEBT

  As of October 31, 1996, the Company had borrowed $90,400, on a credit facility that allows the Company to borrow up to $500,000 at the bank's prime rate (8.25% at October 31, 1996) plus 2%. Borrowings under this facility are collateralized by trade accounts receivable.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

  In 1997, the Company had borrowed on a credit facility that allows the Company to borrow up to $500,000 at the bank's prime rate (8.5% at October 19, 1997 and July 31, 1997) plus 2%. At October 19, 1997 and July 31, 1997, the amounts outstanding were $449,670 and $484,700, respectively.

(3) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  Long-term debt and capital lease obligations consist of the following:

                                            OCTOBER 31, OCTOBER 19,  JULY 31,
                                               1996        1997        1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
   CURRENT PAYOR AND TERMS
   Union Safe Deposit Bank--Various notes
    with combined monthly payments of
    $54,592 including interest at prime
    plus 2%, due from 1996 through 1999.
    Collateralized by equipment and
    accounts receivable...................  $1,382,482   $851,741    $989,334
   American Equipment Leasing--Various
    leases with combined monthly payments
    of $24,149 including interest ranging
    from 11.5% to 12%, due from 1997
    through 1998. Collateralized by
    equipment.............................     510,567    377,619     381,122
   Atlas Copco, Inc.--Various notes with a
    combined monthly payment of $22,212
    including interest ranging from 8.5%
    to 12.36%, due from 1996 through 1998.
    Collateralized by equipment...........     352,446    257,875     323,727
   Clark Equipment Credit Co.--Various
    notes with a combined monthly payment
    of $3,546 including interest ranging
    from 8.7% to 12.39%, due from 1996
    through 1999. Collateralized by
    equipment.............................     105,889     39,083      45,433
   Ingersoll-Rand--One note with a monthly
    payment of $3,254 including interest
    at 9.75%, due in 1999. Collateralized
    by equipment..........................      91,121     52,069      61,832
   Prospect Leasing--Two leases with a
    combined monthly payment of $1,798
    including interest at 10%, due in
    1998. Collateralized by equipment.....      36,364     18,712      24,106

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                                             OCTOBER 31, OCTOBER 19,  JULY 31,
                                                1996        1997        1997
                                             ----------- ----------- -----------
                                                                     (UNAUDITED)
   CURRENT PAYOR AND TERMS--(CONTINUED)
   Miller Electric Finance--Two notes with
    a combined monthly payment of $3,964
    including interest ranging from 10.25%
    to 11.3%, due in 1999. Collateralized
    by equipment...........................      72,746      89,813     101,704
   The Associates--Various notes and leases
    with a combined monthly payment of
    $35,365 including interest ranging from
    9% to 13.5%, due from 1996 through
    2000. Collateralized by equipment......     924,064   1,002,327   1,175,627
   JI Case Credit Corporation--Three notes
    with combined monthly payments of
    $14,428 including interest ranging from
    6.9% to 8.2%, due from 1997 through
    2000. Collateralized by equipment......     515,184     349,235     346,540
   John Deere--One note with a monthly
    payment of $885 including interest at
    8.75%, due in 1998. Collateralized by
    equipment..............................      14,159       3,540       6,195
   Caterpillar Financial Services--Various
    notes with a combined monthly payment
    of $12,279 including interest ranging
    from 9.4% to 11.3%, due from 1998
    through 2001. Collateralized by
    equipment..............................     546,420     458,438     493,833
   Colonial Pacific Leasing--One note with
    a monthly payment of $1,323 including
    interest at 10%, due in 1997.
    Collateralized by equipment............       5,293         --          --
   Newcourt Financial--Two notes with a
    combined monthly payment of $4,207
    including interest ranging from 10% to
    11%, due in 1998 and 2001.
    Collateralized by equipment............     196,194     148,508     158,329
   Other...................................      80,773      62,181     105,030
                                             ----------  ----------  ----------
   Total long-term debt....................   4,833,702   3,711,141   4,212,812
   Less amounts representing interest......     482,308     247,334     344,743
                                             ----------  ----------  ----------
   Long-term debt, net of interest.........  $4,351,394  $3,463,807  $3,868,069
                                             ==========  ==========  ==========

  Subsequent to October 19, 1997, all amounts outstanding under the long-term debt agreements and capital lease agreements were paid except for $18,546 which is scheduled for payment in fiscal year 1998.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

(4) INCOME TAXES

  Income tax expense consists of the following:

                                                     PERIOD FROM
                                        YEAR ENDED   NOVEMBER 1,   NINE MONTHS
                                        OCTOBER 31,    1996 TO   ENDED JULY 31,
                                       ------------- OCTOBER 19, ---------------
                                        1995   1996     1997      1996    1997
                                       ------ ------ ----------- ------- -------
                                                                   (UNAUDITED)
   Current............................ $1,600 $7,619   $15,270   $ 1,600 $ 6,000
   Deferred...........................    --     --        --        --      --
                                       ------ ------   -------   ------- -------
                                       $1,600 $7,619   $15,270   $ 1,600 $ 6,000
                                       ====== ======   =======   ======= =======

  Deferred tax assets and deferred tax liabilities are comprised of the following:

                                            OCTOBER 31, OCTOBER 19,  JULY 31,
                                               1996        1997        1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
   Current deferred tax assets:
     Allowance for bad debts...............  $  34,600   $  34,600   $  41,000
     Inventory reserve.....................        --        6,600         --
   Noncurrent deferred tax assets:
     Depreciation and amortization
      expense..............................     12,000      14,000      11,300
     Net operating loss....................    188,300     236,800     198,800
     Alternative minimum taxes.............     25,500      39,000      29,900
                                             ---------   ---------   ---------
     Total deferred tax assets.............    260,400     331,000     281,000
     Less: Valuation allowance.............   (260,400)   (331,000)   (281,000)
                                             ---------   ---------   ---------
     Total deferred tax assets.............        --          --          --
     Total deferred tax liabilities........        --          --          --
                                             ---------   ---------   ---------
       Net deferred tax asset/liability....  $     --    $     --    $     --
                                             =========   =========   =========

  The effective rate for income tax expense differs from the statutory tax rate of 34% when applied to income (loss) from continuing operations before income taxes as a result of the following:

                                            OCTOBER
                                              31,
                                           -----------   OCTOBER 19,  JULY 31,
                                           1995   1996      1997        1997
                                           ----   ----   ----------- -----------
                                                                     (UNAUDITED)
   Expected U.S. Federal income tax....... (34%)   34%       (34%)       (34%)
   State franchise tax, net............... 128%     1%       --            2%
   Net operating loss carryforward........ --     (34%)      --          --
   Effect of valuation allowance..........  34%   --          34%         34%
   Alternative minimum tax................ --       2%         7%          4%
                                           ---    ---        ---         ---
       Total.............................. 128%     3%         7%          6%
                                           ===    ===        ===         ===

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

  The net change in the total valuation allowance for the year ended October 31, 1995 and 1996 and the period from November 1, 1996 to October 19, 1997 was an increase of $8,000, a decrease of $100,600 and an increase of $70,600, respectively.

(5) RELATED PARTY TRANSACTIONS

 Building

  The Company leased its Stockton, California premises from officers and stockholders of the Company. The Company executed a new five year lease on June 1, 1993 with monthly rent of $21,500. On October 20, 1997, this lease was amended for an additional five years with monthly rent of $17,000. In addition, the Company as lessee is to pay all taxes and insurance relating to the property. At October 19, 1997, the remaining commitment under this lease, as amended, is $1,020,000 plus property taxes and insurance.

 Due From Related Party

  Due from related party comprise the following:

                                             OCTOBER 31, OCTOBER 19,  JULY 31,
                                                1996        1997        1997
                                             ----------- ----------- -----------
                                                                     (UNAUDITED)
   President and shareholder................  $228,737    $317,613    $316,364
   Vice president and shareholder...........       --       15,000         --
                                              --------    --------    --------
                                              $228,737    $332,613    $316,364
                                              ========    ========    ========

  The amounts due from related parties were paid subsequent to October 19, 1997.

(6) OPERATING LEASES

  The Company leases vehicles from various unrelated companies through 1999. The vehicle leases, as well as the lease for the Company's business premises, are classified as operating leases. At October 19, 1997, future minimum lease payments under the operating leases including amounts amended as discussed in note (5) are:

   YEAR ENDING OCTOBER 31
   ----------------------
     1998............................................................ $  442,636
     1999............................................................    305,036
     2000............................................................    204,000
     2001............................................................    204,000
     2002............................................................    204,000
                                                                      ----------
                                                                      $1,359,672
                                                                      ==========

  Operating lease expense aggregated $520,210, $533,619 and $501,473 in 1995, 1996 and for the period from November 1, 1996 to October 19, 1997, respectively, and $167,032 and $359,378 for the nine months ended July 31, 1996 and 1997, respectively.

(7) EMPLOYEE STOCK OWNERSHIP PLAN

  Effective October 31, 1972, the Company established an Employee Stock Ownership Plan (ESOP) for the benefit of its eligible employees. The ESOP is designed to invest primarily in the stock

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY of the Company. Contributions to the ESOP are determined annually by the Board of Directors, however, in no case may the contribution exceed the lesser of
(a) fifteen percent (15%) of the compensation of eligible employees, or (b) $30,000 for each participant. No contributions were made in the years ended October 31, 1995 and 1996 or the period from November 1, 1996 to October 19, 1997.

  The ESOP measures compensation for Plan purposes as the Company's contribution to the Plan. No compensation cost was recognized by the Plan for the years ended October 31, 1995 and 1996, or the period from November 1, 1996 to October 19, 1997.

  The ESOP held 277,172, 272,491 and 275,242 allocated shares at October 31, 1996, October 19, 1997, and July 31, 1997, respectively. No committed-to-be-released or suspense shares were held by the ESOP at October 31, 1996, October 19, 1997, or at July 31, 1997.

  Following termination of employment, participants receive a distribution of their vested ESOP account balance in the form of cash or Company shares in accordance with the provisions of the ESOP. If shares are distributed to the participant, the participant has the right to sell the shares back to the Company, for a limited period of time, at the fair market value of the shares.

(8) PROFIT SHARING PLAN

  In August 1995, the Company established a Profit Sharing/401(k) Savings Plan
(Plan) under Section 401 and 501 of the Internal Revenue Code. Substantially all employees are eligible for the Plan. Yearly employer contributions to the Plan are discretionary. Employees may also elect to contribute to the Plan. For the years ended October 31, 1995 and 1996, and the period from November 1, 1996 to October 19, 1997, the Company contributed, $8,245, $27,422, and $27,064, respectively to the Plan and $19,780 and $19,779 for the nine months ended July 31, 1996 and 1997.

(9) COMMITMENTS

  Litigation, contingent liabilities, and claims, all arising in the ordinary course of business, are not expected to involve any amounts that could be material to the Company's financial position or results of operations.

(10) SUBSEQUENT EVENT

  On October 17, 1997, the Company entered into a stock purchase agreement with United Rentals, Inc. (United). The transaction closed on October 20, 1997 and under the terms of the stock purchase agreement, United purchased all of the issued and outstanding common stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
J & J Rental Services, Inc.

  We have audited the balance sheets of the predecessor companies to J & J Rental Services, Inc. (see Note 1) as of December 31, 1996 and for J&J Rental Services, Inc. as of October 22, 1997 and the related statements of income, stockholders' equity and partners' capital and cash flows for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the predecessor companies to J & J Rental Services, Inc. at December 31, 1996, and for J&J Rental Services, Inc. as of October 22, 1997 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997 in conformity with generally accepted accounting principles.

                                                  /s/ Ernst & Young LLP

MetroPark, New Jersey
January 23, 1998

                          J & J RENTAL SERVICES, INC.

                                 BALANCE SHEETS
                                    (NOTE 1)

                                                       PREDECESSORS   COMPANY
                                                       ------------ -----------
                                                       DECEMBER 31, OCTOBER 22,
                                                           1996        1997
                                                       ------------ -----------
                       ASSETS
Cash.................................................   $  666,153  $ 1,431,287
Accounts receivable, net of allowance for doubtful
 accounts of $428,270, and $226,273 at 1996 and 1997,
 respectively........................................    1,502,119    1,470,608
Trade notes receivable, net of allowance for doubtful
 accounts of $93,337 at 1996.........................       37,081
Rental equipment, net................................    6,669,365    7,961,850
Property and equipment, net..........................      467,460      319,219
Investments in marketable equity securities..........       81,175
Due from Predecessor Stockholder.....................      120,000
Due from Related Party...............................                   354,388
Prepaid expenses and other assets....................      126,221        4,006
Intangible assets, net...............................                 3,270,614
                                                        ----------  -----------
      Total assets...................................   $9,669,574  $14,811,972
                                                        ==========  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS'
                       CAPITAL
Liabilities:
  Accounts payable...................................   $  628,252  $   936,725
  Accrued expenses...................................      336,884      360,990
  Income tax payable.................................       24,814
  Deferred tax liability.............................      430,000
  Debt...............................................    5,766,651   14,078,932
  Due to Predecessor Stockholder.....................      336,498
                                                        ----------  -----------
      Total liabilities..............................    7,523,099   15,376,647
Commitments and contingencies
Stockholders' equity and partners' capital:
  Stockholder's equity--J & J Equipment, Inc.
    Common stock, $1.00 par value, 50,000 shares
     authorized, issued and outstanding..............       50,000
    Unrealized gain on marketable equity securities..        1,165
    Retained earnings................................      981,955
                                                        ----------
                                                         1,033,120
  Partners' capital--Tri-Star Rentals, Ltd...........    1,113,355
                                                        ----------
  Stockholders' equity--J & J Rental Services, Inc.
    Common stock, no par value, 1,000,000 shares au-
     thorized, 77,500 shares issued and outstanding..                     1,000
    Accumulated deficit..............................                  (565,675)
                                                                    -----------
Total stockholders' equity (deficit) and partners'
 capital.............................................    2,146,475     (564,675)
                                                        ----------  -----------
    Total liabilities and stockholders' equity and
     partners' capital...............................   $9,669,574  $14,811,972
                                                        ==========  ===========

                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

                              STATEMENTS OF INCOME
                                    (NOTE 1)

                                                                                   PREDECESSORS                     COMPANY
                                                                     ------------------------------------------ ---------------
                                                                                                                THE PERIOD FROM
                                                                     YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED   JULY 1, TO
                                                                     ------------------------      JUNE 30,       OCTOBER 22,
                                                                        1995         1996            1997            1997
                                                                     -----------  -----------  ---------------- ---------------
Revenues:
  Equipment rentals.................................................  $7,573,784   $7,769,716     $3,823,790      $2,544,233
  Sales of equipment and parts......................................   1,810,400    1,243,297        573,450         129,963
                                                                     -----------  -----------     ----------      ----------
    Total revenues..................................................   9,384,184    9,013,013      4,397,240       2,674,196
Cost of revenues:
  Cost of revenues, excluding depreciation..........................   3,906,336    3,544,040      1,629,299       1,363,085
  Depreciation, equipment rentals...................................   2,048,619    2,389,929      1,171,685         359,672
  Cost of revenues of equipment and parts...........................     898,190      452,522        326,847          46,653
                                                                     -----------  -----------     ----------      ----------
    Total cost of revenues..........................................   6,853,145    6,386,491      3,127,831       1,769,410
                                                                     -----------  -----------     ----------      ----------
Gross profit........................................................   2,531,039    2,626,522      1,269,409         904,786
Selling, general and administrative expenses........................   1,840,973    1,521,562        713,488         786,907
Non-rental depreciation.............................................     125,004      123,971         78,643           7,629
                                                                     -----------  -----------     ----------      ----------
    Operating income................................................     565,062      980,989        477,278         110,250
Interest expense....................................................     411,731      478,341        180,769         378,231
Other (income), net.................................................     (45,103)     (27,523)       (11,418)        (26,306)
                                                                     -----------  -----------     ----------      ----------
    Income (loss) before provision for income taxes.................     198,434      530,171        307,927        (241,675)
Provision for income taxes..........................................      35,678       49,685         98,000             --
                                                                     -----------  -----------     ----------      ----------
    Net income (loss)............................................... $   162,756  $   480,486     $  209,927      $ (241,675)
                                                                     ===========  ===========     ==========      ==========


                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

            STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
                                    (NOTE 1)

                                            UNREALIZED
                                          (LOSS) GAIN ON
                            COMMON STOCK    MARKETABLE    RETAINED   PARTNERS'
                           SHARES AMOUNT    SECURITIES    EARNINGS    CAPITAL
                           ------ ------- -------------- ----------  ---------
Predecessors:
  Balance at January 1,
   1995................... 50,000 $50,000    $(6,500)    $  796,096  $ 927,272
  Net income..............                                   75,762     86,994
  Distributions paid to
   partners...............                                            (169,741)
  Unrealized gain on
   marketable securities..                     9,250
                           ------ -------    -------     ----------  ---------
  Balance at December 31,
   1995................... 50,000  50,000      2,750        871,858    844,525
  Net income..............                                  110,097    370,389
  Distributions paid to
   partners...............                                            (101,559)
  Unrealized loss on
   marketable securities..                    (1,585)
                           ------ -------    -------     ----------  ---------
  Balance at December 31,
   1996................... 50,000  50,000      1,165        981,955  1,113,355
  Net income (loss) from
   January 1, 1997 to June
   30, 1997...............                                  311,262   (101,335)
  Distributions paid to
   partners...............                                             (50,500)
                           ------ -------    -------     ----------  ---------
  Balance at June 30,
   1997................... 50,000 $50,000    $ 1,165     $1,293,217  $ 961,520
                           ====== =======    =======     ==========  =========
Company:
  Issuance of common
   stock.................. 77,500 $ 1,000
  Net loss from July 1,
   1997 to October 22,
   1997...................                               $ (241,675)
  Basis adjustment........                                 (324,000)
                           ------ -------    -------     ----------  ---------
  Balance at October 22,
   1997................... 77,500 $ 1,000                $ (565,675)
                           ====== =======    =======     ==========  =========


                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                    (NOTE 1)

                                                                                       PREDECESSORS                 COMPANY
                                                                            ------------------------------------  -----------
                                                                                                                  THE PERIOD
                                                                                                      SIX MONTHS  FROM JULY 1
                                                                            YEAR ENDED DECEMBER 31,     ENDED         TO
                                                                            ------------------------   JUNE 30,   OCTOBER 22,
                                                                               1995         1996         1997        1997
                                                                            -----------  -----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)......................................................... $   162,756  $   480,486  $  209,927  $ (241,675)
 Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
 Depreciation and amortization.............................................   2,173,623    2,513,900   1,250,328     396,823
 Bad debt expense (recovery)...............................................     128,092      (57,621)      7,214     226,273
 Gain on sale of rental equipment..........................................    (396,704)    (369,379)   (210,390)    (43,878)
 Gain on sale of property and equipment....................................      (2,809)      (6,591)        --          --
 Deferred taxes............................................................      23,000       12,000         --          --
 Changes in assets and liabilities:
  Increase in accounts receivable..........................................     (64,895)     (10,430)   (512,942) (1,696,881)
  (Increase) decrease in trade notes receivable............................    (170,337)      39,859      37,081         --
  Increase in prepaid expenses and other assets............................     (31,561)     (84,918)    (26,028)     (4,006)
  Increase (decrease) in accounts payable..................................      46,476      (41,052)    372,230     936,725
  Increase in accrued expenses.............................................      53,632        1,919     123,765     360,990
  Increase in income tax payable...........................................       7,613       17,201      73,186         --
  Increase in Related Party receivable.....................................                                         (354,388)
                                                                            -----------  -----------  ----------  ----------
   Cash provided by (used in) operating activities.........................   1,928,886    2,495,374   1,324,371    (420,017)
CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of property and equipment.....................................    (270,369)    (195,823)   (614,414)   (548,346)
 Proceeds from sale of rental equipment....................................     930,860      755,122   1,227,501     232,148
 Proceeds from sale of property and equipment..............................      24,634       74,585         --          --
 Purchase of other company, net of cash acquired...........................                                       (7,238,924)
 Unrealized gain/(loss) on marketable securities...........................       9,250       (1,585)        --          --
 Purchase of marketable securities.........................................      (9,250)     (28,425)        --          --
 Payments on loans to Predecessor Stockholder..............................     (21,573)     (73,724)    (79,254)        --
 Proceeds received on Predecessor Stockholder loans........................      94,857          --        6,884         --
 Loan to Predecessor Stockholder...........................................    (120,000)         --          --          --
                                                                            -----------  -----------  ----------  ----------
   Cash provided by (used in) investing activities.........................     638,409      530,150     540,717  (7,555,122)
CASH FLOWS FROM FINANCING ACTIVITIES
 Borrowing under credit facilities.........................................     871,496      351,958         --   10,000,000
 Principal payments on debt................................................  (3,117,926)  (3,171,213) (1,920,472)   (593,574)
 Distributions paid........................................................    (169,741)    (101,559)    (50,500)        --
                                                                            -----------  -----------  ----------  ----------
   Cash provided by (used in) financing activities.........................  (2,416,171)  (2,920,814) (1,970,972)  9,406,426
                                                                            -----------  -----------  ----------  ----------
Increase (decrease) in cash ...............................................     151,124      104,710    (105,884)  1,431,287
Cash at beginning of year..................................................     410,319      561,443     666,153         --
                                                                            -----------  -----------  ----------  ----------
   Cash at end of year..................................................... $   561,443  $   666,153  $  560,269  $1,431,287
                                                                            ===========  ===========  ==========  ==========

                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996
                             AND OCTOBER 22, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  J & J Rental Services, Inc. (the "Company") was formed in May 1997, and pursuant to the terms of an Asset Purchase Agreement (the "Agreement"), on June 30, 1997 acquired all of the rental equipment and property and equipment from J & J Equipment, Inc. ("J & J"), and Tri-Star Rentals, Ltd. ("Tri-Star") (collectively, the "Predecessors") and assumed all operations of the Predecessors (the "Acquisition"). The purchase price of $10,700,000 consisted of cash of $7,200,000 and a promissory note payable for $3,500,000. The sole stockholder and partner of J & J and Tri-Star, respectively, (the "Predecessor Stockholder") has, on a fully-diluted basis, a 9% ownership interest in the outstanding common stock of the Company, and has continued in a management role as chief operating officer.

  The accompanying financial statements as of December 31, 1996 and for the years ended December 31, 1995 and 1996, and for the six month period ended June 30, 1997 present the accounts and results of operations of the Predecessors on a combined, historical cost basis. Although the financial statements of the Predecessors have been combined, the balance sheets and statements of income and cash flows do not represent those of a single legal entity. All significant intercompany accounts and transactions have been eliminated in combination.

  The financial statements as of October 22, 1997 and for the period from July 1 to October 22, 1997 present the accounts and results of operations of the Company since the Acquisition.

  The Acquisition has been accounted for as a purchase effective July 1, 1997 and, accordingly, at such date the Company recorded the assets acquired at their estimated fair values, adjusted for the impact of the Predecessor Stockholder's continuing residual interest as described below. The assets acquired have been reduced by $324,000 representing the Predecessor Stockholder's continuing residual interest in the Company with a corresponding charge against the Company's retained earnings.

  The adjusted purchase price and the preliminary allocation of the adjusted purchase price to the historical assets of the Company as of July 1, 1997 are as follows:

   Purchase price.................................................. $10,739,000
   Adjustment necessary to value Predecessor Stockholder's
    continuing residual interest at Predecessor's basis............     324,000
                                                                    -----------
   Adjusted purchase price......................................... $10,415,000
                                                                    ===========
   Allocation of adjusted purchase price:
     Net assets acquired, at fair values........................... $ 7,115,000
     Covenant not to compete.......................................      50,000
     Goodwill......................................................   3,250,000
                                                                    -----------
       Total adjusted purchase price allocation.................... $10,415,000
                                                                    ===========

 Business Activity

  The Company rents and sells light weight and heavy off-road construction equipment for use by construction and maintenance companies, and has ancillary sales of parts and supplies. The rentals are on a daily, weekly or monthly basis. The Company has two locations in Houston, Texas and its

                          J & J RENTAL SERVICES, INC.

principal market area is the state of Texas. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over estimated useful lives of three to five years through June 30, 1997 and two to ten years subsequent to June 30, 1997 with no salvage value. Rental equipment costing less than $500 is immediately expensed at the date of purchase. Equipment rental revenue is recorded as earned under the operating method. Equipment rental revenue in the statements of operations includes revenues earned on equipment rentals, and related fuel sales and rental equipment delivery fees. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales in the statements of operations. Ordinary maintenance and repair costs are charged to operations as incurred.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years.

  The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations. Ordinary maintenance and repair costs are charged to operations as incurred.

 Advertising Costs

  The Company advertises primarily through trade journals, phone directories and the distribution of promotional items. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $40,095 and $52,483 in the years ended December 31, 1995 and 1996, respectively, $1,297 in the six months ended June 30, 1997, and $9,433 from July 1 to October 22, 1997.

 Income Taxes

  J & J applied an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax balances are determined by using tax rates expected to be in effect when the taxes will actually be paid or refunds received. Under federal and state income tax law, Tri-Star, a partnership, is not a taxable entity and, therefore, incurs no income tax liability. Any profits and losses of Tri-Star flow through to the individual partners.

 Investments

  The Company's investments consist of marketable equity securities and are classified as available for sale. Any unrealized gains or losses are excluded from income and are presented as a component of stockholders' equity.

 Intangible assets

  Intangible assets are recorded at cost and consist of goodwill of $3,250,134 and covenant not to compete of $50,000. Goodwill is being amortized by the straight-line method over its estimated useful life of forty years. The covenant not to compete reflects an agreement made regarding confidentiality and restricting competitive activity and is being amortized by the straight-line method over the period of the agreement, which is 5 years. Amortization expense was $29,520 for the period from July 1 to October 22, 1997.

                          J & J RENTAL SERVICES, INC.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, accordingly, management believes this mitigates the amount of credit risk. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

                                                        DECEMBER 31, OCTOBER 22,
                                                            1996        1997
                                                        ------------ -----------
   Rental equipment.................................... $12,520,482  $8,313,840
   Less accumulated depreciation.......................   5,851,117     351,990
                                                        -----------  ----------
   Rental equipment, net............................... $ 6,669,365  $7,961,850
                                                        ===========  ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31, OCTOBER 22,
                                                            1996        1997
                                                        ------------ -----------
   Transportation equipment............................  $ 763,402    $166,003
   Furniture, fixtures and office equipment............     92,082      59,760
   Shop equipment......................................     39,356
   Leasehold improvements..............................     38,386
   Construction in progress............................                101,085
                                                         ---------    --------
                                                           933,226     326,848
   Less accumulated depreciation.......................    465,766       7,629
                                                         ---------    --------
   Total...............................................  $ 467,460    $319,219
                                                         =========    ========

                          J & J RENTAL SERVICES, INC.

5. DEBT

  Debt consists of the following:

                                                       DECEMBER 31, OCTOBER 22,
                                                           1996        1997
                                                       ------------ -----------
CIT Group--Various notes dated from September 21,
 1995 through August 5, 1997, with annual interest
 rates ranging from 8% to 9.4% due in monthly
 payments ranging from $867 to $43,987. .............  $ 1,246,231   $637,956
The Associates--Note dated April 1, 1996, with annual
 interest of 8.8% due in monthly payments of
 $3,609. ............................................      110,450
Case Power & Equipment--Various notes dated from
 January 1, 1992 through December 30, 1996, with
 annual interest rates ranging from 5.5% to 7.9% due
 in monthly payments ranging from $408 to $7,747. ...      795,344
Sterling Bank--Various notes dated from January 26,
 1994 through December 20, 1996, with annual interest
 rates ranging from 8% to 11% due in monthly payments
 ranging from $582 to $2,084. .......................      306,708
KDC Financial--Various notes dated from June 14, 1993
 through December 31, 1996, with annual interest
 rates ranging from 4.5% to 9.5% due in monthly
 payments ranging from $840 to $4,691. ..............    1,443,971
John Deere Financial--Notes dated December 31, 1995
 and September 10, 1996, with annual interest rates
 of 7.9% and 6.9% due in monthly payments of $807 and
 $1,083. ............................................       69,247
Frost National Bank--Various notes dated from January
 25, 1995 through August 15, 1995, with annual
 interest rates ranging from 8.75% to 9.5% due in
 monthly principal payments ranging from $582 to
 $8,492. ............................................      101,771
Citicorp--Note dated June 15, 1993, with an annual
 interest rate of 5.9% due in monthly payments of
 $921. ..............................................        5,433
First Prosperity Bank--Various notes dated from
 September 8, 1994 through December 13, 1996, with
 annual interest ranging from 7.25% through 9.9% due
 in monthly payments ranging from $354 to $1,039. ...       55,139
CAT Financial--Notes dated June 2, 1995 and December
 31, 1994, with annual interest rates of 9.69% and
 9.5% due in monthly payments of $4,227 and
 $3,036. ............................................      152,293
CAT Financial--Notes dated October 11, 1996 and
 November 25, 1996, non-interest bearing, with
 monthly payments of $1,205 and $3,522. .............      161,102
Chase/Clark Credit--Various notes dated from March
 17, 1994 through September 28, 1994, with annual
 interest rates ranging from 9.75% to 12.765% due in
 monthly installments ranging from $194 to $1,430. ..       30,232
First Prosperity--Various notes dated from August 16,
 1993 through December 13, 1996, with annual interest
 rates ranging from 6.4% to 11% due in monthly
 installments ranging from $423 to $4,205............      171,518
Associates Commercial Credit Corp.--Various notes
 dated from May 16, 1994 through July 8, 1996, with
 annual interest rates ranging from 7.75% to 11.25%
 due in monthly installments ranging from $912 to
 $6,656..............................................      246,570

                          J & J RENTAL SERVICES, INC.

                                                       DECEMBER 31, OCTOBER 22,
                                                           1996        1997
                                                       ------------ -----------
Ingersoll-Rand Company--Various notes dated from June
 30, 1992 through September 8, 1996 with annual
 interest rates ranging from 7% to 9.5% due in
 monthly installments ranging from $301 to $7,794....      316,003
Wacker Corporation--Various notes dated from January
 7, 1994 through May 25, 1996, with annual interest
 rates ranging from 6.25% to 10.25% due in monthly
 installments ranging from $854 to $2,889............       99,666
AEL Leasing Co., Inc.--Various notes dated from April
 21, 1994 through May 20, 1996, with annual interest
 rates ranging from 8.72% to 12.93% due in monthly
 installments ranging from $371 to $4,883............      261,043
AEL Leasing Co., Inc.--Various non-interest bearing
 notes dated from April 21, 1994 through February 26,
 1996, due in 12 principal installments ranging from
 $8,022 to $18,249...................................       36,498
Shandee--Note dated August 31, 1995, with an annual
 interest rate of 11.25% due in monthly installments
 of $2,803...........................................       21,510
Sterling Bank--Note dated January 2, 1996, with an
 annual interest rate of 9.5% due in 24 principal
 installments of $4,118..............................       53,538
Miller Financing--Various notes dated from February
 15, 1996 through June 1, 1996, with annual interest
 rates ranging from 9.25 % to 10.25% due in monthly
 installments ranging from $375 to $2,922............       82,384
Toyota Motor Credit Corp.--Notes dated July 12 and
 August 28, 1997, with annual interest rates of 5.4%
 and 6.9%, respectively, due in monthly installments
 of $543 and $ 561, respectively.....................                    47,460
AEL Leasing Co., Inc.--Note dated October 10, 1997
 with annual interest of 9.33% due in monthly
 payments of $3,345..................................                   157,807
Case Credit--Various notes dated June 30, 1997 with
 an annual interest rate of 7.9% due in monthly
 installments ranging from $1,685 to $2,254..........                   290,260
Case Credit--Term note dated June 30, 1997, with
 interest due monthly at prime plus .75% (9.25% at
 September 30, 1997). Principal is due June 30, 2002.
 This note is secured by all of the Company's rental
 assets and property, plant and equipment, and is
 personally guaranteed by the majority owners of the
 Company.............................................                 7,445,449
J & J and Tri-Star--Promissory note dated June 30,
 1997 with an annual interest rate of 7.5%. Principal
 payments of $175,000 are due quarterly beginning
 October 1, 2000.....................................                 3,500,000
Equus II Incorporated--Senior subordinated note dated
 June 30, 1997, with interest to be paid monthly on
 the unpaid principal balance at a variable rate not
 to exceed 10% (10% at September 30, 1997). Principal
 is to be paid in four annual installments of
 $500,000 beginning June 30, 2001....................                 2,000,000
                                                        ----------  -----------
                                                        $5,766,651  $14,078,932
                                                        ==========  ===========

  Substantially all rental equipment collateralize the above notes.

                          J & J RENTAL SERVICES, INC.

  All debt at October 22, 1997, except for $200,000 of the J & J and Tri-Star note, were paid off by October 31, 1997 as a result of the acquisition discussed in Note 10.

6. INCOME TAXES

  The provision for income taxes relates to the operating results of J & J before July 1, 1997 and consists of the following:

                                                        YEAR ENDED    SIX MONTHS
                                                       DECEMBER 31,   ENDED JUNE
                                                      ---------------    30,
                                                       1995    1996      1997
                                                      ------- ------- ----------
Current:
  Federal............................................ $ 7,216 $32,054  $86,500
  State..............................................   5,462   5,631   11,500
                                                      ------- -------  -------
                                                       12,678  37,685   98,000
Deferred:
  Federal............................................  20,300  10,600      --
  State..............................................   2,700   1,400      --
                                                      ------- -------  -------
                                                       23,000  12,000      --
                                                      ------- -------  -------
    Total............................................ $35,678 $49,685  $98,000
                                                      ======= =======  =======

  Tri-Star is a pass-through entity and, therefore incurs no tax liability. Significant components of J & J's deferred tax liability at December 31, 1996 is as follows:

                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
       Difference in basis of accounting......................... $221,000
       Cumulative tax depreciation in excess of book.............  209,000
                                                                  --------
       Deferred tax liability                                     $430,000
                                                                  ========

  Effective July 1, 1997, the Company and its shareholders have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal tax purposes. Under those provisions the Company does not pay federal income taxes; instead, the shareholders are liable for individual income taxes on the Company's profit. Therefore, no provision for federal income taxes is included in the Company's financial statements for the period from July 1 to October 22, 1997.

7. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended December 31, 1995 and 1996; the six months ended June 30, 1997; and the period from July 1 to October 22, 1997, total interest paid was $411,731 and $478,341; $180,769; and $259,705, respectively.

  For the years ended December 31, 1995 and 1996; the six months ended June 30, 1997; and the period from July 1 to October 22, 1997, total income taxes paid was $ -- and $ --; $24,814; and $ --, respectively.

  During the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997, and for the period from July 1 to October 22, 1997 the Company purchased $3,738,807, and $3,160,914; $1,172,917; and $1,172,506,
respectively, of equipment which was financed.

                          J & J RENTAL SERVICES, INC.

8. EMPLOYEE BENEFIT PLAN

  The Predecessor sponsored a defined contribution 401(k) retirement plan, which was implemented during 1995 and covers substantially all full time employees. The Predecessor matched a portion of the participants' contributions. Predecessor contributions to the plan were $9,272, $6,395, $--, and $ -- for the years ended December 31, 1995, and 1996, for the six month period ended June 30, 1997 and for the period from July 1 to October 22, 1997, respectively.

9. RELATED PARTY TRANSACTIONS

  On November 27, 1995, Tri-Star loaned $120,000 to the Predecessor Stockholder. This non-interest bearing note is unsecured, and is due on demand. The outstanding balance on this note receivable at December 31, 1996 was $120,000.

  On November 30, 1995, Tri-Star issued a $100,000 note payable to the Predecessor Stockholder, which bears interest at 11.4% per annum, requires monthly principal and interest payments of $6,097, and is unsecured. The outstanding balance on this note at December 31, 1996 was $79,254.

  J & J has a note payable outstanding to the Predecessor Stockholder, which required interest to be paid quarterly at 6.5% per annum, and is due on January 1, 1998. The outstanding balance on this note payable at December 31, 1996 was $257,244.

  During the period from July 1 to October 22, 1997 the Company made payments of $354,388 on behalf of another Company owned by the Company's Stockholder.

  The Company leases its operating facilities from the Predecessor Stockholder, and paid monthly rent of $8,600 through June 30, 1997. These leases are month-to-month and can be canceled by either party.

10. SUBSEQUENT EVENT

  On October 23, 1997, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Coran Enterprises, Inc.
and
Monterey Bay Equipment Rental, Inc.

  We have audited the accompanying combined statements of earnings, stockholders' equity, and cash flows of Coran Enterprises, Inc., dba A-1 Rents, and Monterey Bay Equipment Rental, Inc. for the years ended
December 31, 1995 and 1996. We have also audited the combined statements of earnings, stockholders' equity, and cash flows for the period from January 1, 1997 through October 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and combined cash flows of Coran Enterprises, Inc. dba A-1 Rents, and Monterey Bay Equipment Rental, Inc. for the years ended December 31, 1995 and 1996, and also for the period from January 1, 1997 through October 24, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Grant Thornton LLP

San Jose, California
January 21, 1998

                            CORAN ENTERPRISES, INC.
                               DBA A-1 RENTS AND
                      MONTEREY BAY EQUIPMENT RENTAL, INC.

                        COMBINED STATEMENTS OF EARNINGS

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                                                       1997
                                            YEAR ENDED DECEMBER 31,   THROUGH
                                            ----------------------- OCTOBER 24,
                                               1995        1996        1997
                                            ----------- ----------- -----------
Revenues:
  Equipment rentals........................ $ 6,962,130 $ 7,679,713 $6,743,497
  Sales of parts, supplies and rental
   equipment...............................     565,586     738,330    974,713
                                            ----------- ----------- ----------
    Total revenues.........................   7,527,716   8,418,043  7,718,210
Costs:
  Cost of equipment rentals................   3,835,982   4,254,243  3,764,346
  Rental equipment depreciation............     611,577   1,304,847  1,328,193
  Cost of sales of supplies................     200,746     257,500    204,248
  Other....................................      49,523     115,758     53,590
                                            ----------- ----------- ----------
    Total costs............................   4,697,828   5,932,348  5,350,377
                                            ----------- ----------- ----------
    Gross margin...........................   2,829,888   2,485,695  2,367,833
Selling, general and administrative........   1,786,650   2,062,246  1,768,439
Non-rental depreciation....................      28,435      17,202     15,370
                                            ----------- ----------- ----------
    Operating Income.......................   1,014,803     406,247    584,024
Interest expense...........................      21,120      96,464    170,183
                                            ----------- ----------- ----------
    Earnings before income taxes...........     993,683     309,783    413,841
Provision for income taxes.................      12,275       8,221    276,383
                                            ----------- ----------- ----------
  Net earnings............................. $   981,408 $   301,562 $  137,458
                                            =========== =========== ==========



        The accompanying notes are an integral part of these statements.

                            CORAN ENTERPRISES, INC.
                               DBA A-1 RENTS AND
                      MONTEREY BAY EQUIPMENT RENTAL, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                         SHARES ISSUED
                         -------------
                          CEI   MBERI
                         ------ ------            ADDITIONAL
                         $1 PAR NO PAR   COMMON    PAID-IN    RETAINED
                         VALUE  VALUE    STOCK     CAPITAL    EARNINGS     TOTAL
                         ------ ------  --------  ---------- ----------  ----------
Balance at January 1,
 1995................... 75,000 10,000  $275,000   $37,920   $1,691,541  $2,004,461
  Net earnings..........    --     --        --        --       981,408     981,408
                         ------ ------  --------   -------   ----------  ----------
Balance at December 31,
 1995................... 75,000 10,000   275,000    37,920    2,672,949   2,985,869
  Net earnings..........    --     --        --        --       301,562     301,562
  Dividends paid to
   stockholders.........    --     --        --        --      (750,000)   (750,000)
                         ------ ------  --------   -------   ----------  ----------
Balance at December 31,
 1996................... 75,000 10,000   275,000    37,920    2,224,511   2,537,431
  Net earnings January
   1, 1997 through
   October 24, 1997.....    --     --        --        --       137,458     137,458
  Dividends paid to
   stockholders.........    --     --        --        --      (781,852)   (781,852)
  Stock redemption......    --  (2,500)  (50,000)      --      (200,000)   (250,000)
                         ------ ------  --------   -------   ----------  ----------
Balance at October 24,
 1997................... 75,000  7,500  $225,000   $37,920   $1,380,117  $1,643,037
                         ====== ======  ========   =======   ==========  ==========


         The accompanying notes are an integral part of this statement.

                            CORAN ENTERPRISES, INC.
             DBA A-1 RENTS AND MONTEREY BAY EQUIPMENT RENTAL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                      PERIOD
                                                                    JANUARY 1,
                                                 YEAR ENDED            1997
                                                DECEMBER 31,          THROUGH
                                            ----------------------  OCTOBER 24,
                                              1995        1996         1997
                                            ---------  -----------  -----------
Cash flows from operating activities:
 Net earnings.............................  $ 981,408  $   301,562  $   137,458
 Adjustments to reconcile net earnings to
  net cash provided by operating
  activities:
 Depreciation and amortization............    640,012    1,322,049    1,343,563
 Gain on sale of equipment................    (85,747)    (163,753)    (446,621)
 Change in assets and liabilities:
  Accounts receivable.....................   (210,091)      60,246      (61,976)
  Other assets............................      5,220       (3,108)      59,276
  Accounts payable and accrued
   liabilities............................     36,638       32,355      625,287
                                            ---------  -----------  -----------
   Net cash provided by operating
    activities............................  1,367,440    1,549,351    1,656,987
Cash flows from investing activities:
 Purchases of rental equipment............   (633,519)  (4,017,946)    (315,346)
 Proceeds from sale of equipment..........    110,273      205,639      492,977
                                            ---------  -----------  -----------
   Net cash provided by (used in)
    investing activities..................   (523,246)  (3,812,307)     177,631
Cash flows from financing activities:
 Change in bank overdraft.................    (15,760)         --           --
 Borrowings on equipment loans............    244,235    1,096,820          --
 Payments on equipment loans..............    (46,853)    (158,893)     (42,649)
 Payment of dividends.....................        --     (750,000)     (781,853)
 Stock redemption.........................        --           --      (250,000)
 Borrowings on notes payable--
  stockholders............................        --     1,249,988          --
 Payments on notes payable--stockholders..    (95,888)         --      (538,156)
                                            ---------  -----------  -----------
   Net cash provided by (used in)
    financing activities..................     85,734    1,437,915   (1,612,658)
                                            ---------  -----------  -----------
   NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS......................    929,928     (825,041)     221,960
Cash and cash equivalents--beginning of
 period...................................     35,259      965,187      140,146
                                            ---------  -----------  -----------
Cash and cash equivalents--end of period..  $ 965,187  $   140,146  $   362,106
                                            =========  ===========  ===========
Supplementary disclosures of cash flow
 information:
 Cash paid during the period for:
 Interest.................................  $  21,120  $    95,958  $   151,792
                                            =========  ===========  ===========
 Income taxes.............................  $   1,600  $    23,047  $       800
                                            =========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                            CORAN ENTERPRISES, INC.
             DBA A-1 RENTS ANDMONTEREY BAY EQUIPMENT RENTAL, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1995 AND 1996
         AND THE PERIOD FROM JANUARY 1, 1997 THROUGH OCTOBER 24, 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES

 1. Nature of Business and Basis of Presentation

  The combined financial statements include the accounts of Coran Enterprises, Inc. and Monterey Bay Equipment Rental, Inc. (collectively the "Company"). Coran Enterprises, Inc. ("CEI") and Monterey Bay Equipment Rental, Inc. ("MBERI") are combined due to common ownership and operations which are complimentary. All significant intercompany balances and transactions have been eliminated in combination.

  The Company leases equipment for home and contractors' use under short-term rental agreements principally in the Northern California area.

 2. Property and Equipment

  The Company provides for depreciation in amounts sufficient to relate the costs of depreciable assets to operations over their estimated service lives using the double-declining balance method. Leasehold improvements are amortized on a straight-line basis over the lives of the improvements or the term of the lease, whichever is shorter. Maintenance and repairs costs are expensed as incurred. Supplies and replacement parts are expensed when purchased.

 3. Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 4. Use of estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B--RELATED PARTY TRANSACTIONS

  The Company leases facilities from its stockholders on a month-to-month basis. Total rent expense on the facilities was $662,880 and $667,638 for the years ended December 31, 1995 and 1996. Total rent expense for the period from January 1, 1997 through October 24, 1997 was $545,702.

  The Company incurred interest expense of $17,755 and $27,627, respectively, for the years ended December 31, 1995 and 1996, related to notes payable to stockholders. For the period from January 1, 1997 through October 24, 1997 the interest expense related to the stockholder notes was $80,693.

NOTE C--INCOME TAXES

  The stockholders of the Company have elected "S" Corporation status for income tax purposes. Therefore, income or loss for federal and California state income tax purposes is reported on the shareholders' individual income tax returns. Although the "S" Corporation tax treatment is recognized by the State of California, the net corporate income is subject to a 1.5% corporate surtax. (See Note E)

                            CORAN ENTERPRISES, INC.
                               DBA A-1 RENTS AND
                      MONTEREY BAY EQUIPMENT RENTAL, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                    YEARS ENDED DECEMBER 31, 1995 AND 1996
         AND THE PERIOD FROM JANUARY 1, 1997 THROUGH OCTOBER 24, 1997

NOTE D -- EQUIPMENT LOANS

  Equipment loans consist of notes payable, collateralized by equipment, due in monthly installments ranging from $1,095 to $5,375 with interest rates from 5.75% to 8.75%. These loans were paid in full as of October 31, 1997. Interest expense on the equipment loans aggregated $3,365 and $68,837, respectively, for the years ended December 31, 1995 and 1996. Interest expense on the equipment loans was $89,455 for the period January 1, 1997 through October 24, 1997.

NOTE E--CHANGE IN OWNERSHIP

  Effective October 24, 1997, the stockholders of CEI and MBERI sold 100% of the outstanding shares of each company to United Rentals, Inc. The Company provided $270,000 for state income taxes resulting from the stock sale.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Bronco Hi-Lift, Inc.

  We have audited the balance sheets of Bronco Hi-Lift, Inc. as of December 31, 1996 and October 24, 1997 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 to October 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bronco Hi-Lift, Inc. at December 31, 1996 and October 24, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 to October 24, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 19, 1998

                              BRONCO HI-LIFT, INC.

                                 BALANCE SHEETS

                                                        DECEMBER 31,  OCTOBER
                                                            1996      24, 1997
                                                        ------------ ----------
                        ASSETS
Cash...................................................  $  305,506  $  180,745
Accounts receivable, net...............................     826,849     998,467
Unbilled receivables...................................      40,722     283,865
Inventory..............................................      67,825     273,119
Rental equipment, net..................................   1,972,910   2,725,464
Property and equipment, net............................     234,914     423,918
Due from related party.................................         --          --
Prepaid expenses and other assets......................      13,530      44,273
                                                         ----------  ----------
    Total assets.......................................  $3,462,256  $4,929,851
                                                         ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued expenses and other
   liabilities.........................................  $   90,584  $  277,651
  Debt.................................................   3,051,711   3,473,516
                                                         ----------  ----------
    Total liabilities..................................   3,142,295   3,751,167
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value and $1.00 stated value,
   100,000 shares authorized, 10,000 issued and
   outstanding at December 31, 1996, and October 24,
   1997................................................      10,000      10,000
  Additional paid-in capital...........................     598,000     598,000
  Notes receivable from stockholders...................    (300,000)        --
  Retained earnings....................................      11,961     570,684
                                                         ----------  ----------
    Total stockholders' equity.........................     319,961   1,178,684
                                                         ----------  ----------
    Total liabilities and stockholders' equity.........  $3,462,256  $4,929,851
                                                         ==========  ==========


                            See accompanying notes.

                              BRONCO HI-LIFT, INC.

                              STATEMENTS OF INCOME

                                                                      PERIOD
                                                                       FROM
                                                                    JANUARY 1,
                                          YEAR ENDED DECEMBER 31     1997 TO
                                          ------------------------   OCTOBER
                                             1995         1996       24, 1997
                                          -----------  -----------  ----------
Revenues:
  Equipment rentals...................... $ 3,427,596  $ 4,313,855  $4,330,000
  New equipment sales....................     266,308      611,033     533,370
  Sales of parts, supplies and rental
   equipment.............................     155,331      410,957     375,451
  Other..................................     147,214      194,469     182,355
                                          -----------  -----------  ----------
    Total revenues.......................   3,996,449    5,530,314   5,421,176
Cost of revenues:
  Cost of equipment rentals, excluding
   depreciation..........................     335,028      699,455     374,845
  Depreciation, equipment rentals........     637,766      736,525     660,598
  Cost of new equipment sales............     206,268      479,920     412,592
  Cost of sales of parts, supplies and
   equipment.............................     107,989      293,987     148,464
  Other..................................      32,418      119,315     112,107
                                          -----------  -----------  ----------
    Total cost of revenues...............   1,319,469    2,329,202   1,708,606
                                          -----------  -----------  ----------
Gross profit.............................   2,676,980    3,201,112   3,712,570
Selling, general and administrative
 expenses................................   2,540,699    2,359,326   2,353,924
Non-rental depreciation..................      84,463       99,669      85,707
                                          -----------  -----------  ----------
    Operating income.....................      51,818      742,117   1,272,939
Interest expense.........................     171,305      334,035     229,154
Other (income), net......................     (26,575)     (46,175)    (29,938)
                                          -----------  -----------  ----------
    Net income (loss).................... $   (92,912) $   454,257  $1,073,723
                                          ===========  ===========  ==========


                            See accompanying notes.

                              BRONCO HI-LIFT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                           COMMON STOCK                NOTES RECEIVABLE  RETAINED
                         -----------------   PAID-IN         FROM        EARNINGS
                         SHARES    AMOUNT    CAPITAL     STOCKHOLDERS    (DEFICIT)
                         -------  --------  ---------  ---------------- -----------
Balance at January 1,
 1995...................  20,000  $ 20,000  $ 345,020     $     --      $   693,596
  Purchase and
   retirement of common
   stock................ (12,000)  (12,000)  (345,020)                   (1,042,980)
  Issuance of common
   stock................   2,000     2,000    598,000      (500,000)
  Net loss..............                                                    (92,912)
                         -------  --------  ---------     ---------     -----------
Balance at December 31,
 1995...................  10,000    10,000    598,000      (500,000)       (442,296)
  Payment on notes
   receivable from
   stockholders.........                                    200,000
  Net income............                                                    454,257
                         -------  --------  ---------     ---------     -----------
Balance at December 31,
 1996...................  10,000    10,000    598,000      (300,000)         11,961
  Payments on notes
   receivable from
   stockholders.........                                    300,000
  Net income............                                                  1,073,723
  Dividends paid........                                                   (515,000)
                         -------  --------  ---------     ---------     -----------
Balance at October 24,
 1997...................  10,000  $ 10,000  $ 598,000     $     --      $   570,684
                         =======  ========  =========     =========     ===========


                            See accompanying notes.

                              BRONCO HI-LIFT, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   PERIOD FROM
                                                                   JANUARY 1,
                                         YEAR ENDED DECEMBER 31      1997 TO
                                         ------------------------  OCTOBER 24,
                                            1995         1996         1997
                                         ----------- ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)...................... $  (92,912) $    454,257  $ 1,073,723
 Adjustments to reconcile net income to
  net cash provided by operating activi-
  ties:
 Depreciation...........................    722,229       836,194      746,305
 Gain on equipment sales................   (317,871)     (302,777)    (355,159)
 Interest expense not requiring cash....                   17,500
 Changes in assets and liabilities:
  Increase in accounts receivable.......   (132,976)     (235,655)    (171,618)
  Decrease (increase) in unbilled re-
   ceivables............................      5,646        27,632     (243,143)
  (Increase) decrease in inventory......   (102,542)       89,645     (205,294)
  Decrease (increase) in prepaid ex-
   penses and other assets..............     30,774        20,171      (30,743)
  (Decrease) increase in accounts
   payable, accrued expenses and other
   liabilities..........................    (60,113)      (14,377)     187,067
                                         ----------  ------------  -----------
   Total adjustments....................    145,147       438,333      (72,585)
                                         ----------  ------------  -----------
   Cash provided by operating
    activities..........................     52,235       892,590    1,001,138
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of rental equipment...........    (92,727)   (1,368,253)  (1,631,309)
 Proceeds from sale of rental equip-
  ment..................................    350,739       745,687      573,316
 Purchases of property and equipment,
  net...................................   (101,985)      (90,932)    (304,711)
                                         ----------  ------------  -----------
   Cash provided by (used in) investing
    activities..........................    156,027      (713,498)  (1,362,704)
CASH FLOWS FROM FINANCING ACTIVITIES
 Cash dividends paid....................                              (485,000)
 Issuance of stock......................    100,000
 Re-payments on notes due from stock-
  holders...............................                  200,000      300,000
 Principal payments on debt.............   (742,891)     (802,358)    (278,195)
 Principal payments on capital lease ob-
  ligations.............................    (32,711)
 Advances to related party..............   (412,113)
 Borrowings under credit facility.......    900,000       500,000      700,000
                                         ----------  ------------  -----------
   Cash provided by (used) in financing
    activities..........................   (187,715)     (102,358)     236,805
                                         ----------  ------------  -----------
 Increase (decrease) in cash............     20,547        76,734     (124,761)
   Cash balance at beginning period.....    208,225       228,772      305,506
                                         ----------  ------------  -----------
   Cash balance at end of period........ $  228,772  $    305,506  $   180,745
                                         ==========  ============  ===========

                            See accompanying notes.

                             BRONCO HI-LIFT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1995 AND 1996 AND OCTOBER 24, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  Bronco Hi-Lift, Inc. (the "Company") rents, sells and repairs aerial lift equipment for use by construction companies and maintenance and media crews. The rentals are on a daily, weekly or monthly basis. The Company is located in Denver, Colorado and its principal market area is the state of Colorado. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

 Inventory

  Inventories consists primarily of general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statements of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Company advertises primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $74,400 and $43,000 in the years ended December 31, 1995 and 1996, respectively, and $49,500 in the period from January 1, 1997 to October 24, 1997.

 Income Taxes

  The Company has elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for both federal and state purposes. Under those provisions the Company does not pay federal or state income taxes; instead, the shareholders are liable for individual income taxes on the Company's profits. Therefore, no provision for federal or state income taxes is included in the accompanying financial statements.

                             BRONCO HI-LIFT, INC.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, accordingly, management believes this mitigates the amount of credit risk. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                                      OCTOBER
                                                        DECEMBER 31,    24,
                                                            1996        1997
                                                        ------------ ----------
   Rental equipment....................................  $5,176,658  $5,943,569
   Less accumulated depreciation.......................   3,203,748   3,218,105
                                                         ----------  ----------
   Rental equipment, net...............................  $1,972,910  $2,725,464
                                                         ==========  ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31, OCTOBER 24,
                                                            1996        1997
                                                        ------------ -----------
   Furniture and fixtures..............................   $ 59,572    $172,839
   Transportation equipment............................    520,356     664,543
   Shop equipment......................................     37,591      37,591
                                                          --------    --------
                                                           617,519     874,973
   Less accumulated depreciation.......................    382,605     451,055
                                                          --------    --------
     Total.............................................   $234,914    $423,918
                                                          ========    ========

                             BRONCO HI-LIFT, INC.

5. DEBT

  Debt consists of the following:

                                                                      OCTOBER
                                                         DECEMBER 31    24,
                                                            1996        1997
                                                         ----------- ----------
   Citicorp Dealer Finance Agreement.................... $1,585,000  $2,135,000
   GMAC note dated October 27, 1994 paid in full in
    August 1997.........................................     17,564          --
   Kenworth/Trial-EZE dated July 11, 1994 paid in full
    in September 1997...................................     49,147          --
   Notes payable to a former shareholder for $900,000
    and $500,000 at an annual interest rate of 9%. The
    $900,000 note requires monthly interest payments
    through January 31, 1998 at which time the note is
    due in full. The $500,000 note requires monthly
    interest payments through January 31, 1997.
    Beginning February 1, 1997, the note is payable in
    60 monthly installments of principal and interest of
    $10,379 through December 31, 2001. The above
    $500,000 note is subordinated to the Citicorp Dealer
    Finance Agreement...................................  1,400,000   1,338,516
                                                         ----------  ----------
                                                         $3,051,711  $3,473,516
                                                         ==========  ==========

  Substantially all of the Company's assets collateralize the debt outstanding under the Financing Agreement. All debt at October 24, 1997 was paid off in connection with the acquisition discussed in Note 10.

6. OPERATING LEASES

  During 1994, the Company leased 7,000 square feet of office and shop space on a twelve month lease, renewable annually. For the period from January 1, 1995 to April 30, 1995, the Company leased approximately 7,000 square feet of office and shop space under a new month to month lease. Effective May 1, 1995, the Company moved to a new location and entered into a lease agreement with a related party, Coyote Investments, LLC ("Coyote") (see Note 9). The facility consists of 17,000 square feet of office and shop area located on 1.8 acres. The 15 year lease expires April 30, 2010. The Company is responsible for all operating expenses of the facility including property taxes, assessments, insurance, repairs and maintenance.

  Rent expense under these leases totaled $52,000 and $78,000 for the years ended December 31, 1995 and 1996 and $65,000 for the period from January 1, 1997 to October 24, 1997. Under the lease agreement with Coyote, rent is payable in monthly installments of $6,500 for the first two years of the lease. Thereafter the rent shall be increased annually to reflect the then current fair market rent for the premises, provided that each annual increase shall not exceed 10% of the previous year's rental rate. Future minimum rent commitments are $78,000 each for years ended December 31, 1998 to December 31, 2009 and $26,000 for January 1, 2010 to April 30, 2010, provided there is no increase in fair market rent for the premises.

7. COMMITMENTS

  The Company has employment agreements, which expire in 1998, with three officers which grant certain severance pay rights to these officers provided that certain conditions of employment are met.

                             BRONCO HI-LIFT, INC.

Under terms of the employment agreements, the officers received approximately $253,000, $703,000, and $521,000 for the years ended December 31, 1995 and
1996 and for the period from January 1, 1997 to October 24, 1997, respectively. Additional compensation to be paid to the officers, until the agreements expire, amounts to approximately $100,000 for the two months ended December 31, 1997 and $270,000 during 1998.

  The Company guarantees Coyote's debt on the building leased by the Company (see Note 9).

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997, total interest paid was $171,305, $335,686 and $224,016, respectively.

  During 1995, the Company purchased $726,355, of equipment which was financed. There were no purchases in 1996 or for the period from January 1, 1997 to October 24, 1997.

  On December 20, 1995, the Company purchased and retired 12,000 shares of its stock for two notes totaling $1,400,000. On December 21, 1995, the Company issued 2,000 shares of its stock to two officers of the Company in exchange for $100,000 cash and $500,000 of notes receivable from these officers. During 1996, the officers repaid $200,000 in accordance with the note agreements. In October of 1997, the notes were repaid in full.

  During 1997, the Company paid dividends of $515,000, of which $30,000 represented a non-cash transfer of a fixed asset.

9. RELATED PARTY TRANSACTIONS

  Coyote is owned by the shareholders of the Company. The Company leases its office and shop facility from Coyote (see Note 6). All stockholders and the Company have guaranteed Coyote's debt on the facility. The amount of debt principal on the facility was $555,080 at December 31, 1996 and $540,200 at October 24, 1997.

  Advances to Coyote were $412,113 at December 31, 1995. Coyote paid $3,434 of interest to the Company during 1996. As part of the Citicorp Amendment No. 1 Refinancing Agreement, the Company owed Coyote $152,187, which it paid with interest of $7,990 during August 1996. These obligations were fulfilled with a non-cash transaction in connection with the above mentioned amended agreement.

  On December 21, 1995 the Company issued 2,000 shares to two officers of the Company in exchange for $100,000 cash and two notes for $250,000 each. The notes bear interest at 9% per annum and are payable bi-annually. Principal on each note is payable $100,000 in 1996, $100,000 in 1997 and $50,000 in 1998.
Interest paid to the Company during 1996 by these stockholders was $42,400. In October of 1997, the notes were repaid in full.

10. SUBSEQUENT EVENT

  On October 24, 1997, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NO BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR ANY OF THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES OR GUARANTEES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGES IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUE SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    i
Cautionary Notice Regarding Forward Looking Statements....................   iv
Prospectus Summary........................................................    2
Risk Factors..............................................................   15
The Exchange Offer........................................................   23
Use of Proceeds...........................................................   33
Ratio of Earnings to Fixed Charges........................................   33
Capitalization............................................................   34
Selected Historical and Pro Forma Consolidated Financial Information......   35
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   38
Business..................................................................   45
Certain Information Concerning Pending Merger.............................   54
Management................................................................   57
Certain Transactions......................................................   64
Principal Stockholders....................................................   65
Description of the Notes..................................................   67
Plan of Distribution......................................................   96
Legal Matters.............................................................   97
Experts...................................................................   97
Index to Financial Statements.............................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000


                                 LOGO UNITED
                                      RENTALS

                              UNITED RENTALS, INC.

                               OFFER TO EXCHANGE

                           9 1/2% SENIOR SUBORDINATED
                            NOTES DUE 2008, SERIES B
                         FOR 9 1/2% SENIOR SUBORDINATED
                            NOTES DUE 2008, SERIES A

                       --------------------------------

                                   PROSPECTUS

                       --------------------------------

                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 20 INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation (the "Certificate") of the company provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

  The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with each of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

  Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such. The Registrant has entered into indemnification agreements with certain members of its management in the form filed as an exhibit to this registration statement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  2(a)   Agreement and Plan of Merger dated as of June 15, 1998, among the
         Registrant, UL Acquisition Corporation and U.S. Rentals, Inc.
  3(a)   Amended and Restated Certificate of Incorporation of the Company, in
         effect as of the date hereof (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
  3(b)   By-laws of the Company, in effect as of the date hereof (incorporated by reference to the correspondingly numbered exhibit of the
         Registrant's Registration Statement on Form S-1, Registration No. 333-
         39117)
  4(a)   Form of Common Stock Certificate (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  4(b)   Indenture dated May 22, 1998, among the Registrant, the Guarantors named therein and State Street Bank and Trust Company, as trustee
  4(c)   Notes Registration Rights Agreement dated as of May 22, 1998, among the Registrant, the subsidiaries of the Registrant named therein,
         Merrill Lynch & Co. and the other initial purchasers named therein
  5(a)*  Opinion of Ehrenreich Eilenberg Krause & Zivian LLP
 10(a)   The following agreements (i) Second Amended and Restated Credit
         Agreement dated as of March 30, 1998, between the Company, various financial institutions, Bank of America Canada, as Canadian agent, and
         Bank of America National Trust and Savings Association, as U.S. agent
         (incorporated by reference to Exhibit 10.1 to the Registrant's Report on Form 10-Q for the quarterly period ended March 31, 1998), (ii)
         Third Amended and Restated Credit Agreement dated as of May 12, 1998, between the Company, various financial institutions, Bank of America
         Canada, as Canadian agent, and Bank of America National Trust and
         Savings Association, as U.S. agent (filed herewith) and (iii) First
         Amendment to Third Amended and Restated Credit Agreement dated as of
         July 10, 1998 (filed herewith)
 10(b)   1997 Stock Option Plan (incorporated by reference to the
         correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(c)   Form of Warrant Agreement (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(d)   Form of Private Placement Purchase Agreement entered into by certain officers of the Company in connection with purchasing shares and warrants from the Company, together with the form of Amendment No. 1 thereto (the Private Placement Purchase Agreement is incorporated by reference to the correspondingly numbered exhibit of the Registrant's
         Registration Statement on Form S-1, Registration No. 333-39117; and
         Amendment No. 1 is incorporated by reference to Exhibit 10.2 to the
         Registrant's Report on Form 10-Q for the quarterly period ended March
         31, 1998)(2)
 10(e)   Form of Subscription Agreement for September 1997 Private Placement
         (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1, Registration No.
         333-39117)(3)
 10(f)   Form of Indemnification Agreement for Officers and Directors of the
         Company (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1,
         Registration No. 333-39117)
 10(g)   Employment Agreement between the Company and Bradley S. Jacobs, dated as of September 19, 1997 (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(h)   Employment Agreement between the Company and John N. Milne, dated as of September 19, 1997 (incorporated by reference to the
         correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(i)   Employment Agreement between the Company and Michael J. Nolan, dated as of October 14, 1997 (incorporated by reference to the
         correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(j)   Employment Agreement between the Company and Robert P. Miner, dated as of October 10, 1997 (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-
         1, Registration No. 333-39117)
 10(k)   Stock Purchase Agreement, dated as of October 24, 1997, among the
         Company and the shareholders of Mercer Equipment Company (incorporated by reference to the correspondingly numbered exhibit of the
         Registrant's Registration Statement on Form S-1, Registration No. 333-
         39117)+
 10(l)   Stock Purchase Agreement, dated as of October 24, 1997, among the
         Company and the shareholders of Bronco Hi-Lift Inc. (incorporated by reference to the correspondingly numbered exhibit of the Registrant's
         Registration Statement on Form S-1, Registration No. 333-39117)+

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10(m)   Stock Purchase Agreement, dated as of October 24, 1997, among the
         Company and Coran Enterprises, Inc., Monterey Bay Equipment Rentals,
         Inc., James M. Shade, Carol A. Shade, James M. Shade and Carol Anne
         Shade, Trustees under the James M. Shade and Carol A Shade Trust
         Agreement dated September 14, 1982, Randall Shade and Corey Shade
         (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1, Registration No.
         333-39117)+
 10(n)   Stock Purchase Agreement, dated as of October 24, 1997, among the
         Company and the shareholders of Rent-It Center, Inc. (incorporated by reference to the correspondingly numbered exhibit of the Registrant's
         Registration Statement on Form S-1, Registration No. 333-39117)+
 10(o)   Stock Purchase Agreement, dated as of October 20, 1997, among the
         Company and A&A Tool Rentals & Sales, Inc., Joseph E. Doran, Patrick
         J. Doran, and A&A Tool Rentals & Sales, Inc. Employee Stock Ownership
         Plan (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1,
         Registration No. 333-39117)+
 10(p)   Agreement and Plan of Merger, dated as of October 23, 1997, among the
         Company, UR Acquisition Subsidiary, Inc. and J&J Rental Services, Inc.
         (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1, Registration No.
         333-39117)+
 10(q)   Convertible Note dated October 24, 1997 (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(r)   Subscription Agreement dated November 14, 1997, between Wayland R.
         Hicks and the Company (incorporated by reference to the
         correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(s)   Agreement dated November 14, 1997, between the Company and Wayland R.
         Hicks (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1,
         Registration No. 333-39117)
 10(t)   Purchase Agreement, dated as of January 22, 1998, among the Company,
         United Rentals of Canada, Inc., Access Rentals, Inc., Reinhart
         Leasing, LLC and the Stockholders of Access Rentals, Inc.,
         (incorporated by reference to Exhibit 10(t) to the Registrant's
         Registration Statement on Form S-1, Registration No. 333-45605)+
 10(u)   Stock Purchase Agreement, dated as of January 13, 1998, among the
         Company, Mission Valley Rentals, Inc., Charles F. Journey and Connie
         J. Journey (incorporated by reference to Exhibit 10(u) to the
         Registrant's Registration Statement on Form S-1, Registration No. 333-
         45605)+
 10(v)   Stock Purchase Agreement, dated as of January 22, 1998, among the
         Company, United Rentals of Canada, Inc. and BNR Equipment Limited and
         Affiliates (incorporated by reference to Exhibit 10(v) to the
         Registrant's Registration Statement on Form S-1, Registration No. 333-
         45605)+
 10(w)   Stock Purchase Agreement, dated as of June 9, 1998, among the Company and the shareholders of Power Rental Co., Inc. (incorporated by reference to Exhibit 10 to the Registrant's Report on Form 8-K dated
         June 18, 1998)
 10(x)   Form of U.S. Purchase Agreement for the public offering completed by the Company on March 11, 1998 (incorporated by reference to Exhibit
         1(a) to the Registrant's Registration Statement on Form S-1,
         Registration No. 333-45605)
 10(y)   Form of International Repurchase Agreement for the public offering completed by the Company on March 11, 1998 (incorporated by reference to Exhibit 1(b) to the Registrant's Registration Statement on Form S-
         1, Registration No. 333-45605)
 10(z)   Form of U.S. Purchase Agreement for the Company's initial public offering (incorporated by reference to Exhibit 1(a) to the
         Registrant's Registration Statement on Form S-1, Registration No. 333-
         39117)
 10(aa)  Form of International Purchase Agreement for the Company's initial public offering (incorporated by reference to Exhibit 1(b) to the
         Registrant's Registration Statement on Form S-1, Registration No. 333-
         39117)

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10(bb)  Purchase Agreement dated May 19, 1998 relating to the initial sale by the Registrant of $200 million aggregate principal amount of 9 1/2%
         Senior Subordinated Notes due 2008
 10(cc)  Term Loan Agreement dated as of July 10, 1998 among the Registrant, various financial institutions and Bank of America National Trust and
         Savings Association, as Agent
 10(dd)  Agreement among the Registrant, United Rentals of New Jersey, Inc., HR
         Merger Corp., SMSV Acquisition Corp., Equipment Supply Company, Inc.,
         High Reach Co., Inc., Space Maker of Va., Inc. and the Stockholders of
         Rylan, Inc., High Reach Co., Inc. and Space Maker Systems of Va.,
         Inc., dated as of June 30, 1998+
 12(1)   Statement re computation of ratios of earnings to fixed charges
 21*     Subsidiaries of the Registrant
 23(a)*  Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in opinion filed as Exhibit 5)
 23(b)*  Consent of Ernst & Young LLP
 23(c)*  Consent of KPMG Peat Marwick
 23(d)*  Consent of Webster Duke & Co.
 23(e)*  Consent of Grant Thornton LLP
 23(f)*  Consent of KPMG
 23(g)*  Consent of Battaglia, Andrews, & Moag, P.C.
 23(h)*  Consent of Moss Adams LLP
 23(i)*  Consent of Price Waterhouse LLP
 23(j)*  Consent of BDO Seidman, LLP
 24(a)   Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures")
 25(a)   Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of State Street Bank and Trust Company
 99(a)   Form of Letter of Transmittal

--------
*To be filed by amendment.
+Filed without exhibits and schedules (to be provided supplementally upon request of the Commission).
(1) The Company issued a warrant in this form to the following officers of the Company (or in certain cases to an entity controlled by such officer) for the number of shares indicated: Bradley S. Jacobs (5,000,000); John N. Milne (714,286); Michael J. Nolan (285,715); Robert P. Miner (142,857);
    Sandra E. Welwood (50,000); Joseph J. Kondrup, Jr. (50,000); Kai E. Nyby (50,000); and Richard A. Volonino (50,000).
(2) Each officer of the Company who purchased securities of the Company prior to December 18, 1997, other than Messrs. Jacobs and Hicks, entered into a Private Placement Purchase Agreement in this form (modified, in the case of Messrs. Barker and Imig, to reflect the fact that said officers did not purchase warrants) with respect to the shares of Common Stock and warrants purchased by such officer from the Company as described under "Management-- Capital Contributions by Officers and Directors." The Company entered into Amendment No. 1 with each of Mr. Milne, Mr. Nolan and Mr. Miner.
(3) Each purchaser of shares of Common Stock in the Company's September 1997 private placement entered into a Subscription Agreement in this form with respect to the shares purchased.

ITEM 22. UNDERTAKINGS

  A. The registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  D. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 24, 1998.

                                          United Rentals, Inc.

                                                    Michael J. Nolan
                                          By: _________________________________
                                                    MICHAEL J. NOLAN
                                                 CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John
N. Milne and Michael J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

             SIGNATURES                        TITLE                 DATE

          Bradley S. Jacobs            Chairman, Chief          July 24, 1998
-------------------------------------   Executive Officer
          BRADLEY S. JACOBS             and Director
                                        (Principal
                                        Executive Officer)

            John N. Milne              Director                 July 24, 1998
-------------------------------------
            JOHN N. MILNE

          Wayland R. Hicks             Director                 July 24, 1998
-------------------------------------
          WAYLAND R. HICKS

                                       Director                 July 24, 1998
-------------------------------------
           RONALD M. DEFEO

                                       Director                 July   , 1998
-------------------------------------
         RICHARD J. HECKMANN

          Gerald Tsai, Jr.             Director                 July 24, 1998
-------------------------------------
          GERALD TSAI, JR.

          Michael J. Nolan             Chief Financial          July 24, 1998
-------------------------------------   Officer (Principal
          MICHAEL J. NOLAN              Financial Officer)

          Sandra E. Welwood            Vice President,          July 24, 1998
-------------------------------------   Corporate
          SANDRA E. WELWOOD             Controller
                                        (Principal
                                        Accounting Officer)

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each co-registrant listed on the cover page of this Registration Statement has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, State of New York, on July 24, 1998.

                                          THE CO-REGISTRATION LISTED ON
                                          THE COVER PAGE OF THIS REGISTRATION
                                          STATEMENT

                                          By: Michael J. Nolan
                                             ----------------------------------
                                            Michael J. Nolan
                                            Vice President
                                            of Each Co-Registrant

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John
N. Milne and Michael J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

             SIGNATURES                        TITLE                 DATE

            John N. Milne              President and            July 24, 1998
-------------------------------------   Director of each
            JOHN N. MILNE               Co-Registrant
                                        (Principal
                                        Executive Officer)

          Michael J. Nolan             Vice President of        July 24, 1998
-------------------------------------   each Co-Registrant
          MICHAEL J. NOLAN              (Principal
                                        Financial Officer)

          Sandra E. Welwood            Vice President of        July 24, 1998
-------------------------------------   each Co-Registrant
          SANDRA E. WELWOOD             (Principal
                                        Accounting Officer)